   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 7, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              TRENWICK GROUP INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               6719                              06-1152790
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER IDENTIFICATION
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)                    NUMBER)

                            ------------------------

                              ONE CANTERBURY GREEN
                          STAMFORD, CONNECTICUT 06901
                                 (203) 353-5500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               JANE T. WIZNITZER
                   VICE PRESIDENT-LEGAL AFFAIRS AND SECRETARY
                              TRENWICK GROUP INC.
                              ONE CANTERBURY GREEN
                          STAMFORD, CONNECTICUT 06901
                                 (203) 353-5500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENTS FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                JAMES R. CAMERON, ESQ.                               ROBERT S. RACHOFSKY, ESQ.
                   BAKER & MCKENZIE                            LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.
                   805 THIRD AVENUE                                     125 WEST 55TH STREET
               NEW YORK, NEW YORK 10022                               NEW YORK, NEW YORK 10019

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective and all other conditions to the merger of Chartwell Re Corporation with and into the Registrant pursuant to the Agreement and Plan of Merger described in the enclosed joint proxy statement/prospectus have been satisfied or waived.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                              PROPOSED MAXIMUM        PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF             AMOUNT TO BE           OFFERING PRICE        AGGREGATE OFFERING          AMOUNT OF
 SECURITIES TO BE REGISTERED(1)        REGISTERED(2)             PER SHARE                PRICE(3)          REGISTRATION FEE(4)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.10 per
  share
  (including associated
  Rights)(5).....................        7,971,887                  N/A                 $161,853,458               $8,760
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement relates to the shares of common stock, par value $.10 per share, of the Registrant estimated to be issuable in connection with the merger.

(2) The number of shares of Trenwick common stock to be registered pursuant to this Registration Statement is based on the maximum number of shares of Trenwick common stock estimated to be issuable to holders of Chartwell common stock (and holders of outstanding options to purchase Chartwell common stock under Chartwell's Sharesave Scheme 1997) upon the consummation of the merger under the terms of the merger agreement which represents that number of shares of Chartwell common stock expected to be outstanding (or subject to such options) immediately prior to the effective time of the merger, multiplied by the exchange ratio of 0.825 of a share of Trenwick common stock for each share (or option to purchase a share) of Chartwell common stock.

(3) Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act and estimated solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the product of (a) $16.75, the average of the high and low sales prices per share of Chartwell common stock on The New York Stock Exchange, Inc. Composite Transaction Tape on September 1, 1999, multiplied by (b) 9,662,893, the total number of shares (and options to purchase shares) of Chartwell common stock to be cancelled in the merger.

(4) This fee has been calculated pursuant to Rule 457(f) under the Securities Act as, .0278 of one percent of $161,853,458, the proposed maximum aggregate offering price. Pursuant to Rule 457(b) under the Securities Act, the amount of the registration fee has been reduced by $36,236, the amount paid to the Securities and Exchange Commission on July 29, 1999 with respect to this transaction. The difference of $8,760 is being paid herewith.

(5) Includes associated Rights to purchase one two-hundredths of a share of Trenwick Series B Junior Participating Preferred Stock. Until the occurrence of certain prescribed events, the Rights are not exercisable. The Rights are evidenced by the certificates representing Trenwick common stock and will be transferred only with such shares.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                [TRENWICK LOGO]
                              TRENWICK GROUP INC.

                                [CHARTWELL LOGO]
CHARTWELL RE CORPORATION

                        JOINT PROXY STATEMENT/PROSPECTUS
                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

Dear Fellow Stockholders:

    The boards of directors of Trenwick Group Inc. and Chartwell Re Corporation have each called a special stockholders meeting for October 7, 1999 at which you will be asked to consider and to vote upon a proposal to adopt a merger agreement and approve a merger in which Trenwick will acquire Chartwell. This proposed merger will join Trenwick, an insurance holding company whose principal operating subsidiaries provide reinsurance and specialty insurance coverage to insurance companies in the United States and globally, with Chartwell, an insurance holding company with underwriting and service operations which conducts its business in the United States and in the Lloyd's market. We believe this combination will enhance the value of both Trenwick and Chartwell and will provide Trenwick and Chartwell stockholders with an opportunity to participate in the growth of a larger, more diversified company with greater resources to compete in the evolving reinsurance and insurance marketplace. This document explains why, and we encourage you to read it all carefully.

    In the merger, Chartwell will merge with and into Trenwick, with Trenwick being the surviving corporation. Chartwell stockholders will receive 0.825 of a share of Trenwick common stock in exchange for each share of Chartwell common stock they own. The merger is intended to be tax-free to both Trenwick stockholders and Chartwell stockholders, except for taxes due on cash received by Chartwell stockholders for fractional shares.

    We estimate that approximately 7,971,887 shares of Trenwick common stock will be issued to Chartwell stockholders upon completion of the merger. These shares will represent approximately 42.9% of the outstanding shares of common stock of Trenwick after the merger. Likewise, the shares of Trenwick common stock held by Trenwick stockholders before the merger will represent approximately 57.1% of the outstanding shares of Trenwick common stock after the merger. Trenwick stockholders will continue to own their existing shares after the merger.

    At the Trenwick meeting, Trenwick stockholders also will be asked to approve an amendment to a Trenwick stock plan to take effect upon completion of the merger.

    YOUR VOTE IS VERY IMPORTANT. We cannot complete the merger unless we obtain the necessary government approvals and unless the stockholders of both our companies adopt the merger agreement and approve the merger at the stockholders meetings. Whether or not you plan to attend your stockholders meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote "FOR" the merger and, in the case of the Trenwick meeting, "FOR" the stock plan amendment. If you do not return your card, or if you do not instruct your broker how to vote any shares held for you in "street name," the effect will be the same as a vote against the merger; however, in the case of the Trenwick meeting, an abstention from voting or a broker non-vote will not have the effect of a vote against the stock plan amendment.
    The dates, times and places of the special meetings are as follows:

                           FOR TRENWICK STOCKHOLDERS:
                                October 7, 1999
                             9:00 a.m., local time
                            Hyatt Regency Greenwich
                            1800 East Putnam Avenue
                        Old Greenwich, Connecticut 06870

                          FOR CHARTWELL STOCKHOLDERS:
                                October 7, 1999
                             9:00 a.m., local time
                              Four Stamford Plaza
                           107 Elm Street, 15th Floor
                          Stamford, Connecticut 06902

    This document gives you detailed information about the stockholders meetings, the merger agreement, the merger and other related transactions, as well as the stock plan amendment, and it includes the merger agreement and other important documents as Appendices. You can also obtain information about our companies from publicly available documents that we have each filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully. PLEASE SEE PAGE 17 FOR RISK FACTORS RELATING TO THE MERGER WHICH YOU SHOULD CONSIDER.

    We support this combination of our companies and join with the other members of our boards of directors in recommending that you vote in favor of the adoption of the merger agreement and the approval of the merger and, if you are a Trenwick stockholder, in favor of the stock plan amendment.


           /s/ James F. Billett, Jr.                                 /s/ Richard E. Cole
             James F. Billett, Jr.
            Chairman, President and                                    Richard E. Cole
            Chief Executive Officer                                      Chairman and
              Trenwick Group Inc.                                  Chief Executive Officer
                                                                   Chartwell Re Corporation

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS DOCUMENT OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This joint proxy statement/prospectus is dated September 7, 1999 and is first being mailed to stockholders on or about September 8, 1999.

                                [TRENWICK LOGO]

                              TRENWICK GROUP INC.
               ONE CANTERBURY GREEN, STAMFORD, CONNECTICUT 06901
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 7, 1999
                            ------------------------

To the holders of common stock:

     A special meeting of common stockholders of Trenwick Group Inc., a Delaware corporation, will be held on October 7, 1999, at 9:00 a.m., local time, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870. The purpose of the meeting is to consider and to vote upon the following matters:

          1. A proposal to adopt the Agreement and Plan of Merger, between Trenwick and Chartwell Re Corporation, dated as of June 21, 1999, and approve the merger of Chartwell with and into Trenwick upon the terms and subject to the conditions set forth in the merger agreement, and the related issuance of Trenwick common stock to Chartwell stockholders in completion of the merger, as more fully described in the attached joint proxy statement/prospectus. Each share of Chartwell common stock outstanding immediately prior to the merger will be converted into 0.825 of a share of Trenwick common stock upon completion of the merger.

          2. A proposal to amend Trenwick's 1993 Stock Option Plan, effective upon completion of the merger, by increasing the number of shares of common stock available for issuance under the plan by 125,000 shares.

          3. Any other matters properly brought before the stockholders at the meeting.

     A form of proxy and a joint proxy statement/prospectus containing more detailed information on the matters to be considered at the Trenwick stockholders meeting, including a copy of the merger agreement attached as Appendix A to that document, accompany and form a part of this notice.

     The board of directors has fixed the close of business on September 1, 1999, as the record date for determining the stockholders entitled to vote at the meeting. Accordingly, only stockholders of record at that time are entitled to notice of, and to vote at, the meeting.

     The affirmative vote of the holders of a majority of the outstanding shares of Trenwick common stock is necessary to adopt the merger agreement and approve the merger and the issuance of Trenwick common stock to Chartwell stockholders in completion of the merger. An abstention from voting or a broker non-vote will have the same effect as a vote against adoption of the merger agreement and approval of the merger and the issuance of Trenwick common stock to Chartwell stockholders. However, only the affirmative vote of a majority of the votes duly cast is required to approve the stock plan amendment, and an abstention from voting or a broker non-vote will not have the effect of a vote against the stock plan amendment. Trenwick stockholders are not entitled to appraisal rights with respect to the proposals to be voted on at the meeting.

     THE MEMBERS OF THE TRENWICK BOARD OF DIRECTORS PRESENT AT THE SPECIAL MEETING OF THE BOARD OF DIRECTORS HELD ON JUNE 21, 1999, HAVE FOUND ADVISABLE, AUTHORIZED AND APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMEND THAT THE TRENWICK STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER AND THE RELATED ISSUANCE OF TRENWICK COMMON STOCK TO CHARTWELL STOCKHOLDERS IN COMPLETION OF THE MERGER. THE TRENWICK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE TRENWICK STOCKHOLDERS VOTE "FOR" THE STOCK PLAN AMENDMENT.

     MANAGEMENT DESIRES THE ATTENDANCE OF EVERY STOCKHOLDER AT THE MEETING. IT IS RECOGNIZED, HOWEVER, THAT SOME STOCKHOLDERS WILL BE UNABLE TO ATTEND. TO ACHIEVE A QUORUM REQUIRED TO CONDUCT BUSINESS AT THE MEETING, WE ASK THAT YOU VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE SELF-ADDRESSED, STAMPED ENVELOPE. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU ARE LATER ABLE TO ATTEND.

                                          By Order of the Board of Directors

                                          /s/ Jane T. Wiznitzer
                                          Jane T. Wiznitzer
                                          Secretary

Stamford, Connecticut
September 7, 1999

         TRENWICK STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES.

                                [CHARTWELL LOGO]

                            CHARTWELL RE CORPORATION
        FOUR STAMFORD PLAZA, 107 ELM STREET, STAMFORD, CONNECTICUT 06902
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 7, 1999
                            ------------------------

To the holders of common stock:

     A special meeting of common stockholders of Chartwell Re Corporation, a Delaware corporation, will be held on October 7, 1999, at 9:00 a.m., local time, at Four Stamford Plaza, 107 Elm Street, 15th Floor, Stamford, Connecticut 06902. The purpose of the meeting is to consider and to vote upon the following matters:

          1. A proposal to adopt the Agreement and Plan of Merger between Trenwick Group Inc. and Chartwell, dated as of June 21, 1999, and approve the merger of Chartwell with and into Trenwick upon the terms and subject to the conditions set forth in the merger agreement, as more fully described in the attached joint proxy statement/prospectus. Each share of Chartwell common stock outstanding immediately prior to the merger will be converted into 0.825 of a share of Trenwick common stock upon completion of the merger.

          2. Any other matters properly brought before the stockholders at the meeting.

     A form of proxy and a joint proxy statement/prospectus containing more detailed information on the matters to be considered at the Chartwell stockholders meeting, including a copy of the merger agreement attached as Appendix A to that document, accompany and form a part of this notice.

     The board of directors has fixed the close of business on September 1, 1999, as the record date for determining the stockholders entitled to vote at the meeting. Accordingly, only stockholders of record at that time are entitled to vote at the meeting.

     The affirmative vote of the holders of a majority of the outstanding shares of Chartwell common stock is necessary to adopt the merger agreement and approve the merger. An abstention from voting or a broker non-vote will have the same effect as a vote against adoption of the merger agreement and approval of the merger. Chartwell stockholders are not entitled to appraisal rights with respect to any of the proposals to be voted on at the Chartwell special meeting.

     THE CHARTWELL BOARD OF DIRECTORS HAS FOUND ADVISABLE, AUTHORIZED AND APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT THE CHARTWELL STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

     MANAGEMENT DESIRES THE ATTENDANCE OF EVERY STOCKHOLDER AT THE MEETING. IT IS RECOGNIZED, HOWEVER, THAT SOME STOCKHOLDERS WILL BE UNABLE TO ATTEND. TO ACHIEVE A QUORUM REQUIRED TO CONDUCT BUSINESS AT THE MEETING, WE ASK THAT YOU VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE SELF-ADDRESSED, STAMPED ENVELOPE. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU ARE LATER ABLE TO ATTEND.

                                          By Order of the Board of Directors

                                          /s/ John V. Del Col
                                          John V. Del Col
                                          Secretary

Stamford, Connecticut
September 7, 1999

     CHARTWELL STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL INSTRUCTED TO DO SO AFTER THE MERGER IS COMPLETED.

                      REFERENCES TO ADDITIONAL INFORMATION

     This document incorporates by reference important business and financial information about Trenwick and Chartwell from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request.

     "Incorporation by reference" means that we are providing information that is contained in a separate document by referring you to that separate document. The information in that separate document is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference may be amended, supplemented or modified from time to time, and whenever they are amended, supplemented or modified, this document will also be amended, supplemented or modified in the same way.

     You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, by requesting them in writing or by telephone from the appropriate company at the following addresses:


----------------------------------------------------------------------------------------------
  TRENWICK GROUP INC.                           CHARTWELL RE CORPORATION
  One Canterbury Green                          Four Stamford Plaza
  Stamford, Connecticut 06901                   107 Elm Street
  (203) 353-5500                                Stamford, Connecticut 06902
  Attention: Jane T. Wiznitzer                  (203) 705-2500
              Vice President-Legal Affairs      Attention: John V. Del Col
              and Secretary                                Vice President,
                                                           General Counsel and Secretary
----------------------------------------------------------------------------------------------

     If you would like to request documents, please do so by September 22, 1999 to receive them before the special meetings.

        See "Where You Can Find More Information" on pages 102 and 103.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
References to Additional Information........................    i
Summary.....................................................    1
       Questions and Answers................................    1
       The Companies........................................    5
       The Special Meetings.................................    5
       Record Date; Voting Power; Quorum; Required Vote.....    5
       The Merger...........................................    6
       Related Agreements and Transactions..................   11
       The Trenwick Stock Plan Amendment....................   11
       Other Information....................................   12
       Risk Factors.........................................   12
       Forward-Looking Statements May Prove Inaccurate......   12
       Unaudited Comparative Per Share Data.................   13
       Selected Consolidated Historical Financial Data......   14
       Selected Unaudited Pro Forma Combined Consolidated
        Financial Information...............................   16
Risk Factors................................................   17
Cautionary Statement Regarding Forward-Looking Statements...   17
Market Price and Dividend Information.......................   19
       Dividend Information.................................   19
       Recent Closing Prices................................   19
       Number of Stockholders...............................   19
The Merger..................................................   20
       General..............................................   20
       Background of the Merger.............................   21
       Trenwick Reasons for the Merger; Recommendation of
        the Trenwick Board of Directors.....................   23
       Chartwell Reasons for the Merger; Recommendation of
        the Chartwell Board of Directors....................   25
       Form of the Merger...................................   28
       Merger Consideration.................................   28
       Conversion of Shares; Procedures for Exchange of
        Certificates; Fractional Shares.....................   28
       Effective Time of the Merger.........................   29
       Stock Exchange Listings..............................   29
       Opinion of Trenwick's Financial Advisor..............   30
       Opinion of Chartwell's Financial Advisor.............   35
       Important Federal Income Tax Consequences of the
        Merger..............................................   42
       Accounting Treatment.................................   43
       Required Regulatory Filings and Approvals............   43
       Absence of Appraisal Rights..........................   44
       Interests of Certain Persons in the Merger...........   45
       Existing Business Relationships Between Trenwick and
        Chartwell...........................................   45
       Restrictions on Resales by Affiliates................   45
       Management and Operations Following the Merger.......   45
       Employment and Severance Arrangements................   46
       Other Arrangements with Employees....................   48
       Indemnification and Insurance........................   49
       Public Trading Markets; Delisting and Deregistration
        of Chartwell Common Stock...........................   49

                                                              PAGE
                                                              ----
The Merger Agreement........................................   50
       General..............................................   50
       Closing of the Merger................................   50
       Effective Time of the Merger.........................   50
       Trenwick Following the Merger........................   50
       Terms of the Merger; Consideration to be Received in
        the Merger..........................................   50
       Exchange of Certificates.............................   51
       Fractional Shares....................................   52
       Conditions of the Merger.............................   53
       Representations and Warranties.......................   54
       Covenants............................................   56
       Termination..........................................   59
       Expenses and Termination Fees........................   60
       Amendment and Waiver.................................   61
       Access to Information................................   61
Related Agreements and Transactions.........................   61
       Reinsurance Agreement................................   61
       Stock Option Agreement...............................   62
Amendment to the Trenwick 1993 Stock Option Plan............   64
       Proposed Amendment...................................   64
       The Plan.............................................   64
The Trenwick Special Meeting................................   69
       General; Dates, Times and Places.....................   69
       Purpose of the Trenwick Special Meeting..............   69
       Revocation of Proxies................................   69
       Record Date; Voting Power............................   69
       Quorum; Vote Required................................   69
       Expenses of Solicitation.............................   70
       Miscellaneous........................................   70
Other Information for the Trenwick Special Meeting..........   71
       Security Ownership of Certain Beneficial Owners and
        Management..........................................   71
       Executive Compensation...............................   74
       Report of the Compensation Committee on the
        Compensation of Trenwick's Executive Officers.......   77
       Stockholder Return Performance Presentation..........   79
       Section 16(a) Beneficial Ownership Reporting
        Compliance..........................................   79
The Chartwell Special Meeting...............................   79
       General; Dates, Times and Places.....................   79
       Purpose of the Chartwell Special Meeting.............   79
       Revocation of Proxies................................   80
       Record Date; Voting Power............................   80
       Quorum; Vote Required................................   80
       Expenses of Solicitation.............................   80
       Miscellaneous........................................   81
Other Information for the Chartwell Special
  Meeting -- Security Ownership of Certain Beneficial Owners
  and Management............................................   82
Information Regarding Trenwick..............................   84
Information Regarding Chartwell.............................   85
Recent Developments.........................................   85

                                                              PAGE
                                                              ----
Unaudited Pro Forma Combined Consolidated Financial
  Information...............................................   87
Description of Trenwick Capital Stock.......................   93
  General...................................................   93
  Trenwick Common Stock.....................................   93
  Trenwick Preferred Stock..................................   93
Comparison of Rights of Trenwick Stockholders and Chartwell
  Stockholders..............................................   93
  Authorized Stock..........................................   94
  Board of Directors........................................   94
  Stockholders..............................................   95
  Amendment of By-Laws......................................   97
  Transactions with Interested Stockholders.................   97
  Appraisal Rights..........................................   98
  Stockholder Rights Plans..................................   99
Legal Matters...............................................  101
Experts.....................................................  101
Future Stockholder Proposals................................  101
Where You Can Find More Information.........................  102

APPENDIX A  --   Agreement and Plan of Merger between Trenwick Group Inc. and
                 Chartwell Re Corporation, dated as of June 21, 1999
APPENDIX B  --   Stock Option Agreement dated as of June 21, 1999 by and
                 between Trenwick Group Inc. and Chartwell Re Corporation
APPENDIX C  --   Fairness Opinion of Donaldson, Lufkin & Jenrette Securities
                 Corp., dated June 21, 1999
APPENDIX D  --   Opinion of Goldman, Sachs & Co., dated June 21, 1999
APPENDIX E  --   Trenwick 1993 Stock Option Plan

                                    SUMMARY

     The transactions described in this document are complex. This summary highlights selected information from this document and may not contain all of the information that is important to you. To better understand the merger and related transactions and for a more complete description of the legal terms of the merger and related transactions, you should read carefully this entire document, as well as the additional documents we refer you to. See "Where You Can Find More Information" on pages 102 and 103.

QUESTIONS AND ANSWERS

Q.:  WHAT ARE THE PROPOSED TRANSACTIONS THAT I AM BEING ASKED TO VOTE FOR?

A.: Trenwick will acquire Chartwell in a merger. In the merger, Chartwell will merge with and into Trenwick, and Trenwick will be the surviving corporation. Chartwell stockholders are each being asked to adopt the merger agreement and approve the merger of Chartwell with and into Trenwick. Trenwick stockholders are being asked to adopt the merger agreement and approve the merger and the related issuance of Trenwick common stock to Chartwell stockholders in completion of the merger and to approve the addition of shares to a Trenwick stock plan to take effect upon completion of the merger.

Q.:  WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A.: Trenwick and Chartwell believe that the merger will create value for both companies' stockholders by enabling us to take advantage of the complementary strategic fit of our respective businesses. Combining Trenwick with Chartwell also will provide our stockholders with an opportunity to participate in the growth of a larger, more diversified company with greater resources to compete in the evolving reinsurance and insurance marketplace.

     You should review the background and reasons for the merger described in greater detail at pages 21 through 28.

Q.:  WHAT IS THE "EXCHANGE RATIO?"

A.: The exchange ratio of 0.825 represents the fraction of a share of Trenwick common stock into which each share of Chartwell common stock will be converted upon completion of the merger.

     Please note that because the exchange ratio is fixed and the market price of the shares of Trenwick common stock may fluctuate, Chartwell stockholders cannot be sure of the market value of the shares of Trenwick common stock they will receive. Depending on the market price of Trenwick common stock when the merger is completed, the value of the Trenwick common stock received by the Chartwell stockholders in the merger may be greater or less than it was at the date the merger agreement was signed, the date of this document and the date of the special meetings.

Q.:  WHAT WILL HOLDERS OF CHARTWELL COMMON STOCK RECEIVE IN THE MERGER?

A.: Holders of Chartwell common stock will receive 0.825 of a share of Trenwick common stock in exchange for each share of Chartwell common stock owned by them. Trenwick will not issue fractional shares of Trenwick common stock. Instead, cash will be paid with respect to fractional shares. For example, a holder of 100 shares of Chartwell common stock would receive 82 shares of Trenwick common stock, plus a cash payment equal to the value of 0.5 of a share of Trenwick common stock.

     Chartwell stockholders are urged to obtain current market quotations for Trenwick common stock and Chartwell common stock. No assurance can be given as to the future prices or markets for Trenwick common stock.

Q.:  WHAT WILL HOLDERS OF TRENWICK COMMON STOCK RECEIVE IN THE MERGER?

A.: Holders of Trenwick common stock will retain the shares of Trenwick common stock that they currently own and such shares will remain unchanged. However, as a result of the merger, they will own shares of a larger, more diversified company, as more fully described in this document.

Q.:  WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?

A.: For United States federal income tax purposes, if you are a Chartwell stockholder, we expect your exchange of shares of Chartwell common stock for shares of Trenwick common stock will not cause you to recognize any gain or loss. You will, however, recognize income or gain in connection with any cash received instead of fractional shares of Trenwick common stock. Your holding period for the Trenwick common stock received in the merger, which determines how any gain or loss should be treated for federal income tax purposes upon future sales of Trenwick common stock, generally will include the holding period for the Chartwell common stock exchanged in the merger. For a more complete description of federal income tax considerations, see "The Merger -- Important Federal Income Tax Consequences of the Merger" on page 42. If you are a Trenwick stockholder, the merger will not have any tax consequences to you.

Q.:  HOW WILL THE MERGER BE TREATED FOR ACCOUNTING PURPOSES?

A.: Trenwick intends to treat the merger as a "purchase" for accounting and financial reporting purposes.

Q.:  WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A.: Trenwick pays a regular quarterly dividend per share on its common stock. Trenwick intends to continue paying a regular quarterly dividend after the merger, although Trenwick's board of directors must approve and declare all dividends, including the amount of each dividend.

Q.:  AM I ENTITLED TO APPRAISAL RIGHTS?

A.: No. Under Delaware law, which governs Trenwick and Chartwell and the merger, you are not entitled to appraisal rights.

Q.:  WHY DOES TRENWICK WANT TO ADD SHARES TO THE STOCK PLAN?

A.: After the merger is completed, many former Chartwell employees will become eligible to participate in the plan. Trenwick's board of directors believes that the addition of shares to the plan is advisable in light of these additional eligible employees.

Q.:  WHAT DO I NEED TO DO NOW?

A.: After carefully reading and considering the information contained in this document, please indicate on your proxy card how you want to vote, and sign and mail it in the enclosed prepaid return envelope marked "Proxy" as soon as possible, so that your shares may be represented and voted at the appropriate special meeting, as indicated below:

                            TRENWICK SPECIAL MEETING
                                OCTOBER 7, 1999
                             9:00 A.M., LOCAL TIME
                            HYATT REGENCY GREENWICH
                            1800 EAST PUTNAM AVENUE
                        OLD GREENWICH, CONNECTICUT 06870

                           CHARTWELL SPECIAL MEETING
                                OCTOBER 7, 1999
                             9:00 A.M., LOCAL TIME
                              FOUR STAMFORD PLAZA
                           107 ELM STREET, 15TH FLOOR
                          STAMFORD, CONNECTICUT 06902

Q.:  WHAT VOTE IS REQUIRED FOR APPROVAL?

A.: Holders of a majority of the outstanding shares of Trenwick common stock must adopt the merger agreement and approve the merger and the related issuance of Trenwick common stock to Chartwell stockholders in completion of the merger. Holders of a majority of the outstanding shares of Chartwell common stock must also adopt the merger agreement and approve the merger. The affirmative vote of a majority of votes duly cast is required to approve the Trenwick stock plan amendment. For this reason it is important that Trenwick and Chartwell stockholders each return their signed proxy cards. The Trenwick and Chartwell boards of directors each recommends voting "FOR" the adoption of the merger agreement and the approval of the merger. The Trenwick board of directors unanimously recommends voting "FOR" the stock plan amendment.

Q.: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A.: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted on the proposed merger, which will have the same effect as voting against the adoption of the merger agreement and approval of the merger. However, an abstention from voting or a broker non-vote will not have the effect of a vote against the stock plan amendment.

Q.:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A.: Yes. There are three ways in which you may revoke your proxy and change your vote. First, you may send a written notice to the party to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may attend the Trenwick or Chartwell special meeting, as applicable, and vote in person. Simply attending the Trenwick or Chartwell special meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q.:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A.: No. After the merger is completed, Trenwick will send Chartwell stockholders written instructions for exchanging their stock certificates. Trenwick stockholders will keep their existing stock certificates.

Q.:  WHAT RISKS SHOULD I CONSIDER?

A.: Chartwell stockholders should recognize that the exchange ratio of 0.825 is fixed. This exchange ratio will not change, even if the market price of Trenwick or Chartwell common stock increases or decreases before the closing of the merger. Accordingly, the market value of the Trenwick common stock that Chartwell stockholders receive when the merger occurs may be lower than the current market value of Chartwell common stock.

     The stockholders of Trenwick and Chartwell should recognize that the merger involves the integration of two companies that have previously operated independently. Trenwick expects to realize increased revenues, together with cost savings and other financial and operating benefits from the merger, but there can be no assurance regarding when, if, or the extent to which the combined company will be able to realize these benefits.

     In addition, there are systems that the companies must integrate, including those involving management information, accounting and finance, employee benefits, payroll and regulatory compliance. Difficulties associated with integrating the systems of Trenwick and Chartwell could have an adverse effect on the ability of Trenwick to realize the expected benefits of the merger.

Both companies' stockholders should review "Risk Factors" on page 17, as well as the countervailing factors considered by each company's board of directors described under "The Merger -- Trenwick Reasons for the Merger; Recommendation of the Trenwick Board of Directors" and "-- Chartwell Reasons for the Merger; Recommendation of the Chartwell Board of Directors" on pages 23 through 28.

Q.:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A.: We are working towards completing the merger during the fourth quarter of 1999. In addition to the approvals of the holders of Trenwick common stock and Chartwell common stock, we must also obtain certain insurance and other regulatory approvals that are expected to be obtained at or prior to the time of the Trenwick and Chartwell special meetings.

Q.: WILL THE COMPOSITION OF THE TRENWICK BOARD OF DIRECTORS OR ITS EXECUTIVE OFFICERS CHANGE AS A RESULT OF THE MERGER?

A.: Yes. Once the merger is completed, Trenwick will increase the size of its board of directors to enable its board of directors to appoint four additional directors to be designated by Chartwell. Trenwick and Chartwell expect that the four designees will be Richard E. Cole, Robert M. DeMichele, Frank E. Grzelecki and John Sagan, each of whom currently is a Chartwell director. Following the merger, Mr. Billett will continue to be the Chairman, President and Chief Executive Officer of Trenwick and Steven
     J. Bensinger, the current President of Chartwell, will become Executive Vice President of Trenwick. The other executive officers of Trenwick upon completion of the merger will be Trenwick's current executive officers and individual executive officers of Chartwell appointed by the Trenwick board of directors.

Q.:  WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETINGS?

A.: The adoption of the merger agreement and approval of the merger are the only matters we know of that will be voted on at the Chartwell meeting. The adoption of the merger agreement, the approval of the merger and the related issuance of Trenwick common stock to Chartwell stockholders in completion of the merger and the stock plan amendment are the only matters we know of that will be voted on at the Trenwick meeting. If other matters are properly presented at either meeting, the proxyholders will vote your shares as they see fit.

Q.:  WILL THE RIGHTS OF CHARTWELL STOCKHOLDERS CHANGE AS A RESULT OF THE MERGER?

A.: Currently, Chartwell stockholder rights are governed by Delaware law and Chartwell's Restated Certificate of Incorporation and Amended and Restated By-Laws, and Trenwick stockholder rights are governed by Delaware law and Trenwick's Restated Certificate of Incorporation and By-Laws. After the merger, Chartwell stockholders will become stockholders of Trenwick, and therefore their rights will be governed by Delaware law and Trenwick's Restated Certificate of Incorporation and By-Laws. For a summary of important differences between the rights of Chartwell stockholders and the rights of Trenwick stockholders, see "Comparison of Rights of Trenwick Stockholders and Chartwell Stockholders" on pages 93 through 100.

Q.: WHOM SHOULD STOCKHOLDERS CALL WITH QUESTIONS AND TO OBTAIN ADDITIONAL COPIES OF THE JOINT PROXY STATEMENT/PROSPECTUS?

A.: If you have more questions about the merger or if you would like to obtain additional copies of this document, you should contact the appropriate company as follows:

     Trenwick stockholders should call D.F. King & Co. toll-free at 1-800-431-9629.

     Chartwell stockholders should call Corporate Investor Communications, Inc. toll-free at 1-877-393-4963.

THE COMPANIES (PAGES 84 AND 85)

TRENWICK GROUP INC.
One Canterbury Green
Stamford, Connecticut 06901
(203) 353-5500

     Trenwick is a holding company which owns and operates two principal companies, Trenwick America Reinsurance Corporation and Trenwick International Limited. Trenwick America Re provides treaty and facultative reinsurance to U.S. insurance companies for property and casualty risks. Its statutory surplus was $312.1 million as of June 30, 1999. Trenwick America Re is licensed or otherwise authorized to do business in all fifty states and the District of Columbia. Trenwick International underwrites treaty and facultative reinsurance as well as specialty insurance on a worldwide basis. Its statutory surplus was $127.8 million as of June 30, 1999. Trenwick International is authorized to write insurance in over 30 countries and participates in the London market for worldwide reinsurance.

CHARTWELL RE CORPORATION
Four Stamford Plaza
107 Elm Street
Stamford, Connecticut 06902
(203) 705-2500

     Chartwell is an insurance holding company with underwriting and service operations which conducts its business in the United States and in the Lloyd's market through three principal operating subsidiaries. Chartwell Reinsurance Company underwrites treaty reinsurance for casualty, property, marine and aviation risks. The Insurance Corporation of New York writes specialty property and casualty insurance programs. Chartwell Managing Agents Limited manages seven Lloyd's syndicates with a total underwriting capacity for 1999 of approximately L300 million (approximately $500 million).

THE SPECIAL MEETINGS (PAGES 69 AND 70 AND PAGES 79 THROUGH 81)

     The Trenwick special meeting will be held on October 7, 1999 at 9:00 a.m., local time, at the Hyatt Regency Greenwich located at 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870. At the Trenwick special meeting, Trenwick stockholders will be asked to adopt the merger agreement, to approve the merger and the related issuance of Trenwick common stock to Chartwell stockholders in completion of the merger and to approve the stock plan amendment. Trenwick stockholders also will be asked to consider any other matters properly brought before shareholders at the meeting.

     The Chartwell special meeting will be held on October 7, 1999 at 9:00 a.m., local time, at Four Stamford Plaza, 107 Elm Street, 15th Floor, Stamford, Connecticut 06902. At the Chartwell special meeting, Chartwell stockholders will be asked to adopt the merger agreement and to approve the merger. Chartwell stockholders also will be asked to consider any other matters properly brought before shareholders at the meeting.

RECORD DATE; VOTING POWER; QUORUM; VOTE REQUIRED (PAGES 69 AND 70 AND PAGES 80 AND 81)

     You may vote at the Trenwick special meeting or the Chartwell special meeting if you owned Trenwick common stock or Chartwell common stock at the close of business (5:00 p.m., New York City time) on the record date, which is September 1, 1999.

     On the record date, there were 10,630,510 shares of Trenwick common stock outstanding and entitled to vote. Holders of Trenwick common stock are entitled to one vote at the Trenwick special meeting for each share of Trenwick common stock owned by them on the record date.

     On the record date, there were 9,641,854 shares of Chartwell common stock outstanding and entitled to vote. Holders of Chartwell common stock are entitled to one vote at the Chartwell special meeting for each share of Chartwell common stock owned by them on the record date.

     The presence (in person or by proxy) of holders of record of a majority of the outstanding shares of Trenwick common stock and Chartwell common stock will constitute a quorum at the Trenwick special meeting and the Chartwell special meeting, respectively.

     The affirmative vote of the holders of a majority of the shares of Trenwick common stock and Chartwell common stock outstanding on the record date is required to adopt the merger agreement. The affirmative vote of a majority of the votes duly cast is required to approve the Trenwick stock plan amendment.

THE MERGER

GENERAL (PAGE 20)

     We are proposing a merger in which Chartwell will merge with and into Trenwick, with Trenwick being the surviving corporation. Trenwick will continue as a Delaware corporation and will retain its Restated Certificate of Incorporation and By-Laws. After the merger, Chartwell will no longer exist.

WHAT YOU WILL RECEIVE

CHARTWELL STOCKHOLDERS (PAGE 20)

     As a result of the merger, you will receive 0.825 of a share of Trenwick common stock for each share of Chartwell common stock that you own on the date of the merger. We refer to this number as the "exchange ratio" throughout this document. No fractional shares of Trenwick common stock will be issued in the merger. Instead, you will receive cash in payment of any fractional shares in an amount equal to your proportionate share of the net proceeds from the sale by the exchange agent (as described in this document) of the excess undistributed shares of Trenwick common stock that were deposited with the exchange agent in connection with the merger.

     YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATES UNTIL INSTRUCTED TO DO SO AFTER THE MERGER IS COMPLETED.

TRENWICK STOCKHOLDERS (PAGE 20)

     As a Trenwick stockholder, you will retain all of your shares of Trenwick common stock, which will remain unchanged. However, you will own shares of a larger, more diversified company, as more fully described in this document.

     YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATES BECAUSE YOU WILL NOT EXCHANGE YOUR STOCK CERTIFICATES IN CONNECTION WITH THE MERGER.

OWNERSHIP OF TRENWICK FOLLOWING THE MERGER (PAGE 20)

     We estimate that approximately 7,971,887 shares of Trenwick common stock will be issued to Chartwell stockholders (and holders of outstanding options to purchase Chartwell common stock under Chartwell's Sharesave Scheme) upon completion of the merger. These shares will represent approximately 42.9% of the outstanding shares of Trenwick common stock after the merger. Likewise, the shares of Trenwick common stock held by Trenwick stockholders before the merger will represent approximately 57.1% of the outstanding shares of Trenwick common stock after the merger. Trenwick stockholders will continue to own their existing shares after the merger.

REASONS FOR THE MERGER

TRENWICK GROUP INC. (PAGES 23 THROUGH 25)

     The Trenwick board of directors determined to recommend adoption of the merger agreement and approval of the merger and the related issuance of Trenwick common stock to Chartwell stockholders in completion of the merger based on a number of factors, including the following:

        - the prospects of a larger, more competitive company as a result of the merger;

        - the competitive importance of market position, size and adequacy of financial resources in the reinsurance industry;

        - the financial analyses, presentations and opinion of Trenwick's financial advisor, Donaldson, Lufkin and Jenrette Securities Corporation, also known as DLJ;

        - Trenwick's expected product and geographic diversification in the U.S. and internationally;

        - Trenwick management's expectations that the merger will result in earnings accretion to its stockholders;

        - the combination is consistent with one of Trenwick's long-term business strategies of profitable premium growth through geographic and product line diversification;

        - that, as a condition to Trenwick's willingness to enter into the merger agreement, Trenwick required, and Chartwell agreed, that Trenwick be indemnified and guaranteed, effective upon completion of the merger, against adverse reserve development in Chartwell's business, including its operations at Lloyd's, and that such indemnity and guarantee be accomplished through a reinsurance agreement which is an express condition to the completion of the merger;

        - the business, operations, financial condition, earnings and prospects of both Trenwick and Chartwell, as well as current industry, economic and market conditions; and

        - the structure of the merger and the terms of the merger agreement, including the fact that the merger is intended to be a tax-free "reorganization" for federal income tax purposes.

CHARTWELL RE CORPORATION (PAGES 25 THROUGH 28)

     The Chartwell board of directors determined to recommend adoption of the merger agreement and approval of the merger based on a number of factors, including the following:

        - the Chartwell board of directors' review of the financial condition, results of operation, business and prospects of Chartwell and Trenwick.

        -          the current industry, economic and market conditions;

        - the prospects of Chartwell as a stand-alone company given the increased dominance in the reinsurance business of large reinsurance companies with significant scale and critical mass;

        -          a consideration of Chartwell's strategic alternatives;

        - the financial analyses, presentations, and opinion of Chartwell's financial advisor, Goldman, Sachs & Co.;

        - the form of the merger consideration, the structure of the merger, and the fixed exchange ratio, which, based on the price of Trenwick common stock and Chartwell common stock in the period before the merger agreement, represented a substantial premium over the market price of Chartwell common stock during that same period and which will not be adjusted due to any changes in the price of Chartwell or Trenwick stock;

        - the strategic fit between Chartwell and Trenwick and potential synergies in connection with the merger;

        - the expected treatment of the merger as a tax-free "reorganization" for federal income tax purposes; and

OPINIONS OF FINANCIAL ADVISORS (PAGES 30 THROUGH 42)

     In deciding to adopt the merger agreement and approve the merger, the Trenwick board of directors considered the opinion of its financial advisor, DLJ, and the Chartwell board of directors considered the opinion of its financial advisor, Goldman Sachs. These opinions, dated June 21, 1999, are attached as Appendices C and D to this document. These opinions set forth assumptions made, matters considered and limitations on the reviews undertaken in connection with the opinions. We encourage you to read these opinions carefully and completely. These opinions are directed to the boards of directors and do not constitute a recommendation to any stockholder as to how that stockholder should vote in connection with the merger or any of the transactions proposed to be voted upon.

IMPORTANT FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
(PAGES 42 AND 43)

     Based on certain assumptions, we expect the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. As a result, no gain or loss will be recognized by Trenwick or Chartwell in the merger, and Chartwell stockholders who exchange all of their Chartwell common stock solely for shares of Trenwick common stock will recognize no gain or loss (except with respect to cash received in lieu of fractional shares, which is generally taxed as a capital gain or loss). Chartwell stockholders who sell shares of Chartwell common stock in the market prior to the merger generally would recognize capital gain or loss in the amount equal to the difference between the amount received in the sale and the stockholder's tax basis in the shares that are sold.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS (PAGES 71 THROUGH 73 AND PAGES 82 AND 83)

     On the record date, directors and executive officers of Trenwick and its affiliates were beneficial owners of an aggregate of 1,224,202 shares (excluding shares purchasable upon exercise of options or warrants and including 638,419 shares deemed to be beneficially owned by such persons but as to which beneficial ownership is disclaimed) of Trenwick common stock or approximately 11.5% of the voting power of the Trenwick common stock outstanding on the record date.

     On the record date, directors and executive officers of Chartwell and its affiliates were beneficial owners of an aggregate of 900,570 shares (excluding shares purchasable upon exercise of options or warrants) of Chartwell common stock or approximately 9.3% of the voting power of the Chartwell common stock outstanding on the record date.

APPROVALS (PAGES 43 AND 44)

     Trenwick and Chartwell are both required to make filings with or obtain approvals from certain domestic and international regulatory authorities in connection with the merger, including approvals of state insurance regulatory authorities, Lloyd's and the United Kingdom Treasury. All necessary applications and notices have been filed or are in the process of being filed.

CONDITIONS TO THE MERGER (PAGES 53 AND 54)

     The parties' obligations to consummate the merger are subject to the satisfaction or waiver of certain conditions, including, among others:

        - the holders of a majority of the outstanding common stock of Trenwick and Chartwell must adopt the merger agreement and approve the merger;

        - the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, must expire or terminate;

        - there must be no injunction or other legal restraint prohibiting the merger;

        - Trenwick and Chartwell must receive all governmental and other consents, approvals, permits and authorizations that we have to obtain prior to the effective time of the merger;

        - Trenwick and Chartwell have to obtain tax and other opinions from their lawyers;

        -          our claims-paying or financial strength ratings from A.M.
                   Best & Co. and Standard & Poor's Corporation must not be lowered or placed on credit watch with negative implications (other than as a result of the announcement or completion of the merger), unless such action is reversed at or before the completion of the merger;

        - the registration statement for the Trenwick common stock to be issued in the merger must be declared effective by the SEC; and

        - the shares of Trenwick common stock to be issued in the merger must be approved for trading on NASDAQ.

     As a condition to Trenwick's willingness to enter into the merger agreement, Trenwick also required, and Chartwell agreed, that Trenwick be indemnified and guaranteed, effective upon completion of the merger, against adverse reserve development in Chartwell's business, including its operations at Lloyd's, and that such indemnity and guarantee be accomplished through a reinsurance agreement which is an express condition to the completion of the merger.

     Trenwick's obligations to complete the merger are subject to the satisfaction or waiver of certain additional conditions, including, among others, that Chartwell must not have suffered a material adverse effect in its business or operations since the date of the merger agreement and that the representations and warranties of Chartwell in the merger agreement must be true at the completion of the merger. Likewise, Chartwell's obligation to complete the merger is subject to the satisfaction or waiver of certain additional conditions, including, among others, that Trenwick must not have suffered a material adverse effect in its business or operations since the date of the merger agreement and that the representations and warranties of Trenwick in the merger agreement must be true at the completion of the merger.

     If the law permits, either of us could choose to waive a condition to our obligation to complete the merger, even though that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

CHARTWELL EMPLOYEE AND DIRECTOR STOCK OPTIONS; WARRANTS (PAGES 48 AND 49)

     Each employee and director option to purchase Chartwell common stock shall become immediately exercisable in full at the time of the approval of the merger by Chartwell stockholders. Upon completion of the merger, each of these options shall be assumed by Trenwick and converted into an option to acquire Trenwick common stock. The number of shares of Trenwick common stock subject to each assumed option and the exercise price of each assumed option will reflect the exchange ratio. In addition, upon completion of the merger, each then outstanding warrant to purchase Chartwell common stock will be assumed by Trenwick in accordance with its terms, and each option, whether or not then vested or exercisable, to purchase Chartwell common stock under its Sharesave Scheme 1997 (a stock purchase plan for Chartwell's United Kingdom employees) will be converted into shares of Trenwick common stock based upon the exchange ratio, plus cash in lieu of any fractional shares of Trenwick common stock.

TERMINATION; EXPENSES AND TERMINATION FEES (PAGES 59 THROUGH 61)

     We may agree in writing to terminate the merger agreement at any time without completing the merger, even after the stockholders of both companies approve it. In addition, the merger agreement may be terminated under several circumstances, including if:

        - the merger agreement is not adopted by Trenwick's or Chartwell's stockholders;

        - either Trenwick or Chartwell materially breaches any of its material obligations contained in the merger agreement, or breaches any of its representations and warranties in the merger agreement and that breach would be reasonably likely to have a material adverse effect on the financial condition, business or results of operations, in either case such that the conditions to the other party's obligation to complete the merger cannot be satisfied, and the breach cannot be cured;

        - any government or court issues an order or takes another action enjoining or prohibiting the merger and such action has become final and non-appealable;

        -          the merger is not completed by December 31, 1999; or

        - the Chartwell board of directors withdraws its recommendation of the merger agreement or recommends that Chartwell's stockholders adopt a competing acquisition proposal.

     We have agreed that if the merger agreement is terminated under certain circumstances, including by Chartwell in order to accept a superior proposal from a third party, Chartwell must pay to Trenwick a termination fee of $6.5 million.

     Whether or not the merger is completed, we will each pay our own fees and expenses, except that we will divide evenly the costs and expenses that we have incurred in printing and mailing this document and in connection with certain regulatory filings.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 45)

     A number of directors and executive officers of Trenwick and Chartwell have interests in the merger as employees or directors that are different from, or in addition to, yours as a stockholder. If we complete the merger:

        - certain directors and members of the existing senior management of Chartwell will become members of the board of directors or the senior management of Trenwick, and the current directors and members of existing senior management of Trenwick will continue in their positions;

        - options to purchase Chartwell common stock held by Chartwell's directors and officers will be automatically converted into options to acquire shares of Trenwick common stock, adjusted to account for the exchange ratio;

        - the executive officers of Chartwell will receive severance benefits in accordance with their employment or severance agreements if their employment is terminated under certain conditions after the merger; and

        - Trenwick will continue specific indemnification arrangements and directors' and officers' liability insurance for existing directors and officers of Chartwell.

NO SOLICITATION (PAGES 57 THROUGH 59)

     Until the merger agreement is terminated, Chartwell is prohibited from, among other things, initiating, soliciting or encouraging the submission of any proposal for, or entering into any discussions or negotiations relating to, certain transactions, including a merger or consolidation of Chartwell and its subsidiaries or the sale or other disposition of a business that constitutes 15% or more of the net revenues, net income, or assets of Chartwell and its subsidiaries.

     If, however, before obtaining stockholder approval of the merger agreement, the Chartwell board of directors, after consultation with legal counsel, determines in good faith that it must do so in order to comply with its fiduciary duties to stockholders, then Chartwell may, in response to an unsolicited proposal which meets certain criteria, participate in discussions and negotiations regarding the proposal.

AMENDMENT AND WAIVER (PAGE 61)

     We may agree to amend the merger agreement, including changing the structure of the merger, before its completion. After Chartwell stockholders or Trenwick stockholders adopt the merger agreement, however, we cannot amend the merger agreement in any way that requires further stockholder approval under applicable law unless we first obtain that approval. Also, each of us may waive our right to require the other party to adhere to the terms and conditions of the merger agreement, to the extent legally permissible.

RELATED AGREEMENTS AND TRANSACTIONS (PAGES 61 THROUGH 63)

REINSURANCE AGREEMENT (PAGES 61 AND 62)

     As a condition to Trenwick's willingness to enter into the merger agreement, Trenwick required, and Chartwell agreed, that Trenwick be indemnified and guaranteed, effective upon completion of the merger, against adverse reserve development in Chartwell's business, including its operations at Lloyd's, and that such indemnity and guarantee be accomplished through a reinsurance agreement which is an express condition to the completion of the merger. This reinsurance agreement will provide up to $100 million in coverage.

STOCK OPTION AGREEMENT (PAGES 62 AND 63)

     As an inducement to Trenwick to enter into the merger agreement, Chartwell granted Trenwick an irrevocable option to purchase in certain circumstances 1,918,729 shares of Chartwell common stock (equal to approximately 19.9% of the outstanding Chartwell common stock) at a per share price of $23.82, equal to the imputed value of a share of Chartwell common stock as of the date of the merger agreement based upon Trenwick's stock price and the exchange ratio.

     Trenwick may exercise the stock option following certain events giving rise to the payment of a termination fee under the merger agreement. Trenwick's total profit from the $6.5 million termination fee under the merger agreement plus the excess, if any, of the amount received by Trenwick upon the sale of the Chartwell common stock acquired under the stock option agreement over its exercise price may not exceed $9.0 million.

     The stock option agreement is intended to increase the likelihood that the merger will be consummated and to discourage third parties from seeking to acquire Chartwell. The stock option agreement may discourage, but does not preclude, a third party from proposing a competing transaction, including one that some Chartwell stockholders might perceive to be more favorable to Chartwell's stockholders than the merger.

THE TRENWICK STOCK PLAN AMENDMENT (PAGES 64 THROUGH 68)

     Trenwick's 1993 Stock Option Plan provides for awards of stock options, restricted shares and stock appreciation rights to executive officers and other key employees of Trenwick and its subsidiaries as determined by the compensation committee of Trenwick's board of directors. Trenwick expects that upon the completion of the merger, a number of Chartwell employees who become Trenwick employees will be eligible to participate in the plan. There currently are 617,107 shares available for future awards under the plan. Trenwick's board of directors believes that, in light of these new participants, it is advisable to make an additional 125,000 shares available under the plan for future awards to permit the plan to operate as intended for the foreseeable future. The amendment would take effect upon the completion of the merger.

OTHER INFORMATION

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE 19)

     Shares of Trenwick common stock are listed on the NASDAQ Stock Market National Market under the symbol "TREN" and shares of Chartwell common stock are listed on the NYSE under the symbol "CWL." On June 21, 1999 and September 3, 1999, the last full trading day on NASDAQ and the NYSE prior to the public announcement of the merger and the last full trading day prior to the date of this document, respectively, Trenwick common stock closed at $28.88 and $22.38 per share, respectively, and Chartwell common stock closed at $15.13 and $17.56 per share, respectively. Assuming the exchange ratio of 0.825 of a share of Trenwick common stock per share of Chartwell common stock, the equivalent price of a share of Chartwell common stock on June 21, 1999 was $23.82 and on September 3, 1999 was $18.46.

LISTING OF TRENWICK COMMON STOCK (PAGE 29)

     Trenwick will apply to list the shares of common stock to be issued in connection with the merger on NASDAQ.

     Following the merger, Trenwick common stockholders will be able to trade shares of Trenwick common stock on NASDAQ. Chartwell stockholders, however, will no longer be able to trade Chartwell common stock on any exchange. Trenwick intends to apply to list its common shares on the NYSE as soon as practicable following the merger.

RISK FACTORS (PAGE 17)

     In determining whether to vote to adopt the merger agreement, Trenwick and Chartwell stockholders should carefully consider the matters set forth under the caption "Risk Factors."

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGES 17 THROUGH 19)

     We have each made forward-looking statements in this document (and in documents that are incorporated by reference) that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Trenwick or Chartwell. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements.

     Factors that may cause actual results to differ from those contemplated by the forward-looking statements include, among others, the following possibilities:

        - Competitive pressures in the reinsurance and insurance industries could increase significantly and could generally reduce operating margins.

        - Expected cost savings may not be fully realized within the anticipated time frame.

        - Costs or difficulties related to the integration of the businesses of Trenwick and Chartwell could be greater than expected.

        - Changes in estimated overall adequacy of loss and loss adjustment expense reserves could impact net income or statutory surplus adequacy.

     Stockholders should note that many factors, some of which are discussed elsewhere in this document and in the documents which are incorporated by reference, could affect the future financial results of Trenwick and Chartwell and could cause those results to differ materially from those expressed in our forward-looking statements contained or incorporated by reference in this document.

                      UNAUDITED COMPARATIVE PER SHARE DATA

     The following table sets forth certain information regarding earnings, dividends and book value per share for Trenwick common stock and Chartwell common stock on an historical and pro forma basis. The information set forth below should be read in conjunction with the historical consolidated financial statements of Trenwick and Chartwell, including the notes thereto, incorporated by reference in this document and the selected consolidated financial data appearing elsewhere in this document. See "Where You Can Find More Information."

                                                               SIX MONTHS
                                                                  ENDED           YEAR ENDED
                                                              JUNE 30, 1999    DECEMBER 31, 1998
                                                              -------------    -----------------
TRENWICK COMMON STOCK
Net income per share -- Basic:
  Historical................................................     $ 1.30             $ 2.99
  Pro Forma.................................................     $ 1.14             $ 3.28
Cash dividends per share:
  Historical................................................     $ 0.52             $ 1.00
  Pro Forma.................................................     $ 0.52             $ 1.00
Book value per share:
  Historical................................................     $30.34             $31.49
  Pro Forma.................................................     $29.05                 (b)

CHARTWELL COMMON STOCK
Net income per share -- Basic:
  Historical................................................     $ 0.75             $ 3.10
  Pro Forma Equivalent(a)...................................     $ 0.94             $ 2.71
Cash dividends per share:
  Historical................................................     $ 0.08             $ 0.16
  Pro Forma Equivalent(a)...................................     $ 0.43             $ 0.83
Book value per share:
  Historical................................................     $29.34             $30.42
  Pro Forma Equivalent(a)...................................     $23.97                 (b)

---------------
(a) The pro forma equivalent per share data is calculated by multiplying 0.825, which is the exchange ratio in the merger for the conversion of Chartwell common stock into Trenwick common stock, by Trenwick's pro forma net income per share, cash dividends per share, and book value per share, which have been prepared using adjustments included in the Unaudited Pro Forma Combined Consolidated Financial Information contained elsewhere in this document.

(b) Not required.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

     The following tables set forth selected consolidated financial data of Trenwick and Chartwell for the last five years ended December 31, 1998 and for the six months ended June 30, 1999 and 1998. The selected consolidated financial data of Trenwick and Chartwell have been derived from and should be read in conjunction with their consolidated financial statements, including the notes thereto, which are incorporated herein by reference. The financial data presented below for unaudited interim periods are not necessarily indicative of results which may be expected for any other interim or annual period. See "Where You Can Find More Information."

          SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TRENWICK

                                                  SIX MONTHS
                                                ENDED JUNE 30,                        YEARS ENDED DECEMBER 31,
                                            -----------------------   --------------------------------------------------------
                                               1999         1998         1998         1997        1996       1995       1994
                                            ----------   ----------   ----------   ----------   --------   --------   --------
                                                                   (IN THOUSANDS EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
Net premiums written......................  $  158,130   $  119,449   $  250,219   $  195,230   $226,364   $197,162   $139,635
                                            ==========   ==========   ==========   ==========   ========   ========   ========
Net premiums earned.......................  $  125,039   $  116,788   $  245,561   $  190,156   $211,069   $177,394   $132,683
Net investment income.....................      27,140       27,360       56,316       48,402     41,226     36,828     33,932
Net realized investment gains (losses)....       3,029        1,260        9,016        2,304        299        368       (196)
Other income..............................         113          332          421           10         --         --         --
                                            ----------   ----------   ----------   ----------   --------   --------   --------
Total revenues............................  $  155,321   $  145,740   $  311,314   $  240,872   $252,594   $214,590   $166,419
                                            ==========   ==========   ==========   ==========   ========   ========   ========
Income before extraordinary item..........  $   13,770   $   18,220   $   34,792   $   36,289   $ 33,848   $ 29,841   $ 20,282
Extraordinary loss on debt redemption net
  of $558 income tax benefit..............          --           --           --       (1,037)        --         --         --
                                            ----------   ----------   ----------   ----------   --------   --------   --------
Net income................................  $   13,770   $   18,220   $   34,792   $   35,252   $ 33,848   $ 29,841   $ 20,282
                                            ==========   ==========   ==========   ==========   ========   ========   ========
PER SHARE DATA(1)
Basic earnings per share:
Income before extraordinary item..........  $     1.30   $     1.53   $     2.99   $     3.12   $   3.40   $   3.09   $   2.10
Extraordinary loss........................          --           --           --         (.09)        --         --         --
                                            ----------   ----------   ----------   ----------   --------   --------   --------
Net income................................  $     1.30   $     1.53   $     2.99   $     3.03   $   3.40   $   3.09   $   2.10
                                            ==========   ==========   ==========   ==========   ========   ========   ========
Diluted earnings per share:
Income before extraordinary item..........  $     1.28   $     1.51   $     2.95   $     3.01   $   2.85   $   2.59   $   1.88
                                            ----------   ----------   ----------   ----------   --------   --------   --------
Net income................................  $     1.28   $     1.51   $     2.95   $     3.01   $   2.85   $   2.59   $   1.88
                                            ==========   ==========   ==========   ==========   ========   ========   ========
Dividends per common share................  $     0.52   $     0.50   $     1.00   $     0.97   $   0.83   $   0.75   $   0.67
                                            ==========   ==========   ==========   ==========   ========   ========   ========
BALANCE SHEET DATA
Investments and cash......................  $  957,177   $1,021,399   $1,005,211   $  864,324   $754,210   $653,704   $551,784
Total assets..............................   1,385,057    1,390,338    1,392,261    1,085,956    920,804    820,930    727,245
Unpaid claims and claims expenses.........     666,101      660,009      682,428      518,387    467,177    411,874    389,298
Convertible debentures....................          --           --           --           --    103,500    103,500    103,500
6.7% senior notes due 2003................      75,000       75,000       75,000           --         --         --         --
Company-obligated mandatorily redeemable
  preferred capital securities of
  subsidiary trust-holding solely junior
  subordinated debentures of Trenwick
  Group Inc...............................     110,000      110,000      110,000      110,000         --         --         --
Total common stockholders' equity.........     322,588      372,774      348,029      357,649    265,753    240,776    188,213
Shares of common stock outstanding........      10,631       12,057       11,051       11,951     10,088      9,886      9,660
Book value per common share...............  $    30.34   $    30.92   $    31.49   $    29.93   $  26.34   $  24.36   $  19.48
CERTAIN FINANCIAL RATIOS
GAAP Combined ratio.......................       103.0%        99.4%       102.3%        96.5%      95.8%      95.6%     103.2%
Net premiums written to surplus ratio.....         N/A          N/A       0.54:1       0.61:1     0.79:1     0.77:1     0.59:1

---------------
Amounts for 1998 reflect the results of Trenwick International, accounted for as a purchase, from the February 27, 1998 date of acquisition.
All share and per share information reflects a 3 for 2 stock split paid on April 15, 1997.
(1) The earnings per share amounts prior to 1997 have been restated to comply with Statement of Financial Accounting Standards No. 128 -- Earnings per Share.

          SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF CHARTWELL

                                             SIX MONTHS
                                           ENDED JUNE 30,                           YEARS ENDED DECEMBER 31,
                                       -----------------------    ------------------------------------------------------------
                                          1999         1998          1998         1997         1996         1995        1994
                                       ----------   ----------    ----------   ----------   ----------   ----------   --------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
UNDERWRITING OPERATIONS:
Net premiums written.................  $  161,071   $  101,528    $  217,054   $  268,260   $  192,251   $  123,314   $113,962
                                       ==========   ==========    ==========   ==========   ==========   ==========   ========
Net premiums earned..................  $  161,994   $  109,173    $  229,504   $  245,700   $  209,503   $  120,258   $102,698
Net investment income................      25,967       23,640        47,545       42,228       42,995       18,917     13,889
Net realized capital gains
  (losses)...........................        (330)          60          (339)          (3)       1,106        3,109     (3,495)
                                       ----------   ----------    ----------   ----------   ----------   ----------   --------
    Total revenues...................  $  187,631   $  132,873    $  276,710   $  287,925   $  253,604   $  142,284   $113,092
                                       ----------   ----------    ----------   ----------   ----------   ----------   --------
SERVICE OPERATIONS:
Service and other revenue............  $    5,317   $    6,639    $   14,289   $   28,322   $    6,167   $    1,095   $  1,679
Equity in net earnings of
  investees..........................         700        2,071         5,327        4,794        3,559           --         --
Net investment income................         409          337         1,092        1,104            9           44         29
                                       ----------   ----------    ----------   ----------   ----------   ----------   --------
    Total revenues...................  $    6,426   $    9,047    $   20,708   $   34,220   $    9,735   $    1,139   $  1,708
                                       ----------   ----------    ----------   ----------   ----------   ----------   --------
CORPORATE:
Net investment income................  $       89   $       88    $      232   $      243   $    1,085   $      946   $    808
Net realized capital gains
  (losses)...........................          --           --           368           --           51           90       (299)
                                       ----------   ----------    ----------   ----------   ----------   ----------   --------
    Total revenues...................  $       89   $       88    $      600   $      243   $    1,136   $    1,036   $    509
                                       ----------   ----------    ----------   ----------   ----------   ----------   --------
Net income (loss) before
  extraordinary item.................  $    7,246   $   14,759    $   29,816   $   27,263   $   22,863   $    6,239   $ (3,435)
Extraordinary item, net of tax.......          --           --            --           --        1,874           --        465
                                       ----------   ----------    ----------   ----------   ----------   ----------   --------
Net income (loss)(1).................       7,246       14,759        29,816       27,263       20,989        6,239     (3,900)
Less: Preferred dividends and
  accretion..........................          --           --            --           --           --           --      1,078
                                       ----------   ----------    ----------   ----------   ----------   ----------   --------
Net income (loss) attributable to
  common shares......................  $    7,246   $   14,759    $   29,816   $   27,263   $   20,989   $    6,239   $ (4,978)
                                       ==========   ==========    ==========   ==========   ==========   ==========   ========
PER SHARE DATA(2):
Basic earnings (loss) per share......  $     0.75   $     1.53    $     3.10   $     2.84   $     2.31   $     1.66   $  (0.84)
                                       ==========   ==========    ==========   ==========   ==========   ==========   ========
Diluted earnings (loss) per share....  $     0.75   $     1.47    $     3.00   $     2.74   $     2.29   $     1.65   $  (0.84)
                                       ==========   ==========    ==========   ==========   ==========   ==========   ========
Cash dividends declared..............  $     0.08   $     0.08    $     0.16   $     0.16   $     0.12           --         --
                                       ==========   ==========    ==========   ==========   ==========   ==========   ========
BALANCE SHEET DATA (GAAP)(3):
Investments and cash(4)..............  $  855,749   $  776,011    $  876,465   $  764,253   $  724,694   $  705,448   $275,136
Total assets.........................   1,598,399    1,476,889     1,536,809    1,375,484    1,257,864    1,132,838    410,159
Loss and LAE reserves................     936,243      834,011       878,617      788,240      747,858      741,467    232,733
Long term debt.......................     100,816      108,178       108,477      104,126      107,297       95,000     75,000
Total common stockholders' equity....     282,864      278,600       292,863      260,497      225,990      152,482     56,339
Shares of common stock outstanding...       9,642        9,627         9,628        9,610        9,584        6,859      3,755
Book value per common share..........       29.34        28.94         30.42        27.11        23.58        22.23      15.00
CERTAIN FINANCIAL RATIOS
GAAP Combined ratio..................       104.3%        96.8%         96.2%       101.9%       104.2%       104.2%     109.0%
Net premiums written to surplus
  ratio..............................         N/A          N/A        0.72:1       1.02:1       0.81:1       1.02:1     1.02:1

---------------
(1) The net loss for the year ended December 31, 1994 includes $1.2 million of recapitalization expenses.

(2) The earnings per share amounts prior to 1997 have been restated to comply with Statement of Financial Accounting Standards No. 128 -- Earnings per Share.

(3) The balance sheet data at December 31, 1996 reflects the acquisition of Chartwell Managing Agents Limited and at December 31, 1995 reflects the merger of Piedmont Management Company Inc. with and into Chartwell.

(4) Includes Chartwell's share of cash and investments held by syndicates managed by Chartwell Managing Agents Limited, totaling $100.2 million at December 31, 1998 and $122.6 million at June 30, 1999, respectively.

    SELECTED UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

     The selected unaudited pro forma combined consolidated financial information has been derived from, or prepared on a basis consistent with, the unaudited pro forma combined consolidated financial information included elsewhere in this document. This data is presented for illustrative purposes only and is not necessarily indicative of the combined results of operations or financial position of the combined companies that would have occurred if the merger had been completed on the assumed dates, nor is it necessarily indicative of the future operating results or financial position of the combined companies.

                                                                AT OR FOR THE       AT OR FOR THE
                                                              SIX MONTHS ENDED        YEAR ENDED
                                                                JUNE 30, 1999     DECEMBER 31, 1998
                                                              -----------------   ------------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net premiums earned.........................................     $  287,033            $475,065
Total revenues..............................................        349,360             609,118
Net income..................................................         21,288              64,281
Basic earnings per share....................................     $     1.14            $   3.28

BALANCE SHEET DATA:
Total assets................................................     $3,027,261                 (a)
Debt........................................................        177,720                 (a)
Contingent interest notes...................................         33,414                 (a)
Company-obligated mandatorily redeemable preferred
  capital securities of subsidiary trust holding solely
  junior
  subordinated debentures of Trenwick Group Inc.............        110,000                 (a)
Common stockholders' equity.................................        540,433                 (a)

---------------
(a) Not required

                                  RISK FACTORS

     In addition to the other information included in this document (including the matters addressed in "Cautionary Statement Regarding Forward-Looking Statements" below), the following matters should be considered carefully by Trenwick and Chartwell stockholders in determining whether to adopt the merger agreement and approve the merger.

BECAUSE THE EXCHANGE RATIO IS FIXED, CHARTWELL STOCKHOLDERS CANNOT BE SURE OF THE MARKET VALUE OF THE TRENWICK COMMON STOCK THEY WILL RECEIVE IN THE MERGER

     Chartwell stockholders will receive a fixed number of shares of Trenwick common stock in the merger, rather than a number of Trenwick shares with a particular market value. The exchange ratio will not be adjusted despite any increase or decrease in the price of either Trenwick common stock or Chartwell common stock. The prices of Trenwick common stock and Chartwell common stock when the merger occurs may be different than their prices at the date the merger agreement was signed, the date of this document and the date of the special meetings. Such differences may be the result of changes in the business or operations of Trenwick or Chartwell or the prospects of their businesses, separately or combined, changes in market assessments of Trenwick's or Chartwell's business, operations, or prospects, or changes in market assessments of the likelihood that the merger will be consummated, and the timing thereof, as well as general market and economic conditions and other factors beyond the control of Trenwick or Chartwell. Because the exchange ratio will not be adjusted to reflect any changes in the market value of shares of Trenwick common stock or Chartwell common stock, the market value of Trenwick common stock issued in the merger and the market value of Chartwell common stock surrendered in the merger may be higher or lower than the value of those shares on any earlier dates. In addition, at the time of the special meetings, the holders of Chartwell common stock will not know the exact value of the Trenwick common stock that they will receive when the merger is completed.

     During the six month period ending on June 21, 1999 (the date of the merger agreement), the closing price of Trenwick common stock varied from a low of $25.50 to a high of $35.00 and ended that period at $28.88, and the closing price of Chartwell common stock varied from a low of $13.44 to a high of $26.50 and ended that period at $15.13. See "Market Price and Dividend Information."

     Both Trenwick stockholders and Chartwell stockholders are urged to obtain current market quotations for Trenwick and Chartwell common stock.

TRENWICK AND CHARTWELL MAY HAVE UNEXPECTED DIFFICULTIES INTEGRATING THEIR OPERATIONS AND REALIZING ANTICIPATED COST SAVINGS

     The merger involves the integration of two companies that have previously operated independently. Trenwick expects to realize increased revenues, cost savings and other financial and operating benefits from the merger. However, there can be no assurance regarding when the combined company will be able to realize these benefits or the amount of benefits it will realize. The companies must integrate numerous systems, including those involving management information, accounting and finance, employee benefits, payroll and regulatory compliance. Difficulties associated with integrating Trenwick and Chartwell could have an adverse effect on the ability of Trenwick to realize the expected benefits of the merger. In addition, expenses related to the consolidation of the two companies may be greater than anticipated.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of each of Trenwick and Chartwell. These statements may be made directly in this document referring to Trenwick or Chartwell, or may be incorporated by reference to other documents filed with the SEC by Trenwick or Chartwell and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as "believes," "expects,"

"anticipates," "estimates" or similar expressions in this document or in the documents incorporated by reference.

     These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause actual results to differ from those contemplated by the forward-looking statements include, among others, the following possibilities:

        - Competitive pressures in the reinsurance and insurance industries which could increase significantly and which could generally reduce operating margins;

        - An inability to realize expected cost savings within the anticipated time frame, which could impact net income;

        - Costs or difficulties related to the integration of the businesses of Trenwick and Chartwell which could be greater than expected;

        - Changes in interest or foreign currency exchange rates which could impact investment yields, profit margins, the market value of investment assets and ultimately product pricing;

        -          Changes in capital needs which could impact net income;

        - General economic or business conditions, both domestic and foreign, which could be less favorable than expected, resulting in, among other things, lower than expected revenues or the inability to execute business strategies;

        - Legislative or regulatory changes which could increase Trenwick's or Chartwell's overhead costs, increase federal and state tax assessments, restrict access to capital markets or force participation in unprofitable markets;

        - Changes in loss payment patterns or estimated retrocessional or reinsurance recoveries on unpaid losses which could impact cash flow and net investment income;

        - Catastrophe losses which could impact net income or statutory surplus adequacy;

        - Changes in estimated overall adequacy of loss and loss adjustment expense reserves which could impact net income or statutory surplus adequacy;

        - Changes in the availability, cost or quality of reinsurance or retrocessional coverage;

        - Necessary technological changes (including changes to address "Year 2000" data systems issues) which may be more difficult or expensive to make than anticipated;

        - Adverse changes which could occur in the securities or general markets or economic conditions, including, but not limited to, inflation which could impact the value of Trenwick's or Chartwell's investment portfolios;

        - Loss of key management personnel which could impact the development and execution of Trenwick's or Chartwell's business strategy and impact key customer and vendor relationships; and

        - Adverse publicity or news coverage which could negatively impact the businesses of Trenwick and Chartwell.

     Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Chartwell's stockholders and Trenwick's stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this document or, in the case of Trenwick or Chartwell documents incorporated by reference, the date of such documents.

     All subsequent written and oral forward-looking statements attributable to Trenwick or Chartwell or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Trenwick nor Chartwell undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                     MARKET PRICE AND DIVIDEND INFORMATION

     Trenwick common stock, par value $.10 per share, is listed on NASDAQ under the symbol "TREN." Chartwell common stock, par value $.01 per share, is listed on the NYSE under the symbol "CWL." The table below sets forth, for the periods indicated, the high and low closing sales prices per share of Trenwick common stock and Chartwell common stock, as reported by NASDAQ and on the NYSE Composite Transaction Tape, and the dividends per share declared on Trenwick common stock and Chartwell common stock.

                                                    TRENWICK                    CHARTWELL
                                                  COMMON STOCK                 COMMON STOCK
                                           --------------------------   --------------------------
                                            HIGH     LOW     DIVIDEND    HIGH     LOW     DIVIDEND
                                           ------   ------   --------   ------   ------   --------
Year ended December 31, 1997:
  First Quarter..........................  $34.00   $30.67    $0.24     $28.25   $25.50    $0.04
  Second Quarter.........................   38.38    31.83     0.24      30.00    24.75     0.04
  Third Quarter..........................   39.50    35.25     0.24      36.00    29.75     0.04
  Fourth Quarter.........................   38.75    34.38     0.24      35.69    30.50     0.04
Year ended December 31, 1998:
  First Quarter..........................  $38.00   $33.75    $0.25     $34.38   $28.56    $0.04
  Second Quarter.........................   41.75    35.50     0.25      34.50    28.69     0.04
  Third Quarter..........................   39.50    28.00     0.25      30.81    25.50     0.04
  Fourth Quarter.........................   34.50    27.31     0.25      29.63    22.50     0.04
Year ended December 31, 1999:
  First Quarter..........................  $35.00   $25.50    $0.26     $26.00   $17.25    $0.04
  Second Quarter.........................  $31.94   $24.66    $0.26     $20.13   $13.44    $0.04
  Third Quarter (through September 3,
     1999)...............................  $25.06   $19.38    $0.26     $19.50   $15.06    $0.04

---------------
All Trenwick information reflects a three for two stock split paid on April 15, 1997.

DIVIDEND INFORMATION

     Following the merger, Trenwick stockholders (including former Chartwell stockholders who received Trenwick stock in the merger) will be entitled to receive any dividends declared by the Trenwick board of directors. Insurance laws applicable to Trenwick's operating subsidiaries (which following the merger will include Chartwell's operating subsidiaries) restrict their payment of dividends to Trenwick.

RECENT CLOSING PRICES

     The following table sets forth the closing sales prices per share of Trenwick common stock and Chartwell common stock on NASDAQ and the NYSE on June 21, 1999, the last full trading day before announcement of the execution of the merger agreement and on September 3, 1999, the last full trading day prior to the date of this document.

                                                    TRENWICK       CHARTWELL
                                                  COMMON STOCK    COMMON STOCK
                                                  ------------    ------------
June 21, 1999...................................     $28.88          $15.13
September 3, 1999...............................     $22.38          $17.56

NUMBER OF STOCKHOLDERS

     As of September 1, 1999 (the record date), there were approximately 132 stockholders of record who held shares of Trenwick common stock, as shown on the records of Trenwick's transfer agent for such shares, and approximately 2,300 stockholders of record who held shares of Chartwell common stock, as shown on the records of Chartwell's transfer agent for such shares.

                                   THE MERGER

     The discussion in this document of the merger and the principal terms of the merger agreement, the stock option agreement and related transactions does not purport to be complete and is subject to, and qualified in its entirety by reference to, the merger agreement and the stock option agreement, each of which is incorporated herein by reference. Copies of the merger agreement and stock option agreement are attached as Appendices A and B to this document.

GENERAL

     Trenwick and Chartwell are furnishing this document to holders of shares of Trenwick common stock and Chartwell common stock, in connection with the solicitation of proxies by the respective boards of directors of Trenwick and Chartwell for use at their respective special meetings of stockholders to be held on October 7, 1999, and at any adjournments or postponements thereof. At the Trenwick special meeting, holders of shares of Trenwick common stock will be asked to vote upon a proposal to adopt the merger agreement and approve the merger of Chartwell with and into Trenwick, with Trenwick as the surviving corporation, and the related issuance by Trenwick of 0.825 of a share of Trenwick common stock in exchange for each outstanding share of Chartwell common stock (and each outstanding option to purchase Chartwell common stock under Chartwell's Sharesave Scheme 1997) in completion of the merger. At the Chartwell special meeting, the holders of Chartwell common stock will be asked to vote upon a proposal to adopt the merger agreement and approve the merger.

     This document also constitutes a prospectus of Trenwick, which is part of the Registration Statement on Form S-4 filed by Trenwick with the SEC under the Securities Act, to register the shares of Trenwick common stock to be issued to Chartwell stockholders (and holders of options that will be exchanged for Trenwick common stock) in the merger.

     In the merger, each share of Chartwell common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of Chartwell common stock owned by Trenwick, Chartwell or their subsidiaries) will be converted, without any action by the holders thereof, into, and become exchangeable for 0.825 of a share of Trenwick common stock. As a result of the merger, each option, whether or not then vested or exercisable, to purchase Chartwell common stock under the Chartwell Sharesave Scheme 1997 (a stock purchase plan for Chartwell's United Kingdom employees) will be converted into shares of Trenwick common stock based upon the exchange ratio, plus cash in lieu of any fractional shares of Trenwick common stock. See "The Merger
Agreement -- Terms of the Merger; Consideration to be Received in the Merger." Each share of Trenwick common stock issued and outstanding immediately prior to the effective time of the merger will continue to be issued and outstanding upon completion of the merger. The effective time of the merger (as defined under "-- Effective Time of the Merger") is currently expected to occur after Trenwick and Chartwell receive requisite regulatory and stockholder approvals.

     We estimate that approximately 7,971,887 shares of Trenwick common stock will be issued to Chartwell stockholders and holders of certain Chartwell stock options upon completion of the merger. These shares will represent approximately 42.9% of the outstanding shares of Trenwick common stock after the merger. Likewise, the shares of Trenwick common stock held by Trenwick stockholders before the merger will represent approximately 57.1% of the outstanding shares of Trenwick common stock after the merger. Because the market price of Trenwick common stock may fluctuate, the market value of the shares of Trenwick common stock that Chartwell stockholders will receive in the merger may increase or decrease following the merger. Chartwell stockholders are urged to obtain current market quotations for Trenwick common stock and Chartwell common stock. No assurance can be given as to the future prices or markets for Trenwick common stock or Chartwell common stock.

BACKGROUND OF THE MERGER

     In December 1997, the management of Chartwell reviewed its corporate strategies, in light of the following:

        - an increased emphasis in the reinsurance industry on size and financial strength;

        - the paucity of attractive strategic acquisition opportunities for Chartwell; and

        - the limited growth opportunities for Chartwell's book of reinsurance and insurance business in the face of stringent price competition in the reinsurance and insurance markets.

At that time, the management of Chartwell determined that it should explore the possibility of a business combination with a strategic partner. At a meeting on February 4, 1998, management recommended to the board of directors of Chartwell that it commence a review of strategic alternatives, including the exploration of possible business combinations. The board concurred. On February 4, 1998, Chartwell and Goldman Sachs entered into an engagement letter regarding the terms of Goldman Sachs' engagement as a financial advisor to Chartwell.

     During the spring of 1998, Chartwell and its representatives made various contacts with third parties other than Trenwick to ascertain their level of interest in a strategic transaction with Chartwell and to obtain preliminary indications of the potential value of these strategic transactions to Chartwell shareholders. Chartwell and its representatives engaged in exploratory conversations with, and provided confidential information to, several of the companies that expressed an interest in a possible strategic transaction. In April and May 1998, Chartwell engaged in discussions regarding a possible transaction with a strategic partner. These discussions were discontinued in May 1998 because the parties could not agree on the terms of a transaction. None of the conversations with the other parties progressed past the exploratory stage. On May 15, 1998, Chartwell terminated its February 4, 1998 engagement letter with Goldman Sachs, but continued to discuss with third parties the possibility of a strategic transaction.

     During the spring of 1998, Chartwell also contacted Trenwick to ascertain its interest in a possible combination of the two companies. Prior to this contact, James F. Billett, Jr., the Chairman, President and Chief Executive Officer of Trenwick, and Richard E. Cole, Chairman and Chief Executive Officer of Chartwell, had from time to time engaged in informal discussions regarding the possible combination of Trenwick and Chartwell. For various reasons, including timing, valuation and a divergence in strategic objectives at the time, none of those discussions continued.

     On May 26, 1998, Trenwick and Chartwell executed confidentiality agreements with each other. Chartwell provided Trenwick with a limited amount of non-public information, but Chartwell and Trenwick never proceeded beyond preliminary discussions at that time.

     During the remainder of 1998 and the first several months of 1999, Chartwell continued to discuss with third parties, including Trenwick, the possibility of a business combination. In addition, Chartwell provided detailed information regarding its operations to certain other interested parties. In September 1998, Trenwick delivered to Goldman Sachs an oral preliminary indication of interest and discussed with Chartwell potential transaction structures. In early February 1999, Mr. Billett met with Steven J. Bensinger, President of Chartwell, to discuss the possibility of a business combination between their respective companies and the possible structure of the combined entity. On February 22, 1999, Trenwick delivered to Goldman Sachs a written preliminary indication of interest. Following receipt of that letter, Trenwick and Chartwell agreed to continue discussions and for Trenwick to visit Chartwell's London operations for the purpose of conducting due diligence.

     On February 26, 1999, Trenwick and DLJ entered into an engagement letter regarding the terms of DLJ's engagement as financial advisor to Trenwick.

     At the Trenwick board of directors' regularly scheduled first quarter meeting held on March 3, 1999, Mr. Billett summarized the status of Trenwick's consideration of a transaction with Chartwell. During the week of March 8, 1999, Trenwick conducted due diligence of Chartwell's London operations.

     Chartwell received oral and written preliminary indications of interest from several other interested parties in March and April 1999 and during that period entered into discussions regarding a possible strategic transaction with one of those parties. These discussions were discontinued in April 1999 because the parties could not agree on the terms of a transaction.

     On April 13, 1999, Mr. Billett delivered a letter to Mr. Cole indicating Trenwick's interest in effecting a transaction with Chartwell, subject to satisfactory completion of its due diligence investigation of Chartwell.

     At a special meeting of Trenwick's board of directors held on April 20, 1999, Mr. Billett discussed various opportunities which were then being explored by management, including the potential transaction with Chartwell. In addition, Trenwick's financial advisor, DLJ, presented its assessment of Trenwick's competitive position and the current merger and acquisition environment. On the same day, Mr. Billett delivered a second letter to Mr. Cole indicating Trenwick's interest in a business combination with Chartwell. Trenwick contemporaneously requested that Chartwell enter into an exclusive due diligence period with Trenwick.

     On April 20, 1999, Chartwell's board of directors met by telephone and approved a two week exclusive due diligence period with Trenwick. During the two week due diligence period, Trenwick and Chartwell conducted due diligence investigations of each other's operations.

     On May 5, 1999, Chartwell's board of directors met, reviewed Chartwell's due diligence findings with respect to Trenwick up to that date, and agreed to extend the due diligence exclusivity period for an additional two weeks.

     At the regularly scheduled second quarter meeting of the Trenwick board of directors held on May 19, 1999, Trenwick management advised the Trenwick board of directors that additional due diligence investigation of Chartwell was required and would continue notwithstanding the expiration of the exclusivity period. Trenwick's due diligence efforts were completed shortly thereafter.

     On May 20, 1999, at its regularly scheduled quarterly meeting, Chartwell's board of directors further reviewed Chartwell's due diligence findings with respect to Trenwick and the status of negotiations with Trenwick.

     On May 27, 1999, Chartwell executed a second engagement letter with Goldman Sachs appointing Goldman Sachs as its financial advisor.

     From early June 1999 through the signing of the merger agreement and stock option agreement on June 21, 1999, representatives of Trenwick and Chartwell negotiated the terms of the merger agreement and the stock option agreement. Throughout this period, Trenwick and Chartwell and their respective financial advisors consulted with each other to determine an appropriate exchange ratio, which was a product of arm's length negotiations between Trenwick and Chartwell.

     On June 17, 1999, Chartwell's board of directors met via telephone to review the status of the transaction, including the price discussions, the results of further due diligence investigations conducted by Chartwell's management and the terms of the merger agreement, the stock option agreement and the proposed merger. On June 21, 1999, the board of directors of Chartwell met and received a briefing from Chartwell's senior management, representatives of Goldman Sachs and LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel to Chartwell, on the status of the proposed merger. The Chartwell board of directors considered the strategic benefits of the proposed merger, the opportunities it presented for Chartwell and the potential value created for Chartwell's stockholders. Strategic direction, specific provisions for management and succession and future operating strategy were also discussed. The Chartwell board of directors also considered alternative strategic transactions previously considered by Chartwell, including the results of current and prior discussions with other potential acquirers or merger partners. Goldman Sachs made a financial presentation and delivered its oral opinion, which was subsequently confirmed in writing, to the effect that, based upon and subject to the considerations set forth in such opinion, as of June 21, 1999, the exchange ratio was fair, from a financial point of view, to Chartwell stockholders. LeBoeuf, Lamb, Greene & MacRae, L.L.P. reviewed for the Chartwell board of directors its fiduciary obligations and the terms of the merger agreement and the stock option agreement. Chartwell's management explained the key terms of the proposed reinsurance agreement to be entered into as a condition to the merger. After further discussion and deliberation, Chartwell's board of directors unanimously declared advisable, authorized and approved the merger agreement, the stock option agreement and the transactions contemplated by each agreement and resolved to recommend to the Chartwell stockholders to vote to adopt the merger agreement and approve the merger.

     On June 21, 1999, Trenwick convened a special telephonic meeting of its board of directors to consider the terms of the merger agreement, the stock option agreement and the related transactions. Representatives of DLJ made a financial presentation and delivered the firm's oral fairness opinion, which was subsequently delivered in written form, to the effect that based upon and subject to the considerations set forth in such opinion, as of June 21, 1999, the exchange ratio was fair, from a financial point of view, to Trenwick. Management reviewed the terms of the reinsurance agreement to be obtained by Chartwell as a condition to the completion of the merger and discussed the key elements of the planned integration of the companies. The directors present at the meeting then unanimously approved the merger agreement, the option agreement and the related transactions, and resolved to recommend to Trenwick's stockholders that they do the same.

     Chartwell and Trenwick signed the merger agreement and stock option agreement on the evening of June 21, 1999 and issued a joint press release announcing the merger on the morning of June 22, 1999.

TRENWICK REASONS FOR THE MERGER; RECOMMENDATION OF THE TRENWICK
BOARD OF DIRECTORS

     The Trenwick board of directors has determined that the merger, the merger agreement, the stock option agreement, the reinsurance agreement, and related transactions are advisable, fair to and in the best interests of Trenwick and its stockholders; and it has authorized and approved the merger, the merger agreement, the stock option agreement and related transactions.

     The factors considered by the Trenwick board of directors included, without limitation:

        -          The merger will create a larger, more competitive company.
                   The combined company will be the second largest independent reinsurer in the U.S., the sixth largest U.S. broker market reinsurer and the 10th largest U.S. reinsurer overall, each as measured by surplus.

        - The combined company would have had assets in excess of $3 billion and shareholders' equity of $540 million as of June 30, 1999 and 1999 gross written premiums of approximately $891 million.

        - The combination of the companies will create scale and produce efficiencies that are estimated to produce cost savings of $15 million in 2000 and $25 million annually thereafter.

        - The larger capital base may present revenue enhancements through the combined company's ability to offer larger reinsurance limits and provide stronger security for reinsurance brokers, cedents and insureds.

        - The larger capital base is also expected to enhance capital management flexibility.

        - The competitive importance of market position, size and adequacy of financial resources in the reinsurance industry.

        - The merger provides Trenwick with an opportunity to expand into primary insurance. In 1999 Chartwell expects to underwrite $160 million of gross written premiums through its two primary insurance subsidiaries. The primary insurance subsidiaries have insurance licenses in 45 states and authorizations to underwrite non-admitted business in 29 states with applications pending in 10 additional states.

        - The combined company will have expanded and diversified international operations. Chartwell's operations at Lloyd's, which Chartwell expects will produce $160 million of gross written premiums in 1999, provides a strong complement to Trenwick International. In addition, Chartwell's Lloyd's operations present geographic expansion synergies due to their licensing and worldwide brand recognition.

        - Trenwick management's expectations that the merger will result in earnings accretion in 1999 and 2000 in excess of 5% and 15%, respectively.

        - The management teams of Trenwick and Chartwell have similar cultures and complementary skills.

        - The combination is consistent with one of Trenwick's long-term business strategies of profitable premium growth through geographic and product line diversification.

        - As a condition to Trenwick's willingness to enter into the merger agreement, Trenwick required, and Chartwell agreed, that Trenwick be indemnified and guaranteed, effective upon completion of the merger, against adverse reserve development in Chartwell's business, including its operations at Lloyd's, and that such indemnity and guarantee be accomplished through a reinsurance agreement which is an express condition to the completion of the merger.

        - The due diligence review of Chartwell by Trenwick's management.

        - The business, operations, financial condition, earnings and prospects of both Trenwick and Chartwell, as well as current industry, economic and market conditions.

        - The current and historical market prices of Trenwick common stock and Chartwell common stock.

        - The structure of the merger and the terms of the merger agreement, including that:

                      - the exchange ratio is fixed and will not be increased or decreased in the event that the price of Trenwick common stock rises or falls at a greater rate than the price of Chartwell common stock prior to the completion of the merger;

                      - the merger is intended to qualify as a tax-free
                        reorganization under section 368(a) of the Internal Revenue Code;

                      - the termination fee payable to Trenwick by Chartwell if
                        the merger is not completed under specific circumstances; and

                      - the stock option agreement pursuant to which Chartwell
                        granted Trenwick an irrevocable option to purchase in certain circumstances 1,918,729 shares of Chartwell common stock (equal to approximately 19.9% of the outstanding Chartwell common stock), at a per share price of $23.82, equal to the imputed value of a share of Chartwell common stock as of the date of the merger agreement based upon Trenwick's stock price and the exchange ratio.

                   See "The Merger Agreement -- General" and "-- Terms of the Merger; Consideration to be Received in the Merger."

        - The financial analyses and presentation of DLJ to the Trenwick board of directors on June 21, 1999 as well as the opinion of DLJ that, as of June 21, 1999, and subject to the assumptions, limitations and qualifications set forth in such opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Trenwick. See "-- Opinion of Trenwick's Financial Advisor." A copy of DLJ's written opinion, dated June 21, 1999, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with its opinion, is attached as Appendix C to this document.

     The board of directors also weighted the factors listed above against the risk that Trenwick or Chartwell may have unexpected difficulties integrating their operations and realizing anticipated cost savings. See "Risk Factors."

     The foregoing discussion of the information and factors which were given weight by the Trenwick board of directors is not exhaustive, but includes all material factors considered by the Trenwick board of directors. The Trenwick board of directors did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the foregoing factors and individual directors may have given different weights to different factors. The Trenwick board of directors determined that the merger and merger agreement were advisable and authorized and approved the merger agreement and the merger.

     THE MEMBERS OF THE TRENWICK BOARD OF DIRECTORS PRESENT AT THE SPECIAL MEETING OF THE BOARD OF DIRECTORS HELD ON JUNE 21, 1999, HAVE FOUND ADVISABLE, AUTHORIZED AND APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMEND THAT THE TRENWICK STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT, AND THE APPROVAL OF THE MERGER AND THE RELATED ISSUANCE OF TRENWICK COMMON STOCK TO CHARTWELL STOCKHOLDERS IN COMPLETION OF THE MERGER.

CHARTWELL REASONS FOR THE MERGER; RECOMMENDATION OF THE CHARTWELL BOARD OF DIRECTORS

     In reaching its conclusion to find advisable, to authorize and to approve the merger agreement and the merger and to recommend that Chartwell stockholders vote "FOR" the adoption of the merger agreement and approval of the merger, the Chartwell board of directors concluded that the merger was likely to increase the value of shares of Chartwell common stock over what that value would have been had Chartwell not agreed to the merger, and that the opportunities created by the merger to increase such value more than offset the risks inherent in the merger.

     The Chartwell board of directors reached this conclusion after careful consideration of, and based on, a number of factors including the material factors described below:

  Competitive Conditions.

        - The Chartwell board of directors considered the current industry, economic and market conditions, including in particular the intensification of competition in the property and casualty insurance and reinsurance business and the resulting downward pressure on pricing, together with the ongoing consolidation trend within the insurance and the reinsurance business.

        - The Chartwell board of directors considered the prospects of Chartwell as a stand-alone company given the increased dominance in the reinsurance business of large reinsurance companies with significant scale and critical mass.

        - The Chartwell board of directors considered the capital required to maintain or improve margins in the property and casualty reinsurance business generally, the growth prospects for Chartwell and the difficulty faced by smaller institutions in managing the operating risks inherent in the property and casualty reinsurance business generally.

     Strategic Alternatives. The Chartwell board of directors considered the extensive investigation of strategic alternatives by Chartwell, including consideration of combination transactions between Chartwell and other companies, Chartwell continuing as an independent property and casualty insurer and reinsurer and sales of certain of its subsidiaries or lines of business.

  Exchange Ratio, Transaction Structure and Merger Agreement.

        - The Chartwell board of directors considered the exchange ratio and the historical market prices for Chartwell and Trenwick common stock. Specifically, the Chartwell board of directors considered that the value of a share of Chartwell common stock at the exchange ratio based on the closing price of Trenwick shares on the NASDAQ on June 18, 1999, the last trading day prior to the date of execution of the merger agreement, was $23.41, which represented:

               - A premium of 68.7% over the $13.88 per share closing price of Chartwell common stock on the NYSE on June 18, 1999; and

               - a premium of 44.8% over the $16.17 average per share closing price of Chartwell common stock on the NYSE for the ninety trading day period ending on and including June 18, 1999.

        - The Chartwell board of directors considered the fact that the exchange ratio is fixed and will not be adjusted despite any increases or decreases in the price of either Chartwell common stock or Trenwick common stock.

        - The Chartwell board of directors considered the form of the merger consideration and the structure of the merger, which permits Chartwell stockholders to receive, on a tax-free basis except with respect to cash paid in lieu of fractional shares, shares of Trenwick representing approximately 42.9% of the total outstanding equity of Trenwick following the merger, based on the number of shares of Chartwell common stock outstanding as of June 18, 1999. Chartwell stockholders can thereby retain a significant aggregate equity interest in the combined enterprise and the related opportunity to share in its future growth prospects.

        - The Chartwell board of directors considered the termination fee and expenses payable by Chartwell to Trenwick under specific circumstances if the merger is not consummated and the option granted by Chartwell to Trenwick to acquire 19.9% of the outstanding shares of Chartwell common stock.

        - The Chartwell board of directors considered that the merger agreement permits Chartwell, under specific circumstances, to furnish information to and participate in substantive negotiations and discussions with third parties and to terminate the merger agreement to enter into a definitive agreement with a third party in connection with a superior proposal upon the payment of a $6.5 million termination fee. See "The Merger Agreement -- Covenants -- Agreement Not to Solicit Other Offers" and "-- Termination."

     Reinsurance Agreement. The Chartwell board of directors considered that, as a condition to Trenwick's willingness to enter into the merger agreement, Trenwick required, and Chartwell agreed, that Trenwick be indemnified and guaranteed, effective upon completion of the merger, against adverse reserve development in Chartwell's business, including its operations at Lloyd's, and that such indemnity and guarantee be accomplished through a reinsurance agreement which is an express condition to the completion of the merger. See "Related Agreements and Transactions -- Reinsurance Agreement."

     Synergistic Benefits Resulting from the Merger. The Chartwell board of directors considered the strategic fit between Chartwell and Trenwick, including the possibility for significant synergies and cost savings, while creating a significantly larger institution. These anticipated savings, if realized, will be due in part to the elimination of duplicative administrative, public company and capital management expenses.

     Presentation and Opinion of Goldman Sachs. The Chartwell board of directors considered the financial analyses and presentation of Goldman Sachs, its financial advisor, and the opinion of Goldman Sachs described below that, based upon and subject to the considerations set forth in such opinion, as of June 21, 1999, the exchange ratio was fair, from a financial point of view, to Chartwell stockholders. See "-- Opinion of Chartwell's Financial Advisor." A copy of Goldman Sachs' written opinion, dated June 21, 1999, which sets forth the assumptions made, matters considered and limitations on the review undertaken is attached as Appendix D to this document.

     Management of Trenwick. The Chartwell board of directors considered the fact that four current directors of Chartwell, including Mr. Cole, will become Trenwick directors upon consummation of the merger. See "-- Management and Operations Following the Merger."

     Tax and Accounting Treatment. The Chartwell board of directors considered that the merger is expected to be treated as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and accounted for as a "purchase" for financial reporting and accounting purposes.

     In addition to the reasons listed above, in reaching the determination that the terms of the merger were fair to and in the best interests of Chartwell and its stockholders, the Chartwell board of directors also considered a number of additional factors, including:

        - its knowledge and review of the financial condition, results of operation, business and prospects of Chartwell and Trenwick, as well as the results of Chartwell's due diligence review of Trenwick;

        -          the management team of Trenwick;

        -          the impact of the merger on Chartwell's employees;

        -          the terms of the merger agreement;

        - the relative dividend rates on Chartwell and Trenwick common stock; and

        - the current and historical trading multiples of other comparable companies.

     The Chartwell board of directors considered the following countervailing considerations with respect to the merger:

        - the risk that the benefits sought in the merger would not be obtained;

        -          the risk that the merger would not be consummated;

        - the possible negative effect of the public announcement of the merger on sales, agent, broker, customer and supplier relationships, operating results and ability to retain employees, and the trading price of Chartwell and Trenwick common stock;

        - the potentially substantial management time and effort that will be required to consummate the merger and integrate the operations of Chartwell and Trenwick; and

        - the possibility that the stock option agreement and certain provisions of the merger agreement, including Chartwell's obligation under specific circumstances to pay Trenwick a termination fee of $6.5 million, might have the effect of discouraging other persons potentially interested in merging with or acquiring Chartwell.

     In the judgment of the Chartwell board of directors, the potential benefits of the merger outweighed these countervailing considerations.

     The Chartwell board of directors also considered that members of Chartwell's management and certain members of its board of directors have interests in the merger that are different from, or in addition to, the interests of Chartwell stockholders generally. These interests are discussed in detail under "-- Interests of Certain Persons in the Merger" on page 45.

     The foregoing discussion of the information and factors which were given weight by the Chartwell board of directors is not exhaustive, but includes all material factors considered by the Chartwell board of directors. The Chartwell board of directors did not assign specific weights to the foregoing factors and individual directors may have given different weights to different factors. The Chartwell board of directors, however, determined that the merger and the merger agreement were advisable and authorized and approved the merger agreement and the merger.

     THE CHARTWELL BOARD OF DIRECTORS HAS FOUND ADVISABLE, AUTHORIZED AND APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT CHARTWELL STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

FORM OF THE MERGER

     Subject to the terms and conditions of the merger agreement and in accordance with the Delaware General Corporation Law, Chartwell will be merged with and into Trenwick at the effective time of the merger. Trenwick will be the surviving corporation in the merger and will continue its corporate existence under Delaware law. Pursuant to the merger agreement, the Trenwick Restated Certificate of Incorporation will continue to be the Certificate of Incorporation of Trenwick and the Trenwick By-laws as in effect immediately prior to the effective time of the merger will continue to be the By-laws of Trenwick after the merger is completed.

MERGER CONSIDERATION

     At the effective time of the merger, by virtue of the merger and without any action on the part of any stockholder of either Chartwell or Trenwick, each issued and outstanding share of Chartwell common stock (other than shares of Chartwell common stock owned by Trenwick, Chartwell or their subsidiaries which will be cancelled as described below) will be converted into the right to receive 0.825 of a validly issued, fully paid and nonassessable share of Trenwick common stock (except that cash will be paid in lieu of fractional shares as described under "The Merger Agreement -- Fractional Shares").

     Each "excluded share" -- that is, each share of Chartwell common stock issued and outstanding immediately prior to the effective time of the merger that is owned by Trenwick or any subsidiary of Trenwick or by Chartwell or any subsidiary of Chartwell -- will automatically be cancelled and retired at the effective time and will cease to exist, and no cash or other consideration will be delivered or deliverable in exchange for those shares. As of the effective time of the merger, all shares of Chartwell common stock will no longer be outstanding, will automatically be cancelled and cease to exist and each holder of shares of Chartwell common stock will cease to have any rights in respect of those shares, except the right to receive the merger consideration described above in accordance with the terms of the merger agreement.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES;
FRACTIONAL SHARES

     The conversion of Chartwell common stock into the right to receive Trenwick common stock will occur automatically at the effective time of the merger. As soon as practicable after the effective time, First Chicago Trust Company, a division of EquiServe, in its capacity as exchange agent, will send a transmittal letter to each former holder of Chartwell common stock. The transmittal letter will contain instructions with respect to obtaining shares of Trenwick common stock in exchange for shares of Chartwell.

     CHARTWELL STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

     After the effective time of the merger, each certificate that previously represented shares of Chartwell common stock will represent only the right to receive the Trenwick common stock and the right to receive cash in lieu of fractional shares of Trenwick common stock as described below.

     Until the holders of certificates previously representing Chartwell common stock surrender those certificates to the exchange agent for exchange, they will not be paid dividends or distributions on the Trenwick common stock into which their Chartwell common stock has been converted if the record date for the dividend or distribution is after the effective time of the merger (as described in "The Merger Agreement -- Effective Time of the Merger"), and they will not be paid cash in lieu of fractional shares of Trenwick common stock. When such certificates are surrendered, any unpaid dividends and any cash in lieu of fractional shares of Trenwick common stock payable as described below will be paid without interest.

     If Chartwell common stock has been transferred without registration of transfer in the records of Chartwell's transfer agent, so that the person who surrenders the certificate representing those shares to the exchange agent is not the registered owner of the certificate, that person can still receive shares of Trenwick common stock (plus cash in lieu of fractional shares and any dividends or distributions with a record date after the effective time of the merger) upon exchange of the certificate. However, the certificate must be properly endorsed or otherwise in proper form for transfer, and the person requesting the issuance of Trenwick common stock must either pay any transfer tax that is due or establish to the satisfaction of Trenwick that such tax has been paid or is not applicable.

     When shares of Trenwick common stock are issued upon surrender of certificates representing shares of Chartwell common stock (including any cash paid in lieu of any fractional shares of Trenwick common stock), all rights pertaining to the shares of Chartwell common stock that are surrendered will be deemed to have been fully satisfied by the issuance of the shares of Trenwick common stock (and cash in lieu of fractional shares). However, if Chartwell declares any dividends or other distributions on those shares of Chartwell common stock, and the dividends or distributions have not been paid before the effective time of the merger, Trenwick will be obligated to pay such dividends or other distributions.

     No certificate or scrip representing fractional shares of Trenwick common stock will be issued upon the surrender for exchange of certificates that represented shares of Chartwell common stock immediately prior to the effective time. Such fractional share interests in Trenwick common stock will not entitle their owner to vote or to any rights as a stockholder of Trenwick. Chartwell stockholders who would otherwise receive fractional shares of Trenwick stock will receive cash in lieu of fractional shares. See "The Merger
Agreement -- Fractional Shares."

EFFECTIVE TIME OF THE MERGER

     The effective time of the merger will be the time on the date of the closing of the merger (or on any later date that Trenwick and Chartwell agree to in writing) when Trenwick and Chartwell file a certificate of merger with the Delaware Secretary of State. However, if the certificate of merger specifies a later time as the effective time of the merger, the effective time will be that later time.

STOCK EXCHANGE LISTINGS

     Trenwick will apply to list the shares of common stock to be issued in connection with the merger on NASDAQ.

     Following the merger, holders of Trenwick common stock will be able to trade shares of Trenwick common stock on NASDAQ. Chartwell stockholders, however, will no longer be able to trade Chartwell common stock on any exchange because Chartwell common stock will no longer be listed on any exchange. Trenwick intends to apply to list the Trenwick common stock on the NYSE as soon as practicable after the merger.

OPINION OF TRENWICK'S FINANCIAL ADVISOR

     Trenwick requested DLJ, in its role as financial advisor to Trenwick, to render an opinion to the Trenwick board of directors as to the fairness from a financial point of view to Trenwick of the exchange ratio provided in the merger agreement. DLJ delivered its oral opinion on June 21, 1999, which was subsequently confirmed in writing, to the Trenwick board of directors that, as of such date, and based on and subject to the assumptions, limitations and qualifications set forth in such opinion, the exchange ratio was fair from a financial point of view to Trenwick.

     THE FULL TEXT OF THE DLJ OPINION IS ATTACHED TO THIS DOCUMENT AS APPENDIX
C. THE SUMMARY OF THE OPINION SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. TRENWICK STOCKHOLDERS ARE URGED TO READ THE ENTIRE DLJ OPINION CAREFULLY FOR THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY DLJ IN CONNECTION WITH ITS OPINION.

     The DLJ opinion was prepared for the Trenwick board of directors and was directed only to the fairness of the exchange ratio to Trenwick from a financial point of view, as of the date of the opinion. The senior management teams of Chartwell and Trenwick negotiated the exchange ratio. The DLJ opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of the opinion. Although subsequent developments may affect the opinion, DLJ does not have any obligation to update, revise or reaffirm the opinion. DLJ expressed no opinion as to the prices at which Trenwick common stock would actually trade at any time. The opinion does not address the relative merits of the merger and the other business strategies considered by the Trenwick board of directors nor does it address the Trenwick board of directors' decision to proceed with the merger. The opinion does not constitute a recommendation to any Trenwick stockholder as to how such stockholder should vote on the merger.

     In arriving at its opinion, DLJ reviewed the draft merger agreement and stock option agreement. DLJ also reviewed financial and other information that was publicly available or furnished to DLJ by Trenwick and Chartwell, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of Chartwell for the period beginning January 1, 1999 and ending December 31, 2000 prepared by the management of Chartwell, certain financial projections of Trenwick for the period beginning January 1, 1999 and ending December 31, 2010 prepared by the management of Trenwick and certain financial projections of Chartwell for the period beginning January 1, 2001 and ending December 31, 2010 prepared by management of Trenwick based in part on the financial forecasts prepared by the management of Chartwell. DLJ also received estimates of operating synergies expected to result from the merger from Trenwick and discussed such synergies with Chartwell. In addition, DLJ:

         - compared financial and securities data of Trenwick and Chartwell with various other companies whose securities are traded in public markets,

         - reviewed the historical stock prices and trading volumes of Trenwick common stock and Chartwell common stock,

         - reviewed prices and premiums paid in certain other business combinations, and

         - conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering the DLJ opinion.

     Trenwick did not impose any restrictions or limitations upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering the DLJ opinion.

     In rendering the DLJ opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to DLJ from public sources, that was provided to DLJ by Trenwick and Chartwell or their respective representatives, or that was otherwise reviewed by DLJ. In particular, DLJ relied upon the estimates of the operating synergies achievable as a result of the merger provided by the management of Trenwick and discussed with the management of Chartwell. With respect to the financial projections supplied to DLJ, DLJ assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the managements of Trenwick and Chartwell as to the future operating and financial performance of Trenwick and Chartwell, as the case may be. DLJ did not assume any responsibility for making and did not make any independent evaluation of any assets or liabilities or any independent verification of any of the information reviewed by DLJ. DLJ assumed that the merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     The following is a summary of the presentation made by DLJ to the Trenwick board of directors at its June 21, 1999 meeting in connection with rendering the DLJ opinion. Unless otherwise specified, synergies as referred to below are expense savings resulting from the merger, as estimated by the management of Trenwick and discussed with the management of Chartwell, and assume $15 million of pre-tax annual synergies realized in 2000 and $25 million annually thereafter.

     Exchange Ratio Analysis Based on the Relative Contributions of Trenwick and Chartwell. DLJ compared the exchange ratio for the merger to the range of exchange ratios implied by the relative contributions of Trenwick and Chartwell to the pro forma combined company. In this analysis, DLJ examined the relative contributions of Trenwick and Chartwell to the pro forma combined entity based on selected financial data, assuming no synergies but incorporating the estimated $32.5 million after-tax impact of Chartwell's assumed purchase of the transaction reinsurance agreement. The analysis was as of March 31, 1999 for balance sheet items and for the twelve months ended March 31, 1999 for income statement items. A summary of the relative contributions of Trenwick to the pro forma combined company and the corresponding implied exchange ratios is as follows:

        - 46.7% of the pro forma total assets, implying an exchange ratio of 1.252;

        - 44.7% of the pro forma insurance reserves, implying an exchange ratio of 1.358;

        - 56.7% of the pro forma shareholders' equity, implying an exchange ratio of 0.839;

        - 56.4% of the pro forma shareholders' equity, excluding the impact of unrealized investment gains or losses, implying an exchange ratio of 0.847;

        - 63.2% of the pro forma tangible shareholders' equity, excluding the impact of unrealized investment gains or losses, implying an exchange ratio of 0.639;

        - 52.2% of the pro forma statutory capital as of December 31, 1998, implying an exchange ratio of 1.005;

        - 53.6% of the pro forma net premiums written, implying an exchange ratio of 0.950;

        - 53.7% of the pro forma investment income, implying an exchange ratio of 0.946;

        - 53.8% of the pro forma 1998 operating income, implying an exchange ratio of 0.943;

        - 69.2% of the pro forma combined market capitalization implying an exchange ratio of 0.489, based on June 18, 1999 market prices.

     The analysis further compared the relative contribution by Trenwick to the 1999 and 2000 projected earnings of the pro forma combined company, based on the respective managements' projections, of 51.0% and 54.6%, respectively, implying exchange ratios of 1.054 and 0.913 respectively. The range of exchange ratios resulting from the contribution analysis includes the exchange ratio for the merger. Based on the exchange ratio for the merger, Trenwick's stock price as of June 18, 1999, and the number of shares of Chartwell's common stock and options outstanding as of June 18, 1999. Trenwick stockholders will own in the aggregate 57.1% of the common stock of the combined company.

     Exchange Ratio Analysis Based on a Discounted Cash Flow Valuation. DLJ compared the exchange ratio for the merger to the range of exchange ratios implied by comparing the estimated value per share of Trenwick with the estimated value per share of Chartwell based upon a discounted cash flow "DCF" valuation analysis. For purposes of this analysis, DLJ assumed that both Trenwick and Chartwell paid the maximum allowable dividends to its stockholders over the course of a ten-year period. The dividends Trenwick and Chartwell were assumed to pay in each year were equal to the lesser of the allowable maximum dividends payable for such year based on insurance statutory regulations and an acceptable maximum leverage ratio of net premiums written for the year equal to no more than 1.5 times statutory capital and surplus. A terminal value was estimated at the end of year ten based on a range of forward earnings multiples of 9.0x to 11.0x and book value multiples of 0.90x to 1.10x and the respective company's estimated 2010 earnings and December 31, 2009 book value. The resulting cash flows were discounted using a range of discount rates equal to the respective company's estimated weighted average cost of capital of 9.3% to 11.3% for Chartwell and 8.3% to 10.3% for Trenwick. Chartwell's resulting valuation was reduced by the estimated cost of the transaction reinsurance agreement of $32.5 million. The analysis resulted in a range of implied exchange ratios of 0.545 to 0.800 excluding synergies and 1.048 to 1.231 including synergies, as compared to the exchange ratio in the merger of 0.825.

     Exchange Ratio Analysis Based on the Historical Stock Trading Relationship of Trenwick and Chartwell. DLJ compared the exchange ratio for the merger to the range of implied exchange ratios resulting from Trenwick's and Chartwell's historical stock trading prices. DLJ examined the history of the trading prices and their relative relationships or exchange ratios for both Trenwick and Chartwell for the twelve months ended June 18, 1999 and for the approximate two-year period of November 14, 1996 through December 11, 1998. The relative relationships of Trenwick and Chartwell stock prices during the first period examined resulted in a range of implied exchange ratios of 0.478 to 1.000, with an average exchange ratio of 0.739, while the relative common stock relationships during the second period examined resulted in a range of implied exchange ratios equal to 0.737 to 1.020, with an average exchange ratio of
0.849. Both periods examined resulted in a range of implied exchange ratios that includes the exchange ratio for the merger.

     In addition, DLJ examined the historical trading price relationship of Trenwick common stock and Chartwell common stock over several other periods and calculated the implied exchange ratio for each period. DLJ also compared this implied exchange ratio with the exchange ratio for the merger and calculated the implied premium or discount. The following is a summary of this analysis:

                                                                               MERGER EXCHANGE RATIO
                          PERIOD                            IMPLIED AVERAGE     PREMIUM TO IMPLIED
                  (AVERAGE TRADING DAYS)                    EXCHANGE RATIOS       EXCHANGE RATIO
                  ----------------------                    ---------------    ---------------------
     6/18/99..............................................       0.498x                68.7%
      10 days.............................................       0.488x                69.0%
      20 days.............................................       0.507x                62.8%
      30 days.............................................       0.519x                58.9%
      60 days.............................................       0.557x                48.1%
      90 days.............................................       0.614x                34.3%
     125 days.............................................       0.645x                28.0%
     250 days.............................................       0.739x                11.6%
     500 days.............................................       0.809x                 2.0%
     750 days.............................................       0.802x                 2.9%

     Finally, based on Trenwick's stock closing prices for the past twelve months ending June 18, 1999 and the exchange ratio for the merger of 0.825x, DLJ calculated an implied average effective merger price of $26.33, as compared to a merger price of $23.41 based on the exchange ratio for the Merger and the stock prices of the Trenwick common stock and Chartwell common stock as of June 18, 1999.

     Pro Forma Financial Analysis. DLJ analyzed the pro forma financial effects resulting from the merger. In conducting its analysis, DLJ relied upon financial projections provided by the managements of Trenwick and Chartwell. DLJ analyzed the pro forma effect of the merger on earnings per share, stockholders' equity per share, dividend per share and ownership of the pro forma combined company. Trenwick's management has indicated that it believes that the merger will offer consolidation opportunities which will result in the synergies described above. DLJ incorporated estimates of such synergies provided by the management of Trenwick in its analysis, although DLJ did not express any opinion as to the likelihood of such synergies being realized. The results of the pro forma merger analysis are not necessarily indicative of future operating results or financial position. DLJ compared the projected earnings per share, book value per share and dividend per share of Trenwick and Chartwell on a stand-alone basis to Trenwick and Chartwell stockholders' projected pro forma earnings per share, book value per share and dividend yield of the pro forma combined company. The analysis estimates that earnings per share to each Trenwick shareholder is 5.3%, 21.6% and 29.4% accretive in pro forma 1999, 2000 and 2001, respectively, while the earnings per share to each Chartwell shareholder is 4.4% dilutive, 1.7% and 12.0% accretive in pro forma 1999, 2000 and 2001. The analysis also estimates that the book value per share to each Trenwick shareholder will be 4.7% dilutive as of September 30, 1999, while the book value per share to each Chartwell stockholder will be 18.5% dilutive as of September 30, 1999. On a pro forma basis, each Trenwick shareholder will receive a dividend equal to approximately $1.04 per share.

     The chart below summarizes the resulting ranges of implied exchange ratios based on DLJ's analysis. For a detailed description of each of DLJ's analyses see the discussion above.

                       EXCHANGE RATIO EVALUATION RESULTS
[EXCHANGE RATIO EVALUATION BAR CHART]

RELATIVE|CONTRIBUTION|ANALYSIS                                             0.489                              1.054
------------------------------                                             -----                              -----
DCF|Valuation - No|Synergies                                               0.545                              0.800
DCF|Valuation - With|Synergies                                             1.048                              1.231
Historical|Stock Trading|Relationship|11/14/96-12/11/98                    0.737                              1.020
Historical Stock|Trading|Relationship|52 Weeks                             0.478                              1.000

     In addition to the primary analyses described above, and as an addendum to its presentation to the Trenwick board of directors, DLJ provided the results of the following two additional analyses:

     Additional Analysis: Review of Comparable Company Trading Statistics. DLJ reviewed trading statistics of the following companies, which DLJ believed to be comparable:

        - Terra Nova Holdings Ltd.
        - Everest Reinsurance Holdings
        - IPC Holdings Ltd.
        - PartnerRe Ltd.
        - Renaissance Re Holdings Ltd.
        - Risk Capital Holdings Inc.
        - PMA Capital Corporation
        - LaSalle Re Holdings Ltd.
        - PXRE Corp.

     DLJ analyzed the valuation multiples of each of the comparable companies listed above, using trading valuations as of June 18, 1999, measured as a multiple of selected financial data, including (a) 1999 and 2000 estimated earnings per share and (b) book value per share, including and excluding unrealized gains and losses, both as of March 31, 1999. The 1999 and 2000 estimated earnings per share for the comparable companies were based on First Call mean earnings per share estimates. DLJ also analyzed the implied Chartwell transaction valuation multiples that would be produced based on Chartwell's projected and actual balances, the transaction exchange ratio and Trenwick's June 18, 1999 common stock price. Based on this analysis, DLJ noted that the comparable companies' public market trading valuation multiples (which are not completely comparable with merger transaction valuation multiples) and the implied Chartwell transaction multiples produced the following ranges:

                                                               COMPARABLE
                                                               COMPANIES        IMPLIED CHARTWELL
                                                            ----------------       TRANSACTION
                       DESCRIPTION                           MEAN     MEDIAN        MULTIPLES
                       -----------                          ------    ------    -----------------
1999 estimated earnings per share.........................  12.4x     11.0x           9.9x
2000 estimated earnings per share.........................   8.4       8.1            9.8
5/31/99 book value per share including unrealized gains
  and losses..............................................   0.94      0.95           0.91
3/31/99 book value per share excluding unrealized gains
  and losses..............................................   0.98      0.95           0.93

     DLJ noted that the implied transaction multiples for Chartwell, in most instances, were consistent with the median and mean multiples calculated for the comparable companies.

     Additional Analysis: Review of Precedent Transactions. DLJ reviewed the trading statistics of 26 selected acquisitions of property-casualty insurance companies that have occurred since January 1, 1996 and which DLJ believed were comparable to the Trenwick/Chartwell merger. DLJ analyzed the valuation multiples produced by each of the acquisitions, measured as a multiple of selected financial data, including (a) earnings per share for the period twelve months prior to the transaction announcement date, (b) earnings per share for the period twelve months after the transaction announcement date, and (c) book value per share as of the transaction announcement date. DLJ also analyzed the implied Chartwell transaction valuation multiples that would be produced based on Chartwell's projected and actual balances, the transaction exchange ratio and Trenwick's June 18, 1999 common stock price. Based on this analysis, DLJ noted that the valuation multiples produced by the acquisitions and the implied Chartwell transaction multiples produced the following ranges:

                                                                 PRECEDENT
                                                               TRANSACTIONS      IMPLIED CHARTWELL
                                                              ---------------       TRANSACTION
                        DESCRIPTION                           MEAN     MEDIAN        MULTIPLES
                        -----------                           -----    ------    -----------------
Last twelve months earnings per share.......................  14.6x    13.0x           9.9x
Next twelve months earnings per share.......................  13.9     13.4            9.8
Book value per share........................................   1.5      1.4            0.91

     DLJ noted that the implied transaction multiples for Chartwell, in most instances, were below the median and mean multiples calculated by the precedent transactions.

     The summary set forth above is not intended to be a complete description of the analyses performed by DLJ but describes, in summary form, the material elements of the presentation made by DLJ to the Trenwick board of directors on June 21, 1999 in connection with preparation of the DLJ opinion.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness of the exchange ratio from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ has indicated to Trenwick that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, as they are based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Chartwell, Trenwick, DLJ or any other person assumes responsibility if future results are materially different from those forecasted.

     Under the terms of an engagement agreement dated February 26, 1999 between Trenwick and DLJ, Trenwick has paid DLJ a retainer fee of $150,000, a fairness opinion fee of $750,000 and, upon completion of the merger, will pay an additional amount of $3,000,000 less the fairness opinion fee. In addition, Trenwick agreed to reimburse DLJ, upon request by DLJ from time to time, for all out-of-pocket expenses, including the reasonable fees and expenses of counsel, incurred by DLJ in connection with its engagement and to indemnify DLJ and related persons against liabilities relating to or arising out of its engagement, including liabilities under U.S. federal securities laws. DLJ and Trenwick negotiated the terms of the fee arrangement, and the Trenwick board of directors was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon completion of the merger. DLJ believes that the terms of this fee arrangement are customary in transactions of this nature.

     DLJ is an internationally recognized investment banking firm and, as part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, DLJ or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or for the accounts of customers, in equity or debt securities of Trenwick or Chartwell. DLJ has performed investment banking and other services for Trenwick in the past and has received usual and customary compensation for its services. DLJ was selected by the Trenwick board of directors to act as Trenwick's financial advisor for this merger on the basis of DLJ's experience and expertise relating to the reinsurance industry.

OPINION OF CHARTWELL'S FINANCIAL ADVISOR

     On June 21, 1999, Goldman Sachs delivered its oral opinion to the board of directors of Chartwell that, as of the date of its opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Chartwell's stockholders. Goldman Sachs subsequently confirmed its opinion in writing.

     WE HAVE ATTACHED AS APPENDIX D TO THIS DOCUMENT AND INCORPORATE HEREIN BY REFERENCE THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS DATED JUNE 21, 1999. THIS OPINION SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION. WE ENCOURAGE CHARTWELL'S STOCKHOLDERS TO READ THIS OPINION IN ITS ENTIRETY.

     In connection with its opinion, Goldman Sachs reviewed, among other things:

     - the merger agreement;

     - Annual Reports to Shareholders and the Annual Reports on Form 10-K of Chartwell and Trenwick for, respectively, the three and five year periods ended December 31, 1998;

     - selected interim reports to stockholders and Quarterly Reports on Form 10-Q of Chartwell and Trenwick;

     - Statutory Annual Statements filed by selected insurance subsidiaries of Chartwell and Trenwick with the Insurance Departments of the states under the laws of which they are respectively organized for the five years ended December 31, 1998;

     - selected other financial information, including Annual Report and Accounts and Syndicate Quarterly Reports, of Lloyd's syndicates managed by Chartwell;

     - selected other communications from Chartwell and Trenwick to their respective stockholders; and

     - selected internal financial analyses and forecasts for Chartwell and Trenwick prepared by their respective managements, including selected cost savings and operating synergies projected by the managements of Chartwell and Trenwick to result pursuant to the transactions contemplated by the merger agreement.

     Goldman Sachs also held discussions with the senior management of Chartwell and Trenwick regarding the strategic rationale for, and potential benefits of, the merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the common stock of Chartwell and Trenwick, compared selected financial and stock market information for Chartwell and Trenwick with similar information for selected other companies the securities of which are publicly traded, reviewed the financial terms of selected recent business combinations in the reinsurance industry specifically and in other industries generally and performed such other studies and analyses as Goldman Sachs considered appropriate.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it, including the information furnished by Chartwell relating to the loss and loss adjustment expense reserves and related items, and has assumed such accuracy and completeness for purposes of rendering Goldman Sachs' opinion. In that regard, Goldman Sachs assumed, with Chartwell's consent, that the internal financial forecasts prepared by the managements of Chartwell and Trenwick, including the synergies, had been reasonably prepared on a basis reflecting the best currently available judgments of their respective managements. Goldman Sachs is not an actuary and Goldman Sachs' services did not include actuarial determinations or evaluations by Goldman Sachs or an attempt to evaluate actuarial assumptions, including those used in developing the loss and loss adjustment expense reserves. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities (including the loss and loss adjustment expense reserves) of Chartwell or Trenwick or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. In that regard, Goldman Sachs expressed no opinion as to the adequacy of the loss and loss adjustment expense reserves of Chartwell or Trenwick or any of their respective subsidiaries. Goldman Sachs' advisory services and its opinion were provided for the information and assistance of the board of directors of Chartwell in connection with its consideration of the transaction contemplated by the merger agreement and Goldman Sachs' opinion does not constitute a recommendation as to how any holder of the common stock of Chartwell should vote with respect to such transaction.

     The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its opinion to Chartwell's board of directors. The Selected Transactions Analysis, the Pro Forma Merger Analysis and selected portions of the Contribution Analysis performed by Goldman Sachs were analyzed including and excluding the effects of Chartwell's, or Chartwell's and Trenwick's, aggregate excess of loss reinsurance treaties, as applicable. As a condition to entering into the reinsurance agreement, which is an express condition to the merger and is more fully described under "Related Agreements and Transactions -- Reinsurance Agreement," Chartwell will be required to commute specific stop loss agreements on or before the merger date.

Historical Stock Trading Analysis.

     Goldman Sachs reviewed the historical trading prices and volumes for Chartwell's common stock. In addition, Goldman Sachs analyzed the consideration to be received by holders of Chartwell's common stock pursuant to the merger agreement and using the closing price of Trenwick common stock on June 18, 1999, as compared to the market price of Chartwell's common stock at specific dates. The following table presents Goldman Sachs' calculations.

TIME PERIOD                                                   PREMIUM (DISCOUNT)
-----------                                                   ------------------
Market price as of June 18, 1999............................         68.7%
1 month previous............................................         44.1%
3 months previous...........................................         15.6%
52 week low.................................................         76.7%
52 week high................................................        (24.3)%

Selected Companies Analysis.

     In order to assess how the public market values shares of similar publicly traded companies, Goldman Sachs reviewed and compared specific financial information relating to Chartwell and Trenwick to corresponding financial information, ratios and public market multiples for publicly traded companies based in the U.S. and Bermuda. Goldman Sachs reviewed the following U.S. companies: Transatlantic Holdings Inc., Everest Reinsurance Holdings Inc. and Alleghany Corp. Goldman Sachs also reviewed the following Bermuda companies: XL Capital Ltd. (pro forma for the acquisition of NAC Re Corporation), ACE Limited (pro forma for the acquisition of CIGNA Corporation's property and casualty insurance operations), PartnerRe Ltd., RenaissanceRe Holdings Ltd. and Terra Nova Holdings Ltd. The selected companies were chosen because they are publicly-traded companies with operations that for purposes of analysis may be considered similar to Chartwell. Goldman Sachs calculated and compared various financial multiples and ratios.

     The multiples of Chartwell and Trenwick were calculated, as applicable, using a price of $13.88 and $28.38 per share of Chartwell common stock and Trenwick common stock, respectively, the closing price of the Chartwell common stock and Trenwick common stock on the NYSE and NASDAQ, respectively, on June 18, 1999. The multiples and ratios for each of the companies were based upon the most recent publicly available information and recently published research estimates.

     Goldman Sachs considered each company's stock price as of June 18, 1999, as a percent of its 52-week high. Goldman Sachs then calculated the multiple of each company's price to its 1998, 1999 (calendar year estimated) and 2000 (calendar year estimated) earnings. Earnings per share estimates were based upon reports published by Institutional Brokers Estimate Service (commonly referred to as IBES). The following table presents the ranges of these percentages and multiples:

                                        RANGES FOR U.S.    RANGES FOR BERMUDA
                                        BASED COMPANIES     BASED COMPANIES      CHARTWELL    TRENWICK
                                        ---------------    ------------------    ---------    --------
Price as of June 18, 1999 as a percent
  of 52-week high.....................     73 - 80%           69 - 78%               45%       71%
Multiple of Price to 1998 Earnings
  (calendar year actual)..............  10.1x - 20.7x       6.9x - 13.2x            4.6x       8.2x
Multiple of Price to 1999 Earnings
  (calendar year estimated)...........   9.2x - 13.6x       6.8x - 13.9x            5.3x      10.9x
Multiple of Price to 2000 Earnings
  (calendar year estimated)...........   8.4x - 12.7x       6.6x - 11.4x            4.3x      10.5x

     Goldman Sachs then considered each company's 1999-2000 earnings growth rate (based upon IBES estimates), 5-year IBES growth rate, and the multiple of 2000 price/earnings ratio to 5-year IBES growth rate. Finally, Goldman Sachs reviewed each company's multiple of price to book value, 1999 estimated return on equity, dividend yield and the ratio of debt to capital. The following table presents the ranges of these growth rates, multiples, returns, yields and ratios:

                                        RANGES FOR U.S.    RANGES FOR BERMUDA
                                        BASED COMPANIES     BASED COMPANIES      CHARTWELL    TRENWICK
                                        ---------------    ------------------    ---------    --------
1999-2000 IBES Growth Rate............    7.8 - 9.0%          3.1 - 31.9%        21.7%         3.8%
5-year IBES Growth Rate...............    9.0 - 12.6%         4.0 - 12.5%        12.5%         6.0%
Multiple of 2000 Price/Earnings Ratio
  to 5-year Growth Rate...............    0.7x - 1.3x         0.7x - 1.6x         0.3  x       1.8x
Multiple of Price to Book Value
  (excluding Financial Accounting
  Standard 115).......................    1.1x - 1.7x         1.0x - 1.4x         0.5  x       0.9x
1999 (estimated) Return on Equity.....    9.0 - 13.7%         9.2 - 18.6%        10.1%         8.7%
Dividend Yield........................    0.0 - 0.7%           0.9 - 3.8%         1.2%         3.7%
Ratio of Debt to Capital..............    0.0 - 27.1%         8.3 - 47.0%        27.1%        25.7%

Discounted Cash Flow Analysis.

     Goldman Sachs performed a discounted cash flow analysis using Chartwell's management projections. Goldman Sachs calculated a net present value of free cash flows for the years 1999 through 2003 using discount rates ranging from 10% to 15%. Goldman Sachs calculated Chartwell's terminal value in the year 2003 based on multiples ranging from 8x trailing 2003 earnings to 14x trailing 2003 earnings. These terminal values were then discounted to present value using discount rates from 10% to 15%. Based upon these calculations, the implied per share values ranged from $11.63 to $24.53.

Selected Transactions Analysis.

     This analysis compares data with respect to thirty-four selected transactions in the reinsurance industry since 1989 to the proposed merger. Goldman Sachs analyzed various information relating to selected transactions in the reinsurance industry. Goldman Sachs performed this analysis including the effects of Chartwell's aggregate excess of loss reinsurance treaties and based upon the closing prices of Trenwick common stock and Chartwell common stock on June 18, 1999. The following is a summary of this analysis.

                                                              RANGE FOR SELECTED    TRENWICK/
                                                                 TRANSACTIONS       CHARTWELL
                                                              ------------------    ---------
Equity Consideration (in millions)..........................   $28.0 - $2,880.0      $226.7
Multiple of Net Income (latest twelve months)...............     1.89x - 25.37x      9.87x
Multiple of Tangible Book Value.............................       .09x - 2.00x      1.00x
Multiple of Statutory Book Value............................       .66x - 2.46x      1.09x

     Goldman Sachs performed the same analysis not including the effects of Chartwell's aggregate excess of loss reinsurance treaties (calculated assuming commutation of such treaties at a one time after-tax cost of approximately $32.5 million). This analysis indicated equity consideration (in millions) of $226.7, a multiple of net income (latest twelve months) of 14.5x (based upon 1998 operating income for Chartwell), a multiple of tangible book value of 1.17x and a multiple of statutory book value of 1.22x.

  Pro Forma Merger Analysis.

     This analysis demonstrates the potential pro forma impact of the merger on specific items of financial information for the combined company resulting from the merger. Goldman Sachs prepared pro forma analyses of the financial impact of the merger based upon the June 18, 1999 closing price per share of Trenwick common stock of $28.38. Goldman Sachs first considered the potential pro forma impact of the merger on the balance sheet (as of September 30, 1999) of the combined entity resulting from the merger based upon Chartwell and Trenwick projections and assuming an exchange ratio of 0.825 per share. Goldman Sachs performed this analysis including the effects of Chartwell's and Trenwick's aggregate excess of loss reinsurance treaties. Goldman Sachs also assumed for purposes of its analysis the purchase of a hypothetical reinsurance contract with a limit of $100 million and a rate on line of 49.9% by Chartwell. The following table is a summary of the material pro forma financial items that Goldman Sachs considered.

                       FINANCIAL ITEM
                       --------------
Book Value Per Share........................................    $30.39
Tangible Book Value Per Share...............................    $28.21
Ratio of Total Debt to Capital..............................    20.9%
Ratio of Total Debt plus Preferred to Capital...............    33.8%
Ratio of Adjusted Debt plus Preferred to Capital............    20.9%
Dividends per Share.........................................     $1.04
Percent of Pro Forma Increase in Dividend per Chartwell
  Share.....................................................    436.3%

     Goldman Sachs performed the same analysis not including the effects of Chartwell's and Trenwick's aggregate excess of loss reinsurance treaties (calculated assuming commutation of such treaties at a combined one time after-tax cost of approximately $85 million). Goldman Sachs also assumed for purposes of its analysis the purchase of a hypothetical reinsurance contract with a limit of $100 million and a rate on line of 49.9% by Chartwell. This analysis indicated a book value per share of $27.57, a tangible book value per share of $23.65, a ratio of total debt to capital of 22.3%, a ratio of total debt plus preferred to capital of 36.0%, a ratio of adjusted debt plus preferred to capital of 22.3%, dividends per share of $1.04 and a percent of pro forma increase in dividend per Chartwell share of 436.3%.

     Goldman Sachs then performed a pro forma sensitivity analysis to calculate the potential percentage pro forma impact of the merger on various items of financial information for both Chartwell and Trenwick based upon Trenwick stock prices ranging from $25.88 per share to $30.88 per share, assuming earnings for Chartwell as presented by Chartwell's management (both adjusted and unadjusted by Trenwick's management). The following table is a summary of the potential percentage pro forma effect of the merger on the financial information analyzed based upon the various ranges including the effects of Chartwell's and Trenwick's aggregate excess of loss reinsurance treaties.

                                            RANGES OF ACCRETION (DILUTION)    RANGES OF ACCRETION (DILUTION)
                                            BASED UPON CHARTWELL EARNINGS     BASED UPON CHARTWELL EARNINGS
                                                      (ADJUSTED)                       (UNADJUSTED)
                                            ------------------------------    ------------------------------
Chartwell Earnings Per Share
  2000..................................              4.1 - 0.3%                     (8.6) - (11.6)%
  2001..................................              8.5 - 5.4%                       1.1 - (1.7)%
Trenwick Earnings Per Share
  2000..................................             27.0 - 22.4%                      40.8 - 36.2%
  2001..................................             40.9 - 36.9%                      48.1 - 44.1%
Chartwell Book Value Per Share..........           (21.4) - (15.6)%                  (21.4) - (15.6)%
Trenwick Book Value Per Share...........            (8.1) - (1.4)%                    (8.1) - (1.4)%
Chartwell Tangible Book Value Per
  Share.................................            (5.1) - (5.1)%                    (5.1) - (5.1)%
Trenwick Tangible Book Value Per
  Share.................................           (11.2) - (11.2)%                  (11.2) - (11.2)%

     Goldman Sachs performed the same analysis not including the effects of Chartwell's and Trenwick's aggregate excess of loss reinsurance treaties (calculated assuming commutation of such treaties at a combined one time after-tax cost of approximately $85 million). This analysis indicated the following ranges of accretion (dilution) assuming adjusted Chartwell earnings:
Chartwell earnings per share (2000) of 31.5-25.1%, Chartwell earnings per share
(2001) of 37.0-32.1%, Trenwick earnings per share (2000) of 8.5-3.1%, Trenwick earnings per share (2001) of 23.0-18.7%, Chartwell book value per share of (20.2)-(13.8)%, Trenwick book value per share of (1.7)-6.2%, Chartwell tangible book value per share of (7.9)-(7.9)% and Trenwick tangible book value per share of (11.8)-(11.8)%. This analysis further indicated the following ranges of accretion (dilution) assuming unadjusted Chartwell earnings: Chartwell earnings per share (2000) of 4.0-(0.4)%, Chartwell earnings per share (2001) of 21.0-17.0%, Trenwick earnings per share (2000) of 24.4-19.1%, Trenwick earnings per share
(2001) of 30.9-26.5%, Chartwell book value per share of (20.2)-(13.8%), Trenwick book value per share of (1.7)-6.2%, Chartwell tangible book value per share of (7.9)-(7.9)% and Trenwick tangible book value per share of (11.8)-(11.8)%.

     Using the same assumptions, Goldman Sachs then considered, and the following table presents, the potential pro forma effect of the merger on the combined company's book value per share, tangible book value per share, and earnings per share including the effects of Chartwell's and Trenwick's aggregate excess of loss reinsurance treaties.

                                               RANGES BASED UPON CHARTWELL    RANGES BASED UPON CHARTWELL
                                                   EARNINGS (ADJUSTED)           EARNINGS (UNADJUSTED)
                                               ---------------------------    ---------------------------
Trenwick Pro Forma Book Value Per Share....          $29.32 - $31.47                $29.32 - $31.47
Trenwick Pro Forma Tangible Book Value Per
  Share....................................          $28.21 - $28.21                $28.21 - $28.21
Trenwick Pro Forma 2000
(estimated) Earnings Per Share.............              $2.97 - $2.86                $3.29 - $3.19
Trenwick Pro Forma 2001
(estimated) Earnings Per Share.............            $3.82 - $3.71                        $4.01 - $3.90

     Goldman Sachs performed the same analysis not including the effects of Chartwell's and Trenwick's aggregate excess of loss reinsurance treaties (calculating assuming commutation of such treaties at a combined one time after-tax cost of approximately $85 million). This analysis indicated the following ranges assuming adjusted Chartwell earnings: Trenwick pro forma book value per share of $26.50-$28.65, Trenwick pro forma tangible book value per share of $23.65-$23.65, Trenwick pro forma 2000 (estimated) earnings per share of $2.19-$2.08 and Trenwick pro forma 2001 (estimated) earnings per share of $3.02-$2.91. This analysis further indicated the following ranges assuming unadjusted Chartwell earnings: Trenwick pro forma book value per share of $26.50-$28.65, Trenwick pro forma tangible book value per share of $23.65-$23.65, Trenwick pro forma 2000 (estimated) earnings per share of $2.51-$2.40 and Trenwick pro forma 2001 (estimated) earnings per share of $3.21-$3.10.

     This analysis also indicated that Chartwell stockholders would receive 42% of the outstanding common equity of the combined company after the merger.

Contribution Analysis.

     This analysis demonstrates the parties' respective historical and projected contributions, on a percentage basis, to selected financial information of the combined company resulting from the merger prior to taking into account purchase accounting adjustments relating to the merger and compares the implied exchange ratios based upon these contributions to the exchange ratio in the merger. Goldman Sachs reviewed specific historical and estimated future operating and financial information. Goldman Sachs first considered assets, insurance reserves and tangible equity (under two scenarios: (a) including the effects of Chartwell's and Trenwick's aggregate excess of loss reinsurance treaties and (b) not including the effects of Chartwell's and Trenwick's aggregate excess of loss reinsurance treaties (calculated assuming commutation of such contracts at a combined one time after-tax cost of approximately $85 million)). Goldman Sachs then considered the net premiums written in the latest twelve months and the 1998 operating net income for each company. Goldman Sachs further considered the adjusted and unadjusted management estimates of operating net income for 1999 and 2000, and market capitalization (as of June 18, 1999), in each case calculated not including the effects of aggregate excess of loss reinsurance treaties of Chartwell and Trenwick, respectively (calculated assuming commutation of such contracts). The following table presents the results of this analysis.

                                                              CHARTWELL    TRENWICK
                                                              ---------    --------
Balance Sheet Items
  Assets....................................................    53.8%       46.2%
  Insurance Reserves........................................    55.3%       44.7%
  Tangible Equity...........................................    40.5%       59.5%
  Tangible Equity (adjusted for aggregate excess of loss
     reinsurance treaties)..................................    42.1%       57.9%
Income Statement Items
  Net Premiums Written (latest twelve months)...............    46.4%       53.6%
  1998 Operating Net Income.................................    50.7%       49.3%
Management Estimates (no adjustments)
  1999 (estimated) Operating Net Income.....................    21.2%       78.8%
  2000 (estimated) Operating Net Income.....................    43.5%       56.5%
Management Estimates (adjustment to original Trenwick
  earnings)
  1999 (estimated) Operating Net Income.....................    23.6%       76.4%
  2000 (estimated) Operating Net Income.....................    47.5%       52.5%
Management Estimates (adjustment to earnings of Chartwell
  and Trenwick)
  1999 (estimated) Operating Net Income.....................    14.3%       85.7%
  2000 (estimated) Operating Net Income.....................    38.3%       61.7%
Market Capitalization (as of June 18, 1999).................    30.3%       69.7%

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all these analyses. No company or transaction used in the above analyses as a comparison is identical to Chartwell or Trenwick or the transaction contemplated by the merger agreement. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to Chartwell's board of directors as to the fairness from a financial point of view to Chartwell's stockholders of the exchange ratio pursuant to the merger agreement and these analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, as they are based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Chartwell, Trenwick, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasted. As described above, Goldman Sachs' opinion to Chartwell's board of directors was one of many factors taken into consideration by Chartwell's board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Appendix D to this document.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Chartwell selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Goldman Sachs is familiar with Chartwell, having provided certain investment banking services to Chartwell from time to time, including having acted as co-managing underwriter for Chartwell's public offering of 3,638,655 shares of common stock in March 1996 and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement. Goldman Sachs has also provided investment banking services from time to time to Trenwick, and may provide investment banking services to Trenwick and its affiliates in the future. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities may from time to time effect transactions and hold securities, including derivative securities, of Chartwell or Trenwick or their affiliates for its own account and for the accounts of customers.

     Chartwell engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of the engagement letter executed May 27, 1999, Chartwell agreed to pay Goldman Sachs in the case of a transaction involving the acquisition of 50% or more of Chartwell's outstanding common stock a fee equal to 1.0% of the aggregate consideration (as defined in the engagement letter) paid for the securities of Chartwell on a fully diluted basis, up to a total consideration of an amount equal to the number of outstanding Chartwell common stock multiplied by $31.00, plus 2.5% of the aggregate consideration, if any, paid in excess of such amount. Chartwell has further agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs against specified liabilities, including liabilities under the federal securities laws.

IMPORTANT FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following summary discusses the important federal income tax consequences of the merger. The summary is based upon the Internal Revenue Code, applicable Treasury regulations and administrative rulings and judicial authority as of the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, and any such change could affect the continuing validity of the discussion. The discussion assumes that holders of shares of Chartwell common stock hold such shares as capital assets. Further, the discussion does not address the tax consequences that may be relevant to a particular shareholder subject to special treatment under certain federal income tax laws, such as dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, non-United States persons, tax-exempt organizations, stockholders who acquired shares of Chartwell common stock through the exercise of options, grants of performance shares under Chartwell's equity-based compensation plans or otherwise as compensation or through a tax-qualified retirement plan, or holders that hold Chartwell common stock as part of a straddle or conversion transaction. This discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction.

          - General. It is intended that the merger constitute a "reorganization" pursuant to Section 368(a) of the Internal Revenue Code. The respective obligations of the parties to complete the merger are conditioned on the receipt by Trenwick of an opinion of Baker & McKenzie, and the receipt by Chartwell of an opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P., each dated the closing date, and each to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. See "The Merger Agreement -- Conditions of the Merger." Such opinions will be based upon, among other things, representations of Trenwick, Chartwell and/or officers and principal stockholders of Trenwick and Chartwell customarily given in transactions of this type.

          - Consequences to Trenwick and Trenwick's stockholders. Neither Trenwick nor the Trenwick stockholders would recognize gain or loss as a result of the merger.

          - Consequences to Chartwell and Chartwell's stockholders. As a "reorganization," the merger would have the following consequences for Chartwell and the Chartwell stockholders: No gain or loss would be recognized by Chartwell. No gain or loss would be recognized by a holder of Chartwell common stock as a result of the surrender of shares of Chartwell common stock in exchange for shares of Trenwick common stock pursuant to the merger agreement, except as discussed below with respect to cash received in lieu of fractional shares of Trenwick common stock. The aggregate tax basis of the shares of Trenwick common stock received in the merger (including any fractional shares of Trenwick common stock deemed received as described below) would be the same as the aggregate tax basis of the shares of Chartwell common stock surrendered in exchange therefor. The holding period of the shares of Trenwick common stock received (including any fractional shares of Trenwick common stock deemed received as described below) would include the holding period of shares of Chartwell common stock surrendered in exchange therefor.

     If a holder of shares of Chartwell common stock receives cash in lieu of a fractional share interest in Trenwick common stock in the merger, the fractional share interest would be treated as having been distributed to the holder, and such cash amount would be treated as having been received in redemption of the fractional share interest. In general, the holder would recognize capital gain or loss equal to the cash amount received for the fractional share of Trenwick common stock reduced by the portion of the holder's tax basis in shares of Chartwell common stock surrendered that is allocable to the fractional share interest in Trenwick common stock. The capital gain or loss would be long-term capital gain or loss if the holder's holding period in the fractional share interest for federal income tax purposes is more than one year. Long-term capital gain of a non-corporate U.S. holder is generally subject to a maximum tax rate of 20%.

     Payments of cash to Chartwell stockholders in lieu of a fractional share interest in Trenwick common stock in connection with the merger may be subject to "backup withholding" at a rate of 31%, unless the stockholder:

     - provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder's social security number) and any other required information to the exchange agent, or

     - is a corporation or comes within certain exempt categories and, when required, demonstrates this fact,

and otherwise complies with applicable requirements of the backup withholding rules. A Chartwell stockholder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the Chartwell stockholder's U.S. federal income tax liability. Each Chartwell stockholder should consult with its own tax advisor as to such stockholder's qualifications for exemption from backup withholding and the procedure for obtaining such an exemption. CHARTWELL STOCKHOLDERS MAY PREVENT BACKUP WITHHOLDING BY COMPLETING A SUBSTITUTE FORM W-9 AND SUBMITTING IT TO THE EXCHANGE AGENT WHEN THEY SUBMIT THEIR SHARE CERTIFICATES IN CONNECTION WITH THE MERGER.

     The preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the merger. Thus, Chartwell stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

ACCOUNTING TREATMENT

     Trenwick intends to treat the merger as a "purchase" for accounting and financial reporting purposes.

REQUIRED REGULATORY FILINGS AND APPROVALS

     Antitrust. Under the Hart-Scott-Rodino Act, and related Federal Trade Commission rules, the merger may not be completed until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice and specified waiting period requirements have been satisfied. Trenwick and Chartwell have filed the necessary notification and report forms and have been advised by the FTC that the waiting period requirements have been satisfied.

     At any time before or after completion of the merger, the Antitrust Division or the FTC or any state could take whatever action under the antitrust laws it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of Chartwell Reinsurance Company or substantial assets of Trenwick or Chartwell by Trenwick. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

     U.S. Insurance. Chartwell's United States reinsurance and insurance subsidiaries are subject to the insurance statutes of the jurisdictions in which they are domiciled and the jurisdictions in which they are licensed, including the insurance holding company acts in those jurisdictions. These statutes generally require prior approval for persons acquiring control of insurance companies domiciled or commercially domiciled in the state, whether directly or indirectly, through merger or acquisition or otherwise. Accordingly, in connection with the merger, Trenwick has filed an application for approval of acquisition of control of or merger with a domestic or commercially domiciled insurer or a comparable application (commonly known as a "Form A") in Minnesota (with respect to Chartwell Reinsurance Company), New York (with respect to The Insurance Corporation of New York and ReCor Insurance Company Inc.), and North Dakota (with respect to Dakota Specialty Insurance Company).

     In addition to the Form A filings, Trenwick will submit any required notifications or other filings to applicable state insurance departments in other states in which Chartwell's insurance and reinsurance subsidiaries conduct business. Approval of the merger is not required in these states, but the insurance departments of these states could determine to take action to impose conditions on the merger.

     U.K. Financial Services Authority. As a United Kingdom-regulated insurance company, Trenwick International must obtain the consent of the Financial Services Authority in the United Kingdom before any changes may occur in its directors, managers or controllers. Accordingly, Trenwick International has notified the Financial Services Authority of the merger, detailing the changes to be made, and the Financial Services Authority must indicate whether or not it consents to the changes within the period of three months following that notice. If that period elapses without the Financial Services Authority objecting, consent is deemed to be given.

     Lloyd's. Once the merger is completed, Trenwick will be the controller of Chartwell Managing Agents, a Lloyd's regulated managing agency, several Chartwell controlled Lloyd's corporate members and a Chartwell controlled registered Lloyd's advisor. Prior written consent of Lloyd's is required for Trenwick to become a controller of these entities. Trenwick has filed an application with Lloyd's to become a controller of these entities. It takes approximately six weeks from receipt of a completed application for a change of control for Lloyd's to reach a formal decision regarding the change in control.

     Other. In addition to the foregoing, Trenwick and Chartwell may be required to obtain regulatory approvals, file notices, or make certain other filings in other jurisdictions in which one or the other maintains an office, conducts business or has customers. At the time of this filing, Trenwick and Chartwell do not expect any such other approvals, notices or other filings to be material in connection with the merger.

     There can be no assurance that the required regulatory approvals described above will be received or, if received, of the timing and the terms and conditions thereof.

     NASDAQ. Under the rules applicable to companies listed on NASDAQ, the affirmative vote of a majority of the votes duly cast is required to approve a transaction involving the issuance of shares in excess of 20% of a company's outstanding shares. This requirement applies to the issuance of shares of Trenwick common stock in completion of the merger, but will be satisfied if the merger is approved by Trenwick's stockholders as described in "The Trenwick Special Meeting -- Quorum; Vote Required."

ABSENCE OF APPRAISAL RIGHTS

     Trenwick stockholders are not entitled to any dissenters' rights under the Delaware corporation law as a result of the proposal to be voted upon at the Trenwick special meeting. Chartwell stockholders are also not entitled to any appraisal rights under the Delaware corporation law as a result of the proposal to be voted upon at the Chartwell special meeting. See "Comparison of Rights of Trenwick Stockholders and Chartwell Stockholders -- Appraisal Rights."

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

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Chartwell's management have interests in the merger that are different from, or in addition to, their interests as Chartwell stockholders generally, including potential change in control payments, employment agreements, stock options and other benefit plans. See "The Merger -- Employment and Severance Arrangements" and "-- Other Arrangements with Employees." The Chartwell board of directors was aware of these interests and considered them, among other matters, in authorizing and approving the merger agreement, the merger and related transactions.

     Once the merger is completed, Trenwick will increase the size of its board of directors to enable its board of directors to appoint four individuals to be designated by Chartwell to the Trenwick board of directors. Trenwick and Chartwell expect that the four designees will be Richard E. Cole, Robert M. DeMichele, Frank E. Grzelecki and John Sagan, each of whom currently is a Chartwell director. Mr. Billett will continue to be the Chairman, President and Chief Executive Officer of Trenwick upon completion of the merger and related transactions. In addition, Steven J. Bensinger, the current President of Chartwell, will become Executive Vice President of Trenwick following the merger. The other executive officers of Trenwick upon completion of the merger will be Trenwick's current executive officers and individual executive officers of Chartwell appointed by the Trenwick board of directors upon completion of the merger.

EXISTING BUSINESS RELATIONSHIPS BETWEEN TRENWICK AND CHARTWELL

     Effective October 1, 1998, Trenwick America Re entered into a quota share reinsurance arrangement with The Insurance Corporation of New York, a Chartwell subsidiary, in connection with an automobile insurance program. Trenwick America Re's estimated gross written premium with respect to the program, which terminates on October 1, 1999, is $900,000, and the estimated net written premium for the program is $594,000.

     From time to time, Trenwick and Chartwell participate on the same reinsurance treaties as part of syndicated placements made in the broker segment of the reinsurance market. However, they do not consult with each other or act in concert on such common participations.

RESTRICTIONS ON RESALES BY AFFILIATES

     All shares of Trenwick common stock issued in the merger will be freely transferable, except that persons who are deemed to be affiliates (as defined in Rule 145 under the Securities Act) of Chartwell at the time of the Chartwell special meeting may resell their Trenwick common stock only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Trenwick) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Chartwell or Trenwick generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party.

     Under the merger agreement, prior to the completion of the merger, Chartwell will deliver to Trenwick a list of names of those persons whom Chartwell believes to be affiliates of Chartwell for purposes of Rule 145. Chartwell shall use its commercially reasonable efforts to cause each affiliate to execute and deliver to Trenwick on or prior to the completion of the merger a written agreement, in a form satisfactory to Trenwick, that such person will not offer or sell or otherwise dispose of any of the shares of Trenwick common stock issued to such person pursuant to the merger in violation of the Securities Act or related rules and regulations.

     This document cannot be used in connection with resales of Trenwick common stock received in the merger by any person who may be deemed to be an affiliate of Chartwell or Trenwick under the Securities Act.

MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

     Following the merger, Trenwick will succeed to the operations of Chartwell. The Trenwick board of directors will consist of the members of the current Trenwick board of directors, and four additional

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

members designated by Chartwell. See "-- Interests of Certain Persons in the Merger." Mr. Billett will continue to be the Chairman, President and Chief Executive Officer of Trenwick and Mr. Bensinger will become Executive Vice President of Trenwick. The executive officers of Trenwick will consist of Trenwick's current executive officers and individual executive officers of Chartwell appointed by the Trenwick board of directors. The Chartwell stockholders will become stockholders of Trenwick, and their rights as stockholders will be governed by Trenwick's Restated Certificate of Incorporation and Trenwick's By-Laws and the laws of the State of Delaware. See "Comparison of Rights of Trenwick Stockholders and Chartwell Stockholders."

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

EMPLOYMENT AGREEMENTS

     Chartwell entered into an employment agreement with Mr. Bensinger on March 31, 1993 and employment agreements with Mr. Cole and Jacques Bonneau on December 8, 1993. Each of the employment agreements has been amended six times, with the amendments extending the termination date of each agreement and revising some of their terms. Under the employment agreements, Messrs. Cole, Bensinger and Bonneau are entitled to certain benefits upon a change of control of Chartwell, which will occur at the time that Chartwell stockholders approve the merger. If, during the two year period following this change of control, Chartwell (or Trenwick, as its successor) terminates the employment of any of Messrs. Cole, Bensinger or Bonneau other than for cause or disability, Chartwell or Trenwick, as the case may be, will be obligated to pay that employee:

         - accrued and unpaid base salary and benefits to the date of termination; plus

         - a lump sum equal to three times his annual base salary; plus

         - a lump sum equal to his highest annual bonus during the two fiscal years immediately preceding the change of control or after the change of control, but only to the extent payment of the bonus does not subject him to an excise tax under Section 4999 of the Internal Revenue Code; plus

         - the cost of his continued participation in applicable health, disability and life insurance plans for a period of two years following the date of termination, payable over time or in a lump sum at his election.

     Chartwell or Trenwick, as the case may be, would also be obligated to make the above payments in the event any of Messrs. Cole, Bensinger or Bonneau terminated his employment with Chartwell (or Trenwick, as its successor) for good reason during the two year period following a change of control.

     Each employment agreement defines good reason as:

         - a material and adverse change in the employee's status, authority, duties or function or in the employee's individual ability to participate in or receive benefits under any incentive compensation, bonus, stock incentive or other employee benefit plan on the same basis as employees generally;

         - any reduction in the employee's base salary;

         - any failure to be nominated or renominated to the board of directors of Chartwell (or Trenwick, as its successor) or Chartwell Reinsurance Company;

         - the relocation of Chartwell's principal executive offices or the employee's place of employment more than 60 miles from New York City;

         - any termination of the employee's employment where proper notice is not delivered to the employee; or

         - a failure of any successor to Chartwell (such as Trenwick) to deliver an assumption and agreement to perform the employment agreement prior to the effectiveness of the succession.

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

     If any of Messrs. Cole, Bensinger or Bonneau is terminated due to a disability or for cause, Trenwick would not be obligated to make the above payments. Each employment agreement defines disability as the employee's absence from work for a period of 12 consecutive months due to physical or mental illness. Each employment agreement defines cause as:

         - continued failure of the employee to substantially perform his duties after demand for substantial performance has been delivered to the employee; or

         - willful misconduct by the employee which is materially injurious to Chartwell or Trenwick, as the case may be.

     In the event any payments to Messrs. Cole, Bensinger or Bonneau under their respective employment agreements are subject to an excise tax under Section 4999 of the Internal Revenue Code, the employment agreements obligate Chartwell (or Trenwick, as its successor) to reimburse the employee so that the employee will retain an after-tax benefit as if the excise tax had not been incurred, except for the bonus portion of the payments referred to above.

     Each of Messrs. Cole, Bensinger and Bonneau is subject under the terms of his employment agreement to a non-competition provision during the term of his employment and for up to one year thereafter under certain circumstances and to ongoing confidentiality obligations. Although there is no obligation to mitigate severance benefits, certain amounts received from a new employer would reduce Chartwell's or Trenwick's obligations under the employment agreements.

     As of the date of this document, Messrs. Cole, Bensinger and Bonneau would be entitled to severance payments of approximately $1,701,000, $1,346,000 and $1,079,000, respectively, upon the termination of their employment without cause or disability or for good reason following a change of control.

     Mr. Bensinger is in the process of negotiating with Trenwick amendments to his employment agreement. Trenwick expects that Messrs. Cole and Bonneau will not continue as employees after completion of the merger and that they will be entitled to receive the severance payments set forth in their employment agreements. Mr. Cole will serve as a director of Trenwick after completion of the Merger.

CHARTWELL SEVERANCE ARRANGEMENTS

     Chartwell has entered into change of control severance agreements with its executive vice presidents, senior vice presidents and vice presidents. Chartwell entered into the change of control agreements to reinforce and encourage the continued dedication and attention of its senior personnel to their assigned duties without distractions arising from a potential change in control and to retain senior personnel in the event of a potential change in control and thereby protect Chartwell's assets. Under the change of control severance agreements, a change of control of Chartwell will occur at the time that Chartwell stockholders approve the merger.

     In the change of control severance agreements, upon the termination of an employee's employment by Chartwell (or Trenwick, as its successor) without cause or disability or by the employee for good reason within two years after a change of control, Chartwell or Trenwick, as the case may be, will be obligated to make a lump sum payment to the employee equal to between one and two years' salary and maintain certain employee benefits for one year. Each change of control severance agreement defines cause as the employee's willful breach of duty in the course of his or her employment or the employee's habitual neglect of his or her employment duties, and defines disability as the employee's absence from his or her duties for 365 consecutive days as a result of his or her physical or mental illness. Each change of control severance agreement defines good reason as:

     - the assignment to the employee of any duties inconsistent with his or her status as an officer or a substantial diminution in the nature or status of his or her responsibilities from those in effect immediately prior to the change of control;

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

     - any reduction in the employee's annual base salary as in effect on the date of the change of control;

     - the relocation of the office in which the employee is located prior to the change of control to a location more than 60 miles from New York City;

     - a material and adverse change in the employee's individual ability to participate in or receive benefits under any incentive compensation, bonus, stock incentive or other employee benefit plan on the same basis as employees generally;

     - a failure of any successor to Chartwell (such as Trenwick) to deliver an assumption and agreement to perform the employment agreement prior to the effectiveness of the succession; or

     - any termination of the employee's employment where proper notice is not delivered to the employee.

     In the event any payments to an employee under a change in control severance agreement would be subject to an excise tax under Section 4999 of the Internal Revenue Code, the payments would be reduced by an amount which would result in no application of such excise tax. As of September 3, 1999, the estimated aggregate severance payment to executive vice presidents, senior vice presidents and vice presidents of Chartwell whose employment will be terminated without cause or disability or for good reason following a change of control is approximately $2,354,000.

TRENWICK MERGER SEVERANCE POLICY

     Trenwick has adopted a merger severance policy for employees of Trenwick or Chartwell whose employment is involuntarily terminated within one year after completion of the merger or who resign within one year after completion of the merger following a pay reduction. The policy does not apply to employees who are party to employment agreements or change of control severance agreements as described above. Employees will not receive payments under the policy if their employment ends as a result of resignation (other than following a pay reduction), disability leave or an approved leave of absence beginning prior to the completion of the merger, or termination for cause.

     Under the policy, eligible employees will receive two weeks' pay for each year of service or two months' pay, whichever is greater. In addition, assistant secretaries will receive an additional one month's pay, assistant vice presidents will receive an additional two months' pay, vice presidents will receive an additional three months' pay and senior vice presidents and officers with titles above senior vice president will receive an additional four months' pay. The policy also provides for outplacement counseling for officers at the level of vice president or above and for assistance with health insurance costs.

OTHER ARRANGEMENTS WITH EMPLOYEES

STOCK OPTION PLANS, WARRANTS AND STOCK PURCHASE PLANS

     As a result of the merger, each employee and director stock option to purchase Chartwell common stock, whether or not then vested or exercisable, shall be assumed by Trenwick and converted into an option to acquire, on the same terms as were applicable under the Chartwell options prior to the merger,
0.825 of a share of Trenwick common stock for each share of Chartwell common stock covered by the Chartwell option. The number of shares of Trenwick common stock covered by the converted options will be rounded down to the nearest whole number. The exercise price per share of the converted options will be adjusted so that the exercise price per share will equal the exercise price per share of Chartwell common stock under the Chartwell stock options divided by the exchange ratio of 0.825 (rounded up to the nearest whole cent). Pursuant to the terms of Chartwell's management stock option plans, following approval of the merger by the Chartwell stockholders, each Chartwell management stock option will become immediately exercisable in full. The Chartwell stock options will otherwise have the same terms and conditions that were applicable to the Chartwell stock options prior to the merger.

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

     At the completion of the merger, each outstanding warrant to purchase Chartwell common stock shall be assumed by Trenwick in accordance with its terms.

     As a result of the merger, each outstanding option to purchase Chartwell common stock under Chartwell's Sharesave Scheme 1997 (a stock purchase plan for Chartwell's employees in the United Kingdom), whether or not then vested or exercisable, will be converted into 0.825 of a share of Trenwick common stock for each share of Chartwell common stock covered by the Chartwell option (with cash paid in lieu of fractional shares), minus the number of shares of Trenwick common stock whose value equals the amount of any United Kingdom tax that Trenwick is required to withhold.

OTHER EMPLOYEE BENEFITS

     Trenwick has agreed to cause those employees of Chartwell or its subsidiaries who are employed as of the completion of the merger and who then become employed by Trenwick to be provided with employee benefits (other than severance benefits) no less favorable in the aggregate than those benefits provided to other similarly situated employees of Trenwick and its subsidiaries. To the extent permissible under the law, Trenwick will cause these employees to receive full credit for service with Chartwell or its subsidiaries for purposes of eligibility and vesting (but not benefit accrual). Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitation.

INDEMNIFICATION AND INSURANCE

     The merger agreement provides that Trenwick will indemnify the present and former directors and officers of Chartwell and its subsidiaries to the same extent provided under the Chartwell Restated Certificate of Incorporation and the Chartwell Amended and Restated By-Laws (or the comparable documents of the relevant Chartwell subsidiary, as applicable) against any liabilities or expenses incurred in respect of acts or omissions occurring at or prior to the effective time of the merger. For at least six years from the effective time, Trenwick will maintain, for all former and current directors, officers or employees of Chartwell and its subsidiaries, the current directors' and officers' liability insurance, fiduciary liability insurance and indemnification policies maintained by Chartwell and its subsidiaries to the extent that these policies provide coverage for any matter existing, or any act or omission occurring, on or before the effective time. However, Trenwick is not required to maintain these policies if the annual premium for the policies would be more than twice the last annual premium paid before the merger agreement was signed. In lieu of maintaining these policies, Trenwick may, in certain circumstances, provide coverage under the policies that it maintains for the benefit of its own officers and directors, so long as the insurer has an A.M. Best rating of A or better and the coverage is at least as favorable as the coverage provided under the policies maintained by Chartwell and its subsidiaries. If the existing policies maintained by Chartwell and its subsidiaries expire or are cancelled or terminated before six years after the effective time of the merger, or if the annual premium under those policies would be more than twice the last annual premium paid before the merger agreement was signed, Trenwick will use its reasonable efforts to buy, for the remainder of the six-year period, as much coverage as it can buy for an annualized premium that is twice the last annual premium paid before the merger agreement was signed.

PUBLIC TRADING MARKETS; DELISTING AND DEREGISTRATION OF CHARTWELL COMMON STOCK

     Chartwell common stock is currently listed on the NYSE under the symbol "CWL." Following consummation of the merger, Chartwell common stock will be delisted from the NYSE and deregistered under the Exchange Act. Upon such deregistration, Chartwell will no longer be required to make separate periodic filings with the SEC under the Exchange Act. Trenwick common stock currently is listed on NASDAQ under the symbol "TREN." Trenwick has applied to list the shares of Trenwick common stock to be issued in the merger on NASDAQ and intends to apply to list the Trenwick common stock on the NYSE as soon as practicable after the merger.

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

                              THE MERGER AGREEMENT

GENERAL

     The merger agreement provides for the merger of Chartwell with and into Trenwick, with Trenwick surviving the merger and continuing its corporate existence under Delaware law. This section of the document describes important provisions of the merger agreement. Because the description of the merger agreement contained in this document is a summary, it does not contain all of the information that may be important to you. You should read carefully the entire copy of the merger agreement which is attached as Appendix A to this document and incorporated herein by reference, before you decide how to vote.

CLOSING OF THE MERGER

     Unless the parties agree otherwise, the closing of the merger will take place at 10:00 a.m. on the second business day after the date on which all closing conditions have been satisfied or waived. The closing of the merger will take place at the offices of Baker & McKenzie, 805 Third Avenue, New York, New York 10022, unless Trenwick and Chartwell agree in writing to another date, time or place. The closing of the merger is expected to take place shortly after the approval of the stockholders of Trenwick and Chartwell at the special meetings and the receipt of all necessary insurance and other regulatory approvals.

EFFECTIVE TIME OF THE MERGER

     At the closing of the merger, Trenwick and Chartwell will file a certificate of merger with the Delaware Secretary of State. The merger will become effective at the time the certificate of merger is duly filed with the Secretary of State of the State of Delaware, unless Chartwell and Trenwick agree in writing to have the certificate of merger specify a later time as the effective time of the merger.

TRENWICK FOLLOWING THE MERGER

     After the merger, Trenwick's Restated Certificate of Incorporation and By-Laws as in effect immediately prior to the effective time of the merger will continue to be the certificate of incorporation and by-laws of Trenwick. Once the merger is completed, Trenwick will increase the size of its board of directors to enable its board of directors to appoint four individuals to be designated by Chartwell to the Trenwick board of directors. Trenwick and Chartwell expect that the four designees will be Richard E. Cole, Robert M. DeMichele, Frank E. Grzelecki and John Sagan, each of whom currently is a Chartwell director. The executive officers of Trenwick upon completion of the merger will be comprised of Trenwick's current executive officers and individual executive officers of Chartwell appointed by the Trenwick board of directors.

TERMS OF THE MERGER; CONSIDERATION TO BE RECEIVED IN THE MERGER

     Pursuant to the merger agreement, and on the terms and conditions set forth therein, at the effective time of the merger, Chartwell will be merged with and into Trenwick. Upon consummation of the merger, the separate corporate existence of Chartwell will cease and Trenwick will be the surviving corporation in the merger and will continue to be governed by the laws of Delaware. As a result of the merger and without any action on the part of any stockholder of either Chartwell or Trenwick:

     - each issued and outstanding share of Chartwell common stock (other than the shares owned by Trenwick, Chartwell or their subsidiaries) shall be converted into the right to receive 0.825 of a share of Trenwick common stock and the right, if any, to receive cash in lieu of any fractional shares of Trenwick common stock and any distribution or dividend in respect of Trenwick common stock with a record date which is at or after the merger is completed, in each case without interest;

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

     - each share of Chartwell common stock owned by Trenwick, Chartwell or their subsidiaries as treasury stock will be automatically cancelled and retired and will cease to exist, and no securities of Trenwick or other consideration will be delivered in exchange for those shares; and

     - all shares of Chartwell common stock will no longer be outstanding, will automatically be cancelled and retired and will cease to exist. Chartwell stockholders will cease to have any rights with respect to those shares, except the right to receive the merger consideration in accordance with the terms of the merger agreement.

     If any change occurs in the number of outstanding shares of common stock of Trenwick or Chartwell before the effective time of merger as a result of a reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, any stock dividend with a record date before the effective time of merger or any similar transaction, the merger consideration and the disposition of the options and warrants as provided in the merger agreement will be appropriately adjusted.

     No fractional shares of Trenwick common stock will be issued in the merger. Instead, the merger agreement provides that each holder of Chartwell common stock who would otherwise have been entitled to receive a fractional share of Trenwick common stock will be entitled to receive cash in lieu thereof. See
"-- Fractional Shares."

     All shares of Trenwick common stock to be issued pursuant to the merger will be deemed issued and outstanding as of the effective time of the merger. Once the merger is completed, the shares of Chartwell common stock that were outstanding immediately prior to the effective time of the merger will no longer be transferred on the stock transfer books of Chartwell.

EXCHANGE OF CERTIFICATES

     Prior to the merger, Trenwick will enter into an agreement with First Chicago Trust Company, a division of EquiServe, to effect the exchange of certificates representing shares of Chartwell common stock for certificates representing Trenwick common stock and cash to be paid in lieu of any fractional shares. First Chicago acting in this capacity is called the "exchange agent" in this document.

     At the effective time of the merger, Trenwick will deposit certificates representing Trenwick common stock in trust for the holders of Chartwell common stock.

     Promptly after the merger (but in no event more than five days thereafter), the exchange agent will mail to each holder of a certificate of Chartwell common stock a letter of transmittal and instructions explaining how to surrender the certificate in exchange for shares of Trenwick common stock (and cash in lieu of fractional shares of Trenwick common stock, if applicable). Chartwell stockholders who surrender their stock certificates to the exchange agent, together with a properly completed and signed letter of transmittal and any other documents required by the instructions to the letter of transmittal, will receive that number (rounded down to the nearest whole number) of validly issued, fully paid and non-assessable shares of Trenwick common stock which is equal to the exchange ratio multiplied by the number of shares of Chartwell common stock surrendered, plus cash in lieu of fractional shares as described below.

     Chartwell stockholders who receive Trenwick common stock in the merger will be entitled to dividends or other distributions declared on Trenwick common stock with a record date after the effective time of the merger. However, no such dividends or other distributions will be paid to the holder of a certificate representing shares of Chartwell common stock until the holder of the certificate has surrendered it for exchange. Upon surrender of the certificates, those dividends or other distributions will be paid without any interest.

     If any Chartwell stockholder has lost his certificate representing Chartwell common stock, or if the certificate has been stolen or destroyed, the holder of the certificate can still obtain the shares of Trenwick common stock (and any cash payable in lieu of fractional shares) to which he is entitled (without interest) if he submits to the exchange agent an affidavit stating that the certificate has been lost, stolen or destroyed. Trenwick may also require any Chartwell stockholder whose certificate that has been lost, stolen

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

or destroyed to post a bond in an amount that Trenwick may reasonably require to indemnify Trenwick against claims that may be made against it with respect to such lost certificate.

     After 180 days have passed after the effective time of the merger, Trenwick may require the exchange agent to return to Trenwick any portion of the certificates representing shares of Trenwick common stock (and cash in lieu of Trenwick common stock) to be issued in the merger that have not been distributed to former Chartwell stockholders. Thereafter, former Chartwell stockholders who have not surrendered their certificates for exchange for certificates representing Trenwick common stock (and cash in lieu of fractional shares) must look only to Trenwick for payment of their claims for any merger consideration and any dividends or distributions with respect to Trenwick common stock.

FRACTIONAL SHARES

     No certificates or scrip representing fractional shares of Trenwick common stock will be issued upon the surrender for exchange of certificates that represented shares of Chartwell common stock immediately prior to the effective time of the merger, and such fractional share interests will not entitle their owner to vote or to any rights of as a stockholder of Trenwick. Chartwell stockholders who would otherwise receive fractional shares of Trenwick common stock will receive cash instead of fractional shares, as described below.

     As promptly as practicable after the effective time of the merger, the exchange agent will determine the number of excess shares of Trenwick common stock, by calculating:

        - the number of shares of Trenwick common stock that were deposited with the exchange agent in connection with the merger, minus

        - the number of whole shares of Trenwick common stock to be distributed in connection with the merger.

     The exchange agent will then sell all excess shares at the prevailing market price. The proceeds of the sale of the excess shares will be used to pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the exchange agent, incurred in connection with the sale of excess shares and to pay to former Chartwell stockholders amounts due in respect of fractional shares.

     Each Chartwell stockholder who would otherwise receive fractional shares of Trenwick common stock will receive cash in the amount equal to his or her proportionate share of the net proceeds of the sale of excess shares.

     Each Chartwell stockholder's proportionate share of the net proceeds will be:

        - the fractional part of a share of Trenwick common stock held by the stockholder, divided by

        - the aggregate fractional shares of Trenwick common stock held by all Chartwell stockholders.

     No Chartwell stockholder will be entitled to receive cash in an amount greater than the value of one full share of Trenwick common stock or interest on any cash received in lieu of a fractional share of Trenwick common stock.

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

CONDITIONS OF THE MERGER

MUTUAL CONDITIONS

     The obligation of each of Chartwell and Trenwick to effect the merger is subject to, among other things, the following conditions, unless any of these conditions are waived by both companies on or before the effective time of the merger:

        - the Chartwell stockholders and the Trenwick stockholders must adopt the merger agreement and approve the merger and related transactions;

        - the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Act must expire or terminate;

        - Trenwick and Chartwell must receive all approvals of any governmental authority and Lloyd's, including insurance regulatory approvals, required to consummate the merger, except that such approvals may be subject to conditions customarily imposed by insurance regulatory authorities or Lloyd's and other conditions that are consistent with Chartwell's and Trenwick's obligations to use commercially reasonable efforts to complete the merger and the related transactions;

        - there must be no legal restriction which prohibits completion of the merger, by any court, arbitrator, governmental or regulatory authority, agency, commission, or a body of competent jurisdiction;

        - the registration statement on Form S-4 filed with the SEC to register the Trenwick common stock to be issued in the merger, of which this document is a part, must be declared effective under the Securities Act and there must be no stop order suspending the effectiveness of such registration statement and no proceedings for that purpose initiated by the SEC;

        - the shares of Trenwick common stock to be issued in the merger and the related transactions must be approved for trading on NASDAQ; and

        - Trenwick and Chartwell must receive all required consents and waivers of third parties to the consummation of the merger, other than those consents and waivers which, if not obtained, do not have and are not likely to have, a material adverse effect on Trenwick and its subsidiaries or on Chartwell and its subsidiaries.

ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF TRENWICK AND CHARTWELL

     In addition, the obligations of Trenwick and Chartwell under the merger agreement are subject to the further satisfaction or waiver by each party of the following conditions:

        - the representations and warranties of the other party set forth in the merger agreement must be true and correct both as of the date of the merger agreement and at and as of the effective time of the merger, as if made at and as of such time, (unless the representation or warranty is made as of an earlier date, in which case it must be true as of that earlier date), except where the failure of those representations and warranties to be true and correct does not have, and is not likely to have, either individually or in the aggregate, a material adverse effect on the party making the representation;

        - the other party must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date;

        - the party must have received an opinion from its counsel, dated the effective time of the merger, stating that the merger will be treated as a reorganization under Section 368(a)(1) of the Internal Revenue Code;

        - the claims-paying or financial strength ratings of the other party from A.M. Best & Co. or Standard & Poor's Corporation must not be lowered or placed on credit watch with negative implications (other than as a result of the announcement or completion of the merger and the related transactions), unless such action is reversed before the effective time of the merger; and

        - no material adverse change that relates to the other party will have occurred; in the case of Trenwick's obligation to complete the merger, this condition does not apply after the Chartwell stockholders adopt the merger agreement and approve the merger.

     For purposes of the merger agreement, material adverse change or material adverse effect means, with respect to either party to the merger agreement, any change, effect, event, occurrence or state of facts that is, or will be, materially adverse to the business, results of operations or financial condition of that party and its subsidiaries taken as a whole, other than any change, effect, event, occurrence or state of facts relating to:

        - the United States or global economy or securities markets in general;

        - the merger agreement, the merger or related transactions or the announcement thereof;

        - any segment of the property and casualty insurance or reinsurance industry in which such party participates in general;

        - any decrease in the value of portfolio investments resulting from an increase in prevailing market interest rates; or

        - any losses under insurance, reinsurance or retrocessional agreements (other than where a subsidiary of Trenwick or Chartwell is the cedent) in respect of any event that is designated to be a catastrophe by the Property Claims Services Division of the American Insurance Services Group, Inc.

ADDITIONAL CONDITIONS TO THE OBLIGATION OF TRENWICK

     As a condition to Trenwick's willingness to enter into the merger agreement, Trenwick required, and Chartwell agreed, that Trenwick be indemnified and guaranteed, effective upon completion of the merger, against adverse reserve development in Chartwell's business, including its operations at Lloyd's, and that such indemnity and guarantee be accomplished through a reinsurance agreement which is an express condition to the completion of the merger. Trenwick's obligation to complete the merger is also subject to the delivery to Trenwick by counsel to Chartwell of an opinion to the effect that the merger will not constitute a change of control under Chartwell's Contingent Interest Notes due 2006.

REPRESENTATIONS AND WARRANTIES

MUTUAL REPRESENTATIONS AND WARRANTIES

     The merger agreement contains mutual representations and warranties, subject to qualifications, made by Chartwell to Trenwick and by Trenwick to Chartwell, each relating to, among other things:

        - the capitalization, organization, corporate power and similar corporate matters of Chartwell, Trenwick and each of their subsidiaries;

        - authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

        - the timeliness and accuracy of all filings of financial statements and documents filed with the SEC and the applicable insurance regulatory authorities;

        - the accuracy of information supplied for use in the registration statement on Form S-4, of which this document is a part;

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

        -          the absence of material adverse changes;

        - the absence of any declaration of dividends (other than ordinary dividends on common stock) or distributions;

        - the absence of any increases in salary or bonus, except in the ordinary course of business or as required under any existing employment agreement;

        -          the absence of any increase in severance or termination pay;

        - the absence of any amendments of any employment or similar agreements with any current or former director or officer;

        - the absence of any tax election that would have a material adverse effect;

        - the absence of any change in accounting principles or practices, unless required by a change in the applicable accounting principles;

        - employee benefit matters, including compliance of employee benefit plans with applicable laws;

        - certain tax matters, including lack of knowledge of any facts or circumstances that are reasonably likely to prevent the merger from qualifying as a "reorganization" under Section 368(a) of the Internal Revenue Code;

        - the absence of conflicts under governing documents, required consents, approvals and filings, and the absence of violations of any agreements, licenses, permits or laws;

        - compliance with applicable laws and receipt of all necessary approvals and authorizations;

        -          the absence of litigation;

        -          the absence of undisclosed liabilities;

        - the determination of reserves for claims, losses, and loss adjustment expenses;

        - compliance with insurance laws and regulations with respect to insurance issued;

        - the receipt of fairness opinions from their respective financial advisers;

        -          stockholder voting requirements;

        - the absence of undisclosed broker, investment banker or financial advisor fees and expenses;

        - the absence of default or violation of the restated certificate of incorporation or by-laws of a party or agreements of that party or its subsidiaries;

        -          the absence of undisclosed related party transactions;

        -          title to property and status of leases;

        -          environmental matters;

        - private equity investment interests of the company and its subsidiaries; and

        - reinsurance contracts, coverholders and managing general agents.

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF CHARTWELL

     Chartwell has made additional representations relating to, among other things: actions that have been taken regarding Chartwell's rights agreement and
Section 203 of the Delaware corporation law; and the representation that Chartwell has obtained an underwriting commitment with respect to the reinsurance agreement described in "Related Agreements and Transactions -- Reinsurance Agreement."

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

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF TRENWICK

     Trenwick has also made a representation and warranty relating to the absence of knowledge on its part of any reason to believe that it and its affiliates will not be able to obtain promptly any approvals from governmental entities and Lloyd's that are necessary to complete the merger.

COVENANTS

OPERATIONAL COVENANTS OF TRENWICK AND CHARTWELL

     Trenwick and Chartwell have each agreed as to itself and each of its subsidiaries that, after the date of the merger agreement and prior to the effective time of the merger (unless the other party shall otherwise approve in writing and except as otherwise expressly contemplated by the merger agreement), among other things:

        - it will conduct its businesses in the ordinary course substantially consistent with past practice and will use all commercially reasonable efforts to preserve its business organization intact and maintain its existing relationships with agents, brokers, insureds, reinsureds and other business associates;

        - it will not amend its certificate of incorporation or by-laws;

        - it will not split, combine or reclassify its outstanding shares of stock or declare or pay any dividends, other than regular quarterly cash dividends;

        - it will not issue, deliver, sell, grant, pledge, or otherwise encumber any shares of its capital stock, any other voting securities, or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than shares issuable upon exercise of options or warrants outstanding on the date of the merger agreement, in accordance with the party's rights agreement, or, in the case of Chartwell, pursuant to the stock option agreement);

        - it will not sell, lease, mortgage, transfer or encumber any of its property or assets (other than dispositions of investment assets in accordance with its investment guidelines and dispositions of other assets up to $1 million in the ordinary course of business);

        - it will not acquire any other business organization or make any material investment (other than acquisitions of investment assets in the ordinary course of business pursuant to its investment guidelines);

        - it will not borrow money, except pursuant to existing credit facilities in the ordinary course of business, and it will not make any loans to or investments in any person, except to its subsidiaries and as necessary to make permitted acquisitions of investment assets;

        - other than in the ordinary course of business, it will not make any capital expenditure, and in no case will it make any capital expenditure in excess of $1 million;

        - it will not enter into, adopt, amend or terminate any benefit plan or arrangement for the welfare or benefit of any director, officer or employee; nor will it increase any compensation or benefits of any director, officer or employee (except for certain merit increases for non-officer employees, subject to certain limits, and except as required under existing agreements);

        - it will not enter into any agreement that restricts the operations of Trenwick after the merger;

        - it will not settle or compromise any litigation or claim if the settlement of such litigation or claim involves payment of more than $100,000 (other than claims for

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

                   contractual benefits under any insurance or reinsurance contract under which it is the insurer or reinsurer);

        - it will not take any action or fail to take any action which action or omission would jeopardize the qualification of the merger as a "reorganization" under Section 368(a)(1)(A) of the Internal Revenue Code;

        - it will not make any tax election or settle or compromise any income tax liability that would have a material adverse effect on it;

        - it will not make any change in accounting principles or practices materially affecting its assets, liabilities, or business, except as required by a change in GAAP or statutory accounting principles or applicable foreign accounting rules or principles; and

        - it will not commute any corporate aggregate excess of loss reinsurance contracts or arrangements.

ADDITIONAL COVENANTS OF TRENWICK AND CHARTWELL

     The merger agreement contains additional agreements relating to, among other things:

        - the preparation, filing and distribution of this document and Trenwick's filing of the registration statement on Form S-4 of which this document is a part;

        - mutual consultation with respect to press releases and other public statements concerning the merger agreement, the merger and related transactions;

        - cooperation with respect to filings with governmental authorities and other agencies and organizations;

        - the delivery of "comfort letters" from each company's independent accountants in connection with the filing of the registration statement on Form S-4 of which this document is a part; and

        - cooperation in the defense of any litigation relating to the merger agreement, the merger and related transactions.

ADDITIONAL COVENANTS OF CHARTWELL

     In addition, with respect to certain syndicates of Lloyd's that are managed by subsidiaries of Chartwell or through which subsidiaries of Chartwell underwrite risks, Chartwell has agreed to cause the business of such syndicates to be conducted as set forth in a business plan that was prepared by Chartwell and not to sell or otherwise transfer any material portion of its interest in any of such syndicates without prior written consent of Trenwick.

ADDITIONAL COVENANTS OF TRENWICK

     Trenwick has made certain commitments with respect to employee and severance benefits of Chartwell employees and with respect to indemnifying, and maintaining directors' and officers' liability insurance for, current and former directors of Chartwell and its subsidiaries. These commitments are described under "The Merger -- Other Arrangements with Employees -- Other Employee Benefits" and "-- Indemnification and Insurance."

AGREEMENT NOT TO SOLICIT OTHER OFFERS

     The merger agreement provides that neither Chartwell nor any of its subsidiaries will, nor will Chartwell authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to solicit, initiate, encourage (including by way of furnishing non-public information), or take any other action designed to facilitate, or participate in any discussions or negotiations regarding, any inquiries or the making of any proposal or offer with respect to a "takeover proposal."

     Under the merger agreement, "takeover proposal" means an inquiry, proposal or offer relating to:

        - any acquisition or purchase by a third party of a business that constitutes 15% or more of the net revenues, net income or assets of Chartwell and its subsidiaries, taken as a whole;

        - any acquisition or purchase by a third party of 15% or more of any class of equity securities of Chartwell or any of its subsidiaries;

        - any tender offer or exchange offer that, if consummated, can result in any person beneficially owning 15% or more of any class of equity securities of Chartwell or any of its subsidiaries; or

        - any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Chartwell or any of its significant subsidiaries.

     Notwithstanding the foregoing, if Chartwell receives, before the special meeting of Chartwell stockholders, a "superior proposal" (as described below) that was not solicited by Chartwell and did not otherwise result from a breach of Chartwell's obligation not to solicit takeover proposals and if, after consulting with counsel, the Chartwell board believes that it is necessary to do so in order to comply with its fiduciary duties, then Chartwell or its board of directors may:

        - furnish information with respect to Chartwell and its subsidiaries to any person making a superior proposal pursuant to a customary confidentiality agreement; and

        - participate in discussions or negotiations regarding such superior proposal.

     If Chartwell decides to take either of these actions with respect to a superior proposal, Chartwell must first notify Trenwick in writing of its decision. In addition, at all times and before taking any of the actions described above, Chartwell must also notify Trenwick if it receives a request for material non-public information or a takeover proposal, inform Trenwick of the identity of any person making a takeover proposal and of the material terms of the takeover proposal, and keep Trenwick informed of the status and material details of any such request or proposal. Trenwick will keep all such information confidential.

     A "superior proposal" must meet the following criteria:

        - the proposal is made by a third party to acquire, directly or indirectly, more than 50% of the combined voting power of the shares of Chartwell common stock then outstanding or all or substantially all the assets of Chartwell including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction;

        - the proposal offers consideration consisting of cash and/or securities;

        - the proposal is otherwise on terms which the Chartwell board of directors determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to Chartwell's stockholders than the merger and the transactions contemplated by the merger agreement; and

        - if the proposal requires financing, such required financing is then committed or, in the good faith judgment of the Chartwell board of directors, is reasonably capable of being obtained by the third party.

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

     In addition, except in the circumstances described below, neither the Chartwell board of directors nor any committee of the Chartwell board of directors may:

        - withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Trenwick, the approval or recommendation by the Chartwell board of directors of the merger agreement and related transactions;

        - approve or recommend, or propose publicly to approve or recommend, any takeover proposal; or

        - cause Chartwell to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any takeover proposal.

     However, if the Chartwell board of directors is prepared to accept a superior proposal, the Chartwell board of directors must forward written notice to Trenwick specifying the material terms and conditions of the superior proposal and identifying the person making the superior proposal. Trenwick will keep all of the information in the written notice confidential. After the fifth business day following Trenwick's receipt of the written notice, the board of directors of Chartwell may terminate the merger agreement, upon payment of the applicable termination fee, and if it chooses, cause Chartwell to enter into an acquisition agreement with respect to any superior proposal, and withdraw its approval and recommendation to Chartwell stockholders of the transactions contemplated by the merger agreement.

     None of Chartwell's obligations described above prohibits Chartwell from taking and disclosing to the Chartwell stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Chartwell stockholders if, in the good faith judgment of the board of directors of Chartwell, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law.

TERMINATION

     The merger agreement may be terminated at any time prior to the effective time of the merger (whether before or after the Trenwick stockholders and the Chartwell stockholders approve the merger agreement and the merger):

     (a) by the mutual written consent of the board of directors of Trenwick and the board of directors of Chartwell;

     (b) by the written notice by either the board of directors of Trenwick or the board of directors of Chartwell:

           - if the merger has not become effective on or before December 31, 1999, unless the failure to complete the merger is the result of the failure by the party seeking to terminate the merger agreement to fulfill any of its obligations under the merger agreement;

           - if Trenwick fails to obtain the required approval of its stockholders at the Trenwick stockholders meeting; or

           - if any governmental entity has issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action Trenwick and Chartwell shall use their commercially reasonable efforts to lift) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement and such order, decree, ruling or other action has become final and nonappealable;

     (c)     by the board of directors of Chartwell:

           - if Trenwick breaches or fails in any material respect to perform or comply with any of its material covenants or agreements, or if Trenwick breaches any of its representations and warranties in any material respect and such breach would have or would be reasonably likely to have a material adverse effect on Trenwick and its subsidiaries, in each case such that the conditions to Chartwell's obligation to complete the merger cannot be satisfied; however, Chartwell may not terminate the merger agreement if Trenwick can cure the breach through the exercise of its best efforts and for so long as Trenwick uses its best efforts to cure it;

           - after Chartwell gives Trenwick five business days written notice that it is prepared to accept a superior proposal as permitted under the no-solicitation provision (see
                 "-- Covenants -- Agreement Not to Solicit Other Offers"), gives Trenwick 48 hours advance notice of termination, and pays the required termination fee. Chartwell will notify Trenwick promptly if it is no longer prepared to accept the Chartwell superior proposal referred to in its notification; or

           - if Chartwell fails to obtain the required approval of its stockholders at the Chartwell stockholders meeting and Chartwell pays Trenwick any required termination fee (which will be payable only if a third party has made a takeover proposal with respect to Chartwell); and

     (d)     by the board of directors of Trenwick:

           - if Chartwell breaches or fails in any material respect to perform or comply with any of its material covenants or agreements, or if Chartwell breaches any of its representations and warranties in any material respect and such breach would have or would be reasonably likely to have a material adverse effect on Chartwell and its subsidiaries, in each case such that the conditions to Trenwick's obligation to complete the merger cannot be satisfied; however, Trenwick may not terminate the merger agreement if Chartwell can cure the breach through the exercise of its best efforts and for so long as Chartwell uses its best efforts to cure it;

           - if the board of directors of Chartwell withdraws or modifies or changes its approval or recommendation of the merger agreement or the merger in a manner adverse to Trenwick or approves or recommends a takeover proposal, or if Chartwell enters into an agreement in principle (or similar agreement) or definitive agreement providing for a takeover proposal with a person or entity other than Trenwick or any of its subsidiaries (or the board of directors of Chartwell resolves to do any of the foregoing); or

           - if the stockholders of Chartwell do not approve the merger at the Chartwell stockholders meeting.

     Upon termination, the merger agreement shall become void and have no effect, without any liability or obligation on the part of Trenwick or Chartwell, other than the payment of fees and expenses as described in "-- Expenses and Termination Fees" below, and the payment of the termination fee (as described below), if required. Termination does not relieve any party from liability for any willful and material breach of the representations, warranties, covenants or agreements set forth in the merger agreement prior to any such termination.

EXPENSES AND TERMINATION FEES

     Trenwick and Chartwell will pay their own fees and expenses in connection with the merger agreement, the stock option agreement and related transactions, except that Trenwick and Chartwell shall each pay one-half of the costs and expenses incurred in connection with the printing and mailing of this document and certain regulatory filings. In addition, Chartwell will pay Trenwick a termination fee in the amount of $6.5 million, in the event that:

        - the Chartwell board of directors terminates the merger agreement after giving 48 hours written notice to Trenwick of such termination and five business days written notice that the Chartwell board of directors is prepared to accept a superior proposal;

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

        - the Trenwick board of directors terminates the merger agreement after the Chartwell board of directors withdraws, modifies or changes its approval or recommendation of the merger agreement in a manner adverse to Trenwick or approves or recommends a takeover proposal or Chartwell enters into an agreement with a third party providing for a takeover proposal;

        - either party terminates the merger agreement if the Chartwell stockholders do not approve the merger and a third party has made a takeover proposal; or

        - the Trenwick board of directors terminates the merger agreement after Chartwell:

                   - breaches (and fails to cure such breach) any of its material covenants and agreements in the merger agreement, or

                   - breaches (and fails to cure such breach) its representations and warranties in any material respect and such breach would have or be reasonably likely to have a material adverse effect on Chartwell and its subsidiaries, in each case such that the conditions to Trenwick's obligation to complete the merger cannot be satisfied, and within one year of such termination, Chartwell enters into a definitive agreement with respect to a superior proposal. In the event of such termination, Chartwell will pay to Trenwick, on the date of termination, $2.0 million in respect of liquidated damages, even if a definitive agreement with respect to a superior proposal does not exist at the time of termination. Such $2.0 million will be credited towards any termination fee that becomes due to Trenwick from Chartwell.

AMENDMENT AND WAIVER

     Subject to the provisions of applicable law, Trenwick and Chartwell can agree in writing to amend, modify, or supplement any provision of the merger agreement at any time prior to the effective time, whether before or after approval of the merger by the Chartwell stockholders and the Trenwick stockholders, except that, if the Trenwick stockholders or Chartwell stockholders already have adopted the merger agreement and approved the merger, Trenwick and Chartwell may not make any amendment that requires additional approval by the stockholders unless they obtain such additional approval.

     At any time prior to the effective time of the merger, either party may, in writing: extend the time for performance of any of the obligations of the other party; waive any inaccuracies in representations and warranties of the other party; or waive compliance by the other party with any agreements or conditions of the other party.

ACCESS TO INFORMATION

     Each of Trenwick and Chartwell has agreed to provide, and to cause its subsidiaries to provide, to the other party's officers, directors, employees, counsel, accountants and other authorized representatives access during normal business hours to its and its subsidiaries' property, books, contracts and records throughout the period prior to the effective time of the merger. In addition, during such period Trenwick and Chartwell will each furnish to the other party all information as it may reasonably request.

                      RELATED AGREEMENTS AND TRANSACTIONS

REINSURANCE AGREEMENT

     As a condition to Trenwick's willingness to enter into the merger agreement, Trenwick required, and Chartwell agreed, that Trenwick be indemnified and guaranteed, effective upon completion of the merger, against adverse reserve development in Chartwell's business, including its operations at Lloyd's, and that such indemnity and guarantee be accomplished through a reinsurance agreement which is an express condition to the completion of the merger. Accordingly, Chartwell has obtained a commitment from

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

London Life and Casualty Corporation for an aggregate excess of loss reinsurance agreement providing up to $100 million in coverage against unanticipated increases in Chartwell's reserves for business written on or before the date the merger is completed. Within the $100 million maximum, the protection is limited to $100 million for increased reserves attributable to Chartwell's Lloyd's operations, $25 million for increased reserves attributable to catastrophe and Year 2000 losses and $50 million for increased reserves attributable to asbestos and environmental coverage losses. The reinsurance agreement is a condition to Trenwick's obligation to effect the merger and will take effect upon the merger's completion. London Life's obligation to enter into the reinsurance agreement is subject to certain conditions, including the commutation of certain of Chartwell's excess of loss reinsurance treaties. The commitment provides that the reinsurance agreement will not be cancellable by London Life and that London Life's obligations will be secured by either a trust account or a letter of credit. London Life is a Barbados company rated A (Excellent) by A.M. Best Company. The premium payable for the reinsurance will be approximately $56 million.

STOCK OPTION AGREEMENT

     As an inducement to Trenwick to enter into the merger agreement, Chartwell granted Trenwick an irrevocable option to purchase 1,918,729 shares of Chartwell common stock (equal to approximately 19.9% of the outstanding Chartwell common stock) at a per share price of $23.82, equal to the imputed value of a share of Chartwell common stock as of the date of the merger agreement based upon Trenwick's stock price and the exchange ratio. Trenwick may exercise the stock option, in whole or in part, at any time, or from time to time, after (but not prior to) the occurrence of one of the trigger events (as defined below) until the option terminates in accordance with the terms of the stock option agreement. The following description of the stock option agreement does not purport to be complete and is qualified in its entirety by reference to the stock option agreement. You can find a copy of the stock option agreement attached as Appendix B to this document.

     If there is any change in the number of issued and outstanding shares of Chartwell common stock as a result of any stock dividend, stock split, split-up, recapitalization, reorganization or other change in the corporate or capital structure of Chartwell, the number and/or kind of Chartwell shares that are covered by the stock option and the purchase price per Chartwell share will be appropriately adjusted to restore Trenwick to its rights, including its right to purchase shares of Chartwell common stock representing 19.9% of the outstanding Chartwell common stock.

     A "trigger event" occurs when the merger agreement becomes terminable:

        - by the Chartwell board of directors after giving 48 hours written notice to Trenwick of a Chartwell takeover proposal;

        - by the Trenwick board of directors after the Chartwell board of directors withdraws, modifies or changes its approval or recommendation of the merger agreement in a manner adverse to Trenwick or approves or recommends a takeover proposal or Chartwell enters into an agreement with a third party providing for a takeover proposal;

        - by either party if the Chartwell stockholders do not approve the merger and a third party has made a takeover proposal; or

        - by the Trenwick board of directors after Chartwell:

             -- breaches (and fails to cure such breach) any of its material covenants and agreements in the merger agreement, or

             -- breaches (and fails to cure such breach) any of its
                representations and warranties and such breach would have or be reasonably likely to have a material adverse effect on Chartwell and its subsidiaries,

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

        in each case such that the conditions to Trenwick's obligation to complete the merger cannot be satisfied, and within one year of such termination, Chartwell enters into a definitive agreement with respect to a superior proposal.

     Pursuant to the stock option agreement, at any time the stock option is exercisable, Trenwick may exercise the stock option, subject to satisfaction or waiver of certain conditions specified in the stock option agreement, by delivering to Chartwell a written "exercise notice" specifying the total number of option shares it wishes to purchase. Unless Trenwick is in material breach of the merger agreement or the stock option agreement, the stock option will be exercisable until terminated. The option will terminate when the first of the following occurs:

          - the merger is completed;

          - the merger agreement is terminated under conditions that would not constitute a trigger event; or

          - 180 days have passed after a trigger event (unless the stock option cannot be exercised due to a restraint under the law, in which case the stock option will terminate 10 business days after such restraint is removed or becomes final and not subject to appeal, but in no event later than the 365th day following such trigger event).

     Pursuant to the terms of the stock option agreement, Chartwell's obligation to deliver shares of Chartwell common stock upon exercise of the stock option is subject only to the conditions that:

          - any applicable waiting period under the Hart-Scott-Rodino Act has expired or terminated;

          - all other required consents, approvals, orders, authorizations of, or registrations, declarations or filings with any federal, state or local governmental entity have been obtained;

          - the option shares have been approved for listing on the NYSE; and

          - no preliminary or permanent injunction or other order or decree by any court of competent jurisdiction, law or regulation prohibiting or otherwise restraining such issuance is in effect.

     Under the stock option agreement, Trenwick's total profit (as defined below) may not exceed $9.0 million. If it otherwise would exceed such amount, Trenwick will repay the excess amount to Chartwell in option shares delivered to Chartwell for cancellation and/or cash paid to Chartwell. The term "total profit" means the aggregate amount (before taxes) of:

          - the amount of cash received by Trenwick as the termination fee and as liquidated damages under the merger agreement, plus

          - the net cash amounts received by Trenwick from the sale of option shares, less

          - Trenwick's purchase price for such option shares.

     Furthermore, Trenwick may not exercise the stock option for a number of shares of Chartwell common stock that would, as of the date of the exercise notice, result in a notional total profit (as defined below) of more than $9.0 million. If exercise of the stock option otherwise would cause Trenwick to realize a notional total profit of more than $9.0 million, Trenwick, at its discretion, may increase the option purchase price for a number of shares of Chartwell common stock specified in the exercise notice so that the notional total profit will not exceed $9.0 million. This restriction will not restrict any exercise of the stock option permitted on any subsequent date at the option purchase price.

     The term "notional total profit" means, with respect to any number of option shares as to which Trenwick proposes to exercise the stock option, the total profit determined as of the date of the exercise notice. For this purpose, the total profit is calculated assuming that Trenwick exercised the stock option on the date of the exercise notice for that number of shares of Chartwell common stock and assuming that those shares, together with all other shares of Chartwell common stock held by Trenwick and its subsidiaries as of the date of the exercise notice, were sold for cash at the closing market price of Chartwell common stock at the close of business on the preceding trading day.

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

                AMENDMENT TO THE TRENWICK 1993 STOCK OPTION PLAN

     An amendment to the Trenwick Group Inc. 1993 Stock Option Plan is being submitted by the Trenwick board of directors for approval by the Trenwick stockholders. If approved, the amendment would take effect upon the completion of the merger. This amendment will not take effect if the merger is not completed. The following discussion of the plan and the proposed amendment does not purport to be complete and is subject to, and qualified in its entirety by reference to, the text of the plan, which is incorporated herein by reference and is attached as Appendix E to this document.

PROPOSED AMENDMENT

     Trenwick's board of directors has approved an amendment to the plan to increase the number of shares of Trenwick common stock authorized for issuance under the plan by 125,000 shares. As currently in effect, the plan provides for the issuance of up to 1,675,000 shares of common stock. Since the plan was adopted, the Compensation Committee of Trenwick's board of directors has granted options for 938,420 shares under the plan, none of which have been exercised, and has awarded 119,473 restricted shares under the plan, leaving 617,107 shares available for potential future awards. If the stockholders approve the proposed amendment, upon completion of the merger a total of 742,107 shares would be available for future awards. The amendment will be adopted if it is approved by the affirmative vote of a majority of the votes duly cast at the Trenwick special meeting.

     There are currently 150,750 shares reserved for issuance under Trenwick's other stock plans, of which 83,250 shares are reserved for outstanding options under the 1989 Stock Plan (which is terminated as to future awards) and 49,500 shares are reserved for outstanding options and 18,000 shares are reserved for future awards under the 1993 Non-Employee Directors Stock Option Plan. Upon completion of the merger, approximately 1,172,573 additional shares of Trenwick common stock will be reserved for issuance upon the exercise of options issued under Chartwell's stock plans and approximately 275,989 additional shares of Trenwick common stock will be reserved for issuance upon the exercise of Chartwell warrants.

     The Trenwick board of directors believes that stock-based compensation promotes continuity of management and increased incentive and personal interest in Trenwick's welfare by those who are responsible for shaping and carrying out its long-range plans and securing its continued growth and financial success. Because the challenges of integrating Trenwick and Chartwell into a successful company after the merger will require the dedicated efforts of executive officers and other key employees, the board of directors believes that stock awards will play an even more important role in providing incentive for these individuals. With the expected addition of a substantial number of new plan participants as the result of the merger, including additional executive officers, the shares remaining in the plan will be insufficient for the continued success of the plan over its term. The Trenwick board of directors believes that this amendment will assure that the plan is appropriately designed to fulfill its goals for the foreseeable future.

THE PLAN

     Purpose. The plan is intended to strengthen the ability of Trenwick and its subsidiaries to attract and retain highly qualified employees by providing them with added incentive to render high levels of performance and effective service in connection with their employment through the opportunity for common stock ownership.

     Administration. The plan is administered by the compensation committee of Trenwick's board of directors. None of the committee members are eligible to participate in the plan. The committee, among other things, determines which qualified employees will receive restricted share, option and stock appreciation right awards, the time of each award, the size and exercise price of each award, whether to grant restricted shares or options and whether an option shall be an incentive stock option or a nonqualified stock option, and the terms of restricted shares, options and stock appreciation rights, all subject to the express requirements of the plan.

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

     Shares Subject to the Plan. With the adoption of the proposed amendment, a total of 1,800,000 shares of Trenwick common stock will be authorized for issuance under the plan, subject to the discretion of the board of directors in the case of various types of capital or corporate adjustments or other changes. Shares subject to any part of an option which terminates unexercised for any reason will be available for future awards. No individual may receive, in the aggregate, awards under the plan covering more than 450,000 shares, and no awards may be made under the plan after December 14, 2003.

     Eligibility. Only qualified employees may receive awards. A qualified employee is defined as a person designated by the compensation committee who is employed by Trenwick or a subsidiary on a salaried basis (including an officer who is also a director) and whose performance has had or could have a significant effect on the current or long-term success of Trenwick or a
subsidiary. Currently,    employees participate in the plan. The number of
current Chartwell employees expected to participate in the plan after the completion of the merger cannot be determined at this time and will depend upon how many of those employees become employees of Trenwick or its subsidiaries and what positions they hold.

     Option Exercise Price. The price at which options may be exercised may not be less than 100% of the fair market value of the shares on the date of grant. The exercise price of each option granted under the plan to date has been equal to the fair market value of the shares on the date of grant. Upon the exercise of an option, the exercise price is to be paid in cash, in shares of Trenwick common stock which have been held for at least six months, valued at their fair market value at the time of exercise, by a promissory note containing terms determined by the compensation committee, or by a combination of any of those methods. The plan also allows an optionee to pay the exercise price with the proceeds of the sale of a portion of the shares obtained upon the exercise. The issuance of options at fair market value on the date of grant constitutes performance-based compensation under Section 162(m) of the Internal Revenue Code, as further discussed in "Other Information for the Trenwick Special Meeting -- Report of the Compensation Committee on the Compensation of Trenwick's Executive Officers."

     Other Option Terms. The compensation committee determines when an option becomes exercisable. Each option granted under the plan prior to March 1998 becomes fully exercisable on a fixed date (ranging from just under eight years from the date of grant to 9 1/2 years from the date of grant), subject to acceleration if Trenwick's common stock trades at or above specified targets. The terms of the options granted in March 1998 and March 1999 provide that they become exercisable in five annual 20% installments beginning on the first anniversary of their grant date. If an option is not fully exercisable at the time of occurrence of a change in control, as defined in the plan, all portions of the option become immediately exercisable in full.

     Options terminate at the earliest of ten years after the date of grant, five years after retirement, immediately, if employment is terminated for cause, one month after any voluntary termination of employment other than retirement, 180 days after the date of the holder's death (but the option may only be exercised to the extent it was exercisable on the date of such events) or any earlier time set by the compensation committee at the time of the option grant. All options granted to date terminate in accordance with the described schedule.

     An option is exercisable only by the optionee. No option is transferable except by will or the laws of descent and distribution.

     Stock Appreciation Rights. A stock appreciation right permits an optionee to surrender option shares rather than exercise the option and then receive payment in cash, in shares of Trenwick common stock, or by a combination of both (as decided by the compensation committee), equal to the fair market value of the surrendered option shares minus their exercise price. The compensation committee has the discretion to grant a stock appreciation right in conjunction with an option grant or with respect to a previously granted option. A stock appreciation right may only be exercised if, and for so long as, the related option is exercisable. Shares as to which a stock appreciation right is exercised will not be available for future awards under the plan. No stock appreciation rights have been granted under the plan to date.

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

     Restricted Shares. A restricted share award is an award of shares of common stock that may not be sold, assigned, or otherwise disposed of (that is, it does not "vest") for a period of time determined by the compensation committee at the time of the award. The restricted shares awarded under the plan to date vest in five annual 20% installments beginning on the first anniversary of their award date. Except for the restriction against transfer until vesting, the recipient of the award has all rights of a Trenwick stockholder, including the right to vote the shares at stockholder meetings and the right to receive dividends paid on the shares. The number of restricted shares that may be awarded to plan participants in any one calendar year may not exceed 25% of the gross annual aggregate salaries of all qualified employees, divided by the closing market price of Trenwick's common stock on the day prior to the date of award. Upon the occurrence of a change in control, all restrictions will be removed and the restricted shares will be deemed to have vested. If a holder of restricted shares terminates employment, his or her unvested restricted shares will be forfeited and will be cancelled and unavailable for future awards under the plan. However, if the termination of employment is the result of death or disability, all of the restricted shares which would have otherwise vested in the year of such death or disability will immediately vest.

     Tax Withholding. Trenwick may, as options are exercised or as restricted shares vest, pay to the participant upon request a cash amount up to the aggregate minimum federal, state and local income tax withholding obligations that arise to the participant. This cash payment, which is determined based on the fair market value of the shares, is made in lieu of delivering the option shares or restricted shares and is applied by Trenwick to the satisfaction of the tax withholding obligations. To the extent that this type of cash payment is made, the corresponding number of shares having the same fair market value are charged against the total number of shares reserved under the plan.

  Federal Income Tax Consequences to Trenwick and the Participant.

     Incentive Stock Options

     Options granted under the plan which constitute incentive stock options will, in general, be subject to the following federal income tax treatment:

     - A grant will give rise to no federal income tax consequences to Trenwick or the participant.

     - An exercise will result in no federal income tax consequences to Trenwick.

     - An exercise will not result in ordinary federal taxable income to the participant, but may result in the imposition of or an increase in the alternative minimum tax. If shares acquired upon exercise are not disposed of within the same taxable year as the option is exercised, the excess of the fair market value of the shares at the time the option is exercised over the option price is included in the participant's computation of alternative minimum taxable income.

     - If shares acquired upon an exercise are disposed of within two years of the date of the option grant, or within one year of the date of the exercise, the participant will realize ordinary federal taxable income at the time of the disposition to the extent that the fair market value of the shares at the time of exercise exceeds the option price, but not in an amount greater than the excess, if any, of the amount realized on the disposition over the option price. Short-term or long-term capital gain will be realized by the participant at the time of such a disposition to the extent that the amount of proceeds from the sale exceeds the fair market value at the time of the exercise. Short-term or long-term capital loss will be realized by the participant at the time of such a disposition to the extent that the option price exceeds the amount of proceeds from the sale. If a disposition is made as described in this section, Trenwick will be entitled to a federal income tax deduction in the taxable year in which the disposition is made in an amount equal to the amount of ordinary federal taxable income realized by the participant. If shares acquired upon an exercise are disposed of after the later of two years from the date of the option grant or one year from the date of the option exercise, the participant will realize long-term capital gain or loss in an amount equal to the difference between the amount realized by the participant on the disposition and the participant's

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

       federal income tax basis in the shares, usually the option price. In such event, Trenwick will not be entitled to any federal income tax deduction.

     Non-Qualified Stock Options

     Nonqualified stock options granted under the plan (which constitute all options granted under the plan to date) will, in general, be subject to the following federal income tax treatment:

     - A grant will give rise to no federal income tax consequences to either Trenwick or the participant.

     - An exercise will generally result in ordinary federal taxable income to the participant in an amount equal to the excess of the fair market value of the shares at the time of exercise over the option price.

     - A deduction from federal taxable income will be allowed to Trenwick in an amount equal to the amount of ordinary income recognized by the participant, provided Trenwick deducts and withholds all appropriate federal withholding tax.

     - Upon a subsequent disposition of shares, a participant will recognize a short-term or long-term capital gain or loss equal to the difference between the amount received and the tax basis of the shares, usually their fair market value at the time of exercise.

     Stock Appreciation Rights

     Any stock appreciation rights which may be granted in conjunction an option will be subject to the following federal income tax treatment:

     - A grant will give rise to no federal income tax consequences to either Trenwick or the participant.

     - Upon an exercise, the economic value received by the participant, which is the excess of the fair market value of the shares on the date of the exercise over the option price, will be taxable to the participant as ordinary federal taxable income. Trenwick will receive a federal income tax deduction in an amount equal to the income realized by the participant.

     Restricted Shares

     Restricted shares awarded under the plan will be subject to the following federal income tax treatment:

     - An award will give rise to no federal income tax consequences to either Trenwick or the participant.

     - When restricted shares vest, the participant will realize ordinary income equal to the then fair market value of the restricted shares. Cash dividends received on restricted shares are also taxable to the participant as ordinary income. A deduction from federal taxable income will be allowed to Trenwick in an amount equal to the amount of ordinary income recognized by the participant, provided Trenwick deducts and withholds all appropriate federal withholding tax.

     - Upon a subsequent disposition of vested shares, the participant will realize a short-term or long-term capital gain or loss in an amount equal to the difference between the amount of proceeds from the sale and the tax basis of the shares, usually fair market value at the date of vesting.

     - Under a special provision of the Internal Revenue Code, a participant may elect within the 30-day period after an award of restricted shares to include in ordinary income for that year the fair market value of the shares (without considering the restrictions on them) at the date of award. If the election is made, Trenwick would be allowed a deduction against income in the same year and in the same amount. While no additional income would be recognized by the participant upon the vesting of the shares, no loss would be allowed to the participant upon subsequent forfeiture of any shares on which tax was paid. If any restricted shares are forfeited under the plan, in the year of forfeiture Trenwick would, however, be required to include in income any amount it had earlier

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       deducted related to those shares. The participant's basis in the shares for computing gain or loss on a subsequent disposition would be equal to the fair market value at the date of award which the participant included in income under the election.

     The federal income tax consequences described in this section are based on laws and regulations in effect on the date of this document. Future changes in those laws and regulations may affect the tax consequences described in this section. No discussion of state or local income tax treatment has been included.

     THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSAL TO AMEND THE PLAN IS IN THE BEST INTERESTS OF TRENWICK AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE 1993 STOCK OPTION PLAN.

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                          THE TRENWICK SPECIAL MEETING

GENERAL; DATES, TIMES AND PLACES

     This document is first being mailed to the holders of Trenwick common stock, on or about September 8, 1999. This document is accompanied by the notice of the special meeting and a form of proxy that is solicited by the board of directors of Trenwick for use at the Trenwick special meeting to be held on October 7, 1999, at 9:00 a.m., local time, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870. This document is also being furnished to Chartwell stockholders as a prospectus in connection with the issuance by Trenwick of shares of Trenwick common stock pursuant to the merger agreement.

PURPOSE OF THE TRENWICK SPECIAL MEETING

     At the Trenwick special meeting, Trenwick stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement and approve the merger and the related issuance of Trenwick common stock to Chartwell stockholders in completion of the merger and to consider and vote upon the addition of shares to a Trenwick stock plan to take effect upon completion of the merger.

REVOCATION OF PROXIES

     If you sign and mail the enclosed proxy, you may revoke it at any time before it is voted by giving written notice of revocation to Trenwick, by mailing a later dated proxy which is received by Trenwick prior to the Trenwick special meeting or by voting in person at the Trenwick special meeting. You should address all written notices of revocation and other communications with respect to revocation of Trenwick proxies to Trenwick Group Inc., One Canterbury Green, Stamford, Connecticut 06901, Attention: Jane T. Wiznitzer.

RECORD DATE; VOTING POWER

     All voting rights for the Trenwick special meeting are vested exclusively in the Trenwick stockholders, with each share entitled to one vote. Only holders of shares of Trenwick common stock of record at the close of business on the record date, which is September 1, 1999, are entitled to notice of and to vote at the Trenwick special meeting. Trenwick stockholders are not entitled to appraisal rights in connection with the merger. See "Comparison of Rights of Trenwick Stockholders and Chartwell Stockholders -- Appraisal Rights."

QUORUM; VOTE REQUIRED

     Delaware corporation law, the Trenwick Restated Certificate of Incorporation, the Trenwick By-Laws and the Exchange Act contain requirements governing the actions of Trenwick stockholders at the Trenwick special meeting. The Trenwick By-Laws provide that holders of a majority of the outstanding shares of Trenwick common stock entitled to vote on the Trenwick record date must be present, either in person or by proxy, at the Trenwick special meeting to constitute a quorum. See "Comparison of Rights of Trenwick Stockholders and Chartwell Stockholders." In general, abstentions and broker non-votes will be counted as present or represented for the purposes of determining a quorum for the Trenwick special meeting.

     Adoption of the merger agreement and approval of the merger and the related issuance of Trenwick common stock to Chartwell stockholders in completion of the merger require the affirmative vote by the holders of at least a majority of the shares of Trenwick common stock outstanding as of the Trenwick record date. Approval of the stock plan amendment requires the affirmative vote of a majority of the votes duly cast with respect to the amendment. Under NASDAQ rules, brokers and nominees are precluded from exercising their voting discretion on the matters proposed to be voted upon at the special meeting. For this reason, absent specific instructions from the beneficial owner of shares, brokers and nominees may not vote on the proposals. Because the affirmative vote of the holders of a majority of the shares of

Trenwick common stock outstanding as of the Trenwick record date is required for adoption of the merger agreement and approval of the merger, an abstention or a broker non-vote with respect to the proposal to adopt the merger agreement and approve the merger will have the effect of a vote against the merger agreement and the merger. However, because the affirmative vote of a majority of the votes duly cast is required to approve the stock plan amendment, an abstention or broker non-vote with respect to the stock plan proposal will not have the effect of a vote against the proposal. The Trenwick board of directors urges the Trenwick stockholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

     Additional information with respect to beneficial ownership of Trenwick common stock by persons and entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of Trenwick common stock by directors and executive officers of Trenwick is set forth in "Other Information for the Trenwick Special Meeting -- Security Ownership of Certain Beneficial Owners and Management."

     As of the date of this document, Chartwell beneficially owns less than 100 shares of Trenwick common stock.

EXPENSES OF SOLICITATION

     Trenwick will pay the expenses of the solicitation of proxies with respect to the Trenwick special meeting. In addition to solicitation by mail, Trenwick will make arrangements with brokers and other custodians, nominees and fiduciaries to send proxy materials to their principals and will, upon request, reimburse them for reasonable expenses of so doing. Trenwick's officers, directors, consultants and employees may solicit proxies from some Trenwick stockholders by telephone, facsimile, or in person after the initial solicitation. In addition, Trenwick has retained D.F. King & Co., Inc. to assist Trenwick in the solicitation of proxies. D.F. King may contact Trenwick stockholders by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials to the beneficial owners of shares of Trenwick common stock. D.F. King will receive reasonable and customary compensation for its services, which is anticipated to be approximately $7,500, Trenwick will also reimburse D.F. King for certain reasonable out-of-pocket expenses and will indemnify D.F. King against certain liabilities and expenses in connection with its solicitation activities on behalf of Trenwick, including certain liabilities under the federal securities laws.

MISCELLANEOUS

     We do not expect that matters not referred to in this document will be presented for action at the Trenwick special meeting. If any other matters are properly brought before the Trenwick special meeting, the persons named on the accompanying proxy card will vote the shares represented by the proxy upon such matters in their discretion. Such other matters could include, without limitation, a motion to adjourn or postpone the meeting to another time and/or place for the purpose of, among other things, permitting dissemination of information regarding material developments relating to the merger agreement and the merger, or soliciting additional proxies in favor of the adoption of the merger agreement and approval of the merger. However, if Trenwick proposes to adjourn or postpone the Trenwick special meeting for the purpose of soliciting additional votes in favor of the merger agreement and the merger, and seeks a vote of Trenwick stockholders on such proposal, no proxy that is voted against the merger agreement and merger on the proxy card (or on which a Trenwick stockholder elects to abstain on such matter) will be voted in favor of any adjournment or postponement for the purpose of soliciting additional proxies. Any other proxy will be deemed to have voted "FOR" such an adjournment or postponement proposal if such a proposal is made. If the Trenwick special meeting is reconvened, all proxies will be voted in the same manner as they would have been voted at the original meeting, except for proxies that are effectively revoked or withdrawn before the reconvened meeting.

     TRENWICK STOCKHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. TRENWICK STOCKHOLDERS WILL NOT EXCHANGE THEIR STOCK CERTIFICATES IN CONNECTION WITH THE MERGER.

               OTHER INFORMATION FOR THE TRENWICK SPECIAL MEETING

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table lists the stockholders known to Trenwick to be beneficial owners of more than five percent of Trenwick's outstanding common stock, as of the record date of the special meeting, based upon information filed by these stockholders with the SEC or otherwise provided by these stockholders to Trenwick. These stockholders hold sole voting and dispositive power over such shares except as noted.

                                                                 SHARES
                                                              BENEFICIALLY
NAME & ADDRESS                                                   OWNED        PERCENT
--------------                                                ------------    -------
The Prudential Insurance Company of America.................   1,453,400(1)    13.7%
  751 Broad Street
  Newark, New Jersey 07102
NewSouth Capital Management, Inc............................   1,132,606(2)    10.7%
  1000 Ridgeway Loop Road, Suite 233
  Memphis, Tennessee 38120
Royce & Associates Inc......................................     859,715(3)     8.0%
Royce Management Company
Charles M. Royce
  1414 Avenue of the Americas
  New York, New York 10019
Reich & Tang Asset Management L.P. .........................     714,600(4)     6.7%
  600 Fifth Avenue
  New York, New York 10020
Orion Capital Corporation...................................     608,269(5)     5.7%
  9 Farm Springs Road
  Farmington, Connecticut 06032

---------------
(1) Based upon information contained in Amendment No. 6, dated January 29, 1999, to Schedule 13G filed with the SEC. The Prudential Insurance Company may have direct or indirect voting and/or investment discretion over the shares, which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates, so that in the aggregate sole voting and dispositive power is held over 1,091,200 shares and shared voting power and dispositive power is held over 362,200 shares.

(2) Based upon information contained in Amendment No. 4, dated February 8, 1999, to Schedule 13G filed with the SEC. The filing states that of the reported shares, an aggregate of 104,103 shares are managed by NewSouth Capital Management, a registered investment adviser, through various programs whereby accounts are placed with NewSouth Capital Management for management and the respective programs retain responsibility for SEC filings should their cumulative holdings trigger the need for 13G reporting. Sole voting power is held over 1,121,106 shares; shared voting power is held over 11,500 shares and sole dispositive power is held over all the shares.

(3) Based upon information contained in Amendment No. 2, dated February 9, 1999, to Schedule 13G filed with the SEC. Royce & Associates holds sole voting and dispositive power over 859,715 shares and Royce Management Company holds sole voting and dispositive power over 25,650 shares. Both are registered investment advisers. Mr. Royce may be deemed a controlling person of those entities.

(4) Based upon information contained in Schedule 13G, dated February 12, 1999, filed with the SEC. The shares were purchased by Reich & Tang, a registered investment adviser, on behalf of certain accounts (none of which has a greater than 5% interest in the stock) for which Reich & Tang provides investment advice on a fully discretionary basis. Reich & Tang holds shared voting and dispositive power over the shares.

(5) Based upon information contained in Amendment No. 5 dated March 18, 1997, to
    Schedule 13G filed with the SEC and additional information subsequently provided to Trenwick. The shares are held by

    Orion Capital's wholly-owned subsidiaries, DPIC Companies, Inc. (146,200 shares), EBI Companies, Inc. (120,000 shares) and Security Insurance Company of Hartford (342,069 shares).

     The following table reflects information as of the record date of the special meeting regarding the number of shares of Trenwick's common stock beneficially owned by each director, by the executive officers named in the summary compensation table on page 74 and by all those directors and executive officers as a group:

                                                                       AMOUNT OF
                                                                BENEFICIAL OWNERSHIP(1)
                                                              ---------------------------
                                                              NUMBER OF SHARES
                                                                COMMON STOCK      PERCENT
                                                              ----------------    -------
DIRECTORS
  W. Marston Becker.........................................       613,019(2)       5.8%
  Anthony S. Brown..........................................         9,075(3)         *
  Neil Dunn.................................................         8,250(3)         *
  P. Anthony Jacobs.........................................         9,750(3)         *
  Joseph D. Sargent.........................................       123,426(3)(4)    1.2%
  Frederick D. Watkins......................................        12,450(3)         *
  Stephen R. Wilcox.........................................         6,750(3)         *

NAMED EXECUTIVE OFFICERS
  James F. Billett, Jr. ....................................       295,755(5)       2.8%
  Stephen H. Binet..........................................        80,676(6)       0.8%
  Pierre D. Croizat.........................................        11,034(7)       0.1%
  Paul Feldsher.............................................        76,514(8)       0.7%
  Robert A. Giambo..........................................        57,933(9)       0.5%
  Alan L. Hunte.............................................        83,862(10)      0.8%
  James E. Roberts..........................................        32,878(11)      0.3%
Directors and executive officers as a group (14
  individuals)..............................................     1,420,372         13.1%

---------------
  *  Less than 0.1%

 (1) Includes, in each case, shares deemed to be beneficially owned by the person because he holds or shares investment or voting power. Includes, as to directors, a total of 44,250 shares subject to outstanding stock options which are exercisable within 60 days of the date of this document. Includes, as to executive officers, a total of 154,920 shares subject to outstanding stock options which are exercisable within 60 days of the date of this document and 96,743 restricted shares not vested within 60 days of the date of this document, but which have full dividend and voting rights and which are included in the computation of the executive officers' percentage of beneficial ownership.

 (2) Includes 3,750 shares subject to stock options which are exercisable within 60 days of the date of this document. Also includes 608,269 shares attributed to Orion Capital Corporation as set forth in the previous table. Mr. Becker is Chairman of the Board and Chief Executive Officer of Orion Capital Corporation and serves on its investment and executive committees. Mr. Becker disclaims beneficial ownership of the shares attributed to Orion Capital Corporation.

 (3) Includes 6,750 shares subject to stock options which are exercisable within 60 days of the date of this document.

 (4) Also includes 30,150 shares owned by relatives or held in trust for them, as to which Mr. Sargent disclaims beneficial ownership.

 (5) Includes 27,415 shares subject to stock options which are exercisable within 60 days of the date of this document and 26,076 restricted shares which are not vested within 60 days of the date of this document, but which have full dividend and voting rights.

 (6) Includes 30,958 shares subject to stock options which are exercisable within 60 days of the date of this document and 14,009 restricted shares which are not vested within 60 days of the date of this document, but which have full dividend and voting rights.

 (7) Includes 5,000 shares subject to stock options which are exercisable within 60 days of the date of this document and 6,034 restricted shares which are not vested within 60 days of the date of this document, but which have full dividend and voting rights.

 (8) Includes 28,708 shares subject to stock options which are exercisable within 60 days of the date of this document and 12,387 restricted shares which are not vested within 60 days of the date of this document, but which have full dividend and voting rights.

 (9) Includes 27,173 shares subject to stock options which are exercisable within 60 days of the date of this document and 11,281 restricted shares which are not vested within 60 days of the date of this document, but which have full dividend and voting rights.

(10) Includes 27,583 shares subject to stock options which are exercisable within 60 days of the date of this document and 11,827 restricted shares which are not vested within 60 days of the date of this document, but which have full dividend and voting rights.

(11) Includes 8,083 shares subject to stock options which are exercisable within 60 days of the date of this document and 15,129 restricted shares which are not vested within 60 days of the date of this document, but which have full dividend and voting rights.

DIRECTORS' COMPENSATION

     For the year ended December 31, 1998, each non-employee director chairing a board of directors committee received an annual retainer of $17,500, and each other non-employee director received an annual retainer of $15,000. In addition, each non-employee director received a fee of $1,000 for each board of directors meeting attended, plus reimbursement of all customary expenses incurred in connection with attendance at meetings. Directors who served on the various board of directors committees each received, in addition to the above amounts, a meeting fee of $750 per committee meeting attended in conjunction with a regularly scheduled board of directors meeting and $1,000 per committee meeting attended not in conjunction with a regularly scheduled board of directors meeting, plus reimbursement of customary expenses incurred in connection with attendance at each committee meeting. Effective July 1, 1999, the annual retainer was increased to $25,000 for each non-employee director chairing a committee and $20,000 for each other non-employee director. Trenwick also pays the premium to provide the directors with $250,000 of coverage under a group travel accident insurance policy.

     Under Trenwick's deferred compensation plan, non-employee directors may elect to defer receipt of all or a portion of fees to be earned in the next succeeding year and have such fees accrue either at the interest rate determined by the compensation committee or based upon the performance of Trenwick's common stock, including any dividends paid on the stock. A participating non-employee director will receive all deferred amounts in one payment on the first business day of the year following the year in which he or she ceases to be a director.

OTHER COMPENSATION FOR OUTSIDE DIRECTORS

     Trenwick maintains a retirement plan which covers non-employee directors. At the time of retirement, a director becomes entitled to receive, for that number of years equal to the number of years of service as a director, an annual pension benefit equal to 50% of the amount of the director's final annual retainer.

     Under the 1993 Stock Option Plan for Non-Employee Directors, each of Trenwick's eligible non-employee directors receives a one-time grant of an option for 3,000 shares of Trenwick's common stock and an option for an additional 750 shares immediately following each annual meeting.

EXECUTIVE COMPENSATION

     The following table contains information concerning the annual and long-term compensation for services in all capacities to Trenwick for the calendar years ended December 31, 1998, 1997 and 1996 of all persons who were, at December 31, 1998, the Chief Executive Officer and the six other most highly paid officers of Trenwick.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM
                                                                            COMPENSATION
                                          ANNUAL COMPENSATION                  AWARDS
                                    --------------------------------   -----------------------
                                                                       RESTRICTED   SECURITIES
                                                        OTHER ANNUAL     SHARE      UNDERLYING    ALL OTHER
NAME &                              SALARY     BONUS    COMPENSATION     AWARDS      OPTIONS/    COMPENSATION
PRINCIPAL POSITION           YEAR   ($)(1)    ($)(2)       ($)(3)        ($)(4)      SARS(#)        ($)(5)
------------------           ----   -------   -------   ------------   ----------   ----------   ------------
James F. Billett, Jr.......  1998   526,928   350,000      76,274       739,245       24,573       125,417
  Chairman, President &      1997   446,492   405,000      88,201                                  108,183
  Chief Executive Officer    1996   430,496   375,000      84,373                                   97,717
Stephen H. Binet...........  1998   288,472   175,000                   393,266       12,287        34,155
  Executive Vice President,  1997   247,692   200,000                                               32,490
  Trenwick America Re        1996   237,808   175,000                                               30,667
Pierre Croizat.............  1998   330,971   300,000                                 25,000        16,419
  Chairman, Trenwick         1997    78,462
  International*
Paul Feldsher..............  1998   241,923   225,000                   360,016       12,287        34,177
  Executive Vice President,  1997   212,692   225,000                                               32,509
  Trenwick America Re        1996   203,038   150,000                                               30,686
Robert A. Giambo...........  1998   236,154   200,000                   310,501       10,239        34,186
  Executive Vice President
  & Chief Actuary,           1997   187,692   200,000                                               32,518
  Trenwick America Re        1996   177,923   125,000                                               30,694
Alan L. Hunte..............  1998   236,154   250,000                   335,516       12,287        34,181
  Vice President,            1997   187,692   250,000                                               32,513
  Chief Financial Officer &  1996   177,923   125,000                                               30,690
  Treasurer
James E. Roberts...........  1998   300,014   175,000                   442,266       12,287        32,761
  Vice Chairman, Trenwick    1997   296,769   200,000                                               31,240
  America Re                 1996   283,462   175,000                                 15,000        29,480

---------------
 * Mr. Croizat is also Managing Director and Chief Executive Officer of Trenwick Holdings. He joined Trenwick in September 1997.

(1) Includes all before-tax contributions to Trenwick's 401(k) savings plan.

(2) Includes cash bonus awards earned for the indicated calendar years.

(3) Consists of personal benefits provided by Trenwick for the indicated calendar years in which the amounts exceeded the lesser of $50,000 or ten percent of the named executive's combined salary and bonus for the year. Includes $43,653 for each of 1998, 1997 and 1996 for supplemental whole life and health benefits and, for 1998, 1997 and 1996, respectively, automobile expenses of $29,121, $38,868, and $35,040.

(4) Amounts reflect (a) restricted shares awarded as follows on January 20, 1998, based on the closing price per share on such date of $35.00: Mr. Billett, 12,550 shares, Mr. Binet, 6,950 shares, Mr. Feldsher, 6,000 shares, Mr. Giambo, 5,300 shares, Mr. Hunte, 5,300 shares and Mr. Roberts, 8,350 shares; and (b) restricted shares awarded as follows on March 4, 1998, based on the closing price per share on such date of $36.625: Mr. Billett, 8,191 shares, each of Messrs. Binet, Feldsher, Hunte and Roberts, 4,096 shares, and Mr. Giambo, 3,413 shares.

    The restricted shares vest in equal annual installments over five years from the date of award, beginning in 1999. Dividends are paid on restricted shares at the same rate as paid to all stockholders and, as permitted, those amounts have not been included in this table. The aggregate total of unvested restricted share holdings of each of the named executives as of December 31, 1998, at the then applicable market price per share of $32.625, were as follows:

                                                 UNVESTED
NAME                                         RESTRICTED SHARES    VALUE($)
----                                         -----------------    --------
James F. Billett, Jr. .....................       20,741          676,675
Stephen H. Binet...........................       11,046          360,378
Pierre Croizat.............................           --               --
Paul Feldsher..............................       10,096          329,382
Robert A. Giambo...........................        8,713          284,262
Alan L. Hunte..............................        9,396          306,545
James E. Roberts...........................       12,446          406,051

(5) Includes Trenwick's contributions to the its 401(k) savings plan on behalf of each of the named executives other than Mr. Croizat (who did not participate in 1998) of $9,600 in 1998, $9,500 in 1997 and $9,000 in 1996
    (the maximum contribution under the plan in each case). Also includes contributions to Trenwick's pension plan, a qualified defined contribution plan, of $12,800 in 1998, $12,800 in 1997 and $12,000 in 1996 for each of the named executives other than Mr. Croizat, who became eligible to participate in the last quarter of 1998 and for whom $7,539 was contributed in 1998. Also includes contributions made and interest credited for each of these executives to Trenwick's supplemental executive retirement plan (consisting of contributions in excess of pension plan contribution limits imposed by the Internal Revenue Code). For Mr. Billett, contributions were $61,754, $52,920 and $49,276, respectively, and interest credited was $41,262, $32,963 and $27,441, respectively, for 1998, 1997 and 1996. For
    1998, the contribution for each of the other executives was $8,800, and interest credited was $2,875, $2,897, $2,906, $2,901 and $1,481 and for
    Messrs. Binet, Feldsher, Giambo, Hunte and Roberts, respectively (Mr. Croizat not having been credited with any contributions prior to December 31, 1998). For 1997, the contribution for each of the other executives (except Mr. Croizat) was $8,240 and interest credited was $1,950, $1,969, $1,978, $1,973 and $700 and for Messrs. Binet, Feldsher, Giambo, Hunte and Roberts, respectively. For 1996, the contribution for each of the other executives (except Mr. Croizat) was $8,480, and interest credited for Messrs. Binet, Feldsher, Giambo and Hunte and was $1,187, $1,206, $1,214 and $1,212, respectively (Mr. Roberts not having been credited with any contributions prior to December 31, 1996).

     The following table contains information with respect to stock option grants to these executives in 1998. The options, granted on February 27, 1998 to Mr. Croizat and on March 4, 1998 to the others, pursuant to Trenwick's 1993 Stock Option Plan, become exercisable in five equal annual installments beginning one year from the date of grant, but become immediately exercisable in full in the event of a change in control of Trenwick. They are subject to termination prior to their expiration date in the event of termination of the executive's employment.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL REALIZABLE
                                                                                              VALUE AT ASSUMED
                                                                                                ANNUAL RATES
                                NUMBER OF     PERCENT OF TOTAL                                 OF STOCK PRICE
                                SECURITIES      OPTIONS/SARS                                    APPRECIATION
                                UNDERLYING       GRANTED TO      EXERCISE OR                FOR OPTION TERM ($)
                               OPTIONS/SARS     EMPLOYEES IN     BASE PRICE    EXPIRATION   --------------------
NAME                           GRANTED (#)    FISCAL YEAR (%)      ($/SH)         DATE         5%        10%
----                           ------------   ----------------   -----------   ----------   --------  ----------
James F. Billett, Jr.........     24,573            20.7           36.625        3/4/08     565,996   1,434,346
Stephen H. Binet.............     12,287            10.3           36.625        3/4/08     283,010     717,202
Pierre D. Croizat............     25,000            21.0           36.500       2/27/08     573,866   1,454,290
Paul Feldsher................     12,287            10.3           36.625        3/4/08     283,010     717,202
Robert A. Giambo.............     10,239             8.6           36.625        3/4/08     235,838     597,659
Alan L. Hunte................     12,287            10.3           36.625        3/4/08     283,010     717,202
James E. Roberts.............     12,287            10.3           36.625        3/4/08     283,010     717,202

     The following table contains all stock options exercised during 1998 by these executives and the number of unexercised options held by them at December 31, 1998. Also included is the value of "in-the-money" options on December 31, 1998. In-the-money options are options whose exercise price is less than the fair market value of Trenwick's common stock.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                NUMBER OF                   VALUE OF
                                                               SECURITIES                 UNEXERCISED
                                                               UNDERLYING                 IN-THE-MONEY
                                                               UNEXERCISED                OPTIONS/SARS
                                                              OPTIONS/SARS             AT FISCAL YEAR END
                                 SHARES                  AT FISCAL YEAR END (#)              ($)(2)
                                ACQUIRED     VALUE      -------------------------    ----------------------
                                EXERCISE    REALIZED          EXERCISABLE/                EXERCISABLE/
NAME                              (#)        ($)(1)           UNEXERCISABLE              UNEXERCISABLE
----                            --------    --------    -------------------------    ----------------------
James F. Billett, Jr..........   36,945     802,741          22,500/152,073             133,988/759,263
Stephen H. Binet..............   15,000     329,113           28,500/88,787             152,318/455,558
Pierre D. Croizat.............       --          --                0/25,000                 0/0
Paul Feldsher.................   18,750     456,188           26,250/76,037             138,919/379,631
Robert A. Giambo..............   30,000     706,474           25,125/67,614             132,219/341,668
Alan L. Hunte.................       --          --           25,125/69,662             132,219/341,668
James E. Roberts..............       --          --            5,625/59,162              20,391/115,547

---------------
(1) Represents in each case the difference between the fair market value per share of Trenwick's common stock on the date of exercise and the option exercise price per share.

(2) Represents the difference between the closing price per share of Trenwick's common stock on December 31, 1998 of $32.625 and the exercise price of "in-the-money" options granted to each named executive.

REPORT OF THE COMPENSATION COMMITTEE ON THE COMPENSATION OF TRENWICK'S EXECUTIVE OFFICERS

     The compensation committee of Trenwick's board of directors is composed entirely of five independent outside directors, four of whom have served together in such capacity since 1986. The fifth, committee chairman W. Marston Becker, was named to the committee in May 1997. The committee meets periodically to review and recommend for board approval Trenwick's compensation program for senior executives and other key employees and independently administers Trenwick's stock option and other incentive plans.

     The guiding principle of the committee is to establish a compensation program which aligns executive compensation with Trenwick's objectives, business strategies and financial and operational performance. In this connection, the committee seeks to:

     (1) Attract and retain qualified executives, in a highly competitive environment, who will play a significant role in the achievement of Trenwick's goals.

     (2) Create a performance-oriented environment that rewards performance with respect to Trenwick's financial and operational goals and takes into account industry-wide trends and performance levels.

     (3) Reward executives for strategic management and the long-term enhancement of stockholder value.

     Compensation for the executives named in the summary compensation table on page 73 consists of three key elements: base salary and benefits, discretionary annual cash bonus and stock-based compensation. The committee seeks to weigh each element both separately and collectively to ensure that the executive officers are appropriately compensated in a manner that advances both the short-term and long-term interests of the stockholders. The committee's determinations are guided by the results of a comparative analysis of Trenwick's executive compensation practices which was performed in 1997 by an independent compensation consulting firm.

     The base salary for each executive officer is set on the basis of the salary levels in effect for comparable positions in the reinsurance industry, adjusted for the executive's experience and performance level and internal comparability considerations. Trenwick monitors industry salary levels through its participation in an annual industry survey administered by a nationally known compensation consulting firm. The committee believes that base salaries should be adjusted from time to time with the objective of remaining within the range of the 50th through the 75th percentiles of Trenwick's peers based on survey information available to the committee.

     In addressing the second compensation element, the committee considers a menu of measures to be utilized in setting goals and evaluating annual performance. These measures include return on equity, growth in earnings per share, growth in dividend-adjusted book value per share, total return to shareholders and combined ratio (calculated by dividing claims, claims expenses, policy acquisition costs and underwriting expenses by net premiums earned), each of which is considered on an absolute basis and in comparison to Trenwick's peers, as well as the accomplishment of tactical and strategic objectives. The committee fixes the amount that may be awarded to Trenwick's Chief Executive Officer and an aggregate amount that may be awarded to other executive officers. The Chief Executive Officer allocates awards among the other executive officers up to the aggregate amount, which allocations are then reviewed and ratified by the committee.

     In authorizing 1998 bonuses for executive officers, the committee emphasized the successful integration of Trenwick International (acquired during the first quarter of 1998) into Trenwick's operations and the aggressive approach to capital management reflected by the stock repurchase program initiated in the last quarter of the year. The committee also took into account the modest downturn reflected in the numerical measures specified in the preceding paragraph. Based on these factors, the overall bonus pool for these executives was maintained at its 1997 level.

     Trenwick's third compensation element, stock-based compensation, provides each executive officer with a meaningful stockholding in Trenwick as a long-term incentive and a mechanism for aligning the executive officers' interests with those of the stockholders. Under Trenwick's employee stock plan, the committee has the opportunity to award both stock options and restricted shares to executive officers. Each is linked to the creation of stockholder value by providing additional value to the executive as Trenwick's stock price increases. Options are exercisable over an extended period of time and expire within ten years of grant. Option grants are made at an exercise price not less than the fair market value of the underlying stock at the time of grant. Restricted shares cannot be transferred until the shares vest, with vesting occurring over an extended time subject to the executive officer's continued employment. The holder has all the rights and privileges of a stockholder with respect to the restricted shares, other than the ability to transfer them, including the right to vote and to receive dividends.

     The 1997 compensation study recommended annual awards of restricted shares and stock options with a potential total value of up to a maximum of 150% of the recipient's annual salary. The committee believes that this structure, initiated in March 1998, promotes the retention of key employees in a highly competitive labor environment while emphasizing the alignment between their interests and those of Trenwick's stockholders. In light of the cited performance measures, 1998's awards, distributed in March 1999, were made at the rate of 100% of 1998 salaries.

  Compensation of the Chief Executive Officer

     Mr. Billett's base salary is set using the same criteria as all other executive officers. His 1998 cash bonus award was reduced from the prior year's level in reflection of the performance factors cited above. His stock award was set at 100% of 1998 salary, in line with the other executive officers.

  Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the chief executive officer and the four other most highly compensated executive officers. However, qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. No Trenwick executive officer was subject to the limitations of Section 162(m) in 1998. The committee structures stock-based compensation for executive officers so as to qualify for deductibility under the statute to the extent feasible. However, to maintain a competitive position within Trenwick's peer group, the committee retains the authority the approve stock-based compensation that may not be deductible.

                                          Members of the Compensation Committee

                                          W. Marston Becker, Chairman
                                          Neil Dunn
                                          P. Anthony Jacobs
                                          Joseph D. Sargent
                                          Frederick D. Watkins

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph for the five year period commencing January 1, 1994 and ending December 31, 1998, comparing the yearly percentage change on a dividend reinvestment basis of Trenwick's common stock against the cumulative total stockholder return of the Standard & Poor's 500 Stock Index and the Dow Jones Insurance-Property & Casualty Index.
[5 YEAR TOTAL RETURN CHART]

                                                                                                          DOW JONES INSURANCE-
                                                        TRENWICK                  S&P 500 INDEX            PROPERTY & CASUALTY
                                                        --------                  -------------           --------------------
Dec. 1993                                                100.00                      100.00                      100.00
Dec. 1994                                                111.00                      101.00                      105.00
Dec. 1995                                                151.00                      139.00                      149.00
Dec. 1996                                                127.00                      171.00                      179.00
Dec. 1997i                                               160.00                      229.00                      261.00
Dec. 1998                                                143.00                      294.00                      282.00

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires Trenwick's officers and directors, and persons who own more than ten percent of a registered class of Trenwick's common stock, to file reports of ownership and changes in ownership with the SEC. Based on Trenwick's review of all filings received from these "insiders" and on written representations from them, Trenwick believes there were no Section 16 violations for 1998.

                         THE CHARTWELL SPECIAL MEETING

GENERAL; DATES, TIMES AND PLACES

     This document is first being mailed to the holders of Chartwell common stock on or about September 8, 1999. This document is accompanied by the notice of the Chartwell special meeting and a form of proxy that is solicited by the board of directors of Chartwell for use at the Chartwell special meeting to be held on October 7, at 9:00 a.m., local time, at Four Stamford Plaza, 107 Elm Street, 15th Floor, Stamford, Connecticut 06902. This document is also furnished to Chartwell stockholders as a prospectus in connection with the issuance by Trenwick of shares of Trenwick common stock pursuant to the merger agreement.

PURPOSE OF THE CHARTWELL SPECIAL MEETING

     At the Chartwell special meeting, Chartwell stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement and approve the merger.

REVOCATION OF PROXIES

     If you sign and mail the enclosed proxy, you may revoke it at any time before it is voted by giving written notice of revocation to Chartwell, by mailing a later dated proxy which is received by Chartwell prior to the Chartwell special meeting or by voting in person at the Chartwell special meeting. You should address all written notices of revocation and other communications with respect to revocation of Chartwell proxies to Chartwell Re Corporation, Four Stamford Plaza, 107 Elm Street, 15th Floor, Stamford, Connecticut 06902, Attention: Corporate Secretary.

RECORD DATE; VOTING POWER

     All voting rights for the Chartwell special meeting are vested exclusively in the Chartwell stockholders, who are entitled to one vote per share. Only Chartwell stockholders of record at the close of business on the record date, which is September 1, 1999, are entitled to vote at the Chartwell special meeting. Chartwell stockholders are not entitled to appraisal rights in connection with the merger. See "Comparison of Rights of Trenwick Stockholders and Chartwell Stockholders -- Appraisal Rights."

QUORUM; VOTE REQUIRED

     Delaware corporation law, the Chartwell Restated Certificate of Incorporation, the Chartwell Amended and Restated By-Laws and the Exchange Act contain requirements governing the actions of Chartwell stockholders at the Chartwell special meeting. According to Delaware corporation law and the Chartwell Amended and Restated By-Laws, holders of a majority of the outstanding shares of Chartwell common stock entitled to vote as of the record date must be present, either in person or by proxy, at the Chartwell special meeting to constitute a quorum. In general, broker non-votes and abstentions are counted as present or represented for the purposes of determining a quorum for the Chartwell special meeting.

     Adoption of the merger agreement and approval of the merger require the affirmative vote by the holders of a majority of the shares of Chartwell common stock outstanding as of the record date. Under NYSE rules, brokers and nominees may not exercise their voting discretion on the proposal to adopt the merger agreement and approve the merger. For this reason, without specific instructions from the beneficial owner of shares of Chartwell common stock, brokers and nominees may not vote such shares on the proposal. Because the affirmative vote of the holders of a majority of the shares of Chartwell common stock outstanding as of the record date is required for adoption of the merger agreement and approval of the merger, an abstention or a broker non-vote will have the effect of a vote against the merger agreement and the merger. Therefore, the Chartwell board of directors urges the Chartwell stockholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

     Additional information with respect to beneficial ownership of Chartwell common stock by persons and entities owning more than 5% of Chartwell common stock and more detailed information with respect to beneficial ownership of Chartwell common stock by directors and executive officers of Chartwell is set forth in "Other Information for the Chartwell Special Meeting -- Security Ownership of Certain Beneficial Owners and Management."

     As of the date of this document, Trenwick has no interest, direct or indirect, in any securities of Chartwell, except that Trenwick has entered into the stock option agreement (see "Related Agreements and Transactions -- Stock Option Agreement"), and except that Trenwick owns one share of Chartwell common stock.

EXPENSES OF SOLICITATION

     Chartwell will pay the expenses of the solicitation of proxies with respect to the Chartwell special meeting. In addition to solicitation by mail, Chartwell will make arrangements with brokers and other custodians, nominees and fiduciaries to send proxy materials to their principals and will, upon request, reimburse them for reasonable expenses of so doing. Chartwell's officers and regular employees may solicit proxies from some Chartwell stockholders by telephone, facsimile, or in person after the initial solicitation.

In addition, Chartwell has retained Corporate Investor Communications, Inc. to assist Chartwell in the solicitation of proxies. Corporate Investor Communications may contact Chartwell stockholders by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials to the beneficial owners of shares of Chartwell common stock. Corporate Investor Communications will receive reasonable and customary compensation for its services (estimated at $6,000). Chartwell will also reimburse Corporate Investor Communications for certain reasonable out-of-pocket expenses and will indemnify Corporate Investor Communications against certain liabilities and expenses in connection with its solicitation activities on behalf of Chartwell, including certain liabilities under the federal securities laws.

MISCELLANEOUS

     We do not expect that matters not referred to in this document will be presented for action at the Chartwell special meeting. If any other matters are properly brought before the Chartwell special meeting, the persons named on the accompanying proxy card will vote the shares represented by the proxy upon such matters in their discretion. Such other matters could include, without limitation, a motion to adjourn or postpone such Chartwell special meeting to another time and/or place for the purpose of, among other things, permitting dissemination of information regarding material developments relating to the merger agreement and the merger, or soliciting additional proxies in favor of the adoption of the merger agreement and approval of the merger. However, if Chartwell proposes to adjourn or postpone the Chartwell special meeting for the purpose of soliciting additional votes in favor of the merger agreement and the merger, and seeks a vote of Chartwell stockholders on such proposal, no proxy that is voted against the merger agreement and merger on the proxy card (or on which a Chartwell stockholder elects to abstain on such matter) will be voted in favor of any adjournment or postponement for the purpose of soliciting additional proxies. Any other proxy will be deemed to have voted "FOR" such an adjournment or postponement proposal if such a proposal is made. If the Chartwell special meeting is reconvened, all proxies will be voted in the same manner as they would have been voted at the original meeting, except for proxies that are effectively revoked or withdrawn before the reconvened meeting.

     CHARTWELL STOCKHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. PROMPTLY AFTER THE COMPLETION OF THE MERGER, CHARTWELL STOCKHOLDERS WILL RECEIVE A TRANSMITTAL FORM WITH INSTRUCTIONS ON HOW TO EXCHANGE THEIR STOCK CERTIFICATES FOR CERTIFICATES OF TRENWICK COMMON STOCK.

             OTHER INFORMATION FOR THE CHARTWELL SPECIAL MEETING -- SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information with respect to beneficial ownership of Chartwell's outstanding common stock based on publicly available information, as of the record date of the special meeting, by: (1) each person who is the beneficial owner of more than 5% of any class of Chartwell's outstanding common stock; (ii) all directors of Chartwell; (iii) the Chief Executive Officer of Chartwell and the four other most highly compensated executive officers of Chartwell in 1998; and (iv) all directors and executive officers of Chartwell as a group.

                                                                           PERCENT OF
                  NAME OF BENEFICIAL OWNER                     SHARES        STOCK
                  ------------------------                    ---------    ----------
Wand/Chartwell Investments L.P.(1)..........................    868,611        8.8%
  c/o Wand Partners, Inc.
  30 Rockefeller Plaza, Suite 3226
  New York, NY 10012
Stuart Smith Richardson(2)..................................    659,584        6.8%
  32 Bibbins Road
  Easton, CT 06612
Oppenheimer Capital.........................................    527,865        5.5%
  Oppenheimer Tower
  World Financial Center
  New York, NY 10281
Waddell & Reed, Inc.(3).....................................    500,000        5.2%
  6300 Lamar Avenue
  Shawnee Mission, KS 66202
Richard E. Cole(4)..........................................    240,202        2.4%
Steven J. Bensinger(4)......................................    173,523        1.8%
Jacques Q. Bonneau(4).......................................    163,765        1.7%
Lunsford Richardson, Jr.(5).................................     91,990       *
David J. Callard(1).........................................     53,309       *
Charles E. Meyers(4)(6).....................................     45,378       *
Robert M. DeMichele.........................................     22,035       *
John Sagan(7)...............................................     16,885       *
Stephen L. Green(8).........................................      6,000       *
William R. Miller...........................................      5,500       *
Greg S. Feldman.............................................      4,000       *
Frank Grzelecki.............................................      4,000       *
Stephen L. Wenman...........................................          0       *
All executive officers and directors as a group (17
  persons)(4)...............................................  1,642,361       15.8%

---------------

(1) Wand/Chartwell Investments L.P. owns of record 637,926 shares of Chartwell's common stock, and 46,608 shares of Chartwell's common stock are issuable to Wand/Chartwell Investments upon the exercise of warrants owned by Wand/Chartwell Investments. Wand Partners (Chartwell) L.P., the 1.0% general partner of Wand/Chartwell Investments, owns of record 1,600 shares of Chartwell's common stock, and 182,477 shares of Chartwell's common stock are issuable to Wand Partners (Chartwell) upon the exercise of warrants held by Wand Partners (Chartwell). Wand Partners (S.C. Inc.) Inc. is the 50% general partner of Wand Partners (Chartwell). Mr. Callard, a director of Chartwell, owns of record 34% of the outstanding shares of common stock of Wand Partners (S.C. Inc.). As such, Mr. Callard shares with the other shareholder of Wand Partners (S.C. Inc.), investment and voting power with respect to, and may be deemed to be the beneficial owner of, the common stock and the warrants owned by Wand/Chartwell Investments and Wand Partners (Chartwell). Except for Mr. Callard's 2.1138% limited partnership interest in Wand/Chartwell Investments and 34% common stock interest in Wand Partners (S.C. Inc.), Mr. Callard disclaims beneficial ownership of the Chartwell's common stock and the warrants owned by the Wand/Chartwell Investments and Wand Partners (Chartwell). Share ownership for Mr. Callard shown in the chart represents his pro rata ownership interest in Chartwell's common stock and the warrants held by the Wand/Chartwell Investments and Wand Partners (Chartwell), respectively.

(2) These shares include shares of various trusts of which Mr. Richardson is a trustee, and Mr. Richardson exercises shared voting and investment power with respect to such shares. Mr. Richardson has sole voting and investment power with respect to 253,886 shares of Chartwell's common stock. Mr. Richardson is a cousin of Lunsford Richardson, Jr.

(3) Waddell & Reed Financial Services, Inc., Waddell & Reed, Inc. and Waddell & Reed Investment Management Company, are parties to an agreement, dated February 12, 1999, pursuant to which they agreed to file jointly all required Schedule 13Gs and amendments thereto as required by Rule 13d-1 and Rule 13d-2 promulgated under the Exchange Act relating to the aggregate ownership by each of the foregoing parties of any voting equity security of a class which is registered pursuant to Section 12 of the Exchange Act.

(4) Includes, with respect to each of the officers indicated, the following numbers of options exercisable within 60 days of the date hereof: Mr. Cole 211,350; Mr. Bensinger 165,300; Mr. Bonneau 150,250 and Mr. Meyers 41,470.
    With respect to all executive officers and directors as a group, includes an aggregate of 737,310 options exercisable within 60 days of the date hereof, 4,481 warrants held by Mr. Sagan and 656,584 shares held by Stuart Smith Richardson, a director of Chartwell who is a trustee and exercises shared voting and investment power with respect to such shares. See footnote 2 above.

(5) Mr. Richardson may be deemed to be a control person of Chartwell (other than solely by reason of being a director of Chartwell) according to the rules of the SEC. Mr. Richardson is a cousin of Stuart Smith Richardson.

(6) Excludes 8,850 shares of Chartwell's common stock owned by Mr. Meyers' spouse, as to which Mr. Meyers disclaims beneficial ownership.

(7) Includes 4,481 shares of the Chartwell's common stock issuable upon the exercise of the warrants owned by Mr. Sagan, a director of Chartwell.

(8) Mr. Green, a director of Chartwell, is a general partner of Canaan Partners, the ultimate general partner of Canaan Capital Offshore Limited Partnership C.V. and Canaan Capital Limited Partnership. 178,127 shares of Chartwell's common stock and warrants to purchase 11,112 additional shares are owned of record by Canaan Capital Offshore Limited, and 21,343 shares of Chartwell's common stock and warrants to purchase 1,331 additional shares are owned of record by Canaan Capital Limited Partnership. Mr. Green disclaims beneficial ownership of Chartwell's common stock and the warrants owned by Canaan Capital Offshore Limited and Canaan Capital Limited Partnership. Share ownership for Mr. Green shown in the chart excludes the shares of Chartwell's common stock and warrants owned by Canaan Capital Offshore Limited and Canaan Capital Limited Partnership.

                         INFORMATION REGARDING TRENWICK

     Trenwick Group Inc. is a holding company which owns and operates two principal companies, Trenwick America Reinsurance Corporation and Trenwick International Limited. Trenwick America Re provided 68% of Trenwick's 1998 total net premiums (that is, premiums minus premiums paid or payable for Trenwick's own reinsurance coverage), and Trenwick International provided the remaining 32%.

     Trenwick America Re, located in Stamford, Connecticut, provides reinsurance to U.S. insurance companies for property and casualty risks. Its statutory surplus was $312.1 million as of June 30, 1999. Trenwick America Re provides its reinsurance coverage in two ways: by treaty reinsurance, where it agrees in advance to take a specific share of part of an insurance company's business, and by facultative reinsurance, where it accepts specific individual risks from an insurance company on a case by case basis. In 1998, 91% of Trenwick America Re's business was casualty reinsurance (89% provided by treaties and 2% provided on a facultative basis) and the remaining 9% was property reinsurance. As a broker market reinsurer, Trenwick America Re obtains substantially all of its business through brokers who represent insurance companies. Trenwick America Re is licensed or otherwise authorized to do business in all fifty states and the District of Columbia.

     Trenwick International, which Trenwick acquired in February 1998, is headquartered in London, England. Trenwick International is authorized to write insurance in over 30 countries and participates in the London market for worldwide reinsurance. Its business, which is conducted outside of the United States, consists principally of direct insurance (provided to policyholders) and facultative reinsurance (provided to insurance companies). It also provides insurance companies with property and casualty reinsurance through treaties. A recently-opened branch office in Paris, France specializes in facultative property reinsurance. Trenwick International obtains its business through brokers who represent policyholders, in the case of direct insurance, and insurance companies, in the case of reinsurance. Its statutory surplus was $127.8 million as of June 30, 1999.

     Trenwick America Re is rated A+ (Superior) by A.M. Best Company, an independent insurance rating organization. A.M. Best rates Trenwick International A (Excellent). On June 22, 1999, in response to the announcement of the merger, A.M. Best placed these ratings under review pending the completion of the merger and discussions with Trenwick's management regarding integration plans, pro forma financials and strategic business plans. Standard & Poor's Rating Services rates Trenwick America Re's financial strength as A+
(Good) and Trenwick International's financial strength as A+ (Good). Standard & Poor's also rates Trenwick's counterparty credit and senior debt as BBB+. On June 22, 1999, in response to the announcement of the merger, Standard & Poor's placed these ratings on "CreditWatch" with negative implications, pending meetings (expected to occur before year-end) with Trenwick's management regarding integration plans, long-term strategy and capital adequacy of the combined operations of Trenwick and Chartwell. On June 22, 1999, Moody's Investors Service confirmed its previously issued Baa2 rating for Trenwick's senior debt and revised its rating outlook to "positive." On the same day, Moody's assigned an A3 insurance financial strength rating to Trenwick America Re. Except for the ratings which specifically address Trenwick's senior debt, these ratings are issued to assist insurance companies and policyholders, not to protect investors.

     Trenwick's principal executive office is located at One Canterbury Green, Stamford, Connecticut 06901, and its telephone number is (203) 353-5500.

                        INFORMATION REGARDING CHARTWELL

     Chartwell is an insurance holding company with underwriting and service operations which conducts its business in the United States and in the Lloyd's market through its principal operating subsidiaries, Chartwell Reinsurance Company, The Insurance Corporation of New York, and Chartwell Managing Agents Limited.

     Chartwell Reinsurance is a broker market reinsurer with $303.9 million of statutory surplus (as of June 30, 1999) which underwrites treaty reinsurance for casualty, property, marine and aviation risks. The Insurance Corporation of New York is a primary insurance company with $138.4 million of policyholders' surplus (as of June 30, 1999) that underwrites specialty property and casualty insurance programs. Chartwell Reinsurance and The Insurance Corporation of New York are each licensed or authorized to transact business in 49 states and the District of Columbia. The Insurance Corporation of New York is also approved to transact business in Canada. Chartwell Managing Agents is the 12th largest managing agency at Lloyd's, managing seven Lloyd's syndicates with total underwriting capacity of approximately L300 million ($500 million) for the 1999 year of account. Approximately 46% of Chartwell Managing Agents' syndicates' 1999 capacity is supplied by Chartwell, and approximately 65% of Chartwell Managing Agents' 1999 premium volume is derived from non-U.S. sources.

     A.M. Best rates Chartwell Reinsurance A (Excellent) and rates both The Insurance Corporation of New York and Dakota Specialty Insurance Company, its surplus lines subsidiary, A- (Excellent). On June 22, 1999, in response to the announcement of the merger, A.M. Best placed these ratings under review with developing implications. This status reflects the uncertainties and potential business disruption associated with the transaction, including business overlap and management retention. All three companies are assigned an A- financial strength rating by Standard & Poor's. On June 23, 1999, in response to the announcement of the merger, Standard & Poor's placed these ratings on "CreditWatch" with positive implications. At the same time, Standard & Poor's also placed its BBB- counterparty credit and senior debt ratings for Chartwell on "CreditWatch" with positive implications. On June 22, 1999, Moody's placed Chartwell's Ba1 senior debt rating under review for possible upgrade. All of Chartwell Managing Agents' syndicates enjoy the benefit of the ratings of Lloyd's, which is rated "A" (Excellent) by A.M. Best and has an A+ financial strength rating from Standard & Poor's. Except for the ratings which specifically address Chartwell's senior debt, these ratings are issued to assist insurance companies and policyholders, not to protect investors.

     Chartwell's principal executive office is located at Four Stamford Plaza, 107 Elm Street, Stamford Connecticut 06902 and its telephone number is (203) 705-2500.

                              RECENT DEVELOPMENTS

     Chartwell expects to recognize in the third quarter of 1999 a charge to after tax operating income of approximately $13 million relating to its participation on syndicates managed by Chartwell Managing Agents, its United Kingdom subsidiary. The charge is principally attributable to the recognition of additional adverse loss development in respect of automobile insurance previously written through a Lloyd's syndicate formerly managed by Chartwell Managing Agents and adjustments to expected ultimate underwriting results and investment returns on other syndicates managed by Chartwell Managing Agents. Chartwell Managing Agents sold the Lloyd's syndicate which wrote the automobile insurance in October of 1998 and is currently seeking to purchase reinsurance to terminate its ongoing liabilities with respect to such syndicate.

     In recognition of the recent adverse developments emanating from its London operations and certain other factors, Chartwell is also examining its consolidated reserves for loss and loss adjustment expenses, which could result in an increase in such reserves. The examination will take into account the effect of the anticipated changes in Chartwell's reinsurance programs and other pertinent facts. Chartwell management normally considers many factors when setting reserves, including current legal interpretations of coverage and liability, economic conditions and internal methodologies which analyze Chartwell's experience with similar cases, information from ceding companies and historical trends, such as reserving patterns, loss payments, pending levels of unpaid claims and product mix. Any adjustment to Chartwell's consolidated reserves resulting from such review would be reflected in, and could have a material effect on, the results of operations in the period in which such adjustments become known.

     Chartwell has applied to Lloyd's for consent to implement the merger of its non-life syndicates 544, 741 and 2741 into Chartwell Syndicate 839 effective January 1, 2000. This application has been made on the basis of overwhelming support for the syndicate merger from the capital providers of these syndicates. Chartwell did not receive the requisite support from the capital providers of its aviation Syndicate 270 to include it in the merger. In response to this development and, as disclosed in the merger proposals sent to capital providers, Chartwell has applied to Lloyd's for consent to include the staff of the aviation syndicate in Syndicate 839 and to bifurcate the aviation business written from January 1, 2000 between Syndicate 839 and the capital providers remaining in Syndicate 270.

     Chartwell also announced on July 30, 1999 that it reached an agreement in principle for Greenwich Insurance Holdings plc to acquire the right to manage Syndicates 947 and 994. The transaction is subject to preparation and execution of definitive documentation, the approval of Lloyd's and consultation with the Syndicates' capital providers. Chartwell intends to cease its participation in these Syndicates commencing with the 2000 year of account.

        UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma combined consolidated financial statements are based on the historical consolidated financial statements of Trenwick and Chartwell, combined and adjusted to give effect to the merger, using the purchase method of accounting. Certain reclassifications have been made to the historical financial statements to conform with this pro forma presentation. You should read these statements in conjunction with those historical financial statements and the notes thereto, which are incorporated by reference in this document.

     The unaudited pro forma combined consolidated statements of income for the year ended December 31, 1998 and for the six months ended June 30, 1999 present the results for Trenwick and Chartwell as if the merger had occurred on January 1, 1998. The accompanying unaudited pro forma combined consolidated balance sheet as of June 30, 1999 gives effect to the merger as of that date.

     The pro forma adjustments are based upon preliminary estimates, information currently available and certain assumptions that management of Trenwick believes are reasonable under the circumstances. Trenwick's actual consolidated financial statements will reflect the effects of the merger on and after the effective time of the merger rather than the dates indicated above. The unaudited pro forma combined consolidated financial statements do not purport to represent what the combined results of operations or financial condition actually would have been had the merger occurred on the assumed dates, nor do they purport to project the combined results of operations and financial position for any future period. Operating expense savings that may result from the merger have not been reflected in these pro forma financials.

     At the effective time of the merger, each issued and outstanding share of Chartwell's common stock (and each Sharesave option to acquire a share of Chartwell common stock under Chartwell's stock purchase plan for its U.K. employees) will be converted into the right to receive 0.825 of a share of Trenwick common stock. The pro forma combined consolidated financial statements assume that all shares of Chartwell common stock (and each of the Sharesave options to be converted) were converted into shares of Trenwick common stock at the fixed exchange ratio of 0.825. The total value of the consideration for pro forma purposes was determined using the average closing price of Trenwick common stock on NASDAQ for the five day trading period ended June 25, 1999.

     Described below are the preliminary adjustments to record the assets and liabilities at fair value and allocate the excess purchase price over fair value of net assets acquired. Total consideration has been allocated based on management's best estimate. All amounts are in thousands, except per share amounts.

Chartwell's outstanding common shares.......................     9,642
Chartwell's Sharesave options to be exchanged for common
  shares....................................................        19
                                                              --------
Total Chartwell common shares...............................     9,661
Exchange ratio for the conversion of shares.................     0.825
Trenwick common shares issued in exchange for Chartwell
  common shares.............................................     7,970
Trenwick's average price per common share...................  $  26.29
Total consideration for Chartwell's common shares...........  $209,531
Total consideration for Chartwell's common stock options....  $  8,314(U)
Acquisition Costs...........................................  $  8,200(P)
                                                              --------
Total Purchase price........................................  $226,045
Less:
Net book value of Chartwell's net assets....................  $282,864
Adjustment to fair value debt securities held to maturity...       495(I)
Adjustment to retained earnings to reflect the net effect of
  Chartwell's commutation of its aggregate excess of loss
  reinsurance treaties......................................   (29,107)(J)
Adjustment to retained earnings to reflect the net effect of
  the new reinsurance agreement.............................   (36,400)(N)
Elimination of goodwill recorded in the historical balance
  sheet.....................................................   (59,146)(L)
Estimated net deferred income taxes related to purchase
  price adjustments.........................................    (4,051)(M)
Adjustment to eliminate other intangible assets, primarily
  unamortized debt issuance costs...........................    (6,048)(L)
Adjustment to record fair value of debt.....................    (1,904)(O)
Adjustment to record estimated severance costs..............    (6,800)(Q)
                                                              --------
Fair value of Chartwell's net assets........................   139,903
                                                              --------
Goodwill....................................................  $ 86,142(K)
                                                              ========

         UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             TRENWICK    CHARTWELL    PRO FORMA
                                            HISTORICAL   HISTORICAL   ADJUSTMENT   PRO FORMA
                                            ----------   ----------   ----------   ---------
UNDERWRITING OPERATIONS AND CORPORATE
REVENUES
Net premiums earned.......................   $245,561     $229,504                 $475,065
Net investment income.....................     56,316       47,777     $  (214)(A)  103,879
Net realized investment gains.............      9,016           29                    9,045
Other income..............................        421           --                      421
                                             --------     --------     -------     --------
Total revenues............................    311,314      277,310        (214)     588,410
                                             --------     --------     -------     --------
EXPENSES
Claims and claims expenses incurred.......    153,135      135,265                  288,400
Policy acquisition costs..................     74,197       61,564                  135,761
Underwriting expenses.....................     23,795       23,989                   47,784
General and administrative expenses.......      3,461        2,988                    6,449
Interest and amortization expense.........      3,987       13,499        (321)(B)   19,497
                                                                        (1,037)(C)
                                                                         3,446(D)
                                                                           (77)(E)
Minority interest in subsidiary trust.....      9,702           --                    9,702
                                             --------     --------     -------     --------
Total expenses............................    268,277      237,305       2,011      507,593
                                             --------     --------     -------     --------
Income before taxes -- underwriting
  operations and corporate................     43,037       40,005      (2,225)      80,817
                                             --------     --------     -------     --------
SERVICE OPERATIONS
REVENUES
Service and other revenue.................         --       14,289                   14,289
Equity in net earnings of investees.......         --        5,327                    5,327
Net investment income.....................         --        1,092                    1,092
                                             --------     --------     -------     --------
Total revenues............................         --       20,708          --       20,708
                                             --------     --------     -------     --------
EXPENSES
Overhead expenses.........................         --       12,888                   12,888
Amortization of goodwill..................         --        2,298      (2,298)(E)       --
                                             --------     --------     -------     --------
Total expenses............................         --       15,186      (2,298)      12,888
                                             --------     --------     -------     --------
Income before income taxes -- service
  operations..............................         --        5,522       2,298        7,820
                                             --------     --------     -------     --------
Consolidated income before taxes..........     43,037       45,527          73       88,637
Income taxes..............................      8,245       15,711         400(F)    24,356
                                             --------     --------     -------     --------
Net income................................   $ 34,792     $ 29,816     $  (327)    $ 64,281
                                             ========     ========     =======     ========
Basic Earnings Per Share -- Net Income....   $   2.99     $   3.10                 $   3.28
                                             ========     ========                 ========
Diluted Earnings Per Share -- Net
  Income..................................   $   2.95     $   3.00                 $   3.22
                                             ========     ========                 ========

  See the accompanying notes to the unaudited pro forma combined consolidated financial statements.

         UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME
                         SIX MONTHS ENDED JUNE 30, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 TRENWICK    CHARTWELL    PRO FORMA
                                                HISTORICAL   HISTORICAL   ADJUSTMENT   PRO FORMA
                                                ----------   ----------   ----------   ---------
UNDERWRITING OPERATIONS
  AND CORPORATE
REVENUES
Net premiums earned                              $125,039     $161,994                 $287,033
Net investment income                              27,140       26,056      $(107)(A)    53,089
Net realized investment gains                       3,029         (330)                   2,699
Other income                                          113           --                      113
                                                 --------     --------      -----      --------
Total revenues                                    155,321      187,720       (107)      342,934
                                                 --------     --------      -----      --------

EXPENSES
Claims and claims expenses incurred                81,324      109,268                  190,592
Policy acquisition costs                           34,453       45,437                   79,890
Underwriting expenses                              13,036       14,247                   27,283
General and administrative expenses                 2,162        1,350                    3,512
Interest and amortization expense                   2,739        7,414       (161)(B)    10,494
                                                                             (533)(C)
                                                                            1,723(D)
                                                                             (688)(E)
Minority interest in subsidiary trust               4,851           --                    4,851
                                                 --------     --------      -----      --------
Total expenses                                    138,565      177,716        341       316,622
                                                 --------     --------      -----      --------
Income before taxes -- underwriting operations
  and corporate                                    16,756       10,004       (448)       26,312
                                                 --------     --------      -----      --------
SERVICE OPERATIONS
REVENUES
Service and other revenue                              --        5,317                    5,317
Equity in net earnings of investees                    --          700                      700
Net investment income                                  --          409                      409
                                                 --------     --------      -----      --------
Total revenues                                         --        6,426         --         6,426
                                                 --------     --------      -----      --------
EXPENSES
Other expenses                                         --        5,091                    5,091
Amortization of goodwill                               --          925       (925)(E)        --
                                                 --------     --------      -----      --------
Total expenses                                         --        6,016       (925)        5,091
                                                 --------     --------      -----      --------
Income before income taxes -- service
  operations                                           --          410        925         1,335
                                                 --------     --------      -----      --------
Consolidated income before taxes                   16,756       10,414        477        27,647
Income taxes                                        2,986        3,168        205(F)      6,359
                                                 --------     --------      -----      --------
Net income                                       $ 13,770     $  7,246      $ 272      $ 21,288
                                                 ========     ========      =====      ========
Basic earnings per share -- net income              $1.30        $0.75                     $1.14
                                                   ------       ------                   ------
                                                   ------       ------
Diluted earnings per share -- net income            $1.28        $0.75                     $1.13
                                                   ------       ------                   ------
                                                   ------       ------                   ------

  See the accompanying notes to the unaudited pro forma combined consolidated financial statements.

            UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1999
                             (DOLLARS IN THOUSANDS)

                                           TRENWICK     CHARTWELL     PRO FORMA
                                          HISTORICAL    HISTORICAL    ADJUSTMENT     PRO FORMA
                                          ----------    ----------    ----------     ----------
ASSETS:
Debt securities available for sale......  $ 876,747     $ 610,273     $   2,290(G)   $1,489,310
Equity securities available for sale....     60,967            --        14,782(H)       75,749
Debt securities held to maturity........         --        26,454           495(I)       26,949
Other investments.......................         --        45,690       (14,782)(H)      28,618
                                                                         (2,290)(G)
Investments held by managed
  syndicates............................         --       113,146                       113,146
Cash and cash equivalents...............     19,463        50,758                        70,221
Cash and cash equivalents held by
  managed syndicates....................         --         9,428                         9,428
                                          ----------    ----------    ---------      ----------
Total investments and cash..............    957,177       855,749           495       1,813,421
Accrued investment income...............     16,001        10,296                        26,297
Receivables in process of collection....    152,777       133,688                       286,465
Reinsurance recoverable balances........    277,125       337,933      (102,485)(J)     512,573
Prepaid reinsurance premiums............     22,605        53,964        (7,062)(J)      69,507
Goodwill................................      1,562        59,146        86,142(K)       87,704
                                                                        (59,146)(L)
Deferred policy acquisition costs.......     44,179        23,869         1,689(J)       69,737
Net deferred income taxes...............     20,826        34,602         7,077(J)       58,454
                                                                         (4,051)(M)
Deposits................................         --        20,385                        20,385
Other assets............................     19,999        68,767        (6,048)(L)      82,718
                                          ----------    ----------    ---------      ----------
Total assets............................  $1,512,251    $1,598,399    $ (83,389)     $3,027,261
                                          ==========    ==========    =========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Unpaid claims and claims expenses.......  $ 666,101     $ 936,243                    $1,602,344
Other reinsurance balances payable......    127,194        72,050     $  56,000(N)      192,166
                                                                        (63,078)(J)
Unearned premium income.................    181,658       120,340                       301,998
Contingent interest notes...............         --        33,414                        33,414
6.7% senior notes due 2003..............     75,000                                      75,000
Long term debt..........................         --       100,816         1,904(O)      102,720
Accrued expenses and other
  liabilities...........................     29,710        52,642         8,200(P)       69,156
                                                                        (19,600)(N)
                                                                         (8,596)(J)
                                                                          6,800(Q)
                                          ----------    ----------    ---------      ----------
Total liabilities.......................  1,079,663     1,315,505       (18,370)      2,376,798
                                          ----------    ----------    ---------      ----------
Company-obligated mandatorily redeemable
  preferred capital securities of
  subsidiary trust holding solely junior
  subordinated debentures of Trenwick
  Group Inc.............................    110,000            --                       110,000
Minority interest.......................         --            30                            30
COMMON STOCKHOLDERS' EQUITY
Common stock............................      1,063            96           (96)(R)       1,860
                                                                            797(S)
Additional paid in capital..............    111,747       212,433      (212,433)(R)     328,795
                                                                        208,734(T)
                                                                          8,314(U)
Deferred compensation under stock award
  plan..................................     (4,297)           --                        (4,297)
Retained earnings.......................    214,532        74,190       (74,190)(R)     214,532
Accumulated other comprehensive
  income................................       (457)       (3,855)        3,855(R)         (457)
                                          ----------    ----------    ---------      ----------
Total common stockholders' equity.......    322,588       282,864       (65,019)        540,433
                                          ----------    ----------    ---------      ----------
Total liabilities and stockholders'
  equity................................  $1,512,251    $1,598,399    $ (83,389)     $3,027,261
                                          ==========    ==========    =========      ==========

  See the accompanying notes to the unaudited pro forma combined consolidated financial statements.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                       CONSOLIDATED FINANCIAL STATEMENTS

     The purchase accounting and pro forma adjustments related to the unaudited pro forma combined consolidated statements of income and balance sheet are described below. All amounts are in thousands, except per share amounts.

     (A) Reduction of interest income due to the amortization of purchase accounting adjustments and elimination of historical amortization related to Chartwell's investments in debt securities.

     (B) Amortization of purchase accounting adjustments related to Chartwell's outstanding long-term debt.

     (C) Elimination of amortization of debt issuance costs included in Chartwell's historical financial statements.

     (D) Amortization of the excess of purchase price over the fair value of net assets acquired. The excess of purchase price over fair value of net assets acquired will be amortized ratably over 25 years.

     (E) Elimination of goodwill amortization included in Chartwell's historical financial statements.

     (F) Adjustment to record the income tax effect of the purchase accounting adjustments reflected in the income statements at the federal statutory rate of 35%, excluding amortization of non-tax deductible goodwill.

     (G) Adjustment to reclassify certain debt securities recorded as "other investments" in Chartwell's historical financial statements to conform with the presentation in Trenwick's consolidated financial statements.

     (H) Chartwell's investments in publicly traded common stocks are classified as "other investments" in its historical financial statements. These investments have been reclassified as available for sale equity securities to conform with the presentation in Trenwick's consolidated financial statements.

     (I) Adjustment to record at fair value Chartwell's debt securities held to maturity based on readily available market quotations.

     (J) Commutation of Chartwell aggregate excess of loss reinsurance treaties:

           Chartwell has aggregate excess of loss reinsurance treaties in place for 1997, 1998 and 1999. As a condition to entering into the reinsurance agreement described in note N, Chartwell will be required to commute these stop loss reinsurance agreements on or before the merger date. The following adjustments reflect the impact of the commutation as of June 30, 1999.

                                                                DR. (CR.)
                                                                ---------
Reinsurance recoverable balances............................    $(102,485)
Other reinsurance balances payable..........................       63,078
Deferred acquisition costs..................................        1,689
Prepaid reinsurance premiums................................       (7,062)
Net deferred income taxes...................................        7,077
Tax benefit.................................................        8,596
                                                                ---------
Loss on commutation.........................................    $  29,107
                                                                =========

         The loss on commutation of the aggregate excess of loss reinsurance treaties is a non-recurring charge and as such is not reflected in the unaudited pro forma combined consolidated statements of income. Had the aggregate excess of loss reinsurance treaties not been in place and had Chartwell not purchased any additional reinsurance coverages, combined ratios of

         Chartwell for the periods ended December 31, 1998 and June 30, 1999 would have been 105.7% and 114.5%, respectively, compared to reported combined ratios of 96.2% and 104.3% for the same periods.

     (K) Excess of the purchase price over the fair value of net assets acquired.

     (L) Elimination of goodwill and other intangible assets, primarily unamortized debt issuance costs, recorded in Chartwell's historical financial statements.

     (M) Adjustment to establish deferred taxes on the pro forma adjustments to the balance sheet, net of valuation allowance.

     (N) As a condition to the merger agreement, Trenwick will be indemnified and guaranteed, effective upon completion of the merger, against adverse development in Chartwell's business and such indemnity and guarantee will be accomplished through a reinsurance agreement which is an express condition to the completion of the merger. The premiums payable under this agreement will be $56,000. The current tax benefit as a result of the agreement will be $19,600. The effect of this agreement is a non-recurring charge and as such is not reflected in the unaudited pro forma combined consolidated statements of income. Trenwick intends to apply the provisions of the FASB's Emerging Issues Task Force Topic D-54 to account for future adverse development, if any, covered by the agreement.

     (O) Adjustment to fair value Chartwell's consolidated long-term debt, which consists primarily of publicly traded senior notes and bank loans. The fair value of the senior notes is based on readily available market quotations. The fair value of the loans is based on an independent valuation provided by the lending bank.

     (P) Adjustment to record Trenwick's merger-related costs consisting of attorneys' fees, financial advisor fees and accountants' fees.

     (Q) Adjustment to record Chartwell's estimated severance costs that have been identified and are expected to be incurred within one year following the consummation of the merger.

     (R)  Elimination of Chartwell's historical stockholders' equity accounts.

     (S) Issuance of 7,970 shares of Trenwick common stock at a par value of $.10 per share (7,970 X $.10 = $797).

     (T) Consideration paid through the issuance of 7,970 Trenwick shares in exchange for 9,642 Chartwell shares and 19 Sharesave options ($209,531), less the par value of the Trenwick shares issued ($797).

     (U) Fair value of Chartwell outstanding stock options that will be assumed by Trenwick upon completion of the merger in accordance with the terms of the merger agreement. Certain of Chartwell's stock option plans stipulate that the outstanding options will become fully vested once the merger is approved by Chartwell's stockholders. The fair value was calculated using the Black Scholes option pricing model.

                     DESCRIPTION OF TRENWICK CAPITAL STOCK

     The following description does not purport to be complete and is qualified in its entirety by reference to Trenwick's Restated Certificate of Incorporation and By-Laws and the Delaware corporation law.

GENERAL

     The authorized capital stock of Trenwick consists of 30,000,000 shares of Trenwick common stock and 2,000,000 shares of preferred stock, par value $.10 per share. As of the date of this document, there were 10,630,510 shares of Trenwick common stock outstanding, and no other shares of capital stock were issued and outstanding.

TRENWICK COMMON STOCK

     Each holder of Trenwick common stock is entitled to one vote for each share of common stock on all matters to be voted on and is not entitled to cumulative voting for the election of directors or to preemptive or preferential rights. Subject to provisions of law and the rights of the preferred stock having preference over the common stock then outstanding, dividends may be paid on the common stock at such times and in such amounts as the board of directors shall determine. Upon liquidation, dissolution or winding up of Trenwick and subject to the preferential amounts to be distributed to the holders of preferred stock having a preference over the common stock, the holders of the common stock shall be entitled to receive all remaining assets of Trenwick available for distribution to its stockholders ratably in proportion to the number of shares of common stock held by them respectively.

TRENWICK PREFERRED STOCK

     The Trenwick board of directors is expressly authorized to adopt, from time to time, a resolution or resolutions providing for the issue of preferred stock. For each series of Trenwick preferred stock it establishes, the Trenwick board of directors has the authority to determine, the designation, number, voting powers (if any), preferences, special rights, qualifications, limitations or restrictions of the series, the dividend rate, conditions of payment and date of payment of dividends and whether the dividends will be cumulative or noncumulative. The Trenwick board of directors must also determine whether the preferred stock will be subject to redemption, the terms of the redemption, the terms and amount of the sinking or similar fund, whether the shares will be convertible into or exchangeable for shares of capital stock or other securities of Trenwick, and if so, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange, the voting rights (if any), the restrictions and condition, if any, upon the issue or reissue of any additional preferred stock of equal or preferential ranking, the rights of holders of the shares of such series upon the dissolution of Trenwick or distribution of the assets of Trenwick and any other relative rights, preferences, or limitations of such series of preferred stock, subject to applicable law. In connection with its Stockholder Rights Plan adopted on September 24, 1997, Trenwick's board of directors designated 200,000 shares of Series B Junior Participating Preferred Stock, none of which is currently outstanding.

                 COMPARISON OF RIGHTS OF TRENWICK STOCKHOLDERS
                           AND CHARTWELL STOCKHOLDERS

     Trenwick is incorporated under the laws of the State of Delaware. Chartwell also is incorporated under the laws of the State of Delaware. The rights of holders of shares of Chartwell common stock currently are governed by Delaware law and by Chartwell's Restated Certificate of Incorporation and Amended and Restated By-Laws. When the shares of Chartwell common stock are converted into Trenwick common stock in the merger, the holders of Chartwell common stock will become Trenwick stockholders, and their rights as such will be governed by Delaware corporation law and by Trenwick's Restated Certificate of Incorporation and By-Laws.

     The following summary is not intended to be complete and is qualified in its entirety by reference to the Delaware corporation law, Trenwick's Restated Certificate of Incorporation, Trenwick's By-Laws, Chartwell's Restated Certificate of Incorporation and Chartwell's Amended and Restated By-Laws, as appropriate. The identification of specific differences is not meant to indicate that other equally and more significant differences do not exist. Copies of Trenwick's Restated Certificate of Incorporation and By-Laws and Chartwell's Restated Certificate of Incorporation and Amended and Restated By-Laws are incorporated herein by reference and will be sent to Chartwell stockholders upon request. See "Where You Can Find More Information."

                   TRENWICK                                     CHARTWELL
                                      AUTHORIZED STOCK
  The Trenwick Restated Certificate of          The Chartwell Restated Certificate of
  Incorporation provides for authorized         Incorporation provides for authorized
  capital stock consisting of 30,000,000        capital stock consisting of 20,000,000
  shares of Trenwick common stock, par value    shares of Chartwell common stock, $.01 par
  $.10 per share, and 2,000,000 shares of       value per share and 5,000,000 shares of
  preferred stock, par value $.10 per share.    preferred stock, par value $1.00 per
                                                share.
                                     BOARD OF DIRECTORS
                               ELECTION OF BOARD OF DIRECTORS
  The Trenwick By-Laws provide that             The Chartwell Amended and Restated By-Laws
  directors are elected at annual meetings      provide that directors are elected by a
  and under Delaware law directors are          plurality of votes cast at annual meetings
  elected by a plurality of votes cast at an    at which a quorum is present. Each
  annual meeting at which a quorum is           director holds office until the annual
  present. Each director holds office until     meeting in the year in which his term
  the annual meeting in the year in which       expires and until his successor is duly
  his term expires and until his successor      elected and qualified or until the
  is duly elected and qualified or until the    director's earlier resignation or removal.
  director's earlier resignation or removal.
                                    NUMBER OF DIRECTORS
  The Trenwick By-Laws fix the number of        The Chartwell Restated Certificate of
  directors at not less than three nor more     Incorporation provides that the number of
  than 20. The exact number of directors        directors shall be not less than one nor
  will be determined from time to time by       more than 14 directors. The Chartwell
  resolution adopted by affirmative vote of     board of directors currently consists of
  at least a majority of the whole board of     12 directors.
  directors. Currently, there are eight
  directors. After the merger, the Trenwick
  board of directors will consist of the
  eight current Trenwick directors and four
  directors who will be designated by
  Chartwell.
                                          REMOVAL
  Any director may be removed from office,      Any director may be removed from office,
  with or without cause, by the affirmative     with cause, by the affirmative vote of the
  vote of the holders of 80% of the             holders of a majority of the outstanding
  outstanding shares of voting stock.           shares of voting stock.

                   TRENWICK                                     CHARTWELL
                                         COMMITTEES
  The board of directors may, by a              The board of directors may, by a
  resolution passed by a majority of the        resolution passed by a majority of the
  board of directors, designate one or more     board of directors, designate one or more
  committees. Each committee consists of two    committees. Each committee consists of one
  or more directors. To the extent provided     or more directors. To the extent provided
  in the resolution and subject to the          in the resolution and subject to the
  limitations imposed by Delaware               limitations imposed by Delaware
  corporation law, committees have and may      corporation law, committees have and may
  exercise the powers and authority of the      exercise the powers and authority of the
  full board of directors.                      full board of directors.
                                        STOCKHOLDERS
                              SPECIAL MEETINGS OF STOCKHOLDERS
  The Chairman or President of Trenwick may     The Chartwell board of directors, Chairman
  call special meetings of stockholders         or President may call special meetings of
  pursuant to a resolution approved by a        stockholders at any time. No other persons
  majority of the board of directors. The       may call special meetings of stockholders.
  stockholders are not entitled to request
  special meetings of stockholders.

                   TRENWICK                                     CHARTWELL
                           STOCKHOLDER PROPOSALS AND NOMINATIONS
  Stockholders of record may nominate           A stockholder proposal or nomination will
  persons for election to the board of          be considered at an annual meeting of
  directors with proper written notice to       stockholders if the proposal or nomination
  Trenwick. The notice must be sent 90 days     is from a stockholder of record and if the
  prior to an annual meeting or seven days      stockholder forwards proper and timely
  after notice of a special meeting.            notice to Chartwell. Timely notice
  Proper notice must contain:                   requires that the notice is delivered to
  - the name and address of the stockholder     the secretary of Chartwell not less than
    and of the nominee(s);                      60 days nor more than 90 days prior to the
  - a representation that the stockholder is    anniversary date of the last annual
    a stockholder of record who is entitled     meeting or, if the meeting is not called
    to vote and intends to be represented at    for a date that is within 30 days of the
    the meeting in person or by proxy to        anniversary date, the notice must be
    make the nomination;                        provided not later than the close of
  - a description of any arrangements or        business on the 10th day following public
    understandings between the stockholder      disclosure of the date of the annual
    and the nominee(s);                         meeting.
  - other information regarding the             Proper notice for a proposal or nomination
    nominee(s) as would be required by the      must contain:
    SEC in a proxy statement; and               - a brief description of the proposal(s)
  - the consent of the nominee(s).              or the name, age, occupation, and business
                                                  and residence address of the nominee(s);
                                                - the name and address of the stockholder;
                                                - the class or series and number of shares
                                                  beneficially owned by the stockholder
                                                  and by the nominee(s);
                                                - a description of any arrangements or
                                                  understandings between the stockholder
                                                  and any other person with respect to the
                                                  proposal(s) or between the stockholder
                                                  or the nominee(s);
                                                - a representation that the stockholder
                                                intends to be represented at the meeting
                                                  in person or by proxy to make the
                                                  proposal or nomination; and
                                                - with respect to a nomination, other
                                                information regarding the stockholder as
                                                  would be required by the SEC in a proxy
                                                  statement and a written consent from the
                                                  nominee(s) consenting to be named as a
                                                  nominee(s) and, if elected, to serve as
                                                  a director.

                   TRENWICK                                     CHARTWELL
                                    AMENDMENT OF BY-LAWS
  The Trenwick Restated Certificate of          The Chartwell Restated Certificate of
  Incorporation gives its directors the         Incorporation provides that specific
  power to make, alter or repeal the            articles and sections of the Chartwell
  Trenwick By-Laws. The Trenwick By-Laws        Amended and Restated By-Laws may be
  provide that they may be altered, amended     repealed, altered, amended or rescinded,
  or repealed, at a meeting of the              in whole or in part, by a majority of the
  stockholders, by a majority of shares         entire board of directors then in office
  represented and entitled to vote. Also,       with the consent of 66 2/3% of the votes
  subject to Delaware law, the Restated         entitled to be cast by the holders of all
  Certificate of Incorporation and the          outstanding voting securities. The
  By-Laws, the board of directors may by        Chartwell Amended and Restated By-Laws
  majority vote of those present at any         provide that they may be altered, amended
  meeting at which a quorum is present,         or repealed, in whole or in part, or new
  amend the By-Laws or enact such other By-     By-Laws may be adopted by the stockholders
  Laws as they may judge advisable for the      or by the board of directors.
  regulation of the conduct of affairs of
  Trenwick.
                         TRANSACTIONS WITH INTERESTED STOCKHOLDERS
  The Trenwick Restated Certificate of          Chartwell's governing documents do not
  Incorporation generally prohibits certain     specifically address transactions with
  transactions between Trenwick and any 10%     interested stockholders. Chartwell is
  stockholder, or any affiliate or associate    subject to the provisions of Section 203
  of Trenwick who has been a 10% stockholder    of Delaware corporation law.
  within the past two years, unless the
  transaction is approved by a majority of
  disinterested directors.
  Prohibited transactions include:
  - mergers and consolidations with any
    interested stockholder or any company
    that will become an affiliate or
    associate of an interested stockholder
    by virtue of the merger or
    consolidation;
  - certain transfers of company assets or
    securities;
  - liquidation or dissolution; and
  - reclassification, recapitalization or
    similar transactions that have the
    effect of increasing the percentage of
    stock owned by an interested
    stockholder.
  Trenwick is subject to restrictions
  imposed by Section 203 of Delaware
  corporation law on transactions with
  interested stockholders. The restrictions
  of Section 203 of Delaware corporation law
  are similar to the restrictions described
  above and contained in the Trenwick
  Restated Certificate of Incorporation.
  Under Section 203, transactions with a 15%
  stockholder, rather than a 10%
  stockholder, generally are prohibited for
  three years following the time that the
  stockholder became an interested
  stockholder. Trenwick must comply with the
  provisions of the Trenwick Restated
  Certificate of Incorporation and Delaware
  corporation law.

                   TRENWICK                                     CHARTWELL
                                      APPRAISAL RIGHTS
  Under Delaware corporation law, in certain circumstances, a stockholder of a Delaware corporation is entitled to demand appraisal and obtain payment of the judicially determined fair value of his or her shares in the event the corporation is a constituent corporation in a merger, provided such stockholder holds shares on the date of the making of a demand for appraisal and continuously holds such shares through the effective date of the merger, otherwise complies with the requirements of Delaware corporation law for the perfection of appraisal rights and does not vote in favor of the merger. However, this right to demand appraisal does not apply to stockholders if:
  - they are stockholders of a surviving corporation and if a vote of the stockholders of such corporation is not necessary to authorize the merger or consolidation; or
  - their shares are of a class or series listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the NASD or are held of record by more than 2,000 stockholders on the date set to determine the stockholders entitled to vote on the merger or consolidation.
  Notwithstanding the above, appraisal rights are available for the shares of any class or series of stock of a Delaware corporation if the holders thereof are required by the terms of an agreement of merger or consolidation to accept for their stock anything except:
   (i) shares of stock of the corporation surviving the merger or depository receipts in respect of these shares;
   (ii) shares of stock of any other corporation which at the effective date of the merger or consolidation will be listed on a national securities exchange designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 stockholders;
  (iii) cash in lieu of fractional shares or fractional depository receipts of the corporations described in (i) and (ii); or
   (iv) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares described in (i), (ii) and (iii).
  A Delaware corporation may provide in its certificate of incorporation that the holders of shares of any class or series of its stock have appraisal rights as the result of an amendment to its certificate of incorporation or any merger or consolidation in which the corporation is a constituent corporation or a sale of all or substantially all of the assets of the corporation. Neither the Trenwick Restated Certificate of
  Incorporation nor the Chartwell Restated Certificate of Incorporation contains any provision regarding appraisal rights. Consequently, because Trenwick common stock is listed on the NASDAQ, Trenwick common stockholders do not have appraisal rights in respect of the merger, and because Chartwell common stock is listed on the NYSE and
  Chartwell common stockholders will receive Trenwick shares and cash in lieu of fractional shares in exchange for their Chartwell common stock, Chartwell common stockholders also do not have appraisal rights in respect of the merger.

                   TRENWICK                                     CHARTWELL
                                  STOCKHOLDER RIGHTS PLANS
  Delaware law does not prohibit                Delaware law does not prohibit
  corporations from issuing stock purchase      corporations from issuing stock purchase
  rights or poison pills. The Trenwick          rights or poison pills. The Chartwell
  rights plan provides for the distribution     rights plan provides for the distribution
  of a dividend of one preferred stock          of a dividend of one preferred stock
  purchase right for each outstanding share     purchase right for each outstanding share
  of Trenwick common stock. The rights will     of Chartwell common stock. The rights
  be attached to shares of Trenwick common      automatically trade with shares of
  stock but will separate from Trenwick         Chartwell common stock but will trade
  common stock on the tenth business day        separately from Chartwell common stock on
  following one of the following events:        the tenth business day following the
  - a public announcement that a person or      occurrence of one of the following events:
    group of affiliated or associated           - a public announcement that a person or
    persons has acquired, or obtained the       group of affiliated or associated persons
    right to acquire, beneficial ownership        has acquired, or obtained the right to
    of 15% or more of the outstanding             acquire, beneficial ownership of 20% or
    Trenwick common stock; or                     more of the outstanding Chartwell common
  - the commencement of a tender offer or         stock; or
    exchange offer that would result in a       - the commencement or announcement of the
    person or group beneficially owning 15%       intent to commence a tender offer or
    or more of the outstanding Trenwick           exchange offer that would result in a
    common stock.                                 person or group of affiliated or
                                                  associated persons beneficially owning
                                                  20% or more of the outstanding Chartwell
                                                  common stock.

                   TRENWICK                                     CHARTWELL
  The rights are not triggered if the           The rights are not triggered if the
  acquiring person is Trenwick or any           acquiring person is Chartwell or any
  subsidiary of Trenwick, any employee          subsidiary of Chartwell, any employee
  benefit plan or employee benefit plan         benefit plan or employee benefit plan
  fiduciary of Trenwick or any subsidiary of    fiduciary of Chartwell or any subsidiary
  Trenwick, any person or group who gains       of Chartwell or any person who
  beneficial ownership of 15% or more of the    inadvertently trips one of the triggers
  outstanding shares by virtue of a             set forth above.
  reduction in the total number of shares       When exercisable, each right will entitle
  outstanding, or any person who                its holder to buy one one-hundredth of a
  inadvertently trips one of the triggers       share of Chartwell junior participating
  set forth above.                              cumulative preferred stock at a purchase
  When exercisable, each right will entitle     price of $120.00. If any person or group
  its holder to buy one two-hundredths of a     becomes the beneficial owner of 20% or
  share of Trenwick junior participating        more of the Chartwell's common stock, then
  preferred stock at a purchase price of        each right not owned by such person or
  $125.00. If any person or group of becomes    group will entitle its holder to purchase,
  the beneficial owner of 15% or more of        at the right's then current exercise
  Trenwick's common stock, then each right      price, shares of Chartwell's common stock
  not owned by such person or group will        having a value of twice the right's
  entitle its holder to purchase, at the        exercise price. If Chartwell is acquired
  right's then current exercise price,          in a merger or other business combination
  shares of Trenwick's common stock having a    transaction after a person or group has
  value of twice the right's exercise price.    acquired 20% or more of its common stock,
  If Trenwick is acquired in a merger or        in some circumstances, holders of rights
  other business combination transaction and    will be entitled to purchase a number of
  Trenwick is not the surviving corporation     the acquiring company's shares having a
  or if 50% of Trenwick's assets or earning     market value equal to twice the exercise
  power is sold or transferred, in some         price of the rights.
  circumstances, holders of rights will be      Prior to the acquisition by a person or
  entitled to purchase a number of the          group of beneficial ownership of 20% or
  acquiring company's shares having a market    more of Chartwell's common stock, the
  value equal to twice the exercise price of    rights are redeemable for $.001 per right
  the rights.                                   at the option of Chartwell's board of
  Prior to the acquisition by a person or       directors. If a person or a group becomes
  group of beneficial ownership of 15% or       the beneficial owner of 20% or more of
  more of Trenwick's common stock, the          Chartwell's common stock, Chartwell's
  rights are redeemable for $.01 per right      board of directors may exchange each right
  at the option of Trenwick's board of          not owned by such person or group for one
  directors. If a person or a group becomes     share of common stock of Chartwell.
  the beneficial owner of 15% or more of        The rights will expire on May 22, 2007,
  Trenwick's common stock, Trenwick's board     unless earlier redeemed or exchanged by
  of directors may exchange each right not      Chartwell. Chartwell has amended its
  owned by such person or group for one         rights plan so that the merger agreement
  share of common stock of Trenwick.            and the merger will not cause the rights
  The rights will expire on September 23,       plan to be triggered and the rights will
  2007, unless earlier redeemed or exchanged    expire at the effective time of the
  by Trenwick. The merger will not cause the    merger.
  rights plan to be triggered.

                                 LEGAL MATTERS

     The validity of the shares of Trenwick common stock to be issued in connection with the merger will be passed upon for Trenwick by Jane T. Wiznitzer, Esq., Vice President - Legal Affairs and Secretary of Trenwick.

     It is a condition to the completion of the merger that Baker & McKenzie, counsel to Trenwick, and LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, counsel to Chartwell, deliver opinions concerning the federal income tax consequences of the merger and that LeBoeuf, Lamb, Greene & MacRae, L.L.P. deliver an opinion to the effect that the merger will not constitute a "change of control" as defined in the indenture relating to Chartwell's contingent interest notes due 2006.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedules incorporated by reference from Trenwick Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements and the related financial statement schedules incorporated in this document by reference from Chartwell Re Corporation's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                          FUTURE STOCKHOLDER PROPOSALS

     Stockholder proposals intended for inclusion in Trenwick's proxy statement for its 2000 annual stockholders meeting should be sent to the Secretary of Trenwick at One Canterbury Green, Stamford, Connecticut 06901 and must be received by December 20, 1999. If a stockholder presents a proposal at the 2000 annual meeting without Trenwick's having received notice of the proposal by March 2, 2000, the proxies designated by Trenwick's board of directors may vote on the proposal in their discretion without mention of the proposal in the proxy statement or the proxy card.

     Chartwell expects to complete the merger prior to its 2000 annual stockholders meeting. Under Chartwell's bylaws, if a stockholder were to present a proposal at the 2000 annual meeting without Chartwell's having received notice of the proposal during the period beginning February 20, 2000 and ending March 21, 2000, the proxies designated by Chartwell's board of directors would be permitted to vote on the proposal in their discretion without mention of the proposal in the proxy statement or the proxy card. All proposals from Chartwell stockholders for inclusion in the proxy materials for the 2000 annual meeting of Chartwell would be required to be submitted to the Secretary of Chartwell by December 2, 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

     Trenwick and Chartwell each file annual, quarterly and other reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:

    Public Reference Room          New York Regional Office        Chicago Regional Office
    450 Fifth Street, N.W.           7 World Trade Center              Citicorp Center
          Room 1024                       Suite 1300               500 West Madison Street
    Washington, D.C. 20549         New York, New York 10048               Suite 1400
                                                                 Chicago, Illinois 60661-2511

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, such as Trenwick and Chartwell, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about Trenwick at the offices of the NASDAQ at 1735 K Street, Washington, D.C. 20006 and about Chartwell at the offices of the NYSE at 20 Broad Street, New York, New York 10005, respectively.

     Trenwick has filed a registration statement on Form S-4 to register with the SEC the Trenwick common stock to be issued to Chartwell stockholders in the merger. This document is part of the registration statement and constitutes a prospectus of Trenwick in addition to being a proxy statement of Chartwell for the Chartwell special meeting and a proxy statement of Trenwick for the Trenwick special meeting. As allowed by the SEC rules and regulations, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     The SEC allows Trenwick and Chartwell to "incorporate by reference" information into this document, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below that Trenwick and Chartwell have previously filed with the SEC. These documents contain important information about the companies and their financial condition.

TRENWICK SEC FILINGS (FILE NO. 0-14737)        PERIOD OR DATE FILED
Registration Statement on Form 8-A             Filed on September 24, 1997
Annual Report on Form 10-K                     Year ended December 31, 1998
Quarterly Reports on Form 10-Q                 Quarters ended March 31 and June 30, 1999
Proxy Statement for its annual meeting of      Filed on April 16, 1999
    stockholders held on May 20, 1999
Current Report on Form 8-K                     Filed on June 25, 1999
Current Report on Form 8-K                     Filed on September 1, 1999

CHARTWELL SEC FILINGS (FILE NO. 1-12502)       PERIOD OR DATE FILED
Registration Statement on Form 8-A             Filed on June 6, 1997
Annual Report on Form 10-K                     Year ended December 31, 1998
Quarterly Reports on Form 10-Q                 Quarters ended March 31 and June 30, 1999
Proxy Statement for its annual meeting of      Filed on March 30, 1999
    stockholders held on May 20, 1999
Current Report on Form 8-K                     Filed on June 25, 1999
Registration Statement on Form 8-A/A           Filed on July 2, 1999

     Trenwick and Chartwell incorporate by reference additional documents that either company may file with the SEC between the date of this document and the date of the special meetings. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Trenwick has supplied all information contained or incorporated by reference in this document relating to Trenwick, and Chartwell has supplied all such information relating to Chartwell.

     You can obtain any of the documents incorporated by reference in this document from Trenwick or Chartwell, as the case may be, or from the SEC through the SEC's web site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

             TRENWICK GROUP INC.                         CHARTWELL RE CORPORATION
            One Canterbury Green                            Four Stamford Plaza
         Stamford, Connecticut 06901                          107 Elm Street
               (203) 353-5500                           Stamford, Connecticut 06902
        Attention: Jane T. Wiznitzer,                         (203) 705-2500
 Vice President-Legal Affairs and Secretary             Attention: John V. Del Col,
                                               Vice President, General Counsel and Secretary

     If you would like to request documents from us, please do so by September 22, 1999 to receive them before the Trenwick special meeting or the Chartwell special meeting, as the case may be.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT TO VOTE ON ADOPTION OF THE MERGER AGREEMENT AND MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS DATED SEPTEMBER 7, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS DOCUMENT TO STOCKHOLDERS NOR THE ISSUANCE OF TRENWICK COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                              TRENWICK GROUP INC.

                                      AND

                            CHARTWELL RE CORPORATION

                           DATED AS OF JUNE 21, 1999

                               TABLE OF CONTENTS

                                   ARTICLE I
                                   THE MERGER

                                                              PAGE
                                                              ----
SECTION 1.1.  The Merger....................................    2
SECTION 1.2.  Closing.......................................    2
SECTION 1.3.  Effective Time................................    2
SECTION 1.4.  Effects of the Merger.........................    2
SECTION 1.5.  Certificate of Incorporation; By-laws.........    2
SECTION 1.6.  Directors and Officers........................    3
                            ARTICLE II
                EFFECT OF THE MERGER ON SECURITIES
SECTION 2.1.  Effect on Capital Stock.......................    3
  (a) Cancellation of Treasury Stock and Trenwick-Owned
     Stock..................................................    3
  (b) Conversion of Chartwell Common Stock..................    3
  (c) Conversion Number.....................................    4
  (d) Cancellation and Retirement of Chartwell Common
     Stock..................................................    4
SECTION 2.2.  Exchange of Certificates......................    4
  (a) Exchange Agent........................................    4
  (b) Letter of Transmittal.................................    4
  (c) Exchange Procedures...................................    4
  (d) Distributions with Respect to Unexchanged Shares......    5
  (e) No Further Ownership Rights in Chartwell Common
     Stock..................................................    5
  (f) No Fractional Shares..................................    5
  (g) Termination of Exchange Fund and Common Shares
     Trust..................................................    6
  (h) No Liability..........................................    6
  (i) Lost Certificates.....................................    7
SECTION 2.3.  Tax Consequences of Merger....................    7
SECTION 2.4.  Stock Options, Warrants and Stock Purchase
  Plans.....................................................    7
SECTION 2.5.  Adjustments...................................    8
                           ARTICLE III
                  REPRESENTATIONS AND WARRANTIES
SECTION 3.1.  Representations and Warranties of Chartwell...    8
  (a) Organization, Standing and Corporate Power............    8
  (b) Subsidiaries..........................................    9
  (c) Capital Structure.....................................    9
  (d) Authority; Noncontravention...........................   10

                                                              PAGE
                                                              ----
  (e) SEC Documents; Financial Statements...................   11
  (f) Information Supplied..................................   13
  (g) Absence of Certain Changes or Events..................   13
  (h) Benefit Plans.........................................   14
  (i) Taxes.................................................   19
  (j) No Excess Parachute Payments; Section 162(m) of the
     Code...................................................   21
  (k) Compliance with Applicable Laws.......................   21
  (l) Litigation............................................   21
  (m) No Undisclosed Liabilities............................   22
  (n) Reserves..............................................   22
  (o) Insurance Issued......................................   23
  (p) Opinion of Financial Advisor..........................   23
  (q) Voting Requirements...................................   23
  (r) Rights Agreement; Section 203.........................   23
  (s) Brokers...............................................   24
  (t) No Default............................................   24
  (u) Related Party Transactions............................   24
  (v) Title to Property.....................................   24
  (w) Environmental.........................................   25
  (x) Chartwell Investees...................................   25
  (y) Reinsurance Contracts, Coverholders and MGAs..........   26
  (z) Reinsurance Agreement.................................   27
SECTION 3.2.  Representations and Warranties of Trenwick....   27
  (a) Organization, Standing and Corporate Power............   27
  (b) Subsidiaries..........................................   27
  (c) Capital Structure.....................................   27
  (d) Authority; Noncontravention...........................   28
  (e) SEC Documents; Financial Statements...................   29
  (f) Information Supplied..................................   31
  (g) Absence of Certain Changes or Events..................   31
  (h) Benefit Plans.........................................   32
  (i) Taxes.................................................   36
  (j) Compliance with Applicable Laws.......................   38
  (k) Litigation............................................   38
  (l) No Undisclosed Liabilities............................   39
  (m) Reserves..............................................   39
  (n) Opinion of Financial Advisor..........................   40
  (o) Voting Requirements...................................   40
  (p) Brokers...............................................   40
  (q) No Default............................................   40
  (r) Related Party Transactions............................   40
  (s) Title to Property.....................................   41
  (t) Environmental.........................................   41

                                                              PAGE
                                                              ----
  (u) Reinsurance Contracts, Coverholders and MGAs..........   42
  (v) Trenwick Investees....................................   42
  (w) Insurance Issued......................................   43
  (x) Approvals and Permits.................................   43
                            ARTICLE IV
            COVENANTS RELATING TO CONDUCT OF BUSINESS
SECTION 4.1.  Conduct of Business...........................   43
  (a) Conduct of Business by Chartwell......................   43
  (b) Conduct of Business by Trenwick.......................   45
  (c) Other Actions.........................................   48
  (d) Advice of Changes.....................................   48
SECTION 4.2.  No Solicitation by Chartwell..................   48
                            ARTICLE V
                      ADDITIONAL AGREEMENTS
SECTION 5.1.   Preparation of the Form S-4 and the Joint
  Proxy Statement...........................................   50
SECTION 5.2.   Stockholder Approval.........................   51
SECTION 5.3.   Access to Information; Confidentiality.......   51
SECTION 5.4.   Commercially Reasonable Efforts..............   52
SECTION 5.5.   Benefit Plans................................   52
SECTION 5.6.   Indemnification and Insurance................   52
SECTION 5.7.   Public Announcements.........................   53
SECTION 5.8.   Consents, Approvals and Filings..............   54
SECTION 5.9.   NASDAQ Approval..............................   54
SECTION 5.10.  Affiliates and Certain Stockholders..........   55
SECTION 5.11.  Tax Matters..................................   55
SECTION 5.12.  Letters of Accountants.......................   55
SECTION 5.13.  Stockholder Litigation.......................   55
SECTION 5.14.  Fees and Expenses............................   55
SECTION 5.15.  Reinsurance Agreement........................   57
                            ARTICLE VI
                       CONDITIONS PRECEDENT
SECTION 6.1.  Conditions to Each Party's Obligation To
  Effect the Merger.........................................   57
  (a) Stockholder Approval..................................   57
  (b) Governmental, Regulatory and Lloyd's Consents.........   57
  (c) HSR Act...............................................   57

                                                              PAGE
                                                              ----
  (d) No Injunctions or Restraints..........................   57
  (e) Form S-4..............................................   58
  (f) NASDAQ................................................   58
  (g) Third-Party Consents..................................   58
SECTION 6.2.  Conditions to Obligation of Trenwick..........   58
  (a) Representations and Warranties........................   58
  (b) Performance of Obligations of Chartwell...............   58
  (c) Tax Opinion...........................................   58
  (d) No Material Adverse Change............................   58
  (e) Ratings...............................................   59
  (f) Reinsurance Agreement.................................   59
  (g) Opinion...............................................   59
SECTION 6.3.  Conditions to Obligation of Chartwell.........   59
  (a) Representations and Warranties........................   59
  (b) Performance of Obligations of Trenwick................   59
  (c) Tax Opinion...........................................   59
  (d) Material Adverse Change...............................   59
  (e) Ratings...............................................   59
                           ARTICLE VII
                TERMINATION, AMENDMENT AND WAIVER
SECTION 7.1.  Termination...................................   60
SECTION 7.2.  Effect of Termination.........................   61
SECTION 7.3.  Amendment.....................................   62
SECTION 7.4.  Extension; Waiver.............................   62
SECTION 7.5.  Procedure for Termination, Amendment,
  Extension or Waiver.......................................   62
                           ARTICLE VIII
                        GENERAL PROVISIONS
SECTION 8.1.   Nonsurvival of Representations and
  Warranties................................................   62
SECTION 8.2.   Definitions..................................   62
SECTION 8.3.   Notices......................................   64
SECTION 8.4.   Interpretation...............................   65
SECTION 8.5.   Counterparts.................................   65
SECTION 8.6.   Entire Agreement; No Other Representations;
               No Third-Party Beneficiaries.................   65
SECTION 8.7.   Governing Law................................   66
SECTION 8.8.   Assignment...................................   66
SECTION 8.9.   Enforcement and Consent to Jurisdiction......   66
SECTION 8.10.  Severability.................................   66

                          AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 21, 1999 (the "Agreement"), between Trenwick Group Inc., a Delaware corporation ("Trenwick") and Chartwell Re Corporation, a Delaware corporation ("Chartwell").

WHEREAS, the respective Boards of Directors of Trenwick and Chartwell deem it advisable and in the best interest of their respective companies and stockholders to enter into this Agreement, pursuant to which Chartwell shall be merged with and into Trenwick (the "Merger"), and the transactions contemplated hereby and have adopted resolutions approving this Agreement and the transactions contemplated hereby;

WHEREAS, as a condition to Trenwick's willingness to execute and deliver this Agreement, to pay the Merger Consideration to the Chartwell stockholders and to consummate the Merger and the other transactions contemplated hereby, Trenwick has required, and Chartwell has agreed, that Trenwick be indemnified and guaranteed, effective as of the Effective Time (as defined herein), against certain adverse development in the reserves for losses, loss adjustment expenses and certain other balance sheet items of Chartwell, and that such indemnity and guaranty be accomplished through the reinsurance agreement described in Section 3.1(z) of the Chartwell Disclosure Schedule (as defined herein) (the "Reinsurance Agreement") and whereas, such indemnification and guarantee will be effected through the securing of the Reinsurance Agreement, which will be effective at the Effective Time and an express condition to the closing of the Merger and whereas, consummation of the Merger is predicated upon the Reinsurance Agreement being obtained by Chartwell;

WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368 (a) of the Internal Revenue Code of 1986, as amended (the "Code");

WHEREAS, subject to and immediately following the execution and delivery of this Agreement, Chartwell and Trenwick will enter into an agreement (the "Stock Option Agreement"), pursuant to which Chartwell will grant Trenwick the option to purchase a number of shares equal to 19.9% of the outstanding common stock, par value $.01 per share, of Chartwell ("Chartwell Common Stock"), upon the terms and subject to the conditions set forth therein; and

WHEREAS, Trenwick and Chartwell desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Chartwell shall be merged with and into Trenwick at the Effective Time (as hereinafter defined). At the Effective Time, the separate existence of Chartwell shall cease, and Trenwick shall continue as the surviving corporation (the "Surviving Corporation").

SECTION 1.2. Closing. Unless this Agreement shall have been terminated pursuant to Section 7.1, and subject to the satisfaction or waiver of each of the conditions set forth in Article VI, the closing of the Merger (the "Closing") shall take place at 10:00 a.m. on the date that is the second business day following the date on which the last to be fulfilled or waived of the conditions set forth in Section 6.1 shall be fulfilled or waived in accordance with this Agreement (other than those conditions that by their nature are to be fulfilled on the Closing Date, but subject to the fulfillment or waiver of those conditions), at the offices of Baker & McKenzie, 805 Third Avenue, New York, New York, unless another date, time or place is agreed to in writing by the parties hereto. The actual date and time of the Closing are herein referred to as the "Closing Date."

SECTION 1.3. Effective Time. The parties hereto will file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") on the date of the Closing (or on such other later date as Trenwick and Chartwell may agree in writing) a certificate of merger or other appropriate documents, executed in accordance with the relevant provisions of the DGCL, and make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the certificate of merger with the Delaware Secretary of State, or at such later time as is specified in the certificate of merger (the "Effective Time").

SECTION 1.4. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Chartwell and Trenwick shall vest in the Surviving Corporation, and all debts, liabilities and duties of Chartwell and Trenwick shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

SECTION 1.5. Certificate of Incorporation; By-laws. (a) At the Effective Time and without any further action on the part of Chartwell or Trenwick, the Restated Certificate of Incorporation of Trenwick as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

(b) At the Effective Time and without any further action on the part of Chartwell or Trenwick, the By-laws of Trenwick shall be the By-laws of the Surviving

Corporation until thereafter amended or repealed in accordance with their terms or the Certificate of Incorporation of the Surviving Corporation and as provided by law.

SECTION 1.6. Directors and Officers. (a) The directors of Trenwick at the Effective Time shall be the directors of the Surviving Corporation; provided, that at the Effective Time, Trenwick shall increase the size of its Board of Directors in order to enable the four (4) individuals set forth in Section 1.6 of the Chartwell Disclosure Schedule, or any mutually agreed substitute for any of such individuals who is unwilling or unable to so serve (the "Designees"), which Designees shall include any director whose election is provided for pursuant to the Stockholders Agreement, dated as of December 13, 1995, among Chartwell and the security holders named or referenced therein, to be members of the Trenwick Board of Directors. The Trenwick Board of Directors shall appoint each of the Designees to the Trenwick Board of Directors as of the Effective Time, with such Designees to be divided as evenly as possible among the classes of directors of Trenwick.

(b) The officers of Trenwick at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                       EFFECT OF THE MERGER ON SECURITIES

SECTION 2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Chartwell Common Stock or any other shares of capital stock of Chartwell or any shares of capital stock of Trenwick:

(a) Cancellation of Treasury Stock and Trenwick-Owned Stock. Each share of Chartwell Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Trenwick or any subsidiary of Trenwick or by Chartwell or any subsidiary of Chartwell (together, in each case, with the associated Right (as defined in Section 3.1(c)) shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(b) Conversion of Chartwell Common Stock. Each share of Chartwell Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(a)) together with the associated Right shall be converted into the right to receive that number (the "Stock Consideration") of validly issued, fully paid and nonassessable shares of common stock, par value $.10 per share, of Trenwick ("Trenwick Common Stock") which is equal to the Conversion Number (as defined in Section 2.1(c)). The Stock Consideration and any cash to be paid in accordance with Section 2.2 in lieu of fractional shares of Chartwell Common Stock are referred to collectively as the "Merger Consideration."

(c) Conversion Number.  As used herein, "Conversion Number" shall mean 0.825.

(d) Cancellation and Retirement of Chartwell Common Stock. As of the Effective Time, all shares of Chartwell Common Stock, other than shares to be canceled in accordance with Section 2.1(a), issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Chartwell Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.2, without interest.

SECTION 2.2.  Exchange of Certificates.

(a) Exchange Agent. As of the Effective Time, Trenwick shall deposit with a bank or trust company designated by Trenwick and reasonably satisfactory to Chartwell (the "Exchange Agent"), certificates representing the shares of Trenwick Common Stock representing the aggregate Stock Consideration (such certificates, together with any dividends or distributions with respect to such certificates, being hereinafter referred to as the "Exchange Fund").

(b) Letter of Transmittal. Promptly after the Effective Time (but in no event more than 5 days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail to each record holder of certificates that immediately prior to the Effective Time represented shares of Chartwell Common Stock which have been converted pursuant to Section 2.1, a form of letter of transmittal and instructions for use in surrendering such certificates and receiving the consideration to which such holder shall be entitled pursuant to Section 2.1.

(c) Exchange Procedures. As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of Chartwell Common Stock shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to a certificate representing that number of whole shares of Trenwick Common Stock (and cash in lieu of fractional shares of Trenwick Common Stock as contemplated by this Section 2.2) which the aggregate number of shares of Chartwell Common Stock previously represented by such certificate or certificates surrendered shall have been converted into the right to receive pursuant to Section 2.1(b) of this Agreement. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If the consideration to be paid in the Merger (or any portion thereof) is to be delivered to any person other than the person in whose name the certificate representing shares of Chartwell Common Stock surrendered in exchange therefore is registered, it shall be a condition to such exchange that the certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of such consideration to a person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. After the Effective Time, there shall be no further transfer on the records of Chartwell or its transfer agent of certificates representing shares of Chartwell Common Stock and if such certificates are presented to Chartwell for transfer, they shall be canceled against delivery of the Merger Consideration as hereinabove provided. Until surrendered as contemplated by this Section 2.2(c), each certificate representing shares of Chartwell Common Stock (other than certificates representing shares to be cancelled in accordance with Section 2.1(a)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without any interest thereon, as contemplated by Section 2.1. No interest will be paid or will accrue on any cash payable as Merger Consideration.

(d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Trenwick Common Stock with a record date after the Effective Time shall be paid to the holder of any certificate that immediately prior to the Effective Time represented shares of Chartwell Common Stock which have been converted pursuant to Section 2.1, until the surrender for exchange of such certificate in accordance with this Article II. Following surrender for exchange of any such certificate, there shall be paid to the holder of such certificate, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the number of whole shares of Trenwick Common Stock into which the shares of Chartwell Common Stock represented by such certificate immediately prior to the Effective Time were converted pursuant to
Section 2.1, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to such surrender, and with a payment date subsequent to such surrender, payable with respect to such whole shares of Trenwick Common Stock.

(e) No Further Ownership Rights in Chartwell Common Stock. The Merger Consideration paid upon the surrender for exchange of certificates representing shares of Chartwell Common Stock in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Chartwell Common Stock theretofore represented by such certificates, subject, however, to the Surviving Corporation's obligation (if any) to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared by Chartwell on such shares of Chartwell Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time.

(f) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Trenwick Common Stock shall be issued upon the surrender for exchange of certificates that immediately prior to the Effective Time represented shares of Chartwell Common Stock which have been converted pursuant to Section 2.1, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of Trenwick. No Chartwell stockholder shall be entitled to receive cash in lieu of fractional shares in an amount greater than the value of one full share of Trenwick Common Stock.

(ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of shares of Trenwick Common Stock delivered to the Exchange Agent by Trenwick pursuant to Section 2.2(a) over (y) the aggregate number of whole shares of Trenwick Common Stock to be distributed to holders of the certificates formerly representing shares of Chartwell Common Stock pursuant to Section 2.2(c) (such excess being herein called the "Excess Shares."). As soon after the Effective Time as practicable, the Exchange Agent, as agent for the holders of the certificates formerly representing shares of Chartwell Common Stock, shall sell the Excess Shares at then prevailing prices on the Nasdaq Stock Market National Market ("NASDAQ") all in the manner provided in paragraph (iii) of this Section 2.2(f).

(iii) The sale of the Excess Shares by the Exchange Agent shall be executed on NASDAQ through one or more authorized market makers and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of the certificates, the Exchange Agent will hold such proceeds in trust for the holders of the certificates (the "Common Shares Trust"). Trenwick shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of a certificate shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of the certificates are entitled.

(iv) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of the certificates in lieu of any fractional share interests, the Exchange Agent shall make available such amounts, without interest, to such holders of the certificates.

(g) Termination of Exchange Fund and Common Shares Trust. Any portion of the Exchange Fund or Common Shares Trust which remains undistributed to the holders of the certificates representing shares of Chartwell Common Stock for 180 days after the Effective Time shall be delivered to Trenwick, upon demand, and any holders of shares of Chartwell Common Stock who have not theretofore complied with this Article II shall thereafter look only to Trenwick for payment of their claim for any Merger Consideration and any dividends or distributions with respect to Trenwick Common Stock.

(h) No Liability. None of Chartwell, Trenwick or the Exchange Agent shall be liable to any person in respect of any shares, cash, dividends or distributions payable from the Exchange Fund or Common Shares Trust delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Chartwell Common Stock shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.1(d))), any such shares, cash, dividends or distributions payable in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(i) Lost Certificates. If any certificate representing Chartwell Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed certificate the Merger Consideration set forth in Section 2.1(b) with respect to the shares of Chartwell Common Stock formerly represented thereby, without any interest thereon.

SECTION 2.3. Tax Consequences of Merger. It is the intent of Chartwell and Trenwick and the holders of the Chartwell Common Stock and the holders of the Trenwick Common Stock that the Merger qualify as a reorganization described in
Section 368(a)(1) of the Code, pursuant to which none of the holders of the Chartwell Common Stock or the holders of the Trenwick Common Stock will recognize any gain or loss for Federal income tax purposes, except to the extent of any cash received in lieu of fractional shares.

SECTION 2.4.  Stock Options, Warrants and Stock Purchase Plans.

(a) At the Effective Time, each employee and director stock option to purchase Chartwell Common Stock granted under any of the Stock Option Plans (as hereinafter defined in Section 3.1(c)) outstanding as of the Effective Time (each, a "Stock Option"), whether or not then vested or exercisable, shall be assumed by Trenwick and converted into an option to acquire, on the same terms and conditions as were applicable under such Stock Option prior to the Effective Time, the number (rounded down to the nearest whole number) of shares of Trenwick Common Stock determined by multiplying (x) the number of shares of Chartwell Common Stock subject to such Stock Option immediately prior to the Effective Time by (y) the Conversion Number, at a price per share of Trenwick Common Stock (rounded up to the nearest whole cent) equal to (A) the exercise price per share otherwise purchasable pursuant to such Stock Option divided by
(B) the Conversion Number. At the Effective Time, each then outstanding warrant to purchase Chartwell Common Stock (each, a "Warrant") shall be assumed by Trenwick in accordance with its terms.

(b) At the Effective Time, each option to purchase Chartwell Common Stock under Chartwell's Sharesave Scheme 1997 (each, a "Sharesave Stock Option") with respect to the 1997, 1998 and 1999 calendar years, but only to the extent accrued to the Effective Time, whether or not then vested or exercisable, shall be converted as of the Effective Time into the right to receive from the Surviving Corporation the number (rounded down to the next whole number, with cash to be paid in lieu of any fractional share eliminated through such rounding) of shares of Trenwick Common Stock equal to the product of (i) the number of shares of Chartwell Common Stock that were subject to such Sharesave Stock Option immediately prior to its conversion pursuant to this Section 2.4 and (ii) the Conversion Number, less the number of shares of Trenwick Common Stock equal to any U.K. tax required to be withheld by the Surviving Corporation. The amount of cash to be paid in lieu of fractional shares pursuant to this Section 2.4(b) shall be determined as provided in Section 2.2(f)(iii).

(c) Notwithstanding any other provision of this Agreement to the contrary, prior to the Effective Time Chartwell shall make any amendments to the Stock Option Plans and Stock Purchase Plans (as hereinafter defined in Section 3.1(c)) and take such other actions, if any, as are necessary to give effect to the transactions contemplated by this Section.

(d) Trenwick shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Trenwick Common Stock for delivery pursuant to the terms set forth in this Section 2.4. At the Effective Time, Trenwick shall file with the Securities and Exchange Commission (the "SEC") a registration statement or statements on Form S-8, or such other appropriate form as Trenwick may select, with respect to the Trenwick Common Stock subject to the Stock Options pursuant to this Section 2.4, and shall use its reasonable best efforts to maintain the effectiveness of the registration statement and current status of the prospectus relating thereto, as well as comply with any applicable state securities or "blue sky" laws, for so long as such Stock Options remain outstanding. The shares of Trenwick Common Stock to be issued pursuant to
Section 2.4(b) shall be registered under the Form S-4 (as hereinafter defined).

(e) Chartwell and Trenwick shall take all such steps as may be required to provide that, with respect to each Section 16 Affiliate (as defined below), (i) the transactions contemplated by this Article II and (ii) any other dispositions of Chartwell equity securities (including derivative securities) or other acquisitions of Trenwick equity securities (including derivative securities) in connection with this Agreement, shall be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). For purposes of this Agreement, "Section 16 Affiliate" shall mean each individual who (x) immediately prior to the Effective Time is a director or executive officer of Chartwell or (y) at the Effective Time will become a director or executive officer of Trenwick.

SECTION 2.5. Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Trenwick or Chartwell shall occur by reason of any reclassification, recapitalization, stock split combination, exchange or readjustment of shares, any stock dividend thereon with a record date during such period, or any similar transaction, the Merger Consideration and the adjustments to options and warrants and the payments required to be made under
Section 2.4 shall be appropriately adjusted.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

SECTION 3.1. Representations and Warranties of Chartwell. Except as disclosed in the Disclosure Schedule delivered by Chartwell to Trenwick at or prior to the execution of this Agreement (the "Chartwell Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, Chartwell represents and warrants to Trenwick as follows:

(a) Organization, Standing and Corporate Power. Each of Chartwell and its subsidiaries (as defined in Section 8.2(d)) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power individually or in the aggregate would not have a Material Adverse Effect (as defined in Section 8.2(h)) on Chartwell. Each of Chartwell and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing or to have such power individually or in the aggregate would not have a Material Adverse Effect on Chartwell. Chartwell has delivered to Trenwick complete and correct copies of its Certificate of Incorporation and By-laws and the Certificates of Incorporation and By-laws, or other organizational documents, of its subsidiaries, in each case as amended to the date of this Agreement.

(b) Subsidiaries. Section 3.1(b) of the Chartwell Disclosure Schedule includes all the subsidiaries of Chartwell which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Chartwell, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens").

(c) Capital Structure. The authorized capital stock of Chartwell consists of 20,000,000 shares of Chartwell Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share. At the close of business on June 18, 1999, (i) 9,641,854 shares of Chartwell Common Stock were issued and outstanding, (ii) zero shares of Chartwell Common Stock were held by Chartwell in its treasury;
(iii) 1,471,300 shares of Chartwell Common Stock were reserved for issuance pursuant to outstanding Stock Options issued under Chartwell's Amended and Restated 1993 Stock Option Plan, 1997 Omnibus Stock Incentive Plan and 1996 Non-Employee Director Stock Option Plan (collectively, the "Stock Option Plans"), (iv) 25,045 shares of Chartwell Common Stock were reserved for issuance pursuant to the 1995 Employee Stock Purchase Plan and Sharesave Scheme 1997 (collectively, the "Stock Purchase Plans") (including shares of Chartwell Common Stock that were reserved for issuance pursuant to options granted pursuant to the 1995 Employee Stock Purchase Plan ("ESPP Stock Options") and Sharesave Stock Options then outstanding), (v) 334,532 shares of Chartwell Common Stock were reserved for issuance upon the exercise of the Warrants listed in Section 3.1(c) of the Chartwell Disclosure Schedule and (vi) 125,000 shares of Junior Participating Cumulative Preferred Stock, par value $1.00 per share, were reserved for issuance in connection with the rights (the "Rights") issued pursuant to the Rights Agreement dated as of May 22, 1997 (the "Rights Agreement"), between Chartwell and State Street Bank and Trust Company. Except as set forth above, at the close of business on June 18, 1999, no shares of capital stock or other equity securities of Chartwell were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Chartwell are, and all shares which may be issued pursuant to the Stock Option Plans, the Stock Purchase Plans or the Warrants will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in Section 3.1(c) of the Chartwell Disclosure Schedule, since January 1, 1999, no shares of the capital stock of Chartwell have been issued other than pursuant to Stock Options, Warrants, ESPP Stock Options or Sharesave Stock Options already in existence on such date, and, since such date, no Stock Options, Warrants, ESPP Stock Options or Sharesave Stock Options have been granted. Except as set forth in Section 3.1(c) of the Chartwell Disclosure Schedule, no bonds, debentures, notes or other indebtedness of Chartwell or any subsidiary of Chartwell having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Chartwell or any subsidiary of Chartwell may vote are issued or outstanding. Section 3.1(c) of the Chartwell Disclosure Schedule lists each subsidiary of Chartwell and, except for the capital stock of such subsidiaries and the other ownership interests listed in
Section 3.1(c) of the Chartwell Disclosure Schedule, Chartwell does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity other than any publicly-traded corporation in which Chartwell owns 100 or fewer shares of common stock. Except as disclosed in Section 3.1(c) of the Chartwell Disclosure Schedule, all the outstanding shares of capital stock of each subsidiary of Chartwell have been validly issued and are fully paid and nonassessable and are owned by Chartwell, by one or more wholly owned subsidiaries of Chartwell or by Chartwell and one or more such wholly owned subsidiaries, free and clear of all Liens. Except as set forth above or in Section 3.1(c) of the Chartwell Disclosure Schedule, there are not any securities, options, warrants, rights, commitments or agreements of any kind to which Chartwell or any subsidiary is a party or by which any of them is bound obligating Chartwell or any subsidiary to issue, sell or deliver, or repurchase, redeem or otherwise acquire, shares of capital stock or other equity or voting securities of any of them or securities convertible into or exchangeable for capital stock or voting securities of Chartwell, or obligating any of them to issue, sell, deliver, grant, extend or enter into any such security, option, warrant, right, commitment or agreement. Except as set forth in Section 3.1(c) of the Chartwell Disclosure Schedule, there are no stockholder agreements, voting trusts or other agreements or understandings to which Chartwell or any of its subsidiaries is a party, or to which any of them is bound, relating to the voting or disposition of any shares of capital stock of Chartwell or any subsidiary thereof.

(d) Authority; Noncontravention. Chartwell has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Chartwell Stockholder Approval (as defined in Section 3.1(q)), to consummate the transactions contemplated by this Agreement. Chartwell has all requisite corporate power and authority to enter into the Stock Option Agreement and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the Stock Option Agreement by Chartwell and the consummation by Chartwell of the transactions contemplated by this Agreement and the Stock Option Agreement have been duly authorized by all necessary corporate action on the part of Chartwell, subject to the Chartwell Stockholder Approval. This Agreement and the Stock Option Agreement have been duly executed and delivered by Chartwell and, assuming the due authorization, execution and delivery of this Agreement and the Stock Option Agreement by Trenwick, constitute legal, valid and binding obligations of Chartwell, enforceable against Chartwell in accordance with their respective terms. The execution and delivery of this Agreement and the Stock Option Agreement do not, and, subject to the Chartwell Stockholder Approval with respect to this Agreement, the consummation of the transactions contemplated by

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this Agreement and the Stock Option Agreement and compliance with the provisions of this Agreement and the Stock Option Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Chartwell or any of its subsidiaries under, (i) the Certificate of Incorporation or By-laws of Chartwell or the comparable organizational documents of any of its subsidiaries,
(ii) subject to the matters referred to in Section 3.1(d) of the Chartwell Disclosure Schedule and the matters referred to in the sentence following the next sentence, any indenture or other material agreement, permit, franchise, license or instrument to which Chartwell or any of its subsidiaries is a party or by which Chartwell or any of its subsidiaries or any of their assets is bound or affected, or (iii) subject to the matters referred to in the sentence following the next sentence, any statute, law, ordinance, rule, regulation, order, judgment, injunction, decree, determination or award applicable to Chartwell or any of its subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) above, any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on Chartwell or (y) reasonably be expected to impair materially the ability of Chartwell to perform its obligations under this Agreement and the Stock Option Agreement. Assuming the conditions set forth in Section 3.1(d) of the Chartwell Disclosure Schedule are met, the Merger and the other transactions contemplated hereby will not constitute a "change of control" under the Contingent Interest Notes due June
30, 2006 or the Indenture dated as of December 1, 1995 (the "Contingent Interest Notes Indenture") between Chartwell, as the successor to Piedmont Management Company Inc. and State Street Bank and Trust Company, as successor to Fleet National Bank of Connecticut, as Trustee. No consent, approval, order, or authorization of, action by or in respect of, or registration, declaration or filing with any federal, state, local or foreign government, any court, tribunal or administrative, governmental or regulatory authority or agency or commission or any non-governmental self-regulatory agency, commission or authority (each, a "Governmental Entity"), or of the Society and Corporation of Lloyd's of London ("Lloyd's"), is required by or with respect to Chartwell or any of its subsidiaries in connection with the execution and delivery of this Agreement and the Stock Option Agreement by Chartwell or the consummation by Chartwell of the transactions contemplated hereby, except for (A) in connection with or in compliance with the provisions of (1) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (2) the Securities Act of 1933, as amended (the "Securities Act"), (3) the Exchange Act, (4) the DGCL, (5) the New York Stock Exchange, Inc. (the "NYSE"), (6) any non-United States competition, antitrust and investment laws, and the securities or "blue sky" laws of the various states, (7) the approvals, filings and notices required under the insurance laws of the jurisdictions in which Chartwell transacts the business of insurance or reinsurance; (8) the filing of the certificate of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Chartwell is qualified to do business, (9) any required consents and waivers of Lloyd's and (B) such other consents, approvals, orders, authorizations, actions, registrations, declarations, filings or notices (as may be required) the failure of which to be made or obtained individually or in the aggregate would not have a Material Adverse Effect on Chartwell.

(e) SEC Documents; Financial Statements. (i) Chartwell has timely filed all required forms, reports, schedules, statements and other documents (including exhibits and all

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other information incorporated therein) with the SEC since January 1, 1996.
Chartwell has delivered or made available to Trenwick all registration statements, proxy statements, annual reports, quarterly reports and reports on Form 8-K and other forms, reports and documents, if any, filed by Chartwell with the SEC since January 1, 1996 (as such documents have been amended since the time of their filing, collectively, the "Chartwell SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Chartwell SEC Documents (i) were timely filed and complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Chartwell SEC Documents, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Chartwell included in the Chartwell SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Chartwell and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

(ii) Chartwell has previously furnished to Trenwick true and complete copies of the annual statements for each of the years ended December 31, 1996, December 31, 1997, and December 31, 1998, together with all exhibits and schedules thereto (collectively, the "Annual Statements"), with respect to each of Chartwell Reinsurance Company, The Insurance Corporation of New York, Dakota Specialty Insurance Company and ReCor Insurance Company Inc. (each, an "Insurer"), in each case as filed with the Governmental Entity charged with supervision of insurance companies of such Insurer's jurisdiction of domicile (the "Insurance Regulator"). The Annual Statements were prepared in conformity with statutory accounting practices prescribed or permitted by such Insurance Regulator applied on a consistent basis ("SAP") and present fairly, to the extent required by and in conformity with SAP in all material respects the statutory financial condition of such Insurer at their respective dates and the results of operations, changes in capital and surplus and cash flow of such Insurer for each of the periods then ended. Except as set forth in Section 3.1(e) of the Chartwell Disclosure Schedule, no deficiencies or violations material to the financial condition of any of the Insurers, individually, whether or not material in the aggregate, have been asserted in writing by any Insurance Regulator which have not been cured or otherwise resolved to the satisfaction of such Insurance Regulator (unless not currently pending). Chartwell has made available to Trenwick true and complete copies of all financial examination reports of state insurance departments since January 1, 1996 relating to each Insurer. The quarterly statements of each Insurer for the quarter ending March 31, 1999 as filed and the quarterly statements of each Insurer thereafter filed prior to the Closing, when filed with the insurance regulatory authorities of the applicable states, presented and will present fairly, to the extent required by and in conformity with SAP in all material respects the statutory financial condition of such Insurer at their respective dates indicated and the results of operations, changes in capital and surplus and cash flow of such Insurer for each of the periods therein specified (subject to normal year-end adjustments).

(iii) The Annual Report and Accounts and the Syndicate Quarterly Reports together with all exhibits and schedules thereto, of each of Lloyd's Syndicates 44, 270, 544, 741/2741, 839, 947 and 994 (collectively, "Chartwell Syndicates")
as of and for each of the years ended December 31, 1996, 1997 and 1998 and for the quarter ended March 31, 1999 (x) have been prepared in all material respects in accordance with the applicable requirements of the Syndicate Accounting Rules of Lloyd's and (y) other than as to Chartwell Syndicate 947 show a true and fair view in accordance with the foregoing requirements and standards, in all material respects of the 1996 closed year of account profit with respect to the Chartwell Syndicates.

(f) Information Supplied. None of the information supplied or to be supplied by Chartwell for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Trenwick in connection with the issuance of Trenwick Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the filing with the SEC of a proxy statement relating to the Chartwell Stockholder Approval and the proxy statement relating to the Trenwick Stockholder Approval, in each case as amended or supplemented from time to time, (the "Joint Proxy Statement") will, at the date it is first mailed to Chartwell's stockholders or at the time of the Chartwell Stockholders Meeting (as defined in Section 5.2), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, no representation or warranty is made by Chartwell in this Section 3.1(f) with respect to information supplied by Trenwick for inclusion or incorporation by reference in the Joint Proxy Statement.

(g) Absence of Certain Changes or Events. Except in connection with this Agreement, the Stock Option Agreement and the transactions contemplated hereby, as disclosed in the Chartwell SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Chartwell SEC Documents") or in
Section 3.1(g) of the Chartwell Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed Chartwell SEC Documents, Chartwell and its subsidiaries have conducted their business in the ordinary course consistent with past practice, and there has not occurred (i) any event or change having individually or in the aggregate a Material Adverse Effect on Chartwell, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Chartwell's outstanding capital stock, other than regular quarterly cash dividends of $.04 per share on the Chartwell Common Stock and dividends paid by wholly owned subsidiaries, (iii) (A) any granting by Chartwell or any of its subsidiaries to any current or former director or officer of Chartwell or its subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in the ordinary course of

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

business or as was required under any employment agreements or benefit plan listed in Section 3.1(h) of the Chartwell Disclosure Schedule, (B) any granting by Chartwell or any of its subsidiaries to any such current or former director or officer of any increase in severance or termination pay except as was required under any agreement listed in Section 3.1(h) of the Chartwell Disclosure Schedule or (C) any entry by Chartwell or any of its subsidiaries into, or any amendments of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director or officer, (iv) any tax election that individually or in the aggregate would have a Material Adverse Effect on Chartwell or any of its tax attributes or any settlement or compromise of any material income tax liability, or (v) any change in accounting principles or practices by Chartwell or any of its subsidiaries materially affecting their assets, liabilities or business, except insofar as may have been required or permitted by a change in applicable accounting principles (including SAP).

(h) Benefit Plans. (A) (i) Each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each other plan, arrangement or policy, whether written or oral, relating to stock options, stock purchases, stock appreciation rights, profit sharing, group insurance, vacation pay, leave of absence, dependent care, cafeteria benefits, workers compensation, consulting, pension, retirement, compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by Chartwell or any of its subsidiaries for the benefit of any present or former U.S. officer, employee or director of Chartwell or any of its subsidiaries (all the foregoing collectively referred to hereinafter as "Chartwell Benefit Plans") has been administered substantially in accordance with its terms and any related trust agreement or insurance contract has been administered substantially in accordance with its terms. Chartwell, its subsidiaries and all the Chartwell Benefit Plans, and any related trust agreements or insurance contracts, are in substantial compliance with the applicable provisions of ERISA, the Code, all other applicable laws and all applicable collective bargaining agreements.

(ii) None of Chartwell or any other person or entity that together with Chartwell is treated as a single employer under Section 414 of the Code (each a "Chartwell Commonly Controlled Entity") has incurred any material liability under Title IV of ERISA (other than for the payment of benefits or the timely payment of Pension Benefit Guaranty Corporation insurance premiums, in either case in the ordinary course) or under Section 412(f) or 412(n) of the Code, and no condition exists which could reasonably be expected to present a risk of Chartwell or any Commonly Controlled Entity incurring such a material liability.

(iii) Neither Chartwell nor any Chartwell Commonly Controlled Entity is obligated to contribute to any "multiemployer plan" (as defined in Section 3(37) or Section 4001(a)(3) of ERISA) or has any material liability, including current or potential withdrawal liability (within the meaning of Section 4201 of ERISA) with respect to any multiemployer plan.

(iv) Except as contemplated by Section 2.4 or as disclosed in the Filed Chartwell SEC Documents or in Section 3.1(h) of the Chartwell Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed Chartwell SEC Documents, there has not been any adoption or amendment by Chartwell or any of its subsidiaries of any collective bargaining agreement or any Chartwell Benefit Plan. Except as disclosed in the Filed Chartwell SEC Documents or in Section 3.1(h) of the Chartwell Disclosure Schedule, there exist no employment, consulting, change in control, severance, termination or indemnification agreements, arrangements or understandings between Chartwell or any subsidiary and any current or former employee, officer or director of Chartwell or any subsidiary or any Chartwell Benefit Plan.

(v) Except as set forth in Section 3.1(h) of the Chartwell Disclosure Schedule, all material contributions and other payments required to be made by Chartwell and its subsidiaries to any Chartwell Benefit Plan prior to the date hereof have been made and all accruals required to be made under any Chartwell Benefit Plan have been made. There is no claim, dispute, grievance, charge, complaint, restraining or injunctive order, litigation or proceeding pending, or, to the knowledge of Chartwell, threatened or anticipated (other than routine claims for benefits) against or relating to any Chartwell Benefit Plan or against the assets of any Chartwell Benefit Plan which could reasonably be expected to result in the imposition of any material liability of Chartwell. Neither Chartwell nor any of its subsidiaries has communicated generally to employees or specifically to any employee regarding any future increase of benefit levels (or future creations of new benefits) with respect to any Chartwell Benefit Plans.

(vi) Each Chartwell Benefit Plan can be terminated or otherwise discontinued without any liability to Chartwell or any subsidiary that would reasonably be expected to have a Material Adverse Effect. With respect to each Chartwell Benefit Plan subject to Title IV of ERISA and with respect to each plan of a Chartwell Commonly Controlled Entity subject to Title IV of ERISA (each a "Defined Benefit Plan") (i) no termination of any Defined Benefit Plan has occurred pursuant to which all liabilities have not been satisfied in full, and no event has occurred and no condition exists that could reasonably be expected to result in Chartwell or any Chartwell Commonly Controlled Entity incurring liability under Title IV of ERISA or could constitute grounds for terminating any Defined Benefit Plan; (ii) each Defined Benefit Plan which is subject to
Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code, has been maintained in compliance with the minimum funding standards of ERISA and the Code and no such Defined Benefit Plan has incurred any "accumulated funding deficiency," as defined in Section 412 of the Code and Section 302 of ERISA, whether or not waived; (iii) neither Chartwell nor any Chartwell Commonly Controlled Entity has sought or received a waiver of its funding requirements with respect to any Defined Benefit Plan and all material contributions payable with respect to each Defined Benefit Plan have been timely made; (iv) no reportable event, within the meaning of Section 4043 of ERISA, and no event described in Section 4062 or 4063 of ERISA, has occurred with respect to any Defined Benefit Plan; (v) the aggregate accumulated benefit obligations of each Defined Benefit Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Defined Benefit Plan) do not exceed the fair market value of the assets of such Defined Benefit Plan (as of the date of such valuation); and (vi) no amendment has been made to any Defined Benefit Plan that has required or would require the provision of security under ERISA
Section 307 or Code Section 401(a)(29).

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

(vii) The execution, delivery and performance of this Agreement and the transactions contemplated hereby will not in and of themselves result in the imposition of any federal excise tax with respect to any Chartwell Benefit Plan.

(viii) Neither Chartwell nor any subsidiary maintains or contributes (or has maintained or contributed to) any Chartwell Benefit Plan which provides, or has a liability to provide, life insurance, medical, severance, or other employee welfare benefits to any employee upon his retirement or termination of employment, except as may be required by Section 4980B of the Code.

(ix) Neither Chartwell nor any of its subsidiaries maintains or contributes to a trust, organization or association described in any of the Sections 501(c)(9), 501(c)(17) or 501(c)(2) of the Code.

(x) Favorable determination letters have been received from the Internal Revenue Service with respect to each Chartwell Benefit Plan which is intended to comply with the provisions of Section 401(a) of the Code, and each such Chartwell Benefit Plan complies in form and in operation in all material respects with the requirements of a "qualified plan" under Section 401(a) of the Code.

(xi) Neither Chartwell nor any of its subsidiaries, nor any of their respective directors, officers, employees or, to the knowledge of Chartwell, any other "fiduciary," as such term is defined in Section 3(21) of ERISA, has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of the Chartwell Benefit Plans.

(xii) There has been no act or acts which would result in a disallowance of a deduction or the imposition of a tax pursuant to Section 4980B, or with regard to plan years beginning before December 31, 1988, Section 162(i) of the Code as in effect immediately prior to the enactment of the Technical and Miscellaneous Revenue Act of 1988, or any regulations promulgated thereunder, whether final, temporary or proposed. No event has occurred with respect to which Chartwell or any of its subsidiaries could be liable for a tax imposed by Chapter 43 of Subtitle A of the Code, or for a civil penalty or other liability under Section 502(c) or Section 501(l) of ERISA. Each Chartwell Benefit Plan that is a "group health plan" as defined in Section 607 of ERISA complies in all material respects and has been operated in substantial compliance in all respects with
Part 7 of Title I, Subtitle B of ERISA and Subtitle K of the Code.

(xiii) With respect to each of the Chartwell Benefit Plans, Chartwell has delivered to Trenwick true and complete copies of: (a) the plan documents, including any related trust agreements, insurance contracts or other funding arrangements, or a written summary of the terms and conditions of the plan if there is no written plan document; (b) the most recent determination letter received from the Internal Revenue Service; (c) the most recent IRS Form 5500;
(d) the most recent actuarial valuation; (e) the most recent financial statement; (f) all material correspondence with the Internal Revenue Service, the Department of Labor and the Pension Benefit Guaranty Corporation with respect to the past three plan years other than IRS

Form 5500 filings and PBGC premium payments; and (g) the most recent summary plan description.

(B) Except as would not have a Material Adverse Effect on Chartwell and save as disclosed in Section 3.1(h) of the Chartwell Disclosure Schedule or as previously disclosed in writing to Trenwick and so far as the senior management of Chartwell UK Holding as hereinafter defined (and for this purpose the senior management means the following individuals: Steven Bensinger, Charles Myers, Jeremy Adams, Clive Daniels, Verity Lewis and David Marshall) are aware:

(i) There is no existing or threatened or pending industrial or trade dispute involving Chartwell Holding Limited ("Chartwell UK Holding") or any of its subsidiaries and any of the employees of Chartwell UK Holding or any of its subsidiaries and there are no facts known or which would on reasonable inquiry be known to Chartwell UK Holding or any of its subsidiaries which might indicate that there may be any such dispute (excluding the Merger and the transactions contemplated by this Agreement). There are no agreements or arrangements (whether oral or in writing or existing by reason of custom and practice and whether or not legally binding) between Chartwell UK Holding or any of its subsidiaries and any trade union or other employees' representatives or organization concerning or affecting the employees of Chartwell UK Holding or any of its subsidiaries and there are no trade unions or other employees' representatives whom Chartwell UK Holding or any of its subsidiaries recognizes to any extent for collective bargaining purposes nor, so far as each of Chartwell UK Holding and its subsidiaries is aware, has Chartwell UK Holding or any of its subsidiaries done any act which might be construed as recognition.

(ii) Neither Chartwell UK Holding nor its subsidiaries has given notice of any redundancies to the U.K. Secretary of State nor started consultations with any independent trade union or employees' representatives within the preceding period of one year in relation to any of employees of Chartwell UK Holding or any of its subsidiaries. No circumstances have arisen under which Chartwell UK Holding or any of its subsidiaries is likely to be required to pay damages for wrongful dismissal or breach of contract, to make any contractual or statutory redundancy payment or make or pay any compensation in respect of unfair dismissal, to make any other payment under any employment protection legislation or to reinstate or re-engage any former employee. No circumstances have arisen under which Chartwell UK Holding or any of its subsidiaries is likely to be required to pay damages or compensation, or suffer any penalty or be required to take corrective action or be subject to any form of discipline under the Employment Rights Act 1996, the Trade Union and Labour Relations (Consolidation) Act 1992, the Transfer of Undertakings (Protection of Employment) Regulations 1981, the Sex Discrimination Act 1975, the Equal Pay Act 1970, the Treaty of Rome or any Directive or recommendation made pursuant to it, the Race Relations Act 1976 or the Disability Discrimination Act 1995. So far as each of Chartwell UK Holding and its subsidiaries is aware, there are no current, pending or threatened claims of any type against Chartwell UK Holding or any of its subsidiaries by any existing or former employees or directors of Chartwell UK Holding or any of its subsidiaries or by any existing or former consultants to Chartwell UK Holding or any of its subsidiaries.

(iii) There are no existing service or other agreements or contracts between Chartwell UK Holding or any of its subsidiaries and any of its directors or executives or employees which cannot be lawfully terminated by six calendar months' notice or less without giving rise to any claim for damages or compensation other than a statutory redundancy payment or a claim for unfair dismissal depending on the circumstances of the termination. Each of Chartwell UK Holding and its subsidiaries has complied with all its material obligations under all legislation, regulations and other requirements having the force of law (including, without limitation, orders and awards) in connection with its employees, directors and consultants.

(iv) Neither Chartwell UK Holding nor any of its subsidiaries is involved in negotiations (whether with employees or any trade union or other employees' representatives) to vary the terms and conditions of employment or engagement of any of its employees, directors or consultants and has not made any representations, promises, offers or proposals to any of its employees, directors or consultants or to any trade union or other employees' representatives concerning or affecting the terms and conditions of employment or engagement of any of its employees, directors or consultants.

(v) Each of Chartwell UK Holding and its subsidiaries has discharged its obligations in full in relation to salary, wages, fees, commission, bonuses, overtime pay, holiday pay, sick pay and all other benefits and emoluments relating to its employees, consultants and directors in respect of all prior periods.

(vi) There are no pension, share option, share incentive, life assurance, disability or similar schemes, arrangements or obligations for any employees or directors of Chartwell UK Holding or any of its subsidiaries, and neither Chartwell UK Holding nor any of its subsidiaries has obligations (whether legally binding or established by custom) to pay any pension or make any other payment after retirement or death or otherwise to provide "relevant benefits" within the meaning of section 612 of the U.K. Income and Corporation Taxes Act 1988 or to make any payment for the purpose of providing such "relevant benefits" to or in respect of any person who is now or has been an officer or employee of Chartwell UK Holding or any of its subsidiaries and is not a party to any scheme or arrangement having as its purpose or one of its purposes the making of such payments or the provision of such benefits.

(vii) All Retirement Benefits Schemes comply with and have at all times complied with the provisions of the relevant legislation and the requirements of the Pension Schemes Office and the Contributions Agency affecting schemes approved under Chapter I of Part XIV of the U.K. Income and Corporation Taxes Act 1988. Each of Chartwell UK Holding and its subsidiaries and the trustees of such schemes have duly complied with their respective obligations under the trust deeds and the rules thereof and under the aforementioned legislation and requirements, except that the accounts prepared to 31 December 1997 may not conform to the requirements of the Pensions Act 1995. All amounts due to the trustees thereof or to any insurance company in connection therewith have been paid.

(viii) Neither Chartwell UK Holding nor any of its subsidiaries nor the trustees of any pension scheme is engaged in any litigation or arbitration proceedings in respect of any Retirement Benefits Scheme or any benefit provided thereunder in relation to the employees or former employees of Chartwell UK Holding or any of its subsidiaries and there are no current submissions or referrals to the Pensions Ombudsman or to the Occupational Pensions Advisory Service in respect of Chartwell UK Holding or any of its subsidiaries or any pension scheme.

(ix) No Retirement Benefits Scheme in which employees or former employees of Chartwell UK Holding or any of its subsidiaries participate or have participated has been or is in the process of being (or is proposed to be) wound up (in whole or in part) or closed to new entrants (in whole or in part).

(i) Taxes. (i) Chartwell is the common parent of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) eligible to file consolidated federal income tax returns, of which each of the subsidiaries that is an includible corporation under Section 1504(b) of the Code is a member;

(ii) except as set forth in Section 3.1(i)(ii) of the Chartwell Disclosure Schedule, Chartwell and each of its subsidiaries have filed (or joined in the filing of) when due all material tax returns required by applicable law to be filed with respect to Chartwell or any of the subsidiaries and all taxes shown to be due on such tax returns have been paid;

(iii) all such tax returns were true, correct and complete as of the time of such filing;

(iv) all material taxes relating to periods ending on or before the Effective Time owed by Chartwell or any of its subsidiaries (whether or not shown on any tax return) or to which Chartwell or any of its subsidiaries may be liable under Treasury Regulations sec. 1.1502-6 (or analogous state or foreign provisions) by virtue of having been a member of any "affiliated group" (or other group filing on a combined or unitary basis) at any time on or prior to the Effective Time, if required to have been paid, have been paid (except for taxes which are being contested in good faith);

(v) any liability of Chartwell or any of its subsidiaries for material taxes not yet due and payable, or which are being contested in good faith, has been provided for on the financial statements of Chartwell in accordance with generally accepted accounting principles;

(vi) except as set forth in Section 3.1 (i)(vi) of the Chartwell Disclosure Schedule, there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, Chartwell or any of its subsidiaries in respect of any material tax or assessment, nor is any claim for additional tax or assessment asserted by any tax authority;

(vii) since January 1, 1991, no claim has been made by any tax authority in a jurisdiction where Chartwell or any of its subsidiaries does not currently file a tax return that it is or may be subject to any material tax by such jurisdiction, nor to Chartwell's knowledge is any such assertion threatened;

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(viii) except as set forth in Section 3.1(i)(viii) of the Chartwell Disclosure
Schedule, there is no outstanding request by Chartwell or any of its subsidiaries for any extension of time within which to pay any taxes or file any tax returns;

(ix) except as set forth in Section 3.1(i)(ix) of the Chartwell Disclosure Schedule, there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any taxes of Chartwell or any of its subsidiaries;

(x) no property of Chartwell or any of its subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code;

(xi) neither Chartwell nor any of its subsidiaries is a party to any lease made pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1954;

(xii) no excess loss account (within the meaning of Treasury Regulations sec. 1.1502-19) exists with respect to any of Chartwell's subsidiaries;

(xiii) neither Chartwell nor any of its subsidiaries has any deferred gain or loss arising from any intercompany transactions, within the meaning of Treasury Regulations sec. 1.1502-13;

(xiv) neither Chartwell nor any of its subsidiaries has filed any agreement or consent under Section 341(f) of the Code;

(xv) except as set forth in Section 3.1(i)(xv) of the Chartwell Disclosure Schedule, neither Chartwell nor any of its subsidiaries is a party to any agreement, whether written or unwritten, providing for the payment of taxes, payment for tax losses, entitlements to refunds or similar tax matters;

(xvi) no ruling with respect to taxes (other than a request for determination of the status of a qualified pension plan) has been requested by or on behalf of Chartwell or any of its subsidiaries;

(xvii) neither Chartwell nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(xviii) Chartwell and each of its subsidiaries have withheld and paid all material taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party;

(xix) neither Chartwell nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; and

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(xx) As used in this Agreement, "taxes" shall include all (x) federal, state, local or foreign income, premium, property, sales, excise and other taxes or similar governmental charges, including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y).

(j) No Excess Parachute Payments; Section 162(m) of the Code. (i) Except as disclosed in Section 3.1(j) of the Chartwell Disclosure Schedule, none of the transactions contemplated by this Agreement shall constitute a triggering event under any employment, severance or termination agreement or other compensation arrangement or Benefit Plan currently in effect which (either alone or upon the occurrence of any additional or subsequent event) could reasonably be expected to result in any payment, acceleration, vesting or increase in benefits to any current or former officer, employee or director of Chartwell or any of its subsidiaries and which would constitute an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code); and

(ii) Except as disclosed in Section 3.1(j) of the Chartwell Disclosure Schedule, the disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by Chartwell or any subsidiary of Chartwell under any contract, Chartwell Benefit Plan, program, arrangement or understanding currently in effect.

(k) Compliance with Applicable Laws. Chartwell and its subsidiaries have in full force and effect all approvals, authorizations, certificates, consents, filings, franchises, licenses, notices, permits and rights of all Governmental Entities (including Insurance Regulators) (collectively, "Permits") necessary for them to own, lease or operate their respective properties and assets and to carry on their respective business as now conducted, and there has occurred no default under any such Permit, except for failures of Permits to be in full force and effect and for defaults under Permits which individually or in the aggregate would not have a Material Adverse Effect on Chartwell. Except as disclosed in the Filed Chartwell SEC Documents, Chartwell and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, regulations and orders of any Governmental Entity, except for such noncompliance which individually or in the aggregate would not have a Material Adverse Effect on Chartwell. Chartwell and its subsidiaries are in compliance with all applicable recommendations and requirements of the Underwriting Agency Department of Lloyd's, except for such noncompliance which individually or in the aggregate would not have a Material Adverse Effect on Chartwell.

(l) Litigation.  Except as disclosed in the Chartwell SEC Documents or in
Section 3.1(l) of the Chartwell Disclosure Schedule, there is no suit, action, proceeding or arbitration (excluding those arising in the ordinary course of business relating to policies of insurance or reinsurance written by Chartwell and its subsidiaries) pending or, to the knowledge of Chartwell, threatened against or affecting Chartwell or any of its subsidiaries or any of their respective properties or assets that individually or in the aggregate could reasonably be expected to (i) have a Material Adverse Effect on Chartwell, (ii) impair the ability of Chartwell to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, writ, decree, injunction or order of any Governmental Entity or arbitrator outstanding against Chartwell or any of its subsidiaries having, or which could be reasonably expected to have any such effect.

(m) No Undisclosed Liabilities. Except (i) as disclosed in Section 3.1(m) of the Chartwell Disclosure Schedule, (ii) as disclosed in the Filed Chartwell SEC Documents, (iii) obligations for losses, loss adjustment expenses, unearned premiums and reinsurance premiums under reinsurance and insurance contracts entered into by Chartwell and its subsidiaries and (iv) as a result of any transaction set forth in Section 4.1 of the Chartwell Disclosure Schedule or which has been approved in writing by Trenwick, none of Chartwell or its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted which, individually or in the aggregate, would have a Material Adverse Effect on Chartwell.

(n) Reserves. (i) All reserves for claims, losses (including, without limitation, incurred but not reported losses) and loss adjustment expenses (whether allocated or unallocated) as reflected in the Annual Statement of each Insurer for each of the years ended December 31, 1996, December 31, 1997 and December 31, 1998, together with all exhibits and schedules thereto (a) were determined in accordance with SAP and commonly accepted actuarial standards and principles consistently applied and were fairly stated in accordance with sound actuarial principles specified by the Actuarial Standards Board, (b) meet the requirements of all applicable insurance laws, rules, and regulations of each applicable jurisdiction in all material respects, and (c) were based on actuarial assumptions which were in accordance with those called for in relevant policy and contract provisions, and such reserves made reasonable provision in the aggregate to cover the total amount of liabilities under all outstanding policies and contracts of insurance, reinsurance and retrocession as of the dates of such statutory statements (it being understood that no representation or warranty is made in this Agreement to the effect that such reserves were in fact adequate to cover the actual amount of such liabilities that are eventually paid after the date thereof). Each Insurer owns assets that qualify as admitted assets under applicable insurance laws and regulations in an amount at least equal to all such required reserves plus its minimum statutory capital and surplus as required under applicable insurance laws, rules and regulations. No Insurer's reserves have been discounted on either a tabular or non-tabular basis.

(ii) All net reserves for claims, losses (including, without limitation, incurred but not reported losses) and loss adjustment expenses (whether allocated or unallocated) held with respect to Chartwell Syndicates as reflected in the audited financial statements of Chartwell for each of the years ended December 31, 1997 and December 31, 1998 (a) were determined in accordance with GAAP and commonly accepted actuarial standards and principles consistently applied and were fairly stated in accordance with sound actuarial principles specified by the Actuarial Standards Board and (b) were based on actuarial assumptions which were in accordance with those called for in relevant policy and contract provisions, and such reserves made reasonable provision in the aggregate to cover the total amount of liabilities under all outstanding policies and contracts of insurance, reinsurance and retrocession as of the dates of such audited financial statements (it being understood that no representation or warranty is made in this Agreement to the effect that such reserves were in fact adequate to cover the actual amount of such liabilities that are eventually paid after the date thereof).

(o) Insurance Issued. Except as disclosed in Section 3.1(o) of the Chartwell Disclosure Schedule:

(i) All in-force primary insurance policies issued by any Insurer are, to the extent required under applicable insurance laws, rules or regulations, on forms and at rates approved by the insurance regulatory authority of the jurisdiction where issued or have been filed with and not objected to by such authority within the period provided for objection, except as would not individually or in the aggregate have a Material Adverse Effect on Chartwell.

(ii) To the knowledge of Chartwell, except as would not individually or in the aggregate have a Material Adverse Effect on Chartwell, each insurance agent or solicitor, including, without limitation, salaried employees of Chartwell or any Insurer appointed by any Insurer as an insurance agent or solicitor, at the time such agent or solicitor wrote, sold, solicited or produced business for such Insurer since January 1, 1996, was duly licensed as an insurance agent (for the type of business written, sold, solicited or produced by such insurance agent or solicitor in the particular jurisdiction in which such agent or solicitor wrote, sold, solicited or produced such business).

(p) Opinion of Financial Advisor. Chartwell has received the opinion of Goldman, Sachs & Co. dated as of the date of this Agreement to the effect that the Conversion Number is fair to the stockholders of Chartwell from a financial point of view.

(q) Voting Requirements. The affirmative vote of holders of a majority of the shares of Chartwell Common Stock (with each share of Chartwell Common Stock having one vote per share) to approve and adopt this Agreement and the Merger (the "Chartwell Stockholder Approval") is the only vote of the holders of any class or series of the capital stock of Chartwell necessary to approve and adopt this Agreement and the Merger and the transactions contemplated hereby.

(r) Rights Agreement; Section 203. Chartwell and its Board of Directors have amended the Rights Agreement (without redeeming the Rights) so that the execution and delivery of this Agreement, the Stock Option Agreement or the consummation of the Merger will not (i) cause any of the Rights to become exercisable, (ii) cause Trenwick to be an Acquiring Person (as defined in the Rights Agreement) or (iii) trigger other provisions of the Rights Agreement, including giving rise to a Distribution Date (as defined in the Rights Agreement), and the Expiration Date (as defined in the Rights Agreement) of the Rights shall occur immediately prior to the Effective Time. Such amendment shall be in full force and effect from and after the date hereof. Chartwell has taken all corporate action necessary to render inapplicable to the Merger, this Agreement, the Stock Option Agreement and the other transactions contemplated hereby, the provisions of Section 203 of the DGCL.

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

(s) Brokers. No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by Chartwell, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Chartwell. Except as set forth in Section 3.1(s) of the Chartwell Disclosure Schedule, Chartwell has furnished to Trenwick true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

(t) No Default. Except as disclosed in the Chartwell SEC Documents, the business of Chartwell and each of its subsidiaries is not being conducted in default or violation of any term, condition or provision of (i) its respective certificate of incorporation or by-laws or similar organizational documents, or
(ii) any company agreement, excluding from the foregoing clause (ii), defaults or violations that would not have a Material Adverse Effect on Chartwell or would not materially impair the ability of Chartwell to consummate the Merger or the other transactions contemplated hereby.

(u) Related Party Transactions. Except as set forth in Section 3.1(u) of the Chartwell Disclosure Schedule, all transactions, agreements, arrangements or understandings between Chartwell or any of Chartwell's subsidiaries, on the one hand, and Chartwell's affiliates (other than wholly-owned subsidiaries of Chartwell) or other Persons, on the other hand, that are required to be disclosed in the Chartwell SEC Documents in accordance with Item 404 of Schedule S-K under the Securities Act have been so disclosed. Since March 31, 1999, there have been no transactions, agreements, arrangements or understandings between Chartwell or any of its subsidiaries, on the one hand, and Chartwell's affiliates (other than wholly-owned subsidiaries of Chartwell) or other Persons, on the other hand, that would be required to be disclosed in future public filings under the Exchange Act pursuant to such Item which have not already been disclosed in the Chartwell SEC Documents filed prior to the date hereof.

(v) Title to Property. (i) Except as set forth in Section 3.1(v) of the Chartwell Disclosure Schedule, Chartwell and its subsidiaries have good and valid title to, have valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by or necessary for the conduct of, their business, except where the failure to have such good and valid title, valid leasehold interests or such valid contractual rights do not, individually or in the aggregate, have a Material Adverse Effect on Chartwell.

(ii) Except as set forth in Section 3.1(v) of the Chartwell Disclosure Schedule, Chartwell and its subsidiaries:

(a) own and have good and marketable title in fee simple to the real property owned by such party, free and clear of all mortgages, pledges, liens, charges, encumbrances, defects, security interests, claims, options and restrictions of all kind except for (y) minor imperfections of title, easements and rights of way, none of which individually or in the aggregate, materially detracts from the value of or impairs the use of the affected property or impairs the operations of

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

Chartwell or any of its subsidiaries and (z) liens for current taxes not yet due and payable;

(b) is in peaceful and undisturbed possession of the space and/or estate under each lease under which it is a tenant, and there are no material defaults by it as tenant thereunder; and

(c) has good and valid rights of ingress and egress to and from all the real property owned or leased by such party from and to the public street systems for all usual street, road and utility purposes.

(w) Environmental. (i) Chartwell and its subsidiaries are in material compliance with all applicable Environmental Laws.

(ii) To the knowledge of Chartwell, no facts, events or conditions with respect to the operation of its business or the business of its subsidiaries, or the locations of those businesses exist which could reasonably be expected to interfere with or prevent continued compliance with, or could give rise to any liability (including, without limitation, liability for clean up costs, personal injury or property damage) or form the basis for any claim, action, suit, proceeding, hearing or investigation against or involving Chartwell or any of its subsidiaries or their respective businesses, under any applicable Environmental Law.

(iii) Chartwell and its subsidiaries have not received any written notice, report or other information regarding any actual or alleged violation of, or liability under, Environmental Laws relating to Chartwell or its subsidiaries, or the locations of the operation of their businesses, which violation or liability could have a Material Adverse Effect on Chartwell.

(iv) There is no action, suit, claim, proceeding or investigation pending, or to the knowledge of Chartwell, threatened against Chartwell or its subsidiaries that alleges or would allege any violation of any applicable Environmental Laws.

(v) To the knowledge of Chartwell, neither Chartwell nor its subsidiaries has ever generated, transported, treated, stored or disposed of any Hazardous Material at any site, location or facility, and no such Hazardous Material is present on, in or under any location occupied by Chartwell or its subsidiaries, including without limitation, containment of such Hazardous Material by means of any underground storage tank.

Notwithstanding the foregoing, this Section 3.1(w) does not include any representation or warranty with respect to Chartwell or any of its subsidiaries arising in their respective capacities as reinsurer or issuer of any insurance product.

(x) Chartwell Investees. Section 3.1(x) of the Chartwell Disclosure Schedule sets forth a list of certain corporations and other entities other than publicly traded companies (collectively, the "Chartwell Investees") in which Chartwell or a subsidiary has made an equity investment, and indicates the percentage of the voting equity interests and total ownership interests in such Chartwell Investees held by Chartwell and its subsidiaries as of the date hereof (collectively, the "Chartwell Investee Interests"). Except as disclosed in
Section 3.1(x) of the Chartwell Disclosure Schedule, to the knowledge of Chartwell, all Chartwell Investee Interests are fully paid and nonassessable and are owned by Chartwell, by one or more subsidiaries of Chartwell or by Chartwell and one or more subsidiaries, free and clear of all Liens. Except as disclosed in Section 3.1(x) of the

Chartwell Disclosure Schedule, to the knowledge of Chartwell, neither Chartwell nor any of its subsidiaries is a party to or bound by any agreement, proxy or other arrangement restricting the transfer or affecting the voting of any Chartwell Investee Interest. Except as disclosed in Section 3.1(x) of the Chartwell Disclosure Schedule, the executive officers of Chartwell do not know, without inquiry, of any representation and warranty made with respect to a subsidiary of Chartwell in Sections 3.1(d), (k) and (l) of this Agreement which would not be true and correct in all material respects (or, with respect to those representations and warranties that are qualified as to materiality, true and correct) if the Chartwell Investees were each considered a subsidiary of Chartwell for purposes of such representation and warranty, except for such failures to be true and correct in all material respects (or true and correct, as applicable) which would not reasonably be expected to have a Material Adverse Effect on Chartwell.

(y) Reinsurance Contracts, Coverholders and MGAs. (i) Section 3.1(y) of the Chartwell Disclosure Schedule contains a true and complete list of all managing general agents of the Insurers (collectively, "MGAs"), coverholders with respect to the Chartwell Syndicates ("Coverholders") with whom any Insurer or Chartwell does business and all in force contracts, treaties or arrangements, regarding ceding of reinsurance, coinsurance, excess insurance, or retrocession, (collectively, "Reinsurance Contracts") to which any Insurer or Chartwell Syndicate is a party as the cedent thereunder or by or to which any of them are bound or subject as the cedent thereunder, as each such Reinsurance Contract may have been amended, modified or supplemented. Except as would not, individually or in the aggregate, have a Material Adverse Effect on Chartwell: (i) each of the foregoing Reinsurance Contracts is valid and binding in accordance with its terms, and is in full force and effect and (ii) none of the Insurers or Plaza Co Syndicates nor, to the knowledge of Chartwell any other party thereto, is in default in any material respect with respect to any such Reinsurance Contract, nor to the knowledge of Chartwell does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder. Except as set forth in Section 3.1(y) of the Chartwell Disclosure Schedule, none of the contracts, treaties or arrangements involving the MGAs or Coverholders contain "change of control" provisions and no such Reinsurance Contract contains any provision providing that any such other party thereto may terminate, cancel or commute the same by reason of the transactions contemplated by this Agreement or any other provision which would be altered or otherwise become applicable by reason of such transactions, and no party has given notice of termination, cancellation or commutation of any such Reinsurance Contract or that it intends to terminate, cancel or commute any such Reinsurance Contract as a result of the transactions contemplated hereby; and

(ii) Except as set forth in Section 3.1(y) of the Chartwell Disclosure Schedule, each of the Insurers is entitled under applicable insurance laws, rules and regulations to take credit in its statutory financial statements in accordance with Chapter 22 of the NAIC Accounting Practices and Procedures Manual for Property and Casualty Insurance Companies as in effect on the date hereof with respect to the Reinsurance Contracts listed in Section 3.1(y) of the Chartwell Disclosure Schedule and all such amounts are properly reflected in the statutory financial statements of each Insurer. Each of Chartwell and the Insurers has no knowledge of any disputes as to reinsurance or retrocessional coverage under, or any terms or provisions of, any such Reinsurance Contract. To the knowledge of Chartwell and each Insurer, the financial condition of any other party to any such Reinsurance Contract is not impaired to the extent that a default thereunder could reasonably be expected to occur.

(z) Reinsurance Agreement. Chartwell has obtained on or prior to the date of this Agreement an underwriting commitment in the form set forth in Section 3.1(z) of the Chartwell Disclosure Schedule with respect to the Reinsurance Agreement.

SECTION 3.2. Representations and Warranties of Trenwick. Except as disclosed in the Disclosure Schedule delivered by Trenwick to Chartwell at or prior to the execution of this Agreement (the "Trenwick Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, Trenwick represents and warrants to Chartwell as follows:

(a) Organization, Standing and Corporate Power. Each of Trenwick and its subsidiaries (as defined in Section 8.2(d)) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power individually or in the aggregate would not have a Material Adverse Effect (as defined in Section 8.2(h)) on Trenwick. Each of Trenwick and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing or to have such power individually or in the aggregate would not have a Material Adverse Effect on Trenwick. Trenwick has delivered to Chartwell complete and correct copies of its Certificate of Incorporation and By-laws and the Certificates of Incorporation and By-laws, or other organizational documents, of its subsidiaries, in each case as amended to the date of this Agreement.

(b) Subsidiaries. Section 3.2(b) of the Trenwick Disclosure Schedule includes all the subsidiaries of Trenwick which as of the date of this Agreement are Significant Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Trenwick, free and clear of Liens.

(c) Capital Structure. The authorized capital stock of Trenwick consists of 30,000,000 shares of Trenwick Common Stock and 2,000,000 shares of preferred stock, par value $.10 per share. At the close of business on June 18, 1999, (i) 10,630,510 shares of Trenwick Common Stock were issued and outstanding, (i) 1,071,170 shares of Trenwick Common Stock were reserved for issuance pursuant to outstanding stock options ("Trenwick Stock Options") issued under Trenwick's 1989 Stock Plan, 1993 Stock Option Plan and 1993

Stock Option Plan for Non-Employee Directors all currently in effect (collectively, the "Trenwick Stock Option Plans"), (ii) zero shares of Trenwick Common Stock were held in Trenwick's treasury and (iii) 200,000 shares of Series B Junior Participating Preferred Stock, were reserved for issuance in connection with the rights issued pursuant to the Rights Agreement dated as of September 24, 1997 (the "Rights Agreement"), between Trenwick and First Chicago Trust Company of New York. Except as set forth above, at the close of business on June 18, 1999, no shares of capital stock or other equity securities of Trenwick were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Trenwick are, and all shares which may be issued pursuant to this Agreement or the Trenwick Stock Option Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in Section 3.2(c) of the Trenwick Disclosure Schedule, since January 1, 1999, no shares of the capital stock of Trenwick have been issued other than pursuant to Trenwick Stock Options already in existence on such date, and, since such date, no Trenwick Stock Options have been granted. No bonds, debentures, notes or other indebtedness of Trenwick or any subsidiary of Trenwick having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Trenwick or any subsidiary of Trenwick may vote are issued or outstanding. Section 3.2(b) of the Trenwick Disclosure Schedule lists the Significant Subsidiaries of Trenwick and, except for the capital stock of such subsidiaries, Trenwick does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity other than any publicly-traded corporation in which Trenwick owns 100 or fewer shares of common stock and other than any registered investment company. All the outstanding shares of capital stock of each subsidiary of Trenwick have been validly issued and are fully paid and nonassessable and are owned by Trenwick, by one or more wholly owned subsidiaries of Trenwick or by Trenwick and one or more such wholly owned subsidiaries, free and clear of all Liens. Except as set forth above, there are not any securities, options, warrants, rights, commitments or agreements of any kind to which Trenwick or any subsidiary is a party or by which any of them is bound obligating Trenwick or any subsidiary to issue, sell or deliver, or repurchase, redeem or otherwise acquire, shares of capital stock or other equity or voting securities of any of them or securities convertible into or exchangeable for capital stock or voting securities of Trenwick, or obligating any of them to issue, sell, deliver, grant, extend or enter into any such security, option, warrant, right, commitment or agreement. There are no stockholder agreements, voting trusts or other agreements or understandings to which Trenwick or any of its subsidiaries is a party, or to which any of them is bound, relating to the voting or disposition of any shares of capital stock of Trenwick or any subsidiary thereof.

(d) Authority; Noncontravention. Trenwick has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Trenwick Stockholder Approval (as defined in Section 3.2(o)), to consummate the transactions contemplated by this Agreement. Trenwick has all requisite corporate power and authority to enter into the Stock Option Agreement and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the Stock Option Agreement by Trenwick and the consummation by Trenwick of the transactions contemplated by this Agreement and the Stock Option Agreement have been duly authorized by all necessary corporate action on the part of Trenwick, subject to the Trenwick Stockholder Approval. This Agreement and the Stock Option Agreement have been duly executed and delivered by Trenwick and, assuming the due authorization, execution and delivery of this Agreement and the Stock Option Agreement by Chartwell constitute legal, valid and binding obligations of Trenwick, enforceable against Trenwick in accordance with their respective terms. The execution and delivery of this Agreement and the Stock Option Agreement do not, and, subject to the Trenwick Stockholder Approval with respect to this Agreement, the consummation of the transactions contemplated by this Agreement and the Stock Option Agreement and compliance with the provisions of this Agreement and the Stock Option Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Trenwick or any of its subsidiaries under, (i) the Certificate of Incorporation or By-laws of Trenwick or the comparable organizational documents of any of its subsidiaries,
(ii) subject to the matters referred to in the next sentence, any indenture or other material agreement, permit, franchise, license or instrument to which Trenwick or any of its subsidiaries is a party or by which Trenwick or any of its subsidiaries or any of their assets is bound or affected, or (iii) subject to the matters referred to in the next sentence, any statute, law, ordinance, rule, regulation, order, judgment, injunction, decree, determination or award applicable to Trenwick or any of its subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) above, any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on Trenwick or (y) reasonably be expected to impair materially the ability of Trenwick to perform its obligations under this Agreement and the Stock Option Agreement. No consent, approval, order, or authorization of, action by or in respect of, or registration, declaration or filing with any Governmental Entity, or of Lloyd's, is required by or with respect to Trenwick or any of its subsidiaries in connection with the execution and delivery of this Agreement and the Stock Option Agreement by Trenwick or the consummation by Trenwick of the transactions contemplated hereby, except for (A) in connection with or in compliance with the provisions of (1) the HSR Act, (2) the Securities Act, (3) the Exchange Act, (4) the DGCL, (5) NASDAQ, (6) any non-United States competition, antitrust and investment laws, and the securities or "blue sky" laws of the various states,
(7) the approvals, filings and notices required under the insurance laws of the jurisdictions in which Trenwick transacts the business of reinsurance; (8) the filing of the certificate of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Trenwick is qualified to do business, (9) any required consents and waivers of Lloyd's and (B) such other consents, approvals, orders, authorizations, actions, registrations, declarations, filings or notices (as may be required) the failure of which to be made or obtained individually or in the aggregate would not have a Material Adverse Effect on Trenwick.

(e) SEC Documents; Financial Statements. (i) Trenwick has timely filed all required forms, reports, schedules, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 1996. Trenwick has delivered or made available to Chartwell all registration statements, proxy statements, annual reports, quarterly reports and reports on Form 8-K and other forms, reports and documents, if any, filed by Trenwick with the SEC since January 1, 1996 (as such documents have been amended since the time of their filing, collectively, the "Trenwick SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Trenwick SEC Documents (i) were timely filed and complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Trenwick SEC Documents, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Trenwick included in the Trenwick SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Trenwick and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

(ii) Trenwick has previously furnished to Chartwell true and complete copies of the annual statements for each of the years ended December 31, 1996, December 31, 1997, and December 31, 1998, together with all exhibits and schedules thereto (collectively, the "Annual Statements"), with respect to Trenwick America Reinsurance Company ("TARCO") as filed with the appropriate Insurance Regulator. The Annual Statements were prepared in conformity with SAP and present fairly, to the extent required by and in conformity with SAP in all material respects the statutory financial condition of TARCO at their respective dates and the results of operations, changes in capital and surplus and cash flow of TARCO for each of the periods then ended. No deficiencies or violations material to the financial condition of TARCO, individually, whether or not material in the aggregate, have been asserted in writing by any Insurance Regulator which have not been cured or otherwise resolved to the satisfaction of such Insurance Regulator (unless not currently pending). Trenwick has made available to Chartwell true and complete copies of all financial examination reports of state insurance departments since January 1, 1996 relating to TARCO. The quarterly statements of TARCO for the quarter ending March 31, 1999 as filed and the quarterly statements of TARCO thereafter filed prior to the Closing, when filed with the insurance regulatory authorities of the applicable states, presented and will present fairly, to the extent required by and in conformity with SAP in all material respects the statutory financial condition of TARCO at its respective dates indicated and the results of operations, changes in capital and surplus and cash flow of TARCO for each of the periods therein specified (subject to normal year-end adjustments).

(iii) Trenwick has previously furnished to Chartwell true and complete copies of the financial statements of Trenwick International Limited ("Trenwick International") for each of the years ended December 31,1996, December 31, 1997, and December 31, 1998, together with all exhibits and schedules thereto (collectively, the "Trenwick International Financial Statements"), as filed with the appropriate Insurance Regulator. The Trenwick International Financial Statements have been prepared in accordance with the requirements of all relevant statutes and with generally accepted accounting principles (including to the extent applicable, the Guidance on Accounting for Insurance Business as published by the Association of British Insurers) ("U.K. GAAP") and are complete and accurate in all material respects and show a true and fair view of the state of affairs of Trenwick International and its subsidiaries and the profit of Trenwick International and its subsidiaries for the financial period ending on their respective dates. No deficiencies or violations material to the financial condition of Trenwick International, individually, whether or not material in the aggregate, have been asserted in writing by any Insurance Regulator which have not been cured or otherwise resolved to the satisfaction of such Insurance Regulator (unless not currently pending). Trenwick has made available to Chartwell true and complete copies of all financial examination reports of applicable insurance regulatory authorities since January 1, 1996 relating to Trenwick International and its subsidiaries. The quarterly statements of Trenwick International for the quarter ending March 31, 1999 and thereafter prior to the Closing, when filed with the appropriate Insurance Regulators, will have been prepared in accordance with the requirements of all relevant statutes and with U.K. GAAP and are complete and accurate in all material respects and show a true and fair view of the state of affairs of Trenwick International and its subsidiaries and the profit of Trenwick International and its subsidiaries for the financial period ending on their respective dates (subject to normal year-end adjustments).

(f) Information Supplied. None of the information supplied or to be supplied by Trenwick for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of circumstances under which they are made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to Trenwick's stockholders or at the time of the Trenwick Stockholders Meeting (as defined in Section 5.2), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, no representation or warranty is made by Trenwick in this Section 3.2(f) with respect to information supplied by Chartwell for inclusion or incorporation by reference in the Joint Proxy Statement.

(g) Absence of Certain Changes or Events. Except in connection with this Agreement, the Stock Option Agreement and the transactions contemplated hereby, as disclosed in the Trenwick SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Trenwick SEC Documents") since the date of the most recent audited financial statements included in the Filed Trenwick SEC Documents, Trenwick and its subsidiaries have conducted their business in the ordinary course consistent with past practice, and there has not occurred
(i) any event or change having individually or in the aggregate a Material Adverse Effect on Trenwick, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Trenwick's outstanding capital stock, other than regular quarterly cash dividends of $.26 per share on the Trenwick Common Stock and dividends paid by wholly owned subsidiaries, (iii) (A) any granting by Trenwick or any of its subsidiaries to any current or former director or officer of Trenwick or its subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in the ordinary course of business, (B) any granting by Trenwick or any of its subsidiaries to any such current or former director or officer of any increase in severance or termination pay or (C) any entry by Trenwick or any of its subsidiaries into, or any amendments of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director or officer, (iv) any tax election that individually or in the aggregate would have a Material Adverse Effect on Trenwick or any of its tax attributes or any settlement or compromise of any material income tax liability, or (v) any change in accounting methods, principles or practices by Trenwick or any of its subsidiaries materially affecting their assets, liabilities or business, except insofar as may have been required or permitted by a change in applicable accounting principles (including
SAP).

(h) Benefit Plans. (A) (i) Each "employee benefit plan" (as defined in Section 3(3) of ERISA), and each other plan, arrangement or policy, whether written or oral, relating to stock options, stock purchases, stock appreciation rights, profit sharing, group insurance, vacation pay, leave of absence, dependent care, cafeteria benefits, workers compensation, consulting, pension, retirement, compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by Trenwick or any of its subsidiaries for the benefit of any present or former U.S. officer, employee or director of Trenwick or any of its subsidiaries (all the foregoing collectively referred to hereinafter as "Trenwick Benefit Plans") has been administered substantially in accordance with its terms and any related trust agreement or insurance contract has been administered substantially in accordance with its terms. Trenwick, its subsidiaries and all the Trenwick Benefit Plans, and any related trust agreements or insurance contracts, are in substantial compliance with the applicable provisions of ERISA, the Code, all other applicable laws and all applicable collective bargaining agreements.

(ii) None of Trenwick or any other person or entity that together with Trenwick is treated as a single employer under Section 414 of the Code (each a "Trenwick Commonly Controlled Entity") has incurred any material liability under Title IV of ERISA (other than for the payment of benefits or the timely payment of Pension Benefit Guaranty Corporation insurance premiums, in either case in the ordinary course) or under Section 412(f) or 412(n) of the Code, and no condition exists which could reasonably be expected to present a risk of Trenwick or any Commonly Controlled Entity incurring such a material liability.

(iii) Neither Trenwick nor any Trenwick Commonly Controlled Entity is obligated to contribute to any "multiemployer plan" (as defined in Section 3(37) or Section 4001(a)(3) of ERISA) or has any material liability, including current or potential withdrawal liability (within the meaning of Section 4201 of ERISA) with respect to any multiemployer plan.

(iv) Except as contemplated by Section 2.4 or as disclosed in the Filed Trenwick SEC Documents or in Section 3.2(h) of the Trenwick Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed Trenwick SEC Documents, there has not been any adoption or amendment by Trenwick or any of its subsidiaries of any collective bargaining agreement or any Trenwick Benefit Plan. Except as disclosed in the Filed Trenwick SEC Documents or in Section 3.2(h) of the Trenwick Disclosure Schedule, there exist no employment, consulting, change in control, severance, termination or indemnification agreements, arrangements or understandings between Trenwick or any subsidiary and any current or former employee, officer or director of Trenwick or any subsidiary or any Trenwick Benefit Plan.

(v) All material contributions and other payments required to be made by Trenwick and its subsidiaries to any Trenwick Benefit Plan prior to the date hereof have been made and all accruals required to be made under any Trenwick Benefit Plan have been made. There is no claim, dispute, grievance, charge, complaint, restraining or injunctive order, litigation or proceeding pending, or, to the knowledge of Trenwick, threatened or anticipated (other than routine claims for benefits) against or relating to any Trenwick Benefit Plan or against the assets of any Trenwick Benefit Plan which could reasonably be expected to result in the imposition of any material liability of Trenwick. Neither Trenwick nor any of its subsidiaries has communicated generally to employees or specifically to any employee regarding any future increase of benefit levels (or future creations of new benefits) with respect to any Trenwick Benefit Plans.

(vi) Each Trenwick Benefit Plan can be terminated or otherwise discontinued without any liability to Trenwick or any subsidiary that would reasonably be expected to have a Material Adverse Effect. With respect to each Trenwick Benefit Plan subject to Title IV of ERISA and with respect to each plan of a Trenwick Commonly Controlled Entity subject to Title IV of ERISA (each a "Trenwick Defined Benefit Plan") Trenwick Defined Benefit Plan (i) no termination of any Trenwick Defined Benefit Plan has occurred pursuant to which all liabilities have not been satisfied in full, and no event has occurred and no condition exists that could reasonably be expected to result in Trenwick or any Trenwick Commonly Controlled Entity incurring liability under Title IV of ERISA or could constitute grounds for terminating any Trenwick Defined Benefit Plan; (ii) each Trenwick Defined Benefit Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code, has been maintained in compliance with the minimum funding standards of ERISA and the Code and no such Trenwick Defined Benefit Plan has incurred any "accumulated funding deficiency," as defined in Section 412 of the Code and Section 302 of ERISA, whether or not waived; (iii) neither Trenwick nor any Trenwick Commonly Controlled Entity has sought or received a waiver of its funding requirements with respect to any Trenwick Defined Benefit Plan and all material contributions payable with respect to each Defined Benefit Plan have been timely made; (iv) no reportable event, within the meaning of Section 4043 of ERISA, and no event described in Section 4062 or 4063 of ERISA, has occurred with respect to any Trenwick Defined Benefit Plan; (v) the aggregate accumulated benefit obligations of each Trenwick Defined Benefit Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Trenwick Defined Benefit Plan) do not exceed the fair market value of the assets of such Trenwick Defined Benefit Plan (as of the date of such valuation); and (vi) no amendment has been made to any Trenwick Defined Benefit Plan that has required or would require the provision of security under ERISA Section 307 or Code Section 401(a)(29).

(vii) The execution, delivery and performance of this Agreement and the transactions contemplated hereby will not in and of themselves result in the imposition of any federal excise tax with respect to any Trenwick Benefit Plan.

(viii) Neither Trenwick nor any subsidiary maintains or contributes (or has maintained or contributed to) any Trenwick Benefit Plan which provides, or has a liability to provide, life insurance, medical, severance, or other employee welfare benefits to any employee upon his retirement or termination of employment, except as may be required by Section 4980B of the Code.

(ix) Neither Trenwick nor any of its subsidiaries maintains or contributes to a trust, organization or association described in any of the Sections 501(c)(9), 501(c)(17) or 501(c)(2) of the Code.

(x) Favorable determination letters have been received from the Internal Revenue Service with respect to each Trenwick Benefit Plan which is intended to comply with the provisions of Section 401(a) of the Code, and each such Trenwick Benefit Plan complies in form and in operation in all material respects with the requirements of a "qualified plan" under Section 401(a) of the Code.

(xi) Neither Trenwick nor any of its subsidiaries, nor any of their respective directors, officers, employees or, to the knowledge of Trenwick any other "fiduciary," as such term is defined in Section 3(21) of ERISA, has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of the Trenwick Benefit Plans.

(xii) There has been no act or acts which would result in a disallowance of a deduction or the imposition of a tax pursuant to Section 4980B, or with regard to plan years beginning before December 31, 1988, Section 162(i) of the Code as in effect immediately prior to the enactment of the Technical and Miscellaneous Revenue Act of 1988, or any regulations promulgated thereunder, whether final, temporary or proposed. No event has occurred with respect to which Trenwick or any of its subsidiaries could be liable for a tax imposed by Chapter 43 of Subtitle A of the Code, or for a civil penalty or other liability under Section 502(c) or Section 501(l) of ERISA. Each Trenwick Benefit Plan that is a "group health plan" as defined in Section 607 of ERISA complies in all material respects and has been operated in substantial compliance in all respects with
Part 7 of Title I, Subtitle B of ERISA and Subtitle K of the Code.

(xiii) With respect to each of the Trenwick Benefit Plans, Trenwick has delivered to Chartwell true and complete copies of: (a) the plan documents, including any related trust agreements, insurance contracts or other funding arrangements, or a written summary of the terms and conditions of the plan if there is no written plan document; (b) the most recent determination letter received from the Internal Revenue Service; (c) the most recent IRS Form 5500;
(d) the most recent actuarial valuation; (e) the most recent financial statement; (f) all material correspondence with the Internal Revenue Service, the Department of Labor and the Pension Benefit Guaranty Corporation with respect to the past three plan years other than IRS Form 5500 filings and PBGC premium payments; and (g) the most recent summary plan description.

(B) Except as would not have a Material Adverse Effect on Trenwick and so far as the senior management of Trenwick International as hereinafter defined (and for this purpose the senior management means the following individuals: Pierre D. Croizat and Russell J. English) are aware:

(i) There is no existing or threatened or pending industrial or trade dispute involving Trenwick International and any of the employees of Trenwick International and there are no facts known or which would on reasonable inquiry be known to Trenwick International which might indicate that there may be any such dispute (excluding the Merger and the transactions contemplated by this Agreement). There are no agreements or arrangements (whether oral or in writing or existing by reason of custom and practice and whether or not legally binding) between Trenwick International and any trade union or other employees' representatives or organization concerning or affecting the employees of Trenwick International and there are no trade unions or other employees' representatives whom Trenwick International recognizes to any extent for collective bargaining purposes nor, so far as Trenwick International is aware, has Trenwick International done any act which might be construed as recognition.

(ii) Trenwick International has given no notice of any redundancies to the U.K. Secretary of State nor started consultations with any independent trade union or employees' representatives within the preceding period of one year in relation to any of employees of Trenwick International. No circumstances have arisen under which Trenwick International is likely to be required to pay damages for wrongful dismissal or breach of contract, to make any contractual or statutory redundancy payment or make or pay any compensation in respect of unfair dismissal, to make any other payment under any employment protection legislation or to reinstate or re-engage any former employee. No circumstances have arisen under which Trenwick International is likely to be required to pay damages or compensation, or suffer any penalty or be required to take corrective action or be subject to any form of discipline under the Employment Rights Act 1996, the Trade Union and Labour Relations (Consolidation) Act 1992, the Transfer of Undertakings (Protection of Employment) Regulations 1981, the Sex Discrimination Act 1975, the Equal Pay Act 1970, the Treaty of Rome or any Directive or recommendation made pursuant to it, the Race Relations Act 1976 or the Disability Discrimination Act 1995. So far as Trenwick International is aware, there are no current, pending or threatened claims of any type against Trenwick International by any existing or former employees or directors of Trenwick International or by any existing or former consultants to Trenwick International.

(iii) There are no existing service or other agreements or contracts between Trenwick International and any of its directors or executives or employees which cannot be lawfully terminated by six calendar months' notice or less without giving rise to any claim for damages or compensation other than a statutory redundancy payment or a claim for unfair dismissal depending on the circumstances of the termination. Trenwick International has complied with all its material obligations under all legislation, regulations and other requirements having the force of law (including, without limitation, orders and awards) in connection with its employees, directors and consultants.

(iv) Trenwick International is not involved in negotiations (whether with employees or any trade union or other employees' representatives) to vary the terms and conditions of employment or engagement of any of its employees, directors or consultants and has not made any representations, promises, offers or proposals to any of its employees, directors or consultants or to any trade union or other employees' representatives concerning or affecting the terms and conditions of employment or engagement of any of its employees, directors or consultants.

(v) Trenwick International has discharged its obligations in full in relation to salary, wages, fees, commission, bonuses, overtime pay, holiday pay, sick pay and all other benefits and emoluments relating to its employees, consultants and directors in respect of all prior periods.

(vi) There are no pension, share option, share incentive, life assurance, disability or similar schemes, arrangements or obligations for any employees or directors of Trenwick International, and Trenwick International has no obligations (whether legally binding or established by custom) to pay any pension or make any other payment after retirement or death or otherwise to provide "relevant benefits" within the meaning of section 612 of the U.K. Income and Corporation Taxes Act 1988 or to make any payment for the purpose of providing such "relevant benefits" to or in respect of any person who is now or has been an officer or employee of Trenwick International and is not a party to any scheme or arrangement having as its purpose or one of its purposes the making of such payments or the provision of such benefits.

(vii) All Retirement Benefits Schemes comply with and have at all times complied with the provisions of the relevant legislation and the requirements of the Pension Schemes Office and the Contributions Agency affecting schemes approved under Chapter I of Part XIV of the U.K. Income and Corporation Taxes Act 1988. Trenwick International and the trustees of such schemes have duly complied with their respective obligations under the trust deeds and the rules thereof and under the aforementioned legislation and requirements. All amounts due to the trustees thereof or to any insurance company in connection therewith have been paid.

(viii) Neither Trenwick International nor the trustees of any pension scheme is engaged in any litigation or arbitration proceedings in respect of any Retirement Benefits Scheme or any benefit provided thereunder in relation to the employees or former employees of Trenwick International and there are no current submissions or referrals to the Pensions Ombudsman or to the Occupational Pensions Advisory Service in respect of Trenwick International or any pension scheme.

(ix) No Retirement Benefits Scheme in which employees or former employees of Trenwick International participate or have participated has been or is in the process of being (or is proposed to be) wound up (in whole or in part) or closed to new entrants (in whole or in part).

(i) Taxes. (i) Trenwick is the common parent of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) eligible to file consolidated federal income tax returns, of which each of the subsidiaries that is an includible corporation under Section 1504(b) of the Code is a member;

(ii) Trenwick and each of its subsidiaries have filed (or joined in the filing of) when due all material tax returns required by applicable law to be filed with respect to Trenwick or any of the subsidiaries and all taxes shown to be due on such tax returns have been paid;

(iii) all such tax returns were true, correct and complete as of the time of such filing;

(iv) all material taxes relating to periods ending on or before the Effective Time owed by Trenwick or any of its subsidiaries (whether or not shown on any tax return) or to which Trenwick or any of its subsidiaries may be liable under Treasury Regulations sec.1.1502-6 (or analogous state or foreign provisions) by virtue of having been a member of any "affiliated group" (or other group filing on a combined or unitary basis) at any time on or prior to the Effective Time, if required to have been paid, have been paid (except for taxes which are being contested in good faith);

(v) any liability of Trenwick or any of its subsidiaries for material taxes not yet due and payable, or which are being contested in good faith, has been provided for on the financial statements of Trenwick in accordance with generally accepted accounting principles;

(vi) there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, Trenwick or any of its subsidiaries in respect of any material tax or assessment, nor is any claim for additional tax or assessment asserted by any tax authority;

(vii) since January 1, 1991, no claim has been made by any tax authority in a jurisdiction where Trenwick or any of its subsidiaries does not currently file a tax return that it is or may be subject to material tax by such jurisdiction, nor to Trenwick's knowledge is any such assertion threatened;

(viii) there is no outstanding request by Trenwick or any of its subsidiaries for any extension of time within which to pay any taxes or file any tax returns;

(ix) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any taxes of Trenwick or any of its subsidiaries;

(x) no property of Trenwick or any of its subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code;

(xi) neither Trenwick nor any of its subsidiaries is a party to any lease made pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1954;

(xii) no excess loss account (within the meaning of Treasury Regulations sec.1.1502-19) exists with respect to any of Trenwick's subsidiaries;

(xiii) neither Trenwick nor any of its subsidiaries has any deferred gain or loss arising from any intercompany transactions, within the meaning of Treasury Regulations sec. 1.1502-13;

(xiv) neither Trenwick nor any of its subsidiaries has filed any agreement or consent under Section 341(f) of the Code;

(xv) except as set forth in Section 3.2(i)(xv) of the Trenwick Disclosure Schedule, neither Trenwick nor any of its subsidiaries is a party to any agreement, whether written or unwritten, providing for the payment of taxes, payment for tax losses, entitlements to refunds or similar tax matters;

(xvi) no ruling with respect to taxes (other than a request for determination of the status of a qualified pension plan) has been requested by or on behalf of Trenwick or any of its subsidiaries;

(xvii) neither Trenwick nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(xviii) Trenwick and each of its subsidiaries have withheld and paid all material taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; and

(xix) neither Trenwick nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code.

(j) Compliance with Applicable Laws. Trenwick and its subsidiaries have in full force and effect all Permits necessary for them to own, lease or operate their respective properties and assets and to carry on their respective business as now conducted, and there has occurred no default under any such Permit, except for failures of Permits to be in full force and effect and for defaults under Permits which individually or in the aggregate would not have a Material Adverse Effect on Trenwick. Except as disclosed in the Filed Trenwick SEC Documents, Trenwick and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, regulations and orders of any Governmental Entity, except for such noncompliance which individually or in the aggregate would not have a Material Adverse Effect on Trenwick. Trenwick and its subsidiaries are in compliance with all applicable recommendations and requirements of the Underwriting Agency Department of Lloyd's, except for such noncompliance which individually or in the aggregate would not have a Material Adverse Effect on Trenwick.

(k) Litigation. There is no suit, action, proceeding or arbitration (excluding those arising in the ordinary course of business relating to policies of insurance or reinsurance written by Trenwick and its subsidiaries) pending or, to the knowledge of Trenwick, threatened against or affecting Trenwick or any of its subsidiaries or any of their respective properties or assets that individually or in the aggregate could reasonably be expected to (i) have a Material

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Adverse Effect on Trenwick, (ii) impair the ability of Trenwick to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, writ, decree, injunction or order of any Governmental Entity or arbitrator outstanding against Trenwick or any of its subsidiaries having, or which could be reasonably expected to have any such effect.

(l) No Undisclosed Liabilities. Except (i) as disclosed in the Filed Trenwick SEC Documents, (ii) obligations for losses, loss adjustment expenses, unearned premiums and reinsurance premiums under reinsurance and insurance contracts entered into by Trenwick and its subsidiaries and (iii) as a result of any transaction which has been approved in writing by Chartwell, none of Trenwick or its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted which, individually or in the aggregate, would have a Material Adverse Effect on Trenwick.

(m) Reserves. (i) All reserves for claims, losses (including, without limitation, incurred but not reported losses) and loss adjustment expenses (whether allocated or unallocated) as reflected in the Annual Statement of TARCO for each of the years ended December 31, 1996, December 31, 1997, and December 31, 1998, together with all exhibits and schedules thereto (a) were determined in accordance with SAP and commonly accepted actuarial standards and principles consistently applied and were fairly stated in accordance with sound actuarial principles specified by the Actuarial Standards Board, (b) meet the requirements of all applicable insurance laws, rules, and regulations of each applicable jurisdiction in all material respects, and (c) were based on actuarial assumptions which were in accordance with those called for in relevant policy and contract provisions, and such reserves made reasonable provision in the aggregate to cover the total amount of liabilities under all outstanding policies and contracts of insurance, reinsurance and retrocession as of the dates of such statutory statements (it being understood that no representation or warranty is made in this Agreement to the effect that such reserves were in fact adequate to cover the actual amount of such liabilities that are eventually paid after the date thereof). Each Insurer owns assets that qualify as admitted assets under applicable insurance laws and regulations in an amount at least equal to all such required reserves plus its minimum statutory capital and surplus as required under applicable insurance laws, rules and regulations. Except as set forth in Section 3.2(m) of the Trenwick Disclosure Schedule, TARCO's reserves have not been discounted on either a tabular or non-tabular basis.

(ii) All net reserves for claims, losses (including, without limitation, incurred but not reported losses) and loss adjustment expenses (whether allocated or unallocated) of Trenwick International as reflected in the audited financial statements of Trenwick for each of the years ended December 31, 1997 and December 31, 1998 (a) were determined in accordance with GAAP and commonly accepted actuarial standards and principles consistently applied and were fairly stated in accordance with sound actuarial principles specified by the Actuarial Standards Board and (b) were based on actuarial assumptions which were in accordance with those called for in relevant policy and contract provisions, and such reserves made reasonable provision in the aggregate to cover the total amount of liabilities under all outstanding policies and contracts of insurance, reinsurance and retrocession as of the dates of such audited financial

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

statements (it being understood that no representation or warranty is made in this Agreement to the effect that such reserves were in fact adequate to cover the actual amount of such liabilities that are eventually paid after the date thereof).

(n) Opinion of Financial Advisor. Trenwick has received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation dated as of the date of this Agreement to the effect that the Conversion Number is fair to the stockholders of Trenwick from a financial point of view.

(o) Voting Requirements. The affirmative vote of holders of a majority of the shares of Trenwick Common Stock (with each share of Trenwick Common Stock having one vote per share) to approve and adopt this Agreement and the Merger and to authorize the issuance of the Stock Consideration (the "MetroCo Stockholder Approval") is the only vote of the holders of any class or series of capital stock of MetroCo necessary to approve and adopt this Agreement and the Merger and the transactions contemplated hereby.

(p) Brokers. No broker, investment banker, financial advisor or other person, other than Donaldson, Lufkin & Jenrette Securities Corporation, the fees and expenses of which will be paid by Trenwick, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Trenwick. Trenwick has furnished to Chartwell true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

(q) No Default. Except as disclosed in the Trenwick SEC Documents, the business of Trenwick and each of its subsidiaries is not being conducted in default or violation of any term, condition or provision of (i) its respective certificate of incorporation or by-laws or similar organizational documents, or (ii) any company agreement, excluding from the foregoing clause (ii), defaults or violations that would not have a Material Adverse Effect on Trenwick or would not materially impair the ability of Trenwick to consummate the Merger or the other transactions contemplated hereby.

(r) Related Party Transactions. All transactions, agreements, arrangements or understandings between Trenwick or any of Trenwick's subsidiaries, on the one hand, and Trenwick's affiliates (other than wholly-owned subsidiaries of Trenwick) or other Persons, on the other hand, that are required to be disclosed in the Trenwick SEC Documents in accordance with Item 404 of Schedule S-K under the Securities Act have been so disclosed. Since March 31, 1999, there have been no transactions, agreements, arrangements or understandings between Trenwick or any of its subsidiaries, on the one hand, and Trenwick's affiliates (other than wholly-owned subsidiaries of Trenwick) or other Persons, on the other hand, that would be required to be disclosed in future public filings under the Exchange Act pursuant to such Item which have not already been disclosed in the Trenwick SEC Documents filed prior to the date hereof.

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

(s) Title to Property. (i) Trenwick and its subsidiaries have good and valid title to, have valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by or necessary for the conduct of, their business, except where the failure to have such good and valid title, valid leasehold interests or such valid contractual rights do not, individually or in the aggregate, have a Material Adverse Effect on Trenwick.

             (ii) Trenwick and its subsidiaries:

                (a) own and have good and marketable title in fee simple to the real property owned by such party, free and clear of all mortgages, pledges, liens, charges, encumbrances, defects, security interests, claims, options and restrictions of all kind except for (y) minor imperfections of title, easements and rights of way, none of which individually or in the aggregate, materially detracts from the value of or impairs the use of the affected property or impairs the operations of Trenwick or any of its subsidiaries and (z) liens for current taxes not yet due and payable;

                (b) is in peaceful and undisturbed possession of the space and/or estate under each lease under which it is a tenant, and there are no material defaults by it as tenant thereunder; and

                (c) has good and valid rights of ingress and egress to and from all the real property owned or leased by such party from and to the public street systems for all usual street, road and utility purposes.

(t) Environmental. (i) Trenwick and its subsidiaries are in material compliance with all applicable Environmental Laws.

(ii) To the knowledge of Trenwick, no facts, events or conditions with respect to the operation of its business or the business of its subsidiaries, or the locations of those businesses exist which could reasonably be expected to interfere with or prevent continued compliance with, or could give rise to any liability (including, without limitation, liability for clean up costs, personal injury or property damage) or form the basis for any claim, action, suit, proceeding, hearing or investigation against or involving Trenwick or any of its subsidiaries or their respective businesses, under any applicable Environmental Law.

(iii) Trenwick and its subsidiaries have not received any written notice, report or other information regarding any actual or alleged violation of, or liability under, Environmental Laws relating to Trenwick or its subsidiaries, or the locations of the operation of their businesses, which violation or liability could have a Material Adverse Effect on Trenwick.

(iv) There is no action, suit, claim, proceeding or investigation pending, or to the knowledge of Trenwick, threatened against Trenwick or its subsidiaries that alleges or would allege any violation of any applicable Environmental Laws.

(v) To the knowledge of Trenwick, neither Trenwick nor its subsidiaries has ever generated, transported, treated, stored or disposed of any Hazardous

                                      A-41
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Material at any site, location or facility, and no such Hazardous Material is present on, in or under any location occupied by Trenwick or its subsidiaries, including without limitation, containment of such Hazardous Material by means of any underground storage tank.

Notwithstanding the foregoing, this Section 3.2(t) does not include any representation or warranty with respect to Trenwick or any of its subsidiaries arising in their respective capacities as reinsurer or issuer of any insurance product.

(u) Reinsurance Contracts, Coverholders and MGAs. (i) Section 3.2(u) of the Trenwick Disclosure Schedule contains a true and complete list of all MGAs and Coverholders with whom each subsidiary of Trenwick does business and all Reinsurance Contracts to which each subsidiary of Trenwick is a party as the cedent thereunder or by or to which each subsidiary of Trenwick is bound or subject as the cedent thereunder, as each such Reinsurance Contract may have been amended, modified or supplemented. Except as would not, individually or in the aggregate, have a Material Adverse Effect on Trenwick: (i) each of the foregoing Reinsurance Contracts is valid and binding in accordance with its terms, and is in full force and effect and (ii) neither the Subsidiaries of Trenwick nor, to the knowledge of Trenwick, any other party thereto, is in default in any material respect with respect to any such Reinsurance Contract, nor to the knowledge of Trenwick does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder. None of the contracts, treaties or arrangements involving the MGAs or Coverholders contain "change of control" provisions and no such Reinsurance Contract contains any provision providing that any such other party thereto may terminate, cancel or commute the same by reason of the transactions contemplated by this Agreement or any other provision which would be altered or otherwise become applicable by reason of such transactions, and no party has given notice of termination, cancellation or commutation of any such Reinsurance Contract or that it intends to terminate, cancel or commute any such Reinsurance Contract as a result of the transactions contemplated hereby.

(ii) Except as set forth in Section 3.2(u) of the Trenwick Disclosure Schedule, TARCO is entitled under applicable insurance laws, rules and regulations to take credit in its statutory financial statements in accordance with Chapter 22 of the NAIC Accounting Practices and Procedures Manual for Property and Casualty Insurance Companies as in effect on the date hereof, with respect to the Reinsurance Contracts listed in Section 3.2(u) of the Trenwick Disclosure Schedule and all such amounts are properly reflected in the statutory financial statements of TARCO. Each of Trenwick and TARCO has no knowledge of any disputes as to reinsurance or retrocessional coverage under, or any terms or provisions of, any such Reinsurance Contract. To the knowledge of Trenwick and TARCO, the financial condition of any other party to any such Reinsurance Contract is not impaired to the extent that a default thereunder could reasonably be expected to occur.

(v) Trenwick Investees. Other than its Subsidiaries, any publicly-traded corporation in which Trenwick owns 100 or fewer shares of common stock, or investments in registered investment companies, Trenwick does not have any equity investments or other ownership interest in any corporation or other entity.

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

(w) Insurance Issued. TARCO does not currently issue and has not issued since January 1, 1991 any primary insurance policies in the United States.

(x) Approvals and Permits. To the knowledge of Trenwick and without inquiry, Trenwick has no reason to believe that it and its affiliates will not be able to promptly obtain all necessary approvals, authorizations, and consents of Governmental Entities and Lloyd's required to be obtained to consummate the transactions contemplated by this Agreement.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.1.  Conduct of Business.

(a) Conduct of Business by Chartwell. Except as specifically contemplated by this Agreement or the Stock Option Agreement (including as set forth on Section
4.1 of the Chartwell Disclosure Schedule), or as may be required by law, during the period from the date of this Agreement to the Effective Time, Chartwell shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course substantially consistent with past practice and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact their current business organizations and their relationships with agents, brokers, insureds, reinsureds and other persons having business dealings with them. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, or as may be required by law, Chartwell shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Trenwick:

(i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock other than the regular quarterly cash dividends of $.04 per share with respect to the Chartwell Common Stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or
(z) purchase, redeem or otherwise acquire any shares of outstanding capital stock of Chartwell or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien, any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (x) the issuance of Chartwell Common Stock upon the exercise of Stock Options, ESPP Stock Options, Sharesave Stock Options or Warrants, in each case, outstanding as of the date hereof in accordance with their present terms, (y) in accordance with the Chartwell Rights Agreement and (z) the issuance of Chartwell Common Stock pursuant to the Stock Option Agreement);

(iii) amend its certificate of incorporation, bylaws or other comparable organizational documents;

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

(iv) (x) acquire (by merger, amalgamation, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership, joint venture, association or other business organization or division thereof or (y) make any material investment either by purchase of stock or securities, contributions or capital property, transfer or acquisition including by lease of any material amount of assets or properties of any other individual entity, except acquisitions of investment assets in the ordinary course of business in accordance with Chartwell's investment guidelines and consistent with past practice;

(v) sell, lease, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations) (collectively, "Dispositions") except (a) Dispositions of investment assets in the ordinary course of business in accordance with Chartwell's investment guidelines and consistent with past practice and (b) Dispositions of assets other than investment assets in the ordinary course of business consistent with past practice and in no case exceeding 1.0 million U.S. dollars;

(vi) (x) incur any indebtedness for borrowed money or guarantee or otherwise become responsible for any such indebtedness of another person other than pursuant to existing line of credit arrangements of Chartwell or its subsidiaries and letters of credit and related agreements of Chartwell and its subsidiaries, in each case in the ordinary course of business consistent with past practice or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than to Chartwell or to any direct or indirect subsidiary of Chartwell and customary loans and advances to employees and as permitted under clause (iv);

(vii) make any tax election or settle or compromise any income tax liability that would have a Material Adverse Effect on Chartwell and its subsidiaries taken as a whole;

(viii) make any change in accounting principles or practices used by Chartwell or any of its subsidiaries materially affecting its assets, liabilities or business, including any such change with respect to establishment of reserves for unearned premiums, losses and loss adjustment expenses, except for any such change required by reason of a concurrent change in GAAP or SAP or applicable U.K. accounting rules or principles;

(ix) make any material capital expenditure other than in the ordinary course of business substantially consistent with past practice and in each case not exceeding 1.0 million U.S. dollars;

(x) (A) enter into, adopt, amend (except as may be required by law) or terminate any bonus, profit-sharing, compensation, severance, termination, change in control, consulting, fringe benefit, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or
(B) except for (x) merit increases in salaries of non-officer employees at regularly scheduled times substantially consistent with past practice and in each case not exceeding a 5% increase in each individual non-officer employee's current salary and (y) as required under existing agreements or

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

benefit plans set forth on Section 3.1(h) of the Chartwell Disclosure Schedule, increase in any manner the compensation, employee benefits or fringe benefits of any director, officer or employee;

(xi) enter into any agreement or arrangement that limits or otherwise restricts Chartwell or any of its subsidiaries or any successor thereto or that could, after the Effective Time, limit or restrict the Surviving Corporation and its affiliates (including Trenwick) or any successor thereto, from engaging or competing in any line of business or in any geographic area;

(xii) settle or compromise any derivative suit or other litigation or claim arising out of the transactions contemplated hereby, or any other litigation or claim involving Chartwell if the settlement thereof involves payment of in excess of $100,000 (other than claims for contractual benefits under any insurance or reinsurance contract under which Chartwell or any subsidiary of Chartwell is the insurer or reinsurer) which, for purposes of this clause (xii), prior written consent of Trenwick shall not be unreasonably withheld;

(xiii) take or allow to be taken or fail to take any action which act or omission would jeopardize qualification of the Merger as a "reorganization" with the meaning of Section 368(a)(1)(A) of the Code;

(xiv) commute any corporate aggregate excess loss reinsurance contracts or arrangements of Chartwell or any of its Subsidiaries; or

(xv) authorize any of, or commit or agree to take any of, the foregoing actions.

In addition to, and notwithstanding, the foregoing, Chartwell shall cause the business of the Chartwell Syndicates which are the subject of a proposal for the merger of Chartwell Syndicates 270, 741, 2741 and 544 into Chartwell Syndicate 839 for the 2000 Year of Account (set forth in Section 4.1(a) of the Chartwell Disclosure Schedule, the "Lloyd's Business Plan") previously submitted to Lloyd's by or on behalf of Chartwell to be conducted substantially as set forth in the Lloyd's Business Plan, and shall not sell or otherwise transfer or dispose of all or any material portion of its interest in any Chartwell Syndicate without the prior written consent of Trenwick.

(b) Conduct of Business by Trenwick. Except as specifically contemplated by this Agreement or the Stock Option Agreement (including as set forth on Section
4.1 of the Trenwick Disclosure Schedule), or as may be required by law, during the period from the date of this Agreement to the Effective Time, Trenwick shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course substantially consistent with past practice and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact their current business organizations and their relationships with agents, brokers, insureds, reinsureds and other persons having business dealings with them. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this

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

Agreement to the Effective Time, or as may be required by law, Trenwick shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Chartwell:

(i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock other than the regular quarterly cash dividends of $.26 per share with respect to the Trenwick Common Stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or
(z) purchase, redeem or otherwise acquire any shares of outstanding capital stock of Trenwick or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien, any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, (other than (x) the issuance of Trenwick Common Stock upon the exercise of Trenwick Employee Stock Options outstanding as of the date hereof in accordance with their present terms and (y) in accordance with the Trenwick Rights Agreement);

(iii) amend its certificate of incorporation, bylaws or other comparable organizational documents;

(iv) (x) acquire (by merger, amalgamation, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership, joint venture, association or other business organization or division thereof or (y) make any material investment either by purchase of stock or securities, contributions or capital property, transfer or acquisition including by lease of any material amount of assets or properties of any other individual entity, except acquisitions of investment assets in the ordinary course of business in accordance with Trenwick's investment guidelines and consistent with past practice.

(v) sell, lease, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations ) (collectively, "Dispositions") except (a) Dispositions of investment assets in the ordinary course of business in accordance with Trenwick's investment guidelines and consistent with past practice and (b) Dispositions of assets other than investment assets in the ordinary course of business consistent with past practice and in no case exceeding $1.0 million U.S. dollars;

(vi) (x) incur any indebtedness for borrowed money or guarantee or otherwise become responsible for any such indebtedness of another person other than pursuant to existing line of credit arrangements of Trenwick or its subsidiaries and letters of credit and related agreements of Trenwick and its subsidiaries, in each case in the ordinary course of business consistent with past practice or
(y) make any loans, advances or capital contributions to, or investments in, any other person, other than to Trenwick or to any direct or indirect subsidiary of Trenwick and customary loans and advances to employees and as permitted under clause (iv);

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

(vii) make any tax election or settle or compromise any income tax liability that would have a Material Adverse Effect on Trenwick and its subsidiaries taken as a whole;

(viii) make any change in accounting principles or practices used by Trenwick or any of its subsidiaries materially affecting its assets, liabilities or business, including any such change with respect to establishment of reserves for unearned premiums, losses and loss adjustment expenses, except for any such change required by reason of a concurrent change in GAAP or SAP or applicable U.K. accounting rules or principles;

(ix) make any material capital expenditure other than in the ordinary course of business substantially consistent with past practice and in no case exceeding
1.0 million U.S. dollars;

(x) (A) enter into, adopt, amend (except as may be required by law) or terminate any bonus, profit-sharing, compensation, severance, termination, change in control, consulting, fringe benefit, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or
(B) except (x) merit increases in salaries of non-officer employees at regularly scheduled times substantially consistent with past practice and (y) as required under existing agreements or Trenwick Benefit Plans, increase in any manner the compensation, employee benefits or fringe benefits of any director, officer or employee;

(xi) enter into any agreement or arrangement that limits or otherwise restricts Trenwick or any of its subsidiaries or any successor thereto or that could, after the Effective Time, limit or restrict the Surviving Corporation and its affiliates (including Chartwell) or any successor thereto, from engaging or competing in any line of business or in any geographic area;

(xii) settle or compromise any derivative suit or other litigation or claim arising out of the transactions contemplated hereby, or any other litigation or claim involving Trenwick if the settlement thereof involves payment of in excess of $100,000 (other than claims for contractual benefits under any insurance or reinsurance contract under which Trenwick or any subsidiary of Trenwick is the insurer or reinsurer) which, for purposes of this clause (xii), prior written consent of Chartwell shall not be unreasonably withheld;

(xiii) take or allow to be taken or fail to take any action which act or omission would jeopardize qualification of the Merger as a "reorganization" with the meaning of Section 368(a)(1)(A) of the Code;

(xiv) commute any corporate aggregate excess of loss reinsurance contracts or arrangements of Trenwick or any of its Subsidiaries; or

(xv) authorize any of, or commit or agree to take any of, the foregoing actions.

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

(c) Other Actions. Except as required by law, and subject to Section 4.2(a), Chartwell and Trenwick shall not, and shall not permit any of their respective subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement or the Stock Option Agreement that are qualified as to materiality being untrue at the Effective Time, (ii) any of such representations and warranties that are not so qualified being untrue in any material respect at the Effective Time, or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied.

(d) Advice of Changes. Chartwell and Trenwick shall promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it contained in this Agreement or the Stock Option Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with or to satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or the Stock Option Agreement and (iii) any change or event having, or which, insofar as can reasonably be foreseen at the time, would reasonably be expected to have a Material Adverse Effect on such party or on the truth of their respective representations and warranties or the ability to satisfy the conditions set forth in Article VI; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement or the Stock Option Agreement.

SECTION 4.2.  No Solicitation by Chartwell.

(a) Chartwell shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, and it shall use commercially reasonable efforts to ensure that such persons do not directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any Chartwell Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Chartwell Takeover Proposal; provided, however, that if at any time prior to Chartwell Stockholder Approval the Board of Directors of Chartwell determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Chartwell's stockholders under applicable law, Chartwell may, in response to a Chartwell Superior Proposal (as defined in Section 4.2(b)) which was not solicited by it or which did not otherwise result from a breach of this Section 4.2(a), and subject to providing prior written notice of its decision to take such action to Trenwick and compliance with Section 4.2(c), (x) furnish information with respect to Chartwell and its subsidiaries to any person making a Chartwell Superior Proposal pursuant to a customary confidentiality agreement (as determined by Chartwell after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such Chartwell Superior Proposal. For purposes of this Agreement, "Chartwell Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or

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purchase of a business that constitutes 15% or more of the net revenues, net income or assets of Chartwell and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of Chartwell or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Chartwell or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Chartwell or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement or the Stock Option Agreement.

(b) Except as expressly permitted by this Section 4.2, neither the Board of Directors of Chartwell nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Trenwick, the approval or recommendation by such Board of Directors or such committee of this Agreement and the transactions contemplated hereby, (ii) approve or recommend, or propose publicly to approve or recommend, any Chartwell Takeover Proposal, or
(iii) cause Chartwell to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each a "Chartwell Acquisition Agreement") related to any Chartwell Takeover Proposal. Notwithstanding the foregoing, the Board of Directors of Chartwell may terminate this Agreement (upon payment to Trenwick of the Termination Fee required by Section 5.14(b)) and concurrently with or after such termination, if it so chooses, cause Chartwell to enter into any Chartwell Acquisition Agreement with respect to any Chartwell Superior Proposal, and withdraw its approval and recommendation to stockholders of the transactions contemplated hereby, but only at a time that is after the fifth business day following Trenwick's receipt of written notice advising Trenwick that the Board of Directors of Chartwell is prepared to accept a Chartwell Superior Proposal, specifying the material terms and conditions of such Chartwell Superior Proposal and identifying the person making such Chartwell Superior Proposal, all of which information will be kept confidential by Trenwick pursuant to the terms of the confidentiality agreement, dated May 20, 1998 between Trenwick and Chartwell. For purposes of this Agreement, a "Chartwell Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Chartwell Common Stock then outstanding or all or substantially all the assets of Chartwell and otherwise on terms which the Board of Directors of Chartwell determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to Chartwell's stockholders than this Agreement and the transactions contemplated hereby and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Chartwell, is reasonably capable of being obtained by such third party.

(c) In addition to the obligations of Chartwell set forth in paragraphs (a) and
(b) of this Section 4.2, Chartwell shall immediately advise Trenwick orally and in writing of any request for non-public information or of any Chartwell Takeover Proposal, the material terms and conditions of such request or Chartwell Takeover Proposal and the identity of the person making such request or Chartwell Takeover Proposal. Chartwell will keep Trenwick reasonably informed of the status and material details (including amendments or proposed amendments) of

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any such request or Chartwell Takeover Proposal. Any such information provided to Trenwick will be kept confidential by Trenwick pursuant to the terms of the confidentiality agreement dated May 20, 1998 between Trenwick and Chartwell.

Nothing contained in this Section 4.2 shall prohibit Chartwell from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Chartwell's stockholders if, in the good faith judgment of the Board of Directors of Chartwell, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

SECTION 5.1. Preparation of the Form S-4 and the Joint Proxy Statement. As soon as is reasonably practicable following the date of this Agreement, Chartwell and Trenwick shall prepare and file with the SEC the Joint Proxy Statement and a registration statement of Trenwick on Form S-4 with respect to the transactions contemplated by this Agreement. Each of Chartwell and Trenwick shall use its commercially reasonable efforts to have the Joint Proxy Statement cleared by the SEC under the Exchange Act and the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Chartwell will use its commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to Chartwell's stockholders, and Trenwick will use its commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to Trenwick's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Trenwick shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Trenwick Common Stock in the Merger and Chartwell shall furnish all information concerning Chartwell and its stockholders as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement will be made by Trenwick or Chartwell without providing the other parties the opportunity to review and comment thereon. Trenwick will advise Chartwell, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Trenwick Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon or responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Trenwick or Chartwell, or any of their respective affiliates, officers or directors, should be discovered by Trenwick or Chartwell which should be set forth in an amendment or supplement to any of the Form S-4 or Joint Proxy Statement, so that any such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovered such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Trenwick and Chartwell.

SECTION 5.2.  Stockholder Approval.

(a) Chartwell, acting through its Board of Directors, shall, in accordance with applicable law and Chartwell's Certificate of Incorporation and By-laws, (i) convene a meeting of its stockholders as soon as practicable after the date of this Agreement to consider and vote on the approval of this Agreement and the Merger (the "Chartwell Stockholders Meeting") and (ii) subject to the fiduciary duties of its Board of Directors to stockholders under applicable law, (A) solicit proxies from its stockholders to obtain the approval of its stockholders with respect to this Agreement and (B) include in the Joint Proxy Statement the recommendation of the Board of Directors of Chartwell that the stockholders of Chartwell vote in favor of the approval of this Agreement and the Merger.

(b) Trenwick, acting through its Board of Directors, shall, in accordance with applicable law and Trenwick's Restated Certificate of Incorporation and By-laws,
(i) convene a meeting of its stockholders as soon as practicable after the date of this Agreement to consider and vote on the approval of the issuance of Trenwick Common Stock in the Merger (the "Trenwick Stockholders Meeting"), (ii) solicit proxies from its stockholders to obtain the approval of its stockholders with respect thereto and (iii) include in the Joint Proxy Statement the recommendation of the Board of Directors of Trenwick that the stockholders of Trenwick vote in favor of such issuance.

(c) Chartwell and Trenwick shall coordinate and cooperate with respect to the timing of such meetings and shall endeavor to hold such meetings on the same day and as soon as practicable after the date hereof.

SECTION 5.3. Access to Information; Confidentiality. Each of Chartwell and Trenwick shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all its respective properties, books, contracts, commitments, personnel and records and, during such period, each of Chartwell and Trenwick shall, and shall cause each of its respective subsidiaries to, furnish as promptly as practicable to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of domestic or foreign federal or state securities or insurance laws and (b) all other information concerning its business, properties and personnel as such other party may from time to time reasonably request. Trenwick will hold, and will cause its subsidiaries and each of their respective directors, officers, employees, counsel, financial advisors and other representatives and affiliates to hold, any non-public information in confidence to the extent required by, and in accordance with, the provisions of the existing confidentiality agreement, dated May 20, 1998, between Trenwick and Chartwell, and Chartwell will hold, and will cause its subsidiaries and each of their respective directors, officers, employees, counsel, financial advisors and other representatives and affiliates to hold, any non-public information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement dated May 26, 1998, between Chartwell and Trenwick (collectively, the "Confidentiality Agreements").

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

SECTION 5.4. Commercially Reasonable Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement. Nothing set forth in this Section 5.4 will limit or affect actions permitted to be taken pursuant to Section 4.2.

SECTION 5.5.  Benefit Plans.

(a) Trenwick will cause those employees of Chartwell or its subsidiaries who are employed at the Effective Time by the Surviving Corporation or its subsidiaries (the "Continuing Employees") to be provided with employee benefits other than severance benefits which are covered in clause (b) below which are no less favorable in the aggregate than those benefits provided to other similar situated employees of Trenwick and its subsidiaries.

For purposes of the employee benefits to be provided to the Continuing Employees, solely to the extent permissible pursuant to applicable law, Trenwick will cause the Continuing Employees to receive full credit for purposes of eligibility and vesting (but not benefit accrual) for such Continuing Employees' service with Chartwell or its subsidiaries prior to the Effective Time. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitation.

(b) Trenwick shall provide, or cause the Surviving Corporation to provide, severance benefits to Continuing Employees whose employment is terminated without cause by Trenwick or its subsidiaries during the one year period following the Effective Time, which severance benefits are no less favorable in the aggregate than those severance benefits provided to other similarly situated employees of Trenwick or its subsidiaries, giving full credit to the Continuing Employees for time of service with Chartwell or its subsidiaries.

SECTION 5.6.  Indemnification and Insurance.

(a) From and after the Effective Time, Trenwick agrees that it will indemnify and hold harmless each person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Chartwell or any of its subsidiaries (the "Indemnified Parties"), in respect of acts or omissions occurring on or prior to the Effective Time (including but not limited to the transactions contemplated by this Agreement), to the same extent provided under the Certificate of Incorporation and By-laws of Chartwell or the certificate of incorporation or bylaws of any such subsidiary as in effect on the date hereof; provided, that such indemnification shall be subject to any limitation imposed from time to time under applicable law. The Indemnified Parties shall be entitled to advancement of expenses provided such Indemnified Party provides Trenwick with an undertaking to reimburse Trenwick in a form comparable to the undertaking provided for by the DGCL. Any determination to be made as to whether any Indemnified Party has met any standard of conduct imposed by law shall be made

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

by legal counsel reasonably acceptable to such Indemnified Party and the Surviving Corporation, retained at the Surviving Corporation's expense.

(b) Trenwick will cause to be maintained in effect for a period of not less than six years from the Effective Time the current directors' and officers' liability insurance, fiduciary liability insurance and indemnification policies maintained by Chartwell and its subsidiaries to the extent that such policies provide coverage for any matter existing or act or omission occurring on or prior to the Effective Time (the "D&O Insurance") for all current or former directors, officers or employees of Chartwell or any subsidiary on the date of this Agreement, so long as the annual premium therefor would not be in excess of two hundred percent (200%) of the last annual premium paid prior to the date of this Agreement (200% of such premium, the "Maximum Premium"); provided, however, that Trenwick may, in lieu of maintaining such existing D&O Insurance as provided above, cause no less favorable coverage to be provided under any policy maintained for the benefit of the directors and officers of Trenwick or any of its subsidiaries, so long as (i) the insurance company providing such coverage has an A.M. Best Company rating of A or better and (ii) the material terms thereof are no less advantageous than the existing D&O Insurance. If the existing D&O Insurance expires, is terminated or cancelled or if the annual premium would exceed the Maximum Premium during such six-year period, Trenwick will use reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance to the extent commercially available. Section 5.6 (b) of the Chartwell Disclosure Schedule sets forth the amount of Maximum Premium.

(c) The provisions of this Section 5.6 are in addition to, and not in substitution for any other rights that an Indemnified Party may have under the applicable certificate of incorporation or by-laws of or agreements with Chartwell or any of its subsidiaries or under applicable law. Trenwick agrees to pay all costs and expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party in successfully enforcing the indemnity or other obligations under this Section. The provisions of this Section shall survive the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

(d) In the event that Trenwick or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Trenwick assume the obligations set forth in this
Section 5.6.

SECTION 5.7. Public Announcements. Trenwick and Chartwell will consult with each other before issuing, and provide each other the opportunity to review, comment upon, and concur with any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger and the Stock Option Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or

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

by obligations pursuant to any listing agreement with any national securities exchange or authorized interdealer quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and the Stock Option Agreement shall be in the form hereto agreed by the parties.

SECTION 5.8. Consents, Approvals and Filings. (a) Chartwell and Trenwick will make and cause their respective subsidiaries to make all necessary registrations and filings, as promptly as practicable, including those required under the HSR Act, the Securities Act, the Exchange Act, state securities laws and state insurance laws, in order to facilitate prompt consummation of the Merger, the Stock Option Agreement and the other transactions contemplated by this Agreement. In addition, Chartwell and Trenwick will each use their commercially reasonable efforts, and will cooperate fully with each other (i) to comply as promptly as practicable with all governmental requirements applicable to the Merger, the Stock Option Agreement and the other transactions contemplated by this Agreement, and (ii) to obtain as promptly as practicable all necessary permits, orders or other consents, approvals or authorizations from, or to avoid an action or proceeding by, any Governmental Entity and consents, approvals or waivers from all third parties (including Lloyd's) necessary in connection with the consummation of the Merger, the Stock Option Agreement and the other transactions contemplated by this Agreement. Each of Chartwell and Trenwick shall use its commercially reasonable efforts to provide such information and communications to Governmental Entities and Lloyd's as they may reasonably request.

(b) Each of the parties shall provide to the other party copies of all applications or other communications in advance of filing or submission of such applications or communications to Governmental Entities or Lloyd's in connection with this Agreement. Trenwick shall give to Chartwell prompt written notice if it receives any notice or other communication from any Insurance Regulator or Lloyd's in connection with the transactions contemplated by this Agreement, and, in the case of any such notice or communication which is in writing, shall promptly furnish Chartwell with a copy thereof. Each of the parties shall give to the other party reasonable prior written notice of the time and place when any meetings may be held by it with Insurance Regulators or Lloyd's in connection with the transactions contemplated by this Agreement, and the party to whom such notice shall be given shall have the right to have a representative or representatives present at any such meeting.

(c) Chartwell shall give prompt notice to Trenwick, and Trenwick shall give prompt notice to Chartwell, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

SECTION 5.9. NASDAQ Approval. Trenwick shall use its reasonable best efforts to cause the shares of Trenwick Common Stock to be issued in the Merger and the other

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

transactions contemplated by this Agreement to be approved for listing on the NASDAQ National Market, subject to official notice of issuance, as promptly as practicable after the date hereof and in any event prior to the Effective Time.

SECTION 5.10. Affiliates and Certain Stockholders. Prior to the Closing Date, Chartwell shall deliver to Trenwick a list identifying all persons who are, at the time of the Chartwell Stockholders Meeting, "affiliates" of Chartwell for purposes of Rule 145 under the Securities Act. Chartwell shall furnish such information and documents as Trenwick may reasonably request for the purpose of reviewing such list. Chartwell shall use its commercially reasonable efforts to cause each such person to execute and deliver to Trenwick on or prior to the Closing Date a written agreement in a form satisfactory to Trenwick (an "Affiliate Agreement"), that such person will not offer or sell or otherwise dispose of any of the shares of Trenwick Common Stock issued to such person pursuant to the Merger in violation of the Securities Act or the rules or regulations promulgated by the SEC thereunder. The certificates representing Trenwick Common Stock received by such affiliates in the Merger shall bear a customary legend regarding applicable Securities Act transfer restrictions and the provisions of this Section 5.10.

SECTION 5.11. Tax Matters. Trenwick and Chartwell shall each use all reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a)(1) of the Code, and neither shall knowingly take, nor shall it permit any subsidiary knowingly to take, any action that would jeopardize such treatment.

SECTION 5.12. Letters of Accountants. (a) Chartwell shall use its reasonable efforts to cause to be delivered to Trenwick two letters from Chartwell's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Effective Time, each addressed to Trenwick, in form and substance reasonably satisfactory to Trenwick and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

(b) Trenwick shall use its reasonable efforts to cause to be delivered to Chartwell two letters from Trenwick's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Effective Time, each addressed to Chartwell, in form and substance reasonably satisfactory to Chartwell and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

SECTION 5.13. Stockholder Litigation. Each of Chartwell and Trenwick shall (to the extent their interests do not diverge) cooperate in the defense of any litigation against Chartwell or Trenwick, as applicable, and its directors and officers relating to the transactions contemplated by this Agreement and the Stock Option Agreement.

SECTION 5.14. Fees and Expenses. (a) Except as provided in this Section 5.14, all fees and expenses incurred in connection with this Agreement, the Stock Option Agreement and the transactions contemplated by this Agreement and the Stock Option Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Chartwell and Trenwick shall bear and pay one-half of the costs and expenses incurred in connection with (1) the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees) and (2) the filings of the premerger notification and report forms under the HSR Act (including filing fees). Each of Chartwell and Trenwick shall file any return with respect to, and shall pay, any state or local taxes (including any penalties or interest with respect thereto), if any, which are attributable to the transfer of the beneficial ownership of real property of Chartwell and Trenwick (collectively, the "Real Estate Transfer Taxes") as a result of the transactions contemplated by this Agreement. Trenwick and Chartwell shall cooperate with each other in the filing of such returns, including supplying in a timely manner a complete list of all real property interests held by it and any information with respect to such property that is reasonably necessary to complete such returns. The fair market value of any real property of Trenwick or Chartwell subject to the Real Estate Transfer Taxes shall be as agreed to between Chartwell and Trenwick.

(b) In the event that (w) the Board of Directors of Chartwell shall terminate this Agreement pursuant to Section 7.1(c)(ii) hereof, (x) the Board of Directors of Trenwick shall terminate this Agreement pursuant to Section 7.1(d)(ii), (y) the Board of Directors of Trenwick shall terminate this Agreement pursuant to
Section 7.1(d)(iii) hereof or the Board of Directors of Chartwell shall terminate this Agreement pursuant to Section 7.1(c)(iii) and in either case there shall have been made or commenced a Chartwell Takeover Proposal (other than the Merger) with respect to Chartwell, or (z) the Board of Directors of Trenwick shall terminate this Agreement pursuant to Section 7.1(d)(i) and within one year of such termination, Chartwell shall have entered into a definitive agreement with respect to a Chartwell Superior Proposal, then Chartwell shall, as a condition precedent to such termination of this Agreement in the cases of clauses (w), (x), (y) above, and, in the case of (z) above, within 24 hours of such event, pay to Trenwick $6.5 million U.S. dollars (the "Termination Fee") in cash by wire transfer of same day funds.

(c) If the Board of Directors of Trenwick shall terminate this Agreement pursuant to Section 7.1(d)(i) then Chartwell shall pay or cause to be paid to Trenwick on the date of such termination $2.0 million U.S. dollars in respect of liquidated damages; provided, however, that such liquidated damages shall be credited towards any Termination Fee that becomes payable as contemplated by
Section 5.14(b)(z) hereof. If within 1 year of such termination Chartwell shall have entered into a definitive agreement with respect to a Chartwell Superior Proposal, such that the Termination Fee contemplated by Section 5.14(b)(z) shall become payable, the aforementioned $2.0 million U.S. dollars in liquidated damages shall be allowed as a credit against such Termination Fee.

(d) Chartwell acknowledges that the agreements contained in this Section 5.14(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Trenwick would not enter into this Agreement; accordingly, if Chartwell fails promptly to pay the amount due pursuant to this
Section 5.14, and, in order to obtain such payment, Trenwick commences a suit which results in a judgment against Chartwell for the fee set forth in this
Section 5.14, Chartwell shall pay to Trenwick its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount

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

of the fee at the prime rate as reported in the Wall Street Journal on the date such payment was required to be made.

SECTION 5.15. Reinsurance Agreement. Chartwell shall use its commercially reasonable efforts to obtain not later than the Effective Time the Reinsurance Agreement on the terms set forth in Section 3.1(z) of the Chartwell Disclosure Schedule.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

SECTION 6.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. Each of the Chartwell Stockholder Approval and the Trenwick Stockholder Approval shall have been obtained.

(b) Governmental, Regulatory and Lloyd's Consents. All filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, Governmental Entities or Lloyd's, including, without limitation, those set forth in Sections 3.1(d) and 3.2(d) of the Disclosure Schedule, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Chartwell and Trenwick shall have been made or obtained (as the case may be); provided, however, that such consents, approvals, permits and authorizations may be subject to conditions customarily imposed by insurance regulatory authorities or Lloyd's and other conditions that are consistent with the parties' obligations to use commercially reasonable efforts to complete the transactions contemplated hereby.

(c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(d) No Injunctions or Restraints. No preliminary or permanent injunction, judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court, arbitrator, Insurance Regulator or any other Government Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect
(i) preventing the consummation of the Merger or any of the transactions contemplated by this Agreement (ii) prohibiting or limiting the ownership or operation by Trenwick or Chartwell and their respective subsidiaries of any material portion of the business or assets of Trenwick or Chartwell and their respective subsidiaries taken as a whole, in the event that the Merger or any of the transactions contemplated by this Agreement is consummated as contemplated hereby, or (iii) compelling Trenwick or Chartwell and their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Trenwick or Chartwell and their respective subsidiaries taken as a whole, in the event that the Merger or any of the other transactions contemplated by this Agreement is consummated

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

as contemplated hereby; provided, however, that the party invoking the condition shall have used reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(f) NASDAQ. The shares of Trenwick Common Stock to be issued in the Merger and the other transactions contemplated by this Agreement shall have been approved for trading on NASDAQ, subject to official notice of issuance.

(g) Third-Party Consents. All consents and waivers of third parties (other than Governmental Entities) to the consummation of the Merger and the transactions contemplated by this Agreement that are set forth in Section 3.1(d) of the Chartwell Disclosure Schedule and 3.2(d) of the Trenwick Disclosure Schedule shall have been obtained, other than those which, if not obtained do not have, and are not likely to have, individually or in the aggregate, a Material Adverse Effect on Trenwick or Chartwell.

SECTION 6.2. Conditions to Obligation of Trenwick. The obligation of Trenwick to effect the Merger is further subject to the satisfaction or waiver by Trenwick at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Chartwell set forth herein, shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a Material Adverse Effect on Chartwell, and Trenwick shall have received a certificate signed on behalf of Chartwell by an executive officer of Chartwell to the effect set forth in this paragraph.

(b) Performance of Obligations of Chartwell. Chartwell shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Trenwick shall have received a certificate signed on behalf of Chartwell by an executive officer of Chartwell to such effect.

(c) Tax Opinion. Trenwick shall have received an opinion of its special tax counsel, Baker & McKenzie, in form and substance satisfactory to Trenwick, dated the Effective Time, to the effect that the Merger will be treated as a reorganization under Section 368(a)(1) of the Code. In rendering its opinion pursuant to this Section 6.2(c), Baker & McKenzie shall be entitled to rely upon representations of officers of Chartwell and Trenwick.

(d) No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any Material Adverse Change relating to Chartwell; provided, that this condition shall no longer be applicable following the Chartwell Stockholder Approval.

(e) Ratings. None of the claims-paying or financial strength ratings assigned by A.M. Best & Co. or Standard & Poor's Corporation to Chartwell or its Subsidiaries, as in effect on the date of this Agreement, shall have been lowered on or prior to the Effective Time (other than as a result of the announcement or consummation of the transactions contemplated hereby), and no such ratings shall have been placed on credit watch with negative implications (other than as a result of the announcement or consummation of the transactions contemplated hereby) without being reversed on or prior to the Effective Time.

(f) Reinsurance Agreement. Chartwell shall have obtained the Reinsurance Agreement which shall be effective at the Effective Time.

(g) Opinion. Trenwick shall have received the opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P., in the form set forth as Exhibit 6.2(g) hereto, to the effect that the Merger will not constitute a "change of control" as defined in the Contingent Interest Notes Indenture.

SECTION 6.3. Conditions to Obligation of Chartwell. The obligation of Chartwell to effect the Merger is further subject to the satisfaction or waiver by Chartwell at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Trenwick set forth herein, shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date) except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a Material Adverse Effect on Trenwick, and Chartwell shall have received a certificate signed on behalf of Trenwick by an executive officer of Trenwick to the effect set forth in this paragraph.

(b) Performance of Obligations of Trenwick. Trenwick shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Chartwell shall have received a certificate signed on behalf of Trenwick by an executive officer of Trenwick to such effect.

(c) Tax Opinion. Chartwell shall have received an opinion of its counsel, LeBoeuf, Lamb, Greene & MacRae, L.L.P., in form and substance satisfactory to Chartwell, dated the Effective Time, to the effect that the Merger will be treated as a reorganization under Section 368(a)(1) of the Code. In giving such opinion, LeBoeuf, Lamb, Greene & MacRae, L.L.P. shall be entitled to rely upon representations of officers of Trenwick and Chartwell.

(d) Material Adverse Change. At any time after the date of this Agreement, there shall not have occurred any Material Adverse Change relating to Trenwick.

(e) Ratings. None of the claims-paying or financial strength ratings assigned by A.M. Best & Co. or Standard & Poor's Corporation to Trenwick or its Subsidiaries, as in effect on the date of this Agreement, shall have been lowered on or prior to the Effective Time

(other than as a result of the announcement or consummation of the transactions contemplated hereby), and no such ratings shall have been placed on credit watch with negative implications (other than as a result of the announcement or consummation of the transactions contemplated hereby) without being reversed on or prior to the Effective Time.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1. Termination. Anything herein contained or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after the Chartwell Stockholder Approval or the Trenwick Stockholder Approval:

(a) By the mutual written consent of the Board of Directors of Trenwick and the Board of Directors of Chartwell;

(b) By the written notice by either of the Board of Directors of Trenwick or of the Board of Directors of Chartwell:

(i) if the Merger shall not have become effective on or before December 31, 1999; provided, however, that the right to terminate this Agreement under this
Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date;

(ii) if Trenwick fails to obtain the required approval of its stockholders at the Trenwick Stockholders Meeting; or

(iii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their commercially reasonable efforts to lift) in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

(c) By the Board of Directors of Chartwell:

(i) if Trenwick (x) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or (y) breaches its representations and warranties in any material respect and such breach would have or would be reasonably likely to have a Material Adverse Effect on Trenwick and its subsidiaries, in each case such that the conditions set forth in Section 6.1 and Section 6.3 would not be satisfied; provided, however, that if any breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, Chartwell may not terminate this Agreement pursuant to this Section 7.1(c)(i);

(ii) as provided in Section 4.2(b); provided, that Chartwell shall have given Trenwick forty-eight (48) hours advance notice of any termination pursuant to this Section 7.1(c)(ii) and that Chartwell shall have paid Trenwick the Termination Fee required to be paid by Chartwell pursuant to Section 5.14(b) hereof. Chartwell agrees to notify Trenwick promptly if it is no longer prepared to accept the Chartwell Superior Proposal referred to in its notification under
Section 4.2(b); or

(iii) if Chartwell fails to obtain the required approval of its stockholders at the Chartwell Stockholders Meeting and Chartwell shall have paid Trenwick any Termination Fee required to be paid by Chartwell pursuant to Section 5.14(b) hereof;

(d) By the Board of Directors of Trenwick:

(i) if Chartwell (x) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or (y) breaches its representations or warranties in any material respect and such breach would have or would be reasonably likely to have a Material Adverse Effect on Chartwell and its subsidiaries, in each case, such that the condition set forth in Section 6.2(a) or 6.2(b) would not be satisfied; provided, however, that if such breach is curable by Chartwell through the exercise of Chartwell's best efforts and for so long as Chartwell shall be so using its best efforts to cure such breach, Trenwick may not terminate this agreement pursuant to this
Section 7.1(d)(i); or

(ii) if the Board of Directors of Chartwell shall have withdrawn or modified or changed its approval or recommendation of this Agreement or the Merger in a manner adverse to Trenwick or shall have approved or recommended a Chartwell Takeover Proposal, (including, without limitation, a Chartwell Superior Proposal) or Chartwell shall have entered into an agreement in principle (or similar agreement) or definitive agreement providing for a Chartwell Takeover Proposal with a person or entity other than Trenwick or any of its subsidiaries (or the Board of Directors of Chartwell resolves to do any of the foregoing); or

(iii) if the stockholders of Chartwell do not approve the Merger at the Chartwell Stockholders Meeting.

SECTION 7.2.  Effect of Termination.

(a) In the event of termination of this Agreement by either Chartwell or Trenwick as provided in Section 7.1, written notice thereof shall promptly be given to the other party, and this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives) other than the liabilities and obligations provided for in Sections 3.1(s) and 3.2(p), the last sentence of Section 5.3, Section 5.14, this Section 7.2 and Article VIII. Nothing contained in this section shall relieve any party from any liability resulting from any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 7.3. Amendment. Subject to the applicable provisions of the DGCL, this Agreement may be amended, modified and supplemented in any and all respects whether before or after the Trenwick Stockholder Approval or the Chartwell Stockholder Approval only by written agreement signed by the parties hereto, pursuant to action taken by respective Boards of Directors with respect to any of the terms contained herein; provided, however, that after any such stockholder approval, there shall not be any amendment that by law requires further approval by the stockholders of Trenwick or Chartwell without the further approval of such stockholders.

SECTION 7.4. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to
Section 7.3, waive compliance by the other party with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 7.5. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section
7.4 shall, in order to be effective, require in the case of Trenwick or Chartwell, action by its Board of Directors or, with respect to any amendment to this Agreement, the duly authorized designee of its Board of Directors.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

SECTION 8.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time including but not limited to Sections 5.5 and 5.6.

SECTION 8.2.  Definitions.  For purposes of this Agreement:

(a) an "affiliate" of or a person "affiliated" with, a specified person, means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified;

(b) "control" (including "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

(c) "person" means any individual, corporation, estate, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or an agency or political subdivision thereof or other entity;

(d) a "subsidiary" means with respect to any person, (i) any corporation at least a majority of the outstanding voting stock (or equity interest if no voting interest exists) of which is owned, directly or indirectly, by such person or by one or more of its subsidiaries, or by such person and one or more of its subsidiaries, (ii) any general partnership, joint venture or similar entity, at least a majority of whose outstanding partnership or similar interests shall at the time be owned by such person, or by one or more of its subsidiaries, or by such person and one or more of its subsidiaries, (iii) any limited partnership of which such person or any of its subsidiaries is a general partner and (iv) any statutory business trust formed under the laws of the State of Delaware all of the beneficial interests (represented by common securities) of which shall be owned by such person. For the purposes of this definition, "voting stock" means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency; and

(e) "knowledge" of any person which is not an individual means the knowledge of such person's executive officers after reasonable inquiry.

(f) "Environmental Law" means the Comprehensive Environmental Response, Compensation, and Liability Act, the Water Pollution Control Act, the Safe Drinking Water Act, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Solid Waste Disposal Act, the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and analogous state acts, and all other statutes, rules and regulations relating to pollution or protection of the environment, each as amended and implemented as of the date of this Agreement.

(g) "Hazardous Material" means (i) hazardous materials, hazardous substances, extremely hazardous substances or hazardous wastes, as those terms are defined in applicable Environmental Laws; (ii) petroleum, including, without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (iii) asbestos in any form or condition; and (iv) any other material, substance or waste to which liability or standards of conduct may be imposed under any applicable Environmental Law.

(h) "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with Trenwick or Chartwell, any change, effect, event, occurrence or state of facts that is or will be materially adverse to the business, results of operations or financial condition of such party and its subsidiaries taken as a whole other than any change, effect, event, occurrence or state of facts relating to (i) the United States or global economy or securities markets in general, (ii) this Agreement or the transactions contemplated hereby (including with respect to Chartwell, the items set forth in Section 8.2(h) of the Chartwell Disclosure Schedule and, with respect to Trenwick, the items set forth in Section 8.2(h) of the Trenwick Disclosure Schedule), or the announcement thereof, (iii) any segment of the property and casualty insurance or reinsurance industry in which such person or any of its subsidiaries participates in general, and not specifically relating to Trenwick or Chartwell or their respective subsidiaries, (iv) any decrease in the value of portfolio investments resulting from an increase in prevailing market interest rates or (v) any losses under insurance, reinsurance or retrocessional agreements (other than where a subsidiary of Chartwell or Trenwick is the cedent) in respect of any event that is designated to be a "catastrophe" by the Property Claims Services Division of the American Insurance Services Group, Inc. after the date hereof.

SECTION 8.3. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Trenwick, to

            Alan L. Hunte
            Vice President and Chief Financial Officer
            Trenwick Group Inc.
            One Canterbury Green
            Stamford, CT 06901
            Fax: (203) 353-5557

        with a copy to:

           Baker & McKenzie
           805 Third Avenue
           New York, NY 10022
           Attention: James R. Cameron
           Fax: (212) 891-3835

        (b) if to Chartwell, to

           President
           Chartwell Re Corporation
           Four Stamford Plaza
           107 Elm Street
           Stamford CT 06902
           Fax: (203) 705-2710

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

        with a copy to:

           LeBoeuf, Lamb, Greene & MacRae, L.L.P.
           125 West 55th Street
           New York, NY 10019
           Attention: Robert S. Rachofsky
           Fax: (212) 424-8500

SECTION 8.4. Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The words "hereof", "herein" and "hereunder" and words or similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by wavier or consent and (in the case of statutes) by succession of comparable successor statutes. References to a person are also to its permitted successors and assigns.

SECTION 8.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

SECTION 8.6. Entire Agreement; No Other Representations; No Third-Party Beneficiaries. This Agreement (including any exhibits and schedules hereto), the Stock Option Agreement, and the Confidentiality Agreements constitute the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement. Trenwick acknowledges that neither Chartwell nor any affiliate or officer, director, employee, representative or advisor of any of them makes or has made any representation or warranty, express or implied, to Trenwick except as specifically made in this Agreement or in any certificate or other document delivered pursuant hereto. This Agreement is not intended to confer upon any person other than the parties hereto, any rights or remedies except as set forth in Section 5.6(c).

SECTION 8.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

SECTION 8.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.9. Enforcement and Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court (any such federal or state court, a "Delaware Court"), in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware Court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such Delaware Court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than any Delaware Court.

SECTION 8.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory or public policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon any determination that any term, provision, covenant or restriction is invalid, void, unenforceable or against its regulatory or public policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          TRENWICK GROUP INC.

                                          By:   /s/ JAMES F. BILLETT, JR.
                                            ------------------------------------
                                              Name: James F. Billett, Jr.
                                              Title: Chairman, President and
                                                     Chief Executive Officer

                                          CHARTWELL RE CORPORATION

                                          By:      /s/ RICHARD E. COLE
                                            ------------------------------------
                                              Name: Richard E. Cole
                                              Title: Chairman and Chief
                                                     Executive Officer

                                   APPENDIX B

                             STOCK OPTION AGREEMENT

STOCK OPTION AGREEMENT, dated as of June 21, 1999 (the "Agreement") by and between Trenwick Group Inc., a Delaware corporation ("Trenwick"), and Chartwell Re Corporation, a Delaware corporation ("Chartwell" or the "Issuer").

WHEREAS, concurrently with the execution and delivery of this Agreement, Trenwick and Chartwell are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, upon the terms and subject to the conditions thereof, for the merger of Chartwell with and into Trenwick, with Trenwick as the surviving corporation (the "Merger"); and

WHEREAS, as a condition to Trenwick's willingness to enter into the Merger Agreement, Trenwick has requested that Chartwell agree, and Chartwell has so agreed, to grant to Trenwick an option to purchase up to 1,918,729 shares of common stock, par value $.01 per share, of Chartwell ("Chartwell Common Stock") in accordance with the terms and subject to the conditions set forth herein.

NOW, THEREFORE, to induce Trenwick to enter into the Merger Agreement, and in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

1. Grant of Option. Subject to the terms and conditions set forth herein, Chartwell hereby grants to Trenwick an irrevocable option (the "Chartwell Option") to purchase up to 1,918,729 (as adjusted as set forth herein) shares (the "Option Shares") of Chartwell Common Stock (such number of Option Shares representing 19.9% of the number of shares of Chartwell Common Stock issued and outstanding on the date hereof) in the manner set forth below at a price (the "Exercise Price") of $23.82 per Option Share (which price per share is equal to the product of the Conversion Number (as defined in the Merger Agreement) and the closing price per share of Trenwick common stock, par value $.01 per share, on the Nasdaq Stock Market National Market on the date hereof), payable in cash in accordance with Section 4 hereof. Notwithstanding the foregoing, in no event shall the number of Option Shares for which the Chartwell Option is exercisable exceed 19.9% of the number of issued and outstanding shares of Chartwell Common Stock. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement.

2. Exercise of Option. The Chartwell Option may be exercised by Trenwick, in whole or in part, at any time or from time to time after the Merger Agreement becomes terminable by Trenwick under circumstances which would or could entitle Trenwick to receive the Termination Fee pursuant to Section 5.14(b) of the Merger Agreement (a "Trigger Event") (regardless of whether the Merger Agreement is actually terminated or whether there occurs a closing involving Chartwell); provided, that a Trigger Event shall not occur in the circumstances contemplated by Section 5.14(b)(z) of the Merger Agreement unless and until a Termination Fee shall be payable pursuant to Section 5.14(b)(z) of the Merger Agreement. In the event Trenwick wishes to exercise the Chartwell Option, Trenwick shall deliver to Chartwell a written notice (an

"Exercise Notice") specifying the total number of Option Shares it wishes to purchase. Each closing of a purchase of Option Shares (an "Option Closing") shall occur, but subject to the satisfaction or waiver of the conditions set forth in Section 3 hereof, at a place, on a date and at a time designated by Trenwick in an Exercise Notice delivered at least two business days prior to the date of the Option Closing. The Chartwell Option shall terminate upon the earlier of: (i) the Effective Time; (ii) the termination of the Merger Agreement other than under circumstances which also constitute a Trigger Event; or (iii) the 180th day following a Trigger Event (or if, at the expiration of such 180 day period the Chartwell Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, 10 business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event under this clause (iii) later than the 365th day following such Trigger Event). Notwithstanding the foregoing, the Chartwell Option may not be exercised if Trenwick is in material breach of any of its representations or warranties, or in material breach of any of its covenants or agreements, contained in this Agreement or in the Merger Agreement. Upon the giving by Trenwick to Chartwell of the Exercise Notice and the tender of the applicable aggregate Exercise Price, but subject to the satisfaction or waiver of the conditions set forth in Section 3 hereof, Trenwick shall be deemed to be the holder of record of the Option Shares issuable upon such exercise, notwithstanding that the stock transfer books of Chartwell shall then be closed or that certificates representing such Option Shares shall not then be actually delivered to Trenwick.

3. Conditions to Closing. The obligation of Chartwell to issue the Option Shares to Trenwick hereunder is subject to the conditions, which (other than the conditions described in clauses (i), (iii) and (iv) below) may be waived by Chartwell in its sole discretion, that (i) all waiting periods, if any, under the HSR Act, applicable to the issuance of the Option Shares hereunder shall have expired or have been terminated; (ii) the Option Shares shall have been approved for listing on the NYSE upon official notice of issuance; (iii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any federal, state or local administrative agency or commission or other federal, state or local Governmental Entity, if any, required in connection with the issuance of the Option Shares hereunder shall have been obtained or made, as the case may be including, without limitation, by Trenwick; and (iv) no preliminary or permanent injunction or other order or decree by any court of competent jurisdiction, law or regulation prohibiting or otherwise restraining such issuance shall be in effect.

4.  Payment and Delivery of Certificates.

(a) At any Option Closing, Trenwick shall pay to Chartwell the aggregate purchase price (equal to the Exercise Price multiplied by the number of Option Shares to be purchased at such Option Closing) for the shares of Chartwell Common Stock purchased pursuant to the exercise of the Chartwell Option in immediately available funds by wire transfer to a bank account designated in writing by Chartwell; provided, however, that failure or refusal of Chartwell to designate such account shall not preclude Trenwick from exercising the Chartwell Option.

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(b) At any Option Closing, simultaneously with the delivery of immediately available funds as provided in Section 4(a), Chartwell will deliver to Trenwick a certificate or certificates representing the number of Option Shares to be purchased by Trenwick at such Option Closing, which Option Shares will be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever and if the option is exercised in part only, Chartwell shall deliver a new option evidencing the rights of Trenwick thereof to purchase the balance of the shares purchasable hereunder and (ii) Trenwick will deliver to Chartwell a copy of this Agreement and a letter agreeing that Trenwick will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement. If at the time of issuance of Option Shares pursuant to an exercise of the option hereunder, Chartwell shall not have redeemed the Chartwell Rights, or shall have issued any similar securities, then each Option Share issued pursuant to such exercise will also represent such a corresponding Chartwell Right or new rights with terms substantially the same as and at least as favorable to Trenwick as are provided in the Chartwell Rights Agreement or similar agreement then in effect. Chartwell shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 4 in the name of Trenwick or its designee.

5. Representations and Warranties of Chartwell. Chartwell hereby represents and warrants to Trenwick that (a) Chartwell is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement, (b) the execution and delivery of this Agreement by Chartwell and the consummation by Chartwell of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Chartwell and no other corporate proceedings on the part of Chartwell are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Chartwell, constitutes a valid and binding obligation of Chartwell and, assuming this Agreement constitutes a valid and binding obligation of Trenwick, is enforceable against Chartwell in accordance with its terms, (d) Chartwell has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Chartwell Option, and at all times from the date hereof through the expiration of the Chartwell Option will have reserved, 1,918,729 authorized and unissued Option Shares, such amount being subject to adjustment as provided in Section 9, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, (e) upon delivery of the Option Shares to Trenwick upon the exercise of the Chartwell Option, Trenwick will acquire the Option Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever, and (f) none of Chartwell, any of its affiliates or anyone acting on its or their behalf has issued, sold or offered any security of Chartwell to any person under circumstances that would cause the issuance and sale of the Option Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act as in effect on the date hereof and, assuming the representations of Trenwick contained in Section 6(d) are true and correct and based on Trenwick's commitment in its letter referred to in Section 4 hereof, the issuance, sale and delivery of the Option Shares hereunder would be exempt from the registration and prospectus delivery requirements of the Securities Act, as in effect on the date hereof (and Chartwell shall not take any action which would cause the issuance, sale and delivery of the Option Shares hereunder not to be exempt from such requirements).

6. Representations and Warranties of Trenwick. Trenwick represents and warrants to Chartwell that (a) Trenwick is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Trenwick and the consummation by Trenwick of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Trenwick and no other corporate proceedings on the part of Trenwick are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Trenwick and constitutes a valid and binding obligation of Trenwick, and, assuming this Agreement constitutes a valid and binding obligation of Chartwell, is enforceable against Trenwick in accordance with its terms, and (d) any Option Shares acquired upon exercise of the Chartwell Option will be acquired for Trenwick's own account, for investment purposes only and will not be, and the Chartwell Option is not being, acquired by Trenwick with a view to the public distribution thereof in violation of any applicable provision of the Securities Act.

7.  Restrictions on Transfer.

(a) Restrictions on Transfer. Prior to the first anniversary of the date on which Trenwick purchases any Option Shares hereunder (the "Expiration Date"), Trenwick shall not, directly or indirectly, by operation of law or otherwise, sell, assign, pledge, or otherwise dispose of or transfer any Option Shares acquired by Trenwick pursuant to this Agreement ("Restricted Shares") beneficially owned by it, other than in accordance with Section 7(b) or Section
8. Subsequent to the Expiration Date, Trenwick shall not, directly or indirectly, by operation of law or otherwise, sell, assign, pledge or otherwise dispose of or transfer any Restricted Shares beneficially owned by it to any purchaser, assignee, pledgee or other transferee who would, immediately after such sale, assignment, pledge, disposition or transfer, beneficially own more than 4.9% of the then outstanding voting power of the issuer of the Restricted Shares, except in accordance with Section 7(b) or Section 8 and other than in market transactions at prevailing prices.

(b) Permitted Sales. Following the termination of the Merger Agreement, Trenwick shall be permitted to sell or transfer any Restricted Shares beneficially owned by it if such sale is made pursuant to a tender or exchange offer or merger that has been approved or recommended, or otherwise determined to be fair to and in the best interests of the shareholders of Chartwell, by a majority of the members of the Board of Directors of Chartwell (which majority shall include a majority of directors who were directors prior to the announcement of such tender or exchange offer or merger).

8. Registration Rights. Following the termination of the Merger Agreement, but not later than the second anniversary of the last date that Trenwick acquired Option Shares under this Agreement, Trenwick (a "Designated Holder") may by written notice (the "Registration Notice") to Chartwell (the "Registrant") request the Registrant to register under the

Securities Act all or any part of the Restricted Shares beneficially owned by the Designated Holder (the "Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering in which the Designated Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their commercially reasonable efforts to prevent any person (including any Group (as used in Rule 13d-5 under the Exchange Act)) and its affiliates from purchasing through such offering Restricted Shares representing more than 1% of the outstanding shares of common stock of the Registrant on a fully diluted basis (a "Permitted Offering"). The Registration Notice shall include a certificate executed by the Designated Holder and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager"), stating that (i) they have a good faith intention to commence promptly a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the then Fair Market Value (as defined below) of such shares. The Registrant (and/or any person designated by the Registrant) shall thereupon have the option exercisable by written notice delivered to the Designated Holder within 10 business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities to be so purchased by the Registrant and (ii) the then Fair Market Value of such shares. Any such purchase of Registrable Securities by the Registrant (or its designee) hereunder shall take place at a closing to be held at the principal executive offices of the Registrant or at the offices of its counsel at any reasonable date and time designated by the Registrant and/or such designee in such notice within 20 business days after delivery of such notice. Any payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds. As used herein, the "Fair Market Value" of any share shall be the average of the daily closing sales price for such share on the NYSE during the 10 NYSE trading days prior to the fifth NYSE trading day preceding the date such Fair Market Value is to be determined.

If the Registrant does not elect to exercise its option pursuant to this Section 8 with respect to all Registrable Securities, it shall use its commercially reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities proposed to be so sold; provided, however, that (i) Trenwick shall not be entitled to more than an aggregate of two effective registration statements hereunder and (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed 90 days after such request in the case of clauses (A), (B) or (C) below) when (A) the Registrant is in possession of material non -- public information which it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of counsel to the Registrant, such information would have to be disclosed if a registration statement were filed at that time; (B) the Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Registrant or any of its affiliates. The Registrant shall use its reasonable best efforts to cause any Registrable Securities registered pursuant to this Section 8 to be qualified for sale under the securities or blue sky laws of such jurisdictions as the

Designated Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

The registration rights set forth in this Section 8 are subject to the condition that the Designated Holder shall provide the Registrant with such information with respect to such holder's Registrable Securities, the plans for the distribution thereof, and such other information with respect to such holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

A registration effected under this Section 8 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to the Designated Holder, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree
(i) to indemnify each other and the underwriters in the customary manner (provided that the Designated Holder shall only be required to indemnify other parties to such underwriting agreement for information relating to such Designated Holder and supplied by it for inclusion in such registration statement), (ii) to enter into an underwriting agreement in form and substance customary for transactions of such type with the Manager and the other underwriters participating in such offering and (iii) to take all further actions which shall be reasonably necessary to effect such registration and sale (including, if the Manager deems it necessary, participating in road show presentations).

The Registrant shall be entitled to include (at its expense) additional shares of its common stock in a registration effected pursuant to this Section 8 only if and to the extent the Manager determines that such inclusion will not adversely affect the prospects for success of such offering.

9. Adjustment upon Changes in Capitalization. Without limitation to any restriction on Chartwell contained in this Agreement or in the Merger Agreement, in the event of any change in Chartwell Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, subdivisions, conversions, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Chartwell Option, and the Exercise Price per Option Share provided in Section 1, shall be adjusted appropriately to restore to Trenwick its rights hereunder, including the right to purchase from the Chartwell (or its successors) shares of Chartwell Common Stock representing 19.9% of the outstanding Chartwell Common Stock for the aggregate Exercise Price calculated as of the date of this Agreement as provided in Section 1.

10. Restrictive Legends. Each certificate representing shares of Chartwell Common Stock issued to Trenwick at a Closing will have typed or printed thereon a restrictive legend in substantially the following form:

             THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF JUNE 21, 1999, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST.

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Trenwick has delivered to Chartwell a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance satisfactory to Chartwell and its counsel, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to restrictions pursuant to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificate(s) shall bear any other legend as may be required by law. Certificates representing shares sold in a registered public offering pursuant to Section 8 shall not be required to bear the legend set forth in this Section 10.

11.  Profit Limitation.

(a) Notwithstanding any other provision of this Agreement or the Merger Agreement, in no event shall Trenwick's Total Profit (as hereinafter defined) exceed $9.0 million (such amount, the "Profit Limit") and, if it would otherwise exceed such amount, Trenwick, at its sole election, shall, within five business days, either (i) deliver to the Issuer for cancellation Option Shares (valued, for purposes of this Section 11, at their Fair Market Value on the date of such delivery), (ii) pay cash to the Issuer or refund in cash any Termination Fee previously paid to Trenwick or reduce or waive the amount of any Termination Fee payable to Trenwick pursuant to Section 5.14(b) of the Merger Agreement, or
(iii) undertake any combination thereof, so that Trenwick's Total Profit shall not exceed the Profit Limit after taking into account the foregoing actions. As used herein, "Total Profit" means the aggregate amount (before taxes) of (i) the amount of Termination Fee received by Trenwick pursuant to Section 5.14(b) of the Merger Agreement and any fee received by Trenwick pursuant to Section 5.14(c) of the Merger Agreement and (ii) (x) the net cash amounts received by Trenwick pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) Trenwick's purchase price for such Option Shares.

(b) Notwithstanding any other provision of this Agreement or the Merger Agreement, the Chartwell Option may not be exercised for a number of Option Shares that would, as of the date of the Exercise Notice, result in a Notional Total Profit (as hereinafter defined) of more than the Profit Limit and, if exercise of the Chartwell Option otherwise would exceed the Profit Limit, Trenwick, at its discretion, may increase the Exercise Price for that number of Option Shares set forth in the Exercise Notice so that the Notional Total Profit shall not exceed the Profit Limit; provided, that nothing in this sentence shall restrict any exercise of the Chartwell Option permitted hereby on any subsequent date at the Exercise Price set forth in Section 1 hereof. As used herein, the term "Notional Total Profit" with respect to any number of Option Shares as to which Trenwick may propose to exercise the Chartwell Option shall be the Total Profit determined as of the date of the Exercise Notice assuming that the Chartwell Option were exercised on such date for such number of Option Shares and assuming that such Option Shares, together with all other shares of Chartwell Common Stock held by Trenwick and its subsidiaries as of such date, were sold for cash at the closing market price for the Chartwell Common Stock on the NYSE Composite Tape at the close of business on the preceding trading day (less customary brokerage commissions).

12. Binding Effect; No Assignment; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any Restricted Shares sold by a party in compliance with the provisions of Section 8 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement, unless and until such party shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall not be entitled to the registration rights of such party.

13. Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

14. Entire Agreement. This Agreement, the Merger Agreement (including any exhibits and schedules thereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

15. Further Assurances. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

16. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provisions of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision and the economic effects thereof. If for any reason any such court or regulatory agency determines that Trenwick is not permitted to acquire the full number of shares of Chartwell Common Stock provided in Section 1 hereof (as the same may be adjusted), it is the express intention of Chartwell to allow Trenwick to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

17. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if (i) delivered, personally, or (ii) sent by overnight courier service (providing proof of delivery), or (iii) telecopied (which is confirmed), or (iv) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

             If to Trenwick:

                Alan L. Hunte
                Vice President and
                  Chief Financial Officer
                Trenwick Group Inc.
                One Canterbury Green
                Stamford, CT 06901
                Fax: (203) 353-5544

             with a copy to:

               Baker & Mc Kenzie
               805 Third Avenue
               New York, New York 10022
               Attention: James R. Cameron
               Fax: (212) 891-3835

             If to Chartwell, to:

              President
              Chartwell Re Corporation
              Four Stamford Plaza
              107 Elm Street
              Stamford, CT 06902
              Fax: (203) 705-2710

              with a copy to:

              LeBoeuf, Lamb, Greene & MacRae, L.L.P.
              125 West 55th Street
              New York, New York 10019
              Attention: Robert S. Rachofsky
              Fax: (212) 424-8500

18. Governing Law; Choice of Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflicts of law principles thereof. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the state of Delaware or a Delaware state court.

19. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.

21. Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

22. Amendment. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties.

23. Extension; Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for performance, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

24. Loss or Mutilation. Upon receipt by Chartwell of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Chartwell will execute and deliver to Trenwick a new Agreement of like tenor and date. Any such new Agreement executed and delivered will constitute an additional contractual obligation on the part of Chartwell, whether or not the Agreement so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          TRENWICK GROUP INC.

                                          By:  /s/ JAMES F. BILLETT, JR.
                                          --------------------------------------
                                          Name: James F. Billett, Jr.
                                          Title: Chairman, President and
                                                 Chief Executive Officer

                                          CHARTWELL RE CORPORATION

                                          By:     /s/ RICHARD E. COLE
                                          --------------------------------------
                                          Name: Richard E. Cole
                                          Title: Chairman and Chief
                                                 Executive Officer

                                   APPENDIX C

June 21, 1999

Board of Directors
Trenwick Group Inc.
One Canterbury Green
Stamford, CT 06901

Dear Sirs:

     You have requested our opinion as to the fairness from a financial point of view to Trenwick Group Inc. (the "Company") of the Exchange Ratio pursuant to the terms of the Agreement and Plan of Merger, to be dated as of June 21, 1999 (the "Agreement"), between the Company and Chartwell Re Corporation ("Chartwell") pursuant to which Chartwell will be merged (the "Merger") with and into the Company.

     Pursuant to the Agreement, each share of common stock of Chartwell, par value $.01 per share ("Chartwell Common Stock"), will be converted, subject to certain exceptions, into the right to receive 0.825 shares (the "Exchange Ratio") of common stock, $0.10 par value per share of the Company ("Company Common Stock").

     In arriving at our opinion, we have reviewed the draft dated June 17, 1999 of the Agreement and Stock Option Agreement between the Company and Chartwell. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Chartwell including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of Chartwell for the period beginning January 1, 1999 and ending December 31, 2000 prepared by the management of Chartwell and certain financial projections of the Company for the period beginning January 1, 1999 and ending December 31, 2010 prepared by the management of the Company and certain financial projections of Chartwell for the period beginning January 1, 2001 and ending December 31, 2010 prepared by management of the Company based in part on the financial forecasts prepared by the management of Chartwell. In addition, we have compared certain financial and securities data of the Company and Chartwell with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Company Common Stock and Chartwell Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Chartwell or their respective representatives, or that was otherwise reviewed by us. In particular, we have relied upon the estimates of the management of the Company of the operating synergies achievable as a result of the Merger and upon our discussion of such synergies with the management of Chartwell. With respect to the financial projections supplied to us, we have relied on representations that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and Chartwell as to the future operating and financial performance of the Company and Chartwell. We have not assumed any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have assumed that the transaction qualifies as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which Company Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has been compensated for such services.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair to the Company from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          By: /s/ DAVID M. PLATTER
                                            ------------------------------------
                                              David M. Platter
                                              Managing Director

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                                   APPENDIX D

PERSONAL AND CONFIDENTIAL

June 21, 1999

Board of Directors
Chartwell Re Corporation
Four Stamford Plaza
107 Elm Street
Stamford, CT 06902

Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the holders (excluding Trenwick, as defined below, or any of its subsidiaries) of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Chartwell Re Corporation (the "Company") of the exchange ratio of 0.825 shares of common stock, par value $0.10 per share, of Trenwick (the "Trenwick Common Stock") to be received for each Share (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger, dated as of June 21, 1999, between Trenwick Group Inc. ("Trenwick") and the Company (the "Agreement").

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as co-managing underwriter for the Company's public offering of 3,638,655 Shares in March 1996 and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided investment banking services from time to time to Trenwick, and may provide investment banking services to Trenwick and its affiliates in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities may from time to time effect transactions and hold securities, including derivative securities, of the Company or Trenwick or their affiliates for its own account and for the accounts of customers.

     In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Shareholders and Annual Reports on Form 10-K of the Company and Trenwick for, respectively, the three and five year periods ended December 31, 1998; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Trenwick; Statutory Annual Statements filed by certain insurance subsidiaries of the Company and Trenwick with the Insurance Departments of the states under the laws of which they are respectively organized for the five years ended December 31, 1998; certain other financial information, including Annual Report and Accounts and Syndicate Quarterly Reports, of the Lloyd's syndicates managed by the Company; certain other communications from the Company and Trenwick to their respective stockholders; and certain internal financial analyses and forecasts for the Company and Trenwick prepared by their respective managements, including certain cost savings and operating synergies (the "Synergies") projected by the managements of the Company and Trenwick to result pursuant to the transactions contemplated by the Agreement. We have also held discussions with the senior management of the Company and Trenwick regarding the strategic rationale for, and potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the Trenwick Common Stock, compared certain financial and stock market information for the Company and Trenwick with similar information for certain other companies the securities of which are publicly traded, reviewed

Chartwell Re Corporation
June 21, 1999
Page  2

the financial terms of certain recent business combinations in the reinsurance industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us, including the information furnished by the Company relating to the loss and loss adjustment expense reserves and related items, and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed, with your consent, that the internal financial forecasts prepared by the managements of the Company and Trenwick, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available judgments of their respective managements. We are not actuaries and our services did not include actuarial determinations or evaluations by us or an attempt to evaluate actuarial assumptions, including those used in developing the loss and loss adjustment expense reserves. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including the loss and loss adjustment expense reserves) of the Company or Trenwick or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. In that regard, we express no opinion as to the adequacy of the loss and loss adjustment expense reserves of the Company or Trenwick or any of their respective subsidiaries. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of the Shares should vote with respect to such transaction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to such holders (excluding Trenwick or any of its subsidiaries) of the Shares.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
------------------------------------------------
(GOLDMAN, SACHS & CO.)

                                   APPENDIX E

                              TRENWICK GROUP INC.

                             1993 STOCK OPTION PLAN

     1. PURPOSE This Plan is intended to strengthen the ability of the Company and its Subsidiaries to attract and retain Qualified Employees of outstanding competence by providing them with added incentive to render high levels of performance and effective service in connection with their employment through the opportunity for common stock ownership and benefits of common stock appreciation.

     2. DEFINITIONS For the purposes of the Plan, except where the context otherwise indicates, the following definitions shall apply:

     "Board" means the Board of Directors of the Company.

     A "Change in Control" shall be deemed to have occurred at such time as:

          a. Any person within the meaning of Section 16(d) of the Securities Exchange Act of 1934, other than the Company, a subsidiary or any employee benefit plan(s) sponsored by the Company or any subsidiary, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of fifty percent (50%) or more of the Company's issued and outstanding shares of common stock, or shares of capital stock at any time issued by the Company representing fifty percent (50%) or more of the voting rights of all shares of stock issued by the Company;

          b. Individuals who constitute the Board of Directors on December 15, 1993 cease for any reason to constitute a majority at least thereof, provided that any person becoming a director subsequent to December 15, 1993, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least three quarters of the directors comprising the Board on December 15, 1993 (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such person were a member of the Board on December 15, 1993;

          c. Trenwick consolidates with, or merges with and into, any other person (other than a subsidiary of Trenwick), and Trenwick is not the continuing or surviving corporation of such consolidation or merger;

          d. Any person (other than a subsidiary of Trenwick) consolidates with, or merges with and into, Trenwick, and Trenwick is the continuing or surviving corporation of such consolidation or merger, and in connection with such consolidation or merger, all or part of the outstanding shares of common stock are changed into or exchanged for stock or other securities of any other person or cash or any other property;

          e. Trenwick sells or otherwise transfers (or one or more of its subsidiaries sells or otherwise transfers), in one transaction or in a series of related transactions, assets or earning power aggregating more than fifty percent (50%) of the assets or earning power of Trenwick and its subsidiaries (taken as a whole) to any person or persons (other than Trenwick or subsidiaries of Trenwick);

          f. Any person commences a tender offer (as defined in Rule 14d-2 as promulgated by the Securities and Exchange Commission) for fifty percent (50%) or more of Trenwick's outstanding shares of common stock.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Committee" means the Compensation Committee or any other committee designated by the Board to have administrative responsibility with respect to the Plan.

     "Common stock" means the Company's common stock, par value $0.10.

     "Company" means Trenwick Group Inc.

     "Date of Exercise" of an Option or a Stock Appreciation Right ("SAR") means the date upon which written notice thereof is received by the Company's Corporate Secretary.

     "Date of Grant" means the date Restricted Shares, an Option or any related SARs become effective under the terms of the governing Restricted Stock Agreement or Option Agreement.

     "Exercise Notice" means a written notice from an Optionee to the Company, made on a form and in a manner as the Committee may from time to time determine, pursuant to which the Optionee irrevocably elects to exercise all or any portion of an Option and irrevocably directs the Company to deliver the common stock certificate to be issued to such Optionee upon such Option exercise directly to a "broker" or "dealer" (within the meaning of Section 3 (a) of the Securities Exchange Act of 1934, as amended from time to time). An Exercise Notice must be accompanied by or contain irrevocable instructions to the broker or dealer (i) to promptly sell a sufficient number of shares of such common stock, or to loan the Optionee a sufficient amount of money, to pay the exercise price for the Options, and (ii) to promptly remit such sum to the Company upon the broker's or dealer's receipt of the certificate.

     "Fair Market Value" means the fair market value of common stock determined by the Committee.

     "Incentive Stock Option" means an Option granted as an incentive stock option as defined in Section 422A of the Code.

     "Non-Employee Director" means "non-employee director" as defined in Rule 16b-3 of the Securities and Exchange Commission, as amended from time to time.

     "Non-Qualified Stock Option" means an Option that does not qualify as an Incentive Stock Option or is so stated to be a Non-Qualified Stock Option upon issuance. The terms of the Option Agreement for a Non-Qualified Stock Option shall expressly state that the Option is a Non-Qualified Stock Option.

     "Option" means the rights granted to a Qualified Employee to purchase common stock pursuant to the terms and conditions of an Option Agreement, including both Incentive Stock Options and Non-Qualified Stock Options.

     "Option Agreement" means a written agreement (and any amendment or supplement thereto) between the Company and a Qualified Employee designating the terms and conditions of an Option, including any related SAR.

     "Optionee" means a Qualified Employee to whom an Option and any related SAR are granted.

     "Plan" means Trenwick Group Inc. 1993 Stock Option Plan.

     "Qualified Employee" means any person employed on a full-time basis by the Company or a Subsidiary whose performance, in the judgement of the Committee, could have or did have a significant effect on either (or both) the current or long-term success of the Company or a Subsidiary (or both).

     "Restricted Shares" means common stock which shall be non-transferable and subject to forfeiture to the Company until vested.

     "Restricted Stock Agreement" means a written agreement (and any amendment or supplement thereto) between the Company and a Qualified Employee evidencing the number of shares of common stock granted.

     "Stock Appreciation Right" or "SAR" means a right (which shall not exist separately from a related unexercised Option) granted to the terms and conditions of an Option Agreement to surrender an unexercised Option, or some portion of an unexercised Option, and to receive from the Company either

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

shares of common stock (valued at Fair Market Value on the Date of Exercise of the SAR), cash, or a combination thereof, equal in amount to the excess of the aggregate Fair Market Value (on the Date of Exercise of the SAR) of the shares as to which the Option is surrendered, over the aggregate Option price of such shares, subject to any limitations in Section 7. Notwithstanding any other provision of this Plan or of an Option Agreement to the contrary, in no event shall the amount payable to the Optionee upon exercise of a SAR related to an Incentive Stock Option exceed one hundred (100%) percent of the difference between the exercise price of the related Incentive Stock Option and the Fair Market Value of the common stock at the Date of Exercise of the SAR.

     "Subsidiary" means any entity of which, at the time such Subsidiary status is to be determined, at least fifty (50%) percent of the combined voting power of such entity is directly or indirectly owned or controlled by the Company.

     3. ADMINISTRATION OF THE PLAN The Plan shall be administered by the Committee (whose members shall be appointed by the Board) consisting solely of three or more members of the Board who are Non-Employee Directors. A majority of the Committee shall constitute a quorum, and all acts of the Committee must be approved by a majority (at least two) of its members.

     Subject to the provisions of the Plan, the Committee shall have authority in its sole discretion:

          (a) To interpret the provisions of the Plan and decide all questions of fact arising in its application;

          (b) To prescribe, amend and rescind rules and regulations relating to the Plan;

          (c) To determine the Qualified Employees to whom, the time or times at which, the price at which, and the extent to which Restricted Shares, Options and any SARs shall be granted based upon the nature of the services rendered or to be rendered by the persons it deems eligible, their past, present and potential contributions to the success of the Company and/or any of its Subsidiaries their other compensation from the Company or any Subsidiary, and such other factors as the Committee in its discretion shall deem relevant;

          (d) To determine, upon their issuance but not thereafter, the time when Restricted Shares are vested;

          (e) To determine, upon their issuance but not thereafter, the time or times when Options and any SARs become exercisable and the duration of the exercise period;

          (f) To determine whether any shares of common stock under any Option must be purchased before any related SAR becomes exercisable;

          (g) To prescribe and amend the form or forms of the Restricted Stock Agreement and Option Agreement;

          (h) To determine the form or forms of consideration which will be accepted by the Company from an Optionee in payment of the purchase price upon the exercise of an Option; and

          (i) To determine which Options shall be Incentive Stock Options and which Options shall be Non-Qualified Stock Options.

     The Committee's determinations of the foregoing shall be final and conclusive.

     4. ELIGIBILITY Restricted Shares, Options and any SARs may be granted under the Plan only to Qualified Employees. Any Qualified Employee may be granted and may hold more than one award of Restricted Shares, more than one Option and more than one SAR. In no event shall an Incentive Stock Option be granted to a Qualified Employee if the grant of such Incentive Stock Option would cause the aggregate Fair Market Value (on the Date of Grant) of the common stock with respect to which Incentive Stock Options are exercisable for the first time by such Qualified Employee during any calendar year (under all plans of the Company and any parent or subsidiary corporations of the Company within the meaning of Code Section 425) to exceed $100,000.

     5. SHARES AVAILABLE Subject to adjustment as provided in Section 10 hereof:

          (a) An aggregate of 1,800,000 shares of common stock will be available and reserved for issue or transfer with respect to Restricted Shares, Options or SARs granted under the Plan.

          (b) When the right to purchase shares pursuant to an Option is surrendered on exercise of a SAR, whether such right is settled in cash, common stock or a combination thereof, the aggregate number of shares covered by the related Option shall be reduced by the number of shares with respect to which the SAR was exercised, and such shares shall not be available for granting further Options and SARS.

          (c) No Qualified Employee including the Chief Executive Officer of the Company may receive more than 450,000 Restricted Shares, Options or SARs granted under the Plan.

          (d) If an Option shall terminate for any reason without having been exercised in full or surrendered on exercise of a SAR, the unpurchased and non-surrendered shares subject thereto shall become available for further Restricted Shares, Options and SARs.

          (e) In applying the limitation on the number of Restricted Shares, Options or SARs that can be received by a Qualified Employee as set forth in paragraphs (c) and (d) of this Section 5, the principles of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder, shall govern.

          (f) In the case of Options or SARs, the maximum amount of compensation payable to a Qualified Employee attributable to the exercise of Options or SARs under the Plan shall be equal to the maximum number of shares of common stock for which Options or SARs can be granted to a Qualified Employee under Section 5 hereof multiplied by the excess of the Fair Market Value of the common stock on the date of the exercise over the aggregate Option price of such shares as determined under Section 7 hereof.

     6. RESTRICTED SHARES Restricted Shares shall be granted subject to the following conditions:

          (a) The number of Restricted Shares granted to a Qualified Employee in any one calendar year shall be determined by the Committee and shall be based on a percentage of such qualified employees' salary as a group, such percentage not to exceed twenty five (25%) percent of the gross annual aggregate salaries of such employees, divided by the Fair Market Value of the Company's stock on the day prior to the Date of Grant.

          (b) Restricted Shares shall vest ratably over a five (5) year period from the Date of Grant or pursuant to such other vesting schedule as the Committee shall approve at the time of grant. The Restricted Stockholder may make provision for the payment of all or any part of any taxes which the Company is obligated to collect or withhold with respect to the vesting of Restricted Shares by (i) the delivery to the Company of full shares of common stock, valued at Fair Market Value, that have been held for at least six (6) months or (ii) by electing to have the Company withhold whole shares of common stock, valued at Fair Market Value, from the vested Restricted Shares to be delivered to the Restricted Stockholder.

          (c) Upon the occurrence of a Change in Control, subject to any limitation set forth in the Restricted Stock Agreement, all restrictions shall lapse and all Restricted Shares shall be deemed to have vested.

          (d) Forfeiture of Restricted Shares:

             (i) Restricted Shares which have not vested in the hands of the Restricted Stockholder shall be forfeited to the Company upon voluntary or involuntary termination of the Restricted Stockholder's employment with the Company for any reason;

             (ii) Notwithstanding the foregoing, upon death or disability, a Restricted Stockholder shall be considered to be vested for those Restricted Shares which would have otherwise vested in the year such death or disability occurred.

          (e) Each certificate representing shares issued to a Restricted Stockholder which have not vested shall be retained by the Company and shall bear a legend that complies with applicable law with respect to the restrictions on transferability:

          "The shares represented by this certificate are subject to restrictions on transferability imposed by that certain instrument entitled the 1993 Stock Option Plan adopted December 15, 1993 as from time to time amended which limits transferability and subjects these shares to forfeiture to Trenwick Group Inc. in certain instances."

     Nothing in the Plan or in any Restricted Stock Agreement shall in any way diminish the right of the Company or any Subsidiary to reduce the compensation or to terminate the employment of any Restricted Stockholder or Qualified Employee.

     7. OPTIONS Each Option granted shall be subject to the following conditions:

          (a) The Option price per share of common stock shall be set by the Option Agreement but shall in no instance be less than one hundred (100%) percent of the Fair Market Value on the Date of Grant with respect to any Option.

          (b) Each Option will become exercisable in part or in full on the date or dates specified in the Option Agreement.

          (c) Upon the occurrence of a Change in Control of the Company, subject to any limitation set forth in the Option Agreement, all outstanding Options shall become immediately exercisable in full.

          (d) Each Option and any related SARs shall terminate:

             (1) If the Optionee is then living, at the earliest of the following times:

                (i) ten years after the Date of Grant of the Option;

                (ii) five years after termination of employment because of retirement;

                (iii) one month after termination of employment other than termination because of retirement or through discharge for cause provided, however, that if any Option is not fully exercisable at the time of such termination of employment, such Option shall expire on the date of such termination of employment to the extent not then exercisable;

                (iv) immediately upon termination of employment through discharge for cause; or

                (v) any earlier time set forth in the Option Agreement.

             (2) If the Optionee dies while employed by the Company or any Subsidiary, or if no longer so employed, prior to termination of the entire Option under Section 7(d)(1)(ii) or (iii) hereof, one hundred and eighty (180) days after the date of death. To the extent an Option is exercisable after the death of the Optionee, it may be exercised by the person or persons to whom the Optionee's rights under the Option Agreement have passed by will or by the applicable laws of descent and distribution.

          (e) If the Optionee exercises any Option or SAR with respect to some, but not all, of the shares of common stock subject to such Option or SAR, the right to exercise such Option or SAR with respect to the remaining shares shall continue until it lapses or terminates. No Option shall be exercisable except in respect of whole shares. The exercise of an Option or SAR may be made with respect to no fewer than ten shares at one time unless fewer than ten shares remain subject to the Option or SAR.

          (f) Any exercise of an Option shall be effective on the Date of Exercise, provided the full purchase price of such shares or an effective Exercise Notice has been tendered with the notice of exercise. Payment of the purchase price upon the exercise of any Option shall be made in cash (including check, bank draft or money order), by the delivery of full shares of common stock valued at Fair Market Value (but only if such shares have been held by the Optionee for at least six (6) months), by promissory note (containing such terms and conditions as the Committee may in its discretion determine) or by any combination thereof. The Optionee may make provision for the payment of all or any part of any taxes which the Company is obligated to collect or withhold with respect to the issue or transfer of any common stock underlying an Option by (i) the delivery to the Company of full shares of common stock, valued at Fair Market Value, that have been held for at least six (6) months or (ii) electing to have the Company withhold whole shares of common stock, valued at Fair Market Value, from the shares to be delivered to the Optionee upon the exercise.

     Nothing in the Plan or in any Option Agreement shall in any way diminish the right of the Company or any Subsidiary to reduce the compensation or to terminate the employment of any Optionee or Qualified Employee.

      8. STOCK APPRECIATION RIGHTS The Committee may in its discretion grant SARs either concurrently with or subsequent to the Date of Grant of the related Option. An SAR shall be evidenced by provisions in the Option Agreement or an amendment or supplement thereto. SARs shall be subject to the following terms and conditions:

          (a) Grant. The number of shares of common stock covered by an SAR shall not exceed the number of shares of common stock covered by the related Option.

          (b) Exercise. An SAR shall be exercisable, in whole or in part, at such time or times, on the conditions and to the extent set forth in the Option Agreement but in no event will such SAR be exercisable;

             (i) At any time that the related Option is not exercisable; or

             (ii) At any time that the Fair Market Value of a share of common stock does not exceed the Option price of the related Option share.

          (c) An SAR will terminate on the same date as the related Option.

     An Optionee shall be entitled upon exercise of an SAR to receive payment in the amount described in the definition of "Stock Appreciation Right". In connection with the exercise of an SAR, the Optionee thereof may, subject to the provisions of the following paragraph, request by application to the Committee to receive payment in the form of cash, shares of common stock, or a combination thereof. However, the Committee, in its sole discretion, shall determine the form of payment.

      9. LIMITATIONS ON COMMON STOCK Any shares of common stock issued or transferred pursuant to the Plan shall not be sold, transferred or otherwise disposed of by Restricted Stockholders or Optionees except in compliance with applicable registration requirements of state and federal securities laws unless in the opinion of counsel for the Company, such sale, transfer or disposition is exempt from registration.

     10. ADJUSTMENT OF SHARES If any change is made in the common stock subject to the Plan, or subject to Restricted Shares, any Option or SAR, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, rights offerings, change in corporate structure of the Company, or otherwise, the Board in its discretion may make appropriate adjustments as to the number and type of securities subject to and reserved for issue or transfer under the Plan and, in order to prevent dilution or enlargement of the rights of Restricted Stockholders, Optionees, the number of Restricted Shares or number of Options, type and Option price of securities subject to outstanding Options and SARs.

     11. NON-TRANSFERABILITY Each share of Restricted Shares shall be nontransferable and subject to forfeiture to the Company until vested.

     No Option or SAR is transferable by the Optionee other than by will or the laws of descent and distribution, and no Option or SAR is exercisable during the Optionee's lifetime by anyone other than the Optionee.

     12. STOCKHOLDER'S RIGHTS The Restricted Stockholder shall have all rights relative to the Restricted Shares, including the right to vote and to collect dividends.

     Neither the Optionee nor the Optionee's legal representative, legatees or distributees, as the case may be, shall have any of the rights or privileges of a stockholder of the Company by virtue of the grant of an Option or SAR except with respect to any shares of common stock actually issued or transferred of record and delivered to one of the aforementioned persons.

     13. TERMINATION, SUSPENSION OR MODIFICATION OF PLAN The Board may at any time terminate, suspend or modify the Plan. No termination, suspension or modification of the Plan shall adversely affect any right acquired by any Restricted Stockholder or Optionee under the terms of Restricted Shares, Options or SARs granted before the date of such termination, suspension or modification, unless such Restricted Stockholder or Optionee shall consent thereto.

     14. GOVERNING LAWS The Plan and all rights and obligations thereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

     15. TERM Unless previously terminated by the Board, the Plan shall terminate at the close of business on December 14, 2003. No Restricted Shares, Options or SARs shall be granted after Plan termination, but such termination shall not affect any Restricted Shares, Options or SARs previously granted.

     16. APPROVAL The Plan shall become effective on December 15, 1993 but shall be subject to approval by vote of the stockholders of the Company at the 1994 Annual Meeting.

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                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The General Corporation Law of the State of Delaware authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. Article IV of the Registrant's By-laws requires indemnification of the Registrant's directors and officers to the fullest extent permitted by the Delaware Corporation Law and provides for the advancement of defense expenses provided the director or officer agrees to repay the advance if it is ultimately determined that he is not entitled to indemnification. Article IV also provides that the indemnification provided by the By-laws is not exclusive. Section 145(a) of the Delaware Corporation Law provides in general that a corporation may indemnify anyone who is or may be a party to a legal proceeding by reason of his service as a director or officer against expenses, judgments, fines and settlement payments actually and reasonably incurred if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, as to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145(b) of the Delaware Corporation Law provides similarly where the proceeding is by or in the right of the corporation to procure a judgment in its favor. Section 145(g) of the Delaware Corporation Law allows a corporation to maintain insurance on behalf of any officer or director against any liability incurred by him in such capacity, whether or not the corporation would have the power to indemnify him against such liability under law. The Registrant maintains directors and officers liability insurance in an amount aggregating $20 million.

     Each of the Registrant's directors has entered into a supplementary indemnity agreement with the Registrant which (i) confirms the indemnity set forth in the By-Laws and gives assurances that such indemnity will continue to be provided despite any By-Law changes and (ii) provides, subject to certain conditions, that the director shall be indemnified to the fullest extent permitted by law against all expenses, fines and settlement amounts incurred or paid by him in any proceeding.

     As permitted by Section 102(b)(7) of the Delaware Law, Article 12 of the Registrant's Certificate of Incorporation eliminates personal liability of any director to the Registrant and its stockholders for breach of the director's fiduciary duty of care, except where the director has breached his duty of loyalty, acted in bad faith, engaged in intentional or knowing misconduct, negligently or willfully declared an improper dividend or effected an unlawful stock purchase or redemption, or obtained an improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

 EXHIBIT
  NUMBER                         EXHIBIT DESCRIPTION
 -------                         -------------------
 2           Agreement and Plan of Merger, dated June 21, 1999, between
             Trenwick Group Inc. and Chartwell Re Corporation (included as Appendix A to the Joint Proxy Statement/Prospectus
             contained in this Registration Statement).
 3(i)        Restated Certificate of Incorporation of Trenwick Group Inc.
             with Certificates of Amendment thereto (incorporated herein by reference to Exhibit 3.1 to Trenwick Group Inc.'s
             Quarterly Report on Form 10-Q for the quarter ended June 30,
             1997 (File No. 0-14737)).
 3(ii)(a)    Certificate of Elimination amending Trenwick Group Inc.'s
             Restated Certificate of Incorporation to eliminate all
             reference to Series A Junior Participating Preferred Stock
             (incorporated herein by reference to Exhibit 3.1(a) to
             Trenwick Group Inc.'s Quarterly Report on Form 10-Q for the
             quarter ended September 30, 1997 (File No. 0-14737)).
 3(ii)(b)    Certificate of Designation amending the Restated Certificate of Incorporation of Trenwick Group Inc. to create Series B
             Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 3.2(b) to Trenwick Group Inc.'s
             Quarterly Report on Form 10-Q for the quarter ended
             September 30, 1997 (File No. 0-14737)).
 3(iii)      Trenwick Group Inc.'s By-laws (incorporated herein by
             reference to Exhibit 3 to Trenwick Group Inc.'s Form 10-Q
             for the quarter ended June 30, 1999 (File No. 0-14737)).
 4.1         See Exhibits 3(i), 3(ii)(a), 3(ii)(b) and 3(iii) for
             provisions of the Restated Certificate of Incorporation,
             Certificate of Elimination, Certificate of Designation and
             By-laws of Trenwick Group Inc. defining the rights of
             holders of common stock of Trenwick Group Inc.
 4.2         Rights Agreement, dated as of September 24, 1997 between
             Trenwick Group Inc. and First Chicago Trust Company of New
             York including, as Exhibit A thereto, a form of Rights
             Certificate (incorporated herein by reference to Exhibit 1 to Trenwick Group Inc.'s Form 8-A filed September 24, 1997
             (File No. 0-14737)).
 4.3(a)      Indenture, dated as of January 31, 1997, between The Chase
             Manhattan Bank and Trenwick Group Inc. (incorporated herein by reference to Exhibit 4.2(a) to Trenwick Group Inc.'s
             Annual Report on Form 10-K for the year ended December 31,
             1996 (File No. 0-14737)).
 4.3(b)      Amended and Restated Declaration of Trust of Trenwick
             Capital Trust I, dated as of January 31, 1997 (incorporated herein by reference to Exhibit 4.2(b) to Trenwick Group
             Inc.'s Annual Report on Form 10-K for the year ended
             December 31, 1996 (File No. 0-14737)).
 4.3(c)      Exchange Capital Securities Guarantee Agreement, dated as of
             July 25, 1997, between Trenwick Group Inc. and The Chase
             Manhattan Bank, as Trustee (incorporated herein by reference to Exhibit 4.7 to Trenwick Group Inc.'s Registration
             Statement on Form S-4 (File No. 333-28707)).
 4.4         Indenture, dated as of March 27, 1998 between Trenwick Group
             Inc. and The First National Bank of Chicago, as Trustee,
             with respect to Trenwick Group Inc.'s $75 million principal amount of 6.7% Senior Notes due April 1, 2003 (incorporated herein by reference to Exhibit 4.2 to Trenwick Group Inc.'s
             Quarterly Report on Form 10-Q for the quarter ended March
             31, 1999 (File No. 0-14737)).
 5           Opinion of Jane T. Wiznitzer, Esq., Vice President - Legal
             Affairs of Trenwick Group Inc., dated September 3, 1999
             regarding the validity of securities being offered hereby.
 8.1         Opinion of Baker & McKenzie dated September 7, 1999
             regarding certain federal income tax matters.
 8.2         Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P. dated
             September 7, 1999 regarding certain federal income tax
             matters.
10           Trenwick Group Inc. 1993 Stock Option Plan (included as
             Annex E to the Joint Proxy Statement/Prospectus contained in this Registration Statement).
11           Statement re: computation of per share earnings
             (incorporated herein by reference to Note 5 to Trenwick
             Group Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 (File No. 0-14737)).
12           Statement re: computation of ratios (incorporated herein by reference to Exhibit 12 to Trenwick Group Inc.'s Annual
             Report on Form 10-K for the year ended December 31, 1998
             (File No. 0-14737)).

 EXHIBIT
  NUMBER                         EXHIBIT DESCRIPTION
 -------                         -------------------
21           List of Subsidiaries of Trenwick Group Inc. (incorporated
             herein by reference to Exhibit 21 of Trenwick Group Inc.'s
             Annual Report on Form 10-K for the year ended December 31,
             1998 (File No. 0-14737)).
23.1         Consent of PricewaterhouseCoopers LLP.
23.2         Consent of Deloitte & Touche LLP.
23.3         Consent of Baker & McKenzie (included in Exhibit 8.1).
23.4         Consent of LeBoeuf, Lamb, Greene & MacRae L.L.P. (included in Exhibit 8.2).
23.5         Consent of Jane T. Wiznitzer, Esq., Vice President of Legal
             Affairs of Trenwick Group Inc. (included in Exhibit 5).
23.6         Consent of Donaldson, Lufkin & Jenrette Securities
             Corporation.
24           Powers of Attorney (included on Page II-4 of this
             Registration Statement).
99.1         Form of Trenwick Group Inc. Proxy (included as the
             penultimate document of this Registration Statement).
99.2         Form of Chartwell Re Corporation Proxy (included as the last document of this Registration Statement).
99.3         Stock Option Agreement, dated June 21, 1999, between
             Trenwick Group Inc. and Chartwell Re Corporation (included as Appendix B to the Joint Proxy Statement/Prospectus
             contained in this Registration Statement).
99.4         Opinion of Donaldson, Lufkin & Jenrette (included as
             Appendix C to the Joint Proxy Statement/Prospectus contained in this Registration Statement).
99.5         Opinion of Goldman, Sachs & Co. (included as Appendix D to the Joint Proxy Statement/ Prospectus contained in this
             Registration Statement).
99.6         Consent of Goldman, Sachs & Co.

     (b) Financial Statement Schedules

     All financial statement schedules of the Registrant and Chartwell which are required to be included herein are included in the Annual Report of the Registrant on Form 10-K for the year ended December 31, 1998 (File No. 0-14737) or the Annual Report of Chartwell on Form 10-K for the year ended December 31, 1998 (File No. 1-12502), respectively, which are incorporated herein by reference.

     (c) The opinions of Donaldson, Lufkin & Jenrette Securities Corporation and Goldman, Sachs & Co. are included as Appendices C and D, respectively, to the Joint Proxy Statement/Prospectus contained in this Registration Statement.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the effective Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (d) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 3rd day of September, 1999.

                                          TRENWICK GROUP INC.

                                          By:   /s/ JAMES F. BILLETT, JR.
                                            ------------------------------------
                                             James F. Billett, Jr., Chairman of
                                                the Board, President and Chief
                                                      Executive Officer

                            ------------------------

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Power of Attorney has been signed by the following persons in the capacities and on the dates indicated. By so signing, each of the undersigned, in his capacity as a director of Trenwick Group Inc. (the "Registrant"), does hereby appoint James F. Billett, Jr. and Alan L. Hunte, and each of them severally, his true and lawful attorneys or attorney to execute in his name, place and stead, in his capacity as a director of the Registrant, this Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the "SEC"), and any and all amendments to said Registration Statement and all instruments necessary or incidental in connection therewith, and to file the same with the SEC. Each of said attorneys shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in his capacity as a director of the Registrant, every act whatsoever requisite or necessary to be done in the premises as fully and to all intents and purposes as each of the undersigned might or could do in person, hereby ratifying and approving the acts of said attorneys and each of them.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                   TITLE                       DATE
                   ---------                                   -----                       ----

           /s/ JAMES F. BILLETT, JR.              Chairman of the Board, President  September 3, 1999
------------------------------------------------    and Chief Executive Officer
             James F. Billett, Jr.                  and Director (Principal
                                                    Executive Officer)

               /s/ ALAN L. HUNTE                  Vice President, and Treasurer     September 3, 1999
------------------------------------------------    (Principal Financial Officer
                 Alan L. Hunte                      and Accounting Officer)

             /s/ W. MARSTON BECKER                Director                          September 3, 1999
------------------------------------------------
               W. Marston Becker

              /s/ ANTHONY S. BROWN                Director                          September 3, 1999
------------------------------------------------
                Anthony S. Brown

                 /s/ NEIL DUNN                    Director                          September 3, 1999
------------------------------------------------
                   Neil Dunn

                   SIGNATURE                                   TITLE                       DATE
                   ---------                                   -----                       ----

             /s/ P. ANTHONY JACOBS                Director                          September 3, 1999
------------------------------------------------
               P. Anthony Jacobs

             /s/ JOSEPH D. SARGENT                Director                          September 3, 1999
------------------------------------------------
               Joseph D. Sargent

            /s/ FREDERICK D. WATKINS              Director                          September 3, 1999
------------------------------------------------
              Frederick D. Watkins

             /s/ STEPHEN R. WILCOX                Director                          September 3, 1999
------------------------------------------------
               Stephen R. Wilcox

                              TRENWICK GROUP INC.
                 PROXY SOLICITED ON BEHALF OF THE MANAGEMENT OF
         TRENWICK GROUP INC. FOR THE SPECIAL MEETING OF STOCKHOLDERS ON
                                OCTOBER 7, 1999

     The undersigned hereby constitutes and appoints James F. Billett, Jr. and
W. Marston Becker, and each of them, his/her true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Special Meeting of Stockholders of Trenwick Group Inc. to be held on October 7, 1999 at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870 at 9:00 a.m., local time, and at any postponement or adjournment thereof on all matters coming before the meeting.

                                                COMMENTS: (Change of Address)

                                                --------------------------------

                                                --------------------------------

                                                --------------------------------
                                                (If you have written in the
                                                above space, please mark the
                                                corresponding box on the reverse
                                                side of this card.)

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxy holders cannot vote your shares unless you sign and return this card.

[X] PLEASE MARK YOUR VOTE AS IN THIS EXAMPLE.

    This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.

1. To adopt the merger agreement between Trenwick Group Inc. and Chartwell Re Corporation and approve the merger and the related issuance of Trenwick common stock to Chartwell stockholders in completion of the merger.
                  [ ] FOR         [ ] AGAINST        [ ] ABSTAIN
2. To approve an amendment to Trenwick's 1993 Stock Option Plan to increase the number of shares of common stock authorized for issuance under the plan effective upon the merger of Trenwick and Chartwell.
                  [ ] FOR         [ ] AGAINST        [ ] ABSTAIN

SIGNATURE(S) --------------------------------------------- DATE ----------, 1999

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Change of Address/Comments on Reverse Side [ ]

                            CHARTWELL RE CORPORATION
                 PROXY SOLICITED ON BEHALF OF THE MANAGEMENT OF
      CHARTWELL RE CORPORATION FOR THE SPECIAL MEETING OF STOCKHOLDERS ON
                                OCTOBER 7, 1999

     The undersigned hereby constitutes and appoints Richard E. Cole and Steven
J. Bensinger, and each of them, his/her true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Special Meeting of Stockholders of Chartwell Re Corporation to be held on October 7, 1999 at Four Stamford Plaza, 107 Elm Street, 15th Floor, Stamford, Connecticut 06902 at 9:00 a.m., local time, and at any postponement or adjournment thereof on all matters coming before the meeting.

                                                COMMENTS: (Change of Address)

                                                --------------------------------

                                                --------------------------------

                                                --------------------------------
                                                (If you have written in the
                                                above space, please mark the
                                                corresponding box on the reverse
                                                side of this card.)

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxy holders cannot vote your shares unless you sign and return this card.

[X] PLEASE MARK YOUR VOTE AS IN THIS EXAMPLE.

    This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR the following
Proposal:

    To adopt the merger agreement between Trenwick Group Inc. and Chartwell Re Corporation and approve the merger.

                  [ ] FOR         [ ] AGAINST        [ ] ABSTAIN

SIGNATURE(S) --------------------------------------------- DATE ----------, 1999

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Change of Address/Comments on Reverse Side [ ]

                                 EXHIBIT INDEX

 EXHIBIT
  NUMBER                         EXHIBIT DESCRIPTION
 -------                         -------------------
 2           Agreement and Plan of Merger, dated June 21, 1999, between
             Trenwick Group Inc. and Chartwell Re Corporation (included as Appendix A to the Joint Proxy Statement/Prospectus
             contained in this Registration Statement).
 3(i)        Restated Certificate of Incorporation of Trenwick Group Inc.
             with Certificates of Amendment thereto (incorporated herein by reference to Exhibit 3.1 to Trenwick Group Inc.'s
             Quarterly Report on Form 10-Q for the quarter ended June 30,
             1997 (File No. 0-14737)).
 3(ii)(a)    Certificate of Elimination amending Trenwick Group Inc.'s
             Restated Certificate of Incorporation to eliminate all
             reference to Series A Junior Participating Preferred Stock
             (incorporated herein by reference to Exhibit 3.1(a) to
             Trenwick Group Inc.'s Quarterly Report on Form 10-Q for the
             quarter ended September 30, 1997 (File No. 0-14737)).
 3(ii)(b)    Certificate of Designation amending the Restated Certificate of Incorporation of Trenwick Group Inc. to create Series B
             Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 3.2(b) to Trenwick Group Inc.'s
             Quarterly Report on Form 10-Q for the quarter ended
             September 30, 1997 (File No. 0-14737)).
 3(iii)      Trenwick Group Inc.'s By-laws (incorporated herein by
             reference to Exhibit 3 to Trenwick Group Inc.'s Form 10-Q
             for the quarter ended June 30, 1999 (File No. 0-14737)).
 4.1         See Exhibits 3(i), 3(ii)(a), 3(ii)(b) and 3(iii) for
             provisions of the Restated Certificate of Incorporation,
             Certificate of Elimination, Certificate of Designation and
             By-laws of Trenwick Group Inc. defining the rights of
             holders of common stock of Trenwick Group Inc.
 4.2         Rights Agreement, dated as of September 24, 1997 between
             Trenwick Group Inc. and First Chicago Trust Company of New
             York including, as Exhibit A thereto, a form of Rights
             Certificate (incorporated herein by reference to Exhibit 1 to Trenwick Group Inc.'s Form 8-A filed September 24, 1997
             (File No. 0-14737)).
 4.3(a)      Indenture, dated as of January 31, 1997, between The Chase
             Manhattan Bank and Trenwick Group Inc. (incorporated herein by reference to Exhibit 4.2(a) to Trenwick Group Inc.'s
             Annual Report on Form 10-K for the year ended December 31,
             1996 (File No. 0-14737)).
 4.3(b)      Amended and Restated Declaration of Trust of Trenwick
             Capital Trust I, dated as of January 31, 1997 (incorporated herein by reference to Exhibit 4.2(b) to Trenwick Group
             Inc.'s Annual Report on Form 10-K for the year ended
             December 31, 1996 (File No. 0-14737)).
 4.3(c)      Exchange Capital Securities Guarantee Agreement, dated as of
             July 25, 1997, between Trenwick Group Inc. and The Chase
             Manhattan Bank, as Trustee (incorporated herein by reference to Exhibit 4.7 to Trenwick Group Inc.'s Registration
             Statement on Form S-4 (File No. 333-28707)).
 4.4         Indenture, dated as of March 27, 1998 between Trenwick Group
             Inc. and The First National Bank of Chicago, as Trustee,
             with respect to Trenwick Group Inc.'s $75 million principal amount of 6.7% Senior Notes due April 1, 2003 (incorporated herein by reference to Exhibit 4.2 to Trenwick Group Inc.'s
             Quarterly Report on Form 10-Q for the quarter ended March
             31, 1999 (File No. 0-14737)).
 5           Opinion of Jane T. Wiznitzer, Esq., Vice President-Legal
             Affairs of Trenwick Group Inc., dated September 3, 1999
             regarding the validity of securities being offered hereby.
 8.1         Opinion of Baker & McKenzie dated September 7, 1999
             regarding certain federal income tax matters.
 8.2         Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P. dated
             September 7, 1999 regarding certain federal income tax
             matters.
10           Trenwick Group Inc. 1993 Stock Option Plan (included as
             Annex E to the Joint Proxy Statement/Prospectus contained in this Registration Statement).
11           Statement re: computation of per share earnings
             (incorporated herein by reference to Note 5 to Trenwick
             Group Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 (File No. 0-14737)).
12           Statement re: computation of ratios (incorporated herein by reference to Exhibit 12 to Trenwick Group Inc.'s Annual
             Report on Form 10-K for the year ended December 31, 1998
             (File No. 0-14737)).

 EXHIBIT
  NUMBER                         EXHIBIT DESCRIPTION
 -------                         -------------------
21           List of Subsidiaries of Trenwick Group Inc. (incorporated
             herein by reference to Exhibit 21 of Trenwick Group Inc.'s
             Annual Report on Form 10-K for the year ended December 31,
             1998 (File No. 0-14737)).
23.1         Consent of PricewaterhouseCoopers LLP.
23.2         Consent of Deloitte & Touche LLP.
23.3         Consent of Baker & McKenzie (included in Exhibit 8.1).
23.4         Consent of LeBoeuf, Lamb, Greene & MacRae L.L.P. (included in Exhibit 8.2).
23.5         Consent of Jane T. Wiznitzer, Esq., Vice President of Legal
             Affairs of Trenwick Group Inc. (included in Exhibit 5).
23.6         Consent of Donaldson, Lufkin & Jenrette Securities
             Corporation.
24           Powers of Attorney (included on Page II-4 of this
             Registration Statement).
99.1         Form of Trenwick Group Inc. Proxy (included as the
             penultimate document of this Registration Statement).
99.2         Form of Chartwell Re Corporation Proxy (included as the last document of this Registration Statement).
99.3         Stock Option Agreement, dated June 21, 1999, between
             Trenwick Group Inc. and Chartwell Re Corporation (included as Appendix B to the Joint Proxy Statement/Prospectus
             contained in this Registration Statement).
99.4         Opinion of Donaldson, Lufkin & Jenrette (included as
             Appendix C to the Joint Proxy Statement/Prospectus contained in this Registration Statement).
99.5         Opinion of Goldman, Sachs & Co. (included as Appendix D to the Joint Proxy Statement/ Prospectus contained in this
             Registration Statement).
99.6         Consent of Goldman, Sachs & Co.